Form 10-K, Exhibit 13
COMMUNITY BANKS INC /PA/
filed 1995-03-30
CIK 714710

Community Banks, Inc. and Subsidiaries
MARKET FOR THE HOLDING COMPANY'S COMMON STOCK
AND RELATED SECURITIES HOLDER MATTERS


The shares of Community Banks, Inc. are traded on the NASDAQ National Market System and are transferred through local and regional brokerage houses. The Holding Company has approximately 1,086 shareholders as of February 14, 1995. The following table sets forth the high and low prices within the knowledge of management of Community Banks, Inc. at which the Capital Stock has been transferred during the periods indicated. The table is based solely upon transactions known to management of the Holding Company and represents a portion of the actual transfers of Capital Stock during the periods in question.





                      			 Price Per Share                       Price Per Share
1994                      Low     High      1993                   Low    High

First Quarter.............$35.25  $37.25    First Quarter..........$23.75 $25.50
Second Quarter............ 34.38   37.00    Second Quarter......... 24.00  30.00
Third Quarter............. 32.00   35.75    Third Quarter.......... 27.75  32.00
Fourth Quarter............ 22.75   33.50    Fourth Quarter......... 32.00  37.00




Holders of the Capital Stock of the Holding Company are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore. Community Banks, Inc. has paid cash dividends per share of Common Stock during the last five years as follows: 1990-$0.44, 1991-$0.44, 1992-$0.54, 1993-$0.62 and 1994-$0.70. The market prices listed above are based on historical market quotations and have not been restated for the issuance ofstock dividends.







Community Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
At December 31, 1994 and 1993
(dollars in thousands except per share data)
                                                        								   1994               1993


ASSETS

Cash and due from banks..........................                $ 12,152         $  9,626
Interest-bearing time deposits in other banks....                     645              576
Investment securities, held to maturity
  (market value of $87,248 as of
  December 31, 1993).............................                    ---            84,668
Investment securities, available for sale (market
  value of $99,249 and $17,531 as of December
  31, 1994 and December 31, 1993, respectively)..                  99,249           16,708
Loans............................................                 190,792          167,421
Less:  Unearned income...........................                  (8,522)          (7,389)
       Allowance for loan losses.................                  (2,069)          (1,837)
       Net loans.................................                 180,201          158,195
Premises and equipment, net......................                   6,589            5,851
Goodwill.........................................                   1,629            1,871
Other real estate owned..........................                     338              366
Loans held for sale..............................                      35            4,096
Accrued interest receivable and other assets.....                   6,283            2,766
  Total assets...................................                $307,121         $284,723
                                                        								 ========         ========
LIABILITIES

Deposits:
  Demand.........................................                $ 24,343         $ 18,586
  Savings........................................                 115,104          107,791
  Time...........................................                 108,593          108,754
  Time in denominations of $100,000 or more......                   8,072            8,161
  Total deposits.................................                 256,112          243,292
Short-term borrowings............................                  11,709            1,205
Long-term debt...................................                   7,000            9,000
Accrued interest payable and other liabilities...                   1,933            1,692
Subordinated capital notes.......................                      15               31
  Total liabilities..............................                 276,769          255,220

STOCKHOLDERS' EQUITY

Preferred stock, no par value;
  500,000 shares authorized;
  no shares issued and outstanding...............                    ---              ---
Common stock, $5.00 par value; 5,000,000 shares
  authorized; 2,027,918 and 1,682,234 shares
  issued in 1994 and 1993, respectively..........                  10,140            8,411
Surplus..........................................                   9,839            9,740
Retained earnings................................                  12,443           11,405
Net unrealized loss on investment securities
  available for sale.............................                  (2,017)            ---
Less:  Treasury stock of 2,651
  shares at cost.................................                     (53)             (53)
  Total stockholders' equity.....................                  30,352           29,503
  Total liabilities and stockholders' equity.....                $307,121         $284,723
                                                        								 ========         ========

The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 1994, 1993, and 1992
(dollars in thousands except per share data)

								                                                           1994              1993              1992
Interest Income:
  Interest and fees on loans.......................              $14,975           $14,177           $14,669
  Interest and dividends on investment securities:
     Taxable.......................................                4,490             4,613             4,708
     Exempt from federal income tax................                1,867             1,792             1,612
  Other interest income............................                   67               102                62
     Total interest income.........................               21,399            20,684            21,051


Interest expense:
  Interest on deposits:
     Savings.......................................                2,537             2,621             3,138
     Time..........................................                5,028             5,486             6,190
     Time in denominations of $100,000 or more.....                  397               409               485
  Interest on short-term borrowings and
   long-term debt..................................                  525               489               235
  Interest on subordinated capital notes...........                    2                 4                 5
     Total interest expense........................                8,489             9,009            10,053
     Net interest income...........................               12,910            11,675            10,998
Provision for loan losses..........................                  462               702               683
     Net interest income after provision for
       loan losses.................................               12,448            10,973            10,315


Other income:
  Trust department income..........................                  180               207               181
  Service charges on deposit accounts..............                  687               597               584
  Other service charges, commissions and fees......                  237               209               204
  Investment security gains (losses)...............                  395               154                (3)
  Income on insurance premiums.....................                  396               414               398
  Gains on mortgage sales..........................                  210               933               601
  Other income.....................................                  177               174               193
     Total other income............................                2,282             2,688             2,158


Other expenses:
  Salaries and employee benefits..................                 4,267             3,858             3,563
  Net occupancy expense...........................                 1,301             1,102               994
  Operating expenses of insurance subsidiary......                   282               357               289
  Other operating expense.........................                 3,430             3,139             2,957
     Total other expenses.........................                 9,280             8,456             7,803
     Income before income taxes...................                 5,450             5,205             4,670
Provision for income taxes........................                 1,288             1,289             1,179
     Net income...................................               $ 4,162           $ 3,916           $ 3,491
                                                        								 =======           =======           =======

Fully diluted earnings per share (based on average
  shares outstanding)...........................<F1>             $  2.03           $  1.92           $  1.73
                                                        								 =======           =======           =======


<F1>  Earnings per share have been restated to include a 20% stock dividend effective November 29, 1994.

The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
For the Years Ended December 31, 1994, 1993, and 1992
(dollars in thousands except per share data)

														                                                                                                       Total
						                                                  Common             Retained     Valuation     Treasury    Stockholders'
                                              				      Stock      Surplus Earnings     Allowance        Stock       Equity
Balance, December 31, 1991..........................    $ 6,635  $ 8,142  $ 9,523                      $(39)      $24,261
Net income for 1992.................................                        3,491                                   3,491
Cash dividends ($0.54 per share)....................                       (1,078)                                 (1,078)
20% stock dividend (additional 264,948 shares)......      1,325            (1,325)
5% stock dividend (additional 79,059 shares)........        395    1,472   (1,867)
Purchase of treasury stock (additional 780 shares)..                                                    (14)          (14)
Issuance of additional 983 shares...................          5       10                                               15
Valuation allowance on marketable securities........                           28                                      28
Balance, December 31, 1992..........................      8,360    9,624    8,772                       (53)       26,703
Net income for 1993.................................                        3,916                                   3,916
Cash dividends ($0.62 per share)....................                       (1,257)                                 (1,257)
Issuance of additional 10,187 shares................         51      116      (26)                                    141
Balance, December 31, 1993..........................      8,411    9,740   11,405                       (53)       29,503
Net income for 1994.................................                        4,162                                   4,162
Cash dividends ($0.70 per share)....................                       (1,425)                                 (1,425)
20% stock dividend (additional 337,248 shares)......      1,686            (1,686)
Issuance of additional 8,436 shares.................         43       99      (13)                                    129
Valuation allowance on investment seucrities,
   available for sale...............................                                   $(2,017)                    (2,017)
Balance, December 31, 1994..........................    $10,140   $9,839  $12,443      $(2,017)        $(53)      $30,352
                                                 							=======   ======  =======      =======         ====       =======





Per share data for all periods has been restated to reflect stock dividends.



The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1994, 1993, and 1992
(in thousands)

                                                       								   1994              1993             1992
Operating Activities:
  Net income..............................................       $ 4,162           $ 3,916           $ 3,491
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Provision for loan losses............................           462               702               683
     Provision for depreciation and amortization..........           716               625               586
     Amortization of goodwill.............................           242               241               241
     Investment security losses (gains)...................          (395)             (154)                3
     Gains on mortgage sales..............................          (210)             (933)             (601)
     Decrease (increase) in other assets..................        (2,450)           (3,396)            1,428
     Increase (decrease) in accrued interest payable
      and other liabilities...............................           241              (384)              409
	Net cash provided by operating activities.........                2,768               617             6,240

Investing Activities:
  Net decrease (increase) in interest-bearing time
   deposits in other banks................................           (69)             (201)               83
  Proceeds from sales of investment
   securities.............................................           892               298                52
  Proceeds from maturities of investment securities.......        17,513            22,580            28,552
  Purchases of investment securities......................       (18,939)          (23,866)          (53,563)
  Proceeds from sales of loans............................        10,975            25,092            23,626
  Net increase in total loans.............................       (29,172)          (34,004)          (22,649)
  Purchases of premises and equipment.....................        (1,454)           (1,235)           (1,630)
	Net cash used in investing activities.............              (20,254)          (11,336)          (25,529)

Financing Activities:
  Net increase in total deposits..........................        12,820             7,695            17,440
  Net increase (decrease) in short-term borrowings........        10,504               330            (1,538)
  Net increase (decrease) in long-term debt...............        (2,000)            2,000             7,000
  Repayment of subordinated capital notes.................           (16)              (15)              (16)
  Cash dividends..........................................        (1,425)           (1,257)           (1,078)
  Purchase of treasury stock..............................          ---               ---                (14)
  Proceeds from issuance of common stock..................           129               141                15
	Net cash provided by financing activities.........               20,012             8,894            21,809

	Increase (decrease) in cash and cash equivalents..                2,526            (1,825)            2,520

Cash and cash equivalents at beginning of year............         9,626            11,451             8,931
Cash and cash equivalents at end of year..................       $12,152           $ 9,626           $11,451
                                                        								 =======           =======           =======

The accompanying notes are an integral part of the consolidated financial statements.

1. Organization and Basis of Presentation:



	Community Banks, Inc. (Corporation) is a bank holding company whose wholly-owned subsidiaries include Community Banks, N.A.
(CBNA), Community Banks Investments, Inc. (CBI) and Community
Banks Life Insurance Company (CBLIC). All significant intercompany transactions have been eliminated.



2. Summary of Significant Accounting Policies:



	The more significant accounting policies of the Corporation are:

Investment Securities:

	At January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). This statement requires enterprises to classify debt and equity securities as either "held-to-maturity," "available-for-sale," or "trading." Investments for which management has the intent, and the corporation has the ability, to hold to maturity are carried at the lower of cost or market adjusted for amortization of premium and accretion of discount. Amortization and accretion are calculated principally on the interest method. Securities bought and held primarily for the purpose of selling them in the near term are classified as "trading" and reported at fair value. Changes in unrealized gains and losses on "trading" securities are recognized in the Consolidated Statements of Income. At December 31, 1994, there were no securities identified as "trading." All other securities are classified as "available-for-sale" and reported at fair value. Changes in unrealized gains and losses for "available-for-sale" securities, net of applicable taxes, are recorded as a component of shareholder's equity.

	Securities classified as "available-for-sale" include investments management intends to use as part of its asset/liability management strategy, and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors. Realized gains and losses on the sale of securities are recognized using the specific identification method and are included in Other Income in the Consolidated Statements of Income.

Allowance for Loan Losses:

	The allowance for loan loss is based on those factors which, in management's judgement, deserve current recognition in estimating possible loan losses, including past loan loss experience and changes in: a) economic conditions prevailing in the Corporation's geographic lending area; b) character and size of the loan portfolio; and c) overall credit-worthiness of borrowers as monitored through delinquency analysis and loan reviews.

Premises and Equipment:

	Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized. Gain or loss on retirement or disposal of individual assets is recorded as income or expense in the period of retirement or disposal.

Goodwill:

	Goodwill which represents the excess of purchase price, including acquisition costs over the fair market value of net assets acquired under the purchase method of accounting is amortized on a straight line basis over 15 years.

Pension Plan:

	The Corporation has a noncontributory defined benefit pension plan covering substantially all employees. Pension costs are funded currently subject to the full funding limitation imposed under federal income tax regulations.

Income Taxes:

In 1992, the Company elected the early adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (see Note 10). The cumulative effect of this change did not have a material effect on reported income for 1992.

Interest Income on Loans:

	Interest income on commercial, consumer, and mortgage loans is recorded on the interest method. Nonaccrual loans are those on which the accrual of interest has ceased and where all previously accrued and unpaid interest is reversed. Loans, other than consumer loans, are placed on nonaccrual status when principal or interest is past due 90 days or more and the collateral may be inadequate to recover principal and interest, or immediately, if in the opinion of management, full collection is doubtful. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income. Subsequent cash payments received either are applied to the outstanding principal balance or recorded as interest income, depending upon management's assessment of the ultimate collectibility of principal and interest. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

Other Real Estate Owned:

	Real estate acquired through foreclosure is carried at the lower of the recorded amount of the loan for which the foreclosed property previously served as collateral or the current appraised value of the property. Prior to foreclosure, the recorded amount of the loan is written down, if necessary, to the appraised value of the real estate to be acquired by charging the allowance for loan losses. During 1994, 1993, and 1992 non-cash transactions related to real estate acquired through foreclosure totalled $322,000, $646,000, and $134,000, respectively.

	Subsequent to foreclosure, gains or losses on the sale of and losses on the periodic revaluation of real estate acquired through foreclosure are credited or charged to noninterest expense. Costs of maintaining and operating foreclosed property are expensed as incurred. Expenditures to improve foreclosed properties are capitalized only if expected to be recovered;
otherwise, they are expensed.

Statement of Cash Flows:

	Cash and cash equivalents included cash and due from banks and federal funds sold. The Corporation made cash payments of $1,276,000, $1,268,000, and $1,229,000, and $8,545,000,
$9,085,000, and $10,156,000 for income taxes and interest, respectively, in 1994, 1993, and 1992.

Earnings Per Common Share:

	Net income per share is computed based upon the weighted average shares of common stock outstanding which amounted to 2,053,475, 2,040,911, and 2,014,381 shares for the years ended
December 31, 1994, 1993, and 1992, respectively.

3. Investment Securities:

	 The amortized cost and market value of investment securities at December 31, 1994 and 1993 are as follows:



									                                                                               December 31
									                                                                       1994                  1993
								                                                               Amortized  Market     Amortized  Market
                                                             								    Cost       Value      Cost       Value
                                                                									               (IN THOUSANDS)
U.S. Treasury securities and obligations of U.S.
 government corporations and agencies                                  $18,807    $17,832     $4,192     $4,312
Mortgage-backed U.S. government agencies                                43,926     41,900     58,764     59,444
Obligations of states and political subdivisions                        33,185     32,733     32,216     33,805
Corporate securities                                                     3,518      3,499      3,370      3,570
Equity securities                                                        2,869      3,285      2,834      3,648

Total                                                                 $102,305    $99,249   $101,376   $104,779

	 Investment securities available for sale at December 31, 1993, consisted of mortgage-backed U.S.
	 government agencies with amortized costs and market values of $15,454,000 and $15,463,000,
	 respectively, and equity securities with amortized costs and market values of $1,254,000 and
	 $2,068,000, respectively.

	 The amortized cost and market value of all investment securities at December 31, 1994 are as follows:
						                                                                		    Gross      Gross
                                                						       Amortized    Unrealized Unrealized Market
                                                 						       Cost         Gains      Losses     Value
                                                                 								    (IN THOUSANDS)
U.S. government corporations and agencies                   $18,807         $3      ($978)   $17,832
Mortgage-backed U.S. government agencies                     43,926         86     (2,112)    41,900
Obligations of states and political subdivisions             33,185        263       (715)    32,733
Corporate securities                                          3,518         54        (73)     3,499
Equity securities                                             2,869        416          0      3,285

	 Total                                                    $102,305       $822    ($3,878)   $99,249

	 The amortized cost and market value of all investment securities at December 31, 1994, by
	 contractual maturity, are shown below.  Expected maturities will differ from contractual maturities
	 because borrowers may have the right to call or prepay obligations with or without call or
	 prepayment penalties.

                                                						       Amortized     Market
                                                  						       Cost         Value
				                                                          			 (IN THOUSANDS)
Due in one year or less                                      $3,542     $3,555
Due after one year through five years                        15,960     15,584
Due after five years through ten years                       32,575     31,532
Due after ten years                                           3,433      3,393
                                                 							     55,510     54,064
Mortgage-backed securities                                   43,926     41,900
Equity securities                                             2,869      3,285

                                                 							   $102,305    $99,249

	 No sales of investments in debt securities occurred in 1994.

	 At December 31, 1994 and 1993, investment securities with carrying amounts of approximately
	 $25,548,000 and $19,109,000 respectively, are pledged to collateralize public deposits and for
	 other purposes as provided by law.

	 Effective January 1, 1994, the Corporation adopted the provisions of Statement of Financial
	 Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities",
	 which requires the Corporation to reflect securities available and held for sale at fair value on the
	 balance sheet.  Upon adoption, the Corporation classified all investments held at January 1, 1994,
	 as available for sale and recorded the increase to fair value as a separate component of equity.
	 The increase recorded to stockholders' equity at January 1,1994 was $2,246,000, net of applicable
	 income taxes.

4. Loans:

	 The composition of loans outstanding by lending classification is as follows:

					                                                           			December 31
							                                                       1994       1993
                                                      							     (IN THOUSANDS)
Commercial, financial and agricultural                      $31,227    $26,990
Real-estate-construction                                      3,354      1,573
Real-estate-mortgage                                        103,851     89,116
Personal installment                                         46,342     43,193
Other                                                         6,018      6,549

                                                 							   $190,792   $167,421

	 Loans held for resale amounted to $35,000 and $4,096,000 at December 31, 1994 and 1993,
	 respectively.

5. Allowance for Loan Losses:

	 The following is an analysis of the allowance for loan losses:

                                   					     December 31
                                   					1994      1993         1992
                                 					     (IN THOUSANDS)
Balance, January 1                    $1,837    $1,589       $1,467
Provision for loan losses                462       702          683
Loan charge-offs                        (577)     (687)        (735)
Recoveries                               347       233          174

Balance, December 31                  $2,069    $1,837       $1,589

6. Premises and Equipment:

	 Premises and equipment are comprised of the following:

							                                                         	December 31
						                                                	       1994       1993
                                                        								(IN THOUSANDS)
Banking premises                                             $7,547     $6,350
Furniture and fixtures                                        5,633      5,097
Leasehold improvements                                           72         26
                                                 							     13,252     11,473
Less accumulated depreciation and amortization               (6,663)    (5,622)

                                                 							     $6,589     $5,851

	 Depreciation expense charged to operations amounted to approximately $716,000,
	 $619,000, and $562,000 in 1994, 1993, and 1992, respectively.

7. Short-Term Borrowings and Long-Term Debt:

	 Short-term borrowings consist of the following:
									                                                                   December 31
									                                                                1994       1993
                                                             									       (IN THOUSANDS)
Federal funds purchased, 6.61% and 3.25% in 1994
and 1993 respectively                                                  $11,025       $450
Treasury tax and loan note option account,
3.54% and 2.75% in 1994 and 1993, respectively                             684        755

                                                        								       $11,709     $1,205

	 Interest incurred on short-term borrowings amounted to $115,000, $29,000 and $88,000
	 for the years ended December 31, 1994, 1993, and 1992, respectively.

	 At December 31, 1994, long-term debt consists of long-term advances from the FHLB of
	 Pittsburgh of $7,000,000.  The long-term advance is for a period of five years and is
	 due to mature in March, 1998.  Monthly payments of interest are required at a fixed
	 rate, presently 5.24%, with principal due at maturity.  Interest on long-term debt
	 amounted to $411,000 and $460,000 for the years ended December 31, 1994 and 1993,
	 respectively.

	 Maturities on long term debt at December 31, 1994 are as follows:

		     1995          4,000,000
		     1998          3,000,000

8. Subordinated Capital Notes:

	Subordinated capital notes at December 31, 1994 and 1993 bear interest at 11% and mature annually at $15,000 through February
4, 1995 and are subordinated to depositors and certain other creditors.

9. Pension Plan:

	 The following table sets forth the pension plan's funded status at and for the years ended December
	 31, 1994, 1993,  and 1992.

										                                                                         1994       1993       1992
                                                                  											             (IN THOUSANDS)
Actuarial present value of benefit obligations:
   Accumulated benefit obligations, including vested
    benefits of  $1,903, $1,652, and $1,327, respectively                          $1,915     $1,661     $1,345

Projected benefit obligation for service rendered to date                           2,780      2,516      1,983
Plan assets at fair value, primarily listed stocks, corporate, and U.S. bonds       2,550      2,403      2,122

Plan assets in excess of (less than) projected benefit obligations                   (230)      (113)       139

Unrecognized net loss from past experience different from that
   assumed and effects of changes in assumptions                                      791        528        153
Unrecognized net asset being recognized over 17 years                                 (63)       (71)       (80)

Prepaid pension costs                                                                $498       $344       $212
Net pension cost for 1994,  1993, and 1992 included the following components:
Service cost                                                                          159        128        120
Interest cost                                                                         175        147        132
Actual return on plan assets                                                          (29)      (116)      (159)
Net amortization and deferral                                                        (181)       (86)       (20)

Net pension cost                                                                     $124        $73        $73

	 The weighted average discount rate used in determining the actuarial present value of
	 the projected benefit obligation was 7.25% for 1994, 7.25% for 1993 and 7.75% for 1992.
	 The increase in future compensation levels used in determining the actuarial present
	 value of the benefit obligation was 5.0% in 1994, 5.0% in 1993 and 5.5% in 1992.  The
	 expected long-term rate of return on assets was 9.00% in 1994, 1993,  and 1992.

10. Income Taxes:

	 The provision for income taxes consists of the following:
                           					1994      1993         1992
					                                 (IN THOUSANDS)
	 Current                      $1,365    $1,334       $1,203
	 Deferred                        (77)      (45)         (24)

                      				      $1,288    $1,289       $1,179

	 As discussed in Note 2, the Corporation adopted the provisions of SFAS No. 109 effective
	 January 1, 1992.  This change, treated as a cumulative effect, did not have a material
	 effect on reported income for 1992.

	 The components of the net deferred tax asset (liability) as of December 31, 1994, 1993,
	 and 1992 were as follows:
                                                							       1994       1993       1992
								                                                        (IN THOUSANDS)
Deferred tax assets:
Loan loss provision                                            $514       $466       $382
Non-accrual loan interest income                                104         62         48
Loan origination fees                                            25         21         18
Net unrealized loss on marketable securities                  1,039          0          0
Miscellaneous                                                    84         49         48
   Total deferred tax assets                                  1,766        598        496

Deferred tax liabilities:
Depreciation                                                    482        476        484
Accretion of discount                                           104         81         55
Pension expense                                                 145        116         71
Miscellaneous                                                     1          7         13
   Total deferred tax liability                                 732        680        623

   Net deferred asset (liability)                            $1,034       ($82)     ($127)

	 There were no valuation allowances recorded against deferred tax assets as of December
	 31, 1994, and December 31, 1993, as management expects to realize all deferred tax
	 assets in future years.



	 The significant components of the deferred tax benefit in 1994, 1993, and 1992 were as
	 follows:

                                         						  1994         1993       1992
						                                                     (IN THOUSANDS)
Loan origination fees                               $4          ($4)       $17
Accretion of discount                               23           26         20
Loan loss provision                                (48)         (84)       (42)
Non-Accrual loan interest income                   (42)         (14)       (21)
Depreciation expense                                (6)          (8)        (7)
Pension expense                                     29           45         30
Lease financing                                     (7)          (7)        (7)
Miscellaneous                                      (30)           1        (14)

Total deferred taxes                              ($77)        ($45)      ($24)

	 Income tax provisions (benefits) related to securities gains and losses were $134,000,
	 $52,000 and $(1,000) for the years ended December 31, 1994, 1993, and 1992, respectively.


	 The provision for income taxes differs from the amounts derived from applying the
	 statutory federal tax rate of 34%.

                                                 							       1994       1993       1992
								                                                            (IN THOUSANDS)
Computed "expected" tax provision                            $1,853     $1,769     $1,588
Effect of tax-exempt municipal bond and loan
interest, net of interest expense disallowance                 (634)      (591)      (541)
Goodwill amortization                                            82         82         82
Other, net                                                      (13)        29         50

Total provision for income taxes                             $1,288     $1,289     $1,179



11. Stock Options, Preferred Stock, and Common Stock:

	 The Corporation has adopted a Long Term Incentive Plan. Under the plan, awards in the form of Incentive Stock Options, Nonqualified Stock Options or Stock Appreciation Rights may be granted to certain Executive Officers and other key employees selected by a committee of the Board of Directors. The price at which common stock can be purchased pursuant to the exercise of options cannot be less than 100% in the case of Incentive Stock Options and 80% in the case of Nonqualified Stock Options, of the fair market value of the common stock on the date of the grant of the option. Options are exercisable starting one year from the date of grant to the extent of 20.0% to 33.3% a year on a cumulative basis and expire no later than ten years after the date of grant. Incentive stock options issued under the plan totalled 22,800, 21,350, 18,250, 17,750, and 18,000 in 1994,
	 1993, 1992, 1991, and 1990, respectively.

	 The following is a summary of transactions under the plan:

					                                    Shares    Shares       Option
					                                    Under     Available    Price Per
                               					     Option    For Option   Share
	 Balance, December 31, 1991             49,250      150,750

	 Options granted                        18,250      (18,250)    $11.97
	 Options exercised                        (983)           0     $16.07
	 Options cancelled or expired           (1,400)       1,400

	 Balance, December 31, 1992             65,117      133,900

	 Options granted                        21,350      (21,350)    $20.00
	 Options exercised                     (11,921)           0     $15.56
	 Options cancelled or expired             (250)         250

	 Balance, December 31, 1993             74,296      112,800

	 Options granted                        22,800      (22,800)    $29.77
	 Options exercised                      (9,098)           0     $16.82
	 Options cancelled or expired           (1,550)       1,550

	 Balance, December 31, 1994             86,448       91,550 $11.65-29.77

	 The Corporation has authorized 500,000 shares of no par preferred stock.  No such shares
	 were issued or outstanding at December 31, 1994 and 1993.

12. Related Parties:

	 Certain directors and their business affiliates (defined as the beneficial ownership of
	 at least a 10 percent interest), executive officers and their families are indebted to
	 Community Banks, N.A.  At December 31, 1994, 1993, and 1992, loans to these persons and
	 their business affiliates amounted to $3,890,000, $4,292,000, and $4,853,000,
	 respectively.

	 In the opinion of management, such loans are consistent with sound banking practices and
	 are within applicable regulatory lending limitations.


						                                    1994         1993       1992
                                  						       (IN THOUSANDS)
	 Balance beginning of period            $4,292       $4,853     $5,085
	 Additions                                 624           83        512
	 Amounts collected                      (1,026)        (644)      (744)
	 Amounts written off                         0            0          0

	 Balance end of period                  $3,890       $4,292     $4,853


13. Condensed Financial Information of Community Banks, Inc. (Parent only):

                                                       									  1994       1993
Condensed Balance Sheets:                                         (IN THOUSANDS)
	 Cash and investments                                             $347       $218
	 Investment in Community Banks, N.A.                            27,592     27,602
	 Investment in nonbank subsidiaries                              2,413      1,683
	 Total assets                                                  $30,352    $29,503

	 Stockholders' equity                                           30,352     29,503
	 Total liabilities and stockholders' equity                    $30,352    $29,503

                                                              									  1994       1993       1992
Condensed Statements of Income:                                                (IN THOUSANDS)
Dividends from:
  Community Banks, N.A.                                                 $1,425     $1,257     $1,078
  Nonbank subsidiaries                                                       0          0          0
Income before equity in undistributed earnings of
subsidiaries                                                             1,425      1,257      1,078
Equity in undistributed earnings of:
  Community Banks, N.A.                                                  2,275      2,537      2,279
  Nonbank subsidiaries                                                     462        122        134
                                                               									 2,737      2,659      2,413

Net income                                                              $4,162     $3,916     $3,491

                                                              									  1994       1993       1992
Condensed Statements of Cash Flows:                                            (IN THOUSANDS)
Operating activities:
Net income                                                              $4,162     $3,916     $3,491
	 Adjustments to reconcile net cash provided by
	 operating activities:
	 Undistributed earnings of:
			  Community Banks, N.A.                                              (2,275)    (2,537)    (2,279)
			  Nonbank subsidiaries                                                 (462)      (122)      (134)
	 Other liabilities                                                          0          0          0
	 Net cash provided by operating activities                              1,425      1,257      1,078
Investing activities:
	 Additional investment in nonbank subsidiaries                              0          0          0
	 Net cash used in investment activities                                     0          0          0
Financing Activities:
	 Proceeds from issuance of common stock                                   129        141          0
			  Dividends paid                                                     (1,425)    (1,257)    (1,078)
	 Net cash used by financing activities                                 (1,296)    (1,116)    (1,078)
	 Net change in  cash and cash equivalents                                 129        141          0
	 Cash and cash equivalents at beginning of year                           218         77         77
	 Cash and cash equivalents at end of year                                $347       $218        $77


14. Dividend Restrictions:



	CBNA is subject to legal limitations as to the amount of dividends that can be paid to its shareholder (the Corporation).
 The approval of certain banking regulatory authorities is required if the total of all dividends declared by the bank exceeds limits as defined by the regulatory authorities. CBNA could declare dividends in 1995 without regulatory approval of $5,473,000 plus an additional amount equal to the banks' retained net profits in 1995 up to the date of any dividend declaration.



15. Financial Instruments with Off-Balance Sheet Risk:



	The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate loans and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statement of condition. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.



	The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for loan commitments and standby letters of credit is represented by the contractual amount of these instruments. The
Corporation uses the same credit policies as it does for on-balance sheet instruments.



	Financial instruments with off-balance sheet risk at December 31, 1994, are as follows:



	Contract or Notional Amount

	(in thousands)

	Financial instruments whose contract amounts represent credit risk:

	Commitments to originate loans                      $13,550
	Unused lines of credit                              $10,403
	Standby letters of credit                              $985
	Unadvanced portions of construction loans              $277






	Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Lines of credit are similar to commitments as they have fixed expiration dates and are driven by certain criteria contained within the loan agreement. Lines of credit normally do not extend beyond a period of one year. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the borrower.



	Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

16. Quarterly Results of Operations (Unaudited):

	 The following is a summary of the quarterly results of operations for the years ended December
	 31,1994 and 1993:

			  --------------------------------Three Months Ended------------------------------------
						                                     1994                               1993
                      			  Mar. 31  June 30   Sept. 30  Dec. 31      Mar. 31    June 30    Sept. 30   Dec. 31
					                                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Interest income             $5,034    $5,222    $5,454       $5,689     $5,261     $5,183     $5,129     $5,111
Interest expense             2,073     2,094     2,113        2,209      2,320      2,253      2,252      2,184
Net interest income          2,961     3,128     3,341        3,480      2,941      2,930      2,877      2,927
Provision for loan losses       75       159       159           69        174        174        174        180
Net interest income
after provision for
loan losses:                 2,886     2,969     3,182        3,411      2,767      2,756      2,703      2,747
Other income                   368       428       447          434        382        414        411        394
Investment security            161       160        59           15        135         10         (7)        16
gains (losses)
Gains on mortgage sales        149         2        31           28        161        239        266        267
Other expenses               2,241     2,277     2,330        2,432      2,065      2,146      2,029      2,216
Income before income taxes   1,323     1,282     1,389        1,456      1,380      1,273      1,344      1,208
Income taxes                   298       302       326          362        329        325        337        298

Net income                  $1,025      $980    $1,063       $1,094     $1,051       $948     $1,007       $910

Fully diluted earnings       $0.50     $0.48     $0.52        $0.53      $0.52      $0.47      $0.49      $0.44
per share
Dividends per share         $0.167    $0.167    $0.167       $0.200     $0.146     $0.156     $0.156     $0.167

Per share data has been restated to include a 20% stock dividend effective November 29, 1994.

17. Fair Values of Financial Instruments:



	In December 1991, the Financial Accounting Standards Board released SFAS No. 107, Disclosures about Fair Value of Financial Instruments, which requires disclosure of the fair value of all financial instruments. The FASB previously released SFAS No.
105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, which required similar disclosures relating to off-balance-sheet financing.

	The following methodologies and assumptions were used by the Corporation to estimate its fair value disclosures:



Cash, interest-bearing time deposits, and federal funds sold:

	The carrying values for cash, interest-bearing time deposits, and federal funds sold equal those assets' fair values.



Investment securities:

	Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.



Loans:

	For variable-rate loans that reprice frequently with no significant change in credit risk, fair value equals carrying value. The fair values for fixed-rate residential mortgage loans, consumer loans, commercial, and commercial real estate loans are estimated by discounting the future cash flows using comparable current rates at which similar loans would be made to borrowers at similar credit risk. The carrying value of accrued interest adjusted for credit risk equals its fair value. The fair value of loans held for sale is based on quoted market prices for similar loans sold in securitization transactions.



Deposit liabilities:

	The fair values of demand and savings deposits equal their carrying values. Statement 107 prohibits adjusting such fair value for any value from retaining those deposit relationships in the future. That component, known as a deposit intangible, is not considered in the value disclosed nor is it recorded in the balance sheet. The carrying values for variable rate money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using rates currently offered for similar deposits.



Short-term borrowings:

	The fair values of short-term borrowings approximate their carrying values.



Long-term borrowings:

	The fair values of the Corporation's long-term borrowings are estimated using discounted cash flow analyses, based on rates available to the Corporation for similar types of borrowings.



Off-balance-sheet instruments:

	Fair values for the Corporation's off-balance-sheet instruments (guarantees and commitments) are based on fees currently charged to enter similar agreements and the counterparties' credit standing.


	 The following table summarizes the carrying values and fair values of financial instruments at
	 December 31, 1994 and 1993:




							    December 31,
				                                           		  1994                    1993
					                                          Carrying  Fair         Carrying   Fair
					                                          Value     Value        Value      Value
                                                  						       (IN THOUSANDS)
Financial assets:
Cash, interest-bearing time
deposits, and federal funds sold               $12,797      $12,797    $10,202    $10,202
Investment securities                           99,249       99,249    101,376    104,779
Loans, net of unearned income                  182,270      178,797    160,032    162,880
Less: Allowance for loan losses                 (2,069)           0     (1,837)         0
      Net Loans                                180,201      178,797    158,195    162,880
Loans held for sale                                 35           35      4,096      4,179

      Total                                   $292,282     $290,878   $273,869   $282,040

Financial liabilities:
Deposits                                      $256,112     $254,914   $243,292   $245,993
Short-term borrowings                           11,709       11,709      1,205      1,205
Long-term debt                                   7,000        6,668      9,000      9,095
Subordinated capital notes                          15           15         31         33

      Total                                   $274,836     $273,306   $253,528   $256,326

Off-balance-sheet financial instruments:
Commitments to originate loans                 $13,550      $13,550    $11,001    $11,001
Unused lines of credit                          10,403       10,403      9,002      9,002
Standby letters of credit                          935          935        806        806
Unadvanced portions of construction loans          277          277      1,710      1,710

      Total                                    $25,165      $25,165    $22,519    $22,519


REPORT OF INDEPENDENT ACCOUNTANTS



Board of Directors and Shareholders
Community Banks, Inc.
Millersburg, Pennsylvania





	We have audited the accompanying consolidated balance sheets of Community Banks, Inc. and subsidiaries (Corporation) as of December 31, 1994 and 1993 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December
31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

	We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

	In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Banks, Inc. and subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

	As discussed in Note 2 to the consolidated financial statements, the Corporation has adopted Statement of Financial
Accounting Standards No. 115, "Accounting for Certain
Investments in Debt and Equity Securities," effective January 1,
1994.



							/S/  COOPERS & LYBRAND, L.L.P.



One South Market Square
Harrisburg, PA 17101
January 13, 1995


Community Banks, Inc. and Subsidiaries
MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Management's discussion of financial condition and results of operations is based on the selected financial data listed below and should be read in conjunction with the Consolidated Financial Statements and Notes thereto.


FINANCIAL HIGHLIGHTS                             1994              1993              1992              1991              1990
						       (dollars in thousands except per share data)
Balance Sheet Data
Total assets........................         $307,121           $284,723          $272,297         $246,560           $233,578
Loans (net of unearned income and
  allowance for loan losses)........          180,201            158,195           149,052          150,111            144,790
Deposits............................          256,112            243,292           235,597          218,157            205,869
Shareholders' equity................           30,352             29,503            26,703           24,261             22,472

Earnings Data
Net interest income.................           12,910             11,675            10,998            9,753              8,476
Provision for loan losses...........              462                702               683              737                662
Other income........................            2,282              2,688             2,158            1,468              1,353
Other expense.......................            9,280              8,456             7,803            7,281              6,301
Net income..........................            4,162              3,916             3,491            2,529              2,190

Per Share Data
Net income..........................             2.03               1.92              1.73             1.27               1.09
Cash dividends......................              .70                .62               .54              .44                .44
Book value..........................            14.99              14.64             13.33            12.11              11.22
Average shares outstanding..........        2,053,475          2,040,911         2,014,381        2,003,032          2,003,032







































Community Banks, Inc. and Subsidiaries
AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS
Income and Rates on a Tax Equivalent Basis (b) for the
Years Ended December 31, 1994, 1993, and 1992 (dollars in thousands)


				                                    	1994                            1993                                1992
						                                                 Average                             Average                        Average
				                                     	Interest      Rates              Interest         Rates              Interest      Rates
			                            Average    Income/      Earned/  Average    Income/         Earned/  Average    Income/     Earned/
                       			    Balance(c) Expense(a)   Paid(a)  Balance(c) Expense(a)      Paid(a)  Balance(c) Expense(a)   Paid(a)
Assets:
Cash and due from banks...   $  9,862                         $  8,146                            $  8,068
Interest-bearing deposits in
    other banks*............    1,357    $    29      2.14%      1,307    $    29         2.22%        553    $    17         3.07%
  Investment securities:
  Taxable*..................   71,048      4,490      6.32      68,540      4,613         6.73      61,604      4,708         7.64
  Tax-exempt* (b)...........   33,223      2,829      8.52      28,971      2,715         9.37      24,104      2,442        10.13
    Total investment
      securities............  104,271                           97,511                              85,708
  Federal funds sold*.......    1,081         38      3.52       2,454         73         2.97       1,442         45         3.12
  Loans, net of unearned
    income* (b).............  170,945     15,037      8.80     159,976     14,213         8.88     152,049     14,712         9.68
  Less allowance for loans
    losses..................   (1,991)                          (1,783)                             (1,556)
    Net loans...............  168,954                          158,193                             150,493
  Premises, equipment and
    other assets............   12,790                           10,549                               9,988
    Total assets............  298,315    $22,423              $278,160    $21,643                 $256,252    $21,924

Liabilities:
  Demand deposits...........   21,452                           18,033                              17,226
  Savings deposits..........  116,334      2,537      2.18     103,932      2,621         2.52      91,419      3,138         3.43
  Time deposits:
  $100,000 or greater.......    8,573                            8,049                               8,317
    Other...................  108,438                          107,922                             106,197
    Total time deposits.....  117,011      5,425      4.64     115,971      5,895         5.08     114,514      6,675         5.83
    Total time and savings
      deposits..............  233,345                          219,903                             205,933
  Short-term borrowings.....    2,626        115      4.38       1,116         29         2.60       2,476         88         3.55
  Long-term debt............    7,871        410      5.21       9,014        460         5.10       3,057        147         4.81
 Accrued interest, taxes and
   other liabilities........    2,477                            1,789                               1,859
  Subordinated capital notes       17          2     11.00          32          4        11.00          48          5        11.00
    Total liabilities.......  267,788                          249,887                             230,599
Stockholders' Equity........   30,527                           28,273                              25,653
    Total liabilities and
     stockholders' equity...  $298,315    $ 8,489              $278,160    $ 9,009                 $256,252    $10,053

  Total earning assets......  $277,654                         $261,248                            $239,752
  Interest income to earning
    assets..................                         8.08%                               8.28%                               9.14%
  Interest expense to
    earning assets .........                         3.06                                3.45                                4.19
      Effective interest
	differential........                     $13,934    5.02%                 $12,634       4.83%                 $11,871       4.95%
  Average effective rate
    paid on interest-bearing
    liabilities.............                         3.48%                               3.92%                               4.75%


  *Indicates earning asset. (a) Amortization of net deferred fees included in interest income and rate calculation. (b) Interest income on all tax-exempt securities and loans have been adjusted to tax equivalent basis utilizing a federal income tax rate of 34%. (c) Averages are a combination of monthly and daily averages.




Community Banks, Inc. and Subsidiaries
Management's Discussion of Financial Condition and Results of Operations
Rate/Volume Analysis (a)
For the Years Ended December 31, 1994 and 1993
(in thousands)


						                                            1994 vs 1993                        1993 vs 1992
                                  					      Volume   Rate     Total             Volume   Rate     Total

 Increase (decrease) in interest income:
  Loans...................................   $  948   $(124)   $  824            $  748  $(1,247)  $ (499)
  Investment securities:

    Taxable...............................      165    (288)     (123)              499     (594)     (95)
    Tax-exempt............................      375    (261)      114               466     (193)     273
       Total..............................      540    (549)       (9)            1,713   (2,034)    (321)
  Federal funds sold......................      (46)     11       (35)               30       (2)      28
  Interest-bearing deposits in other
   banks..................................        1      (1)        0                18       (6)      12

     Total................................    1,443    (663)      780             1,761   (2,042)    (281)


 Increase (decrease) in interest expense:
  Savings deposits........................      292    (376)      (84)              390     (907)    (517)
  Time deposits...........................       52    (522)     (470)               84     (864)     780
  Short-term borrowings...................       57      29        86               (39)     (20)     (59)
  Long-term debt and capital notes........      (61)      9       (52)              289       23      312
     Total................................      340    (860)     (520)              724   (1,768)  (1,044)
  Increase (decrease) in effective
   interest differential..................   $1,103   $ 197    $1,300            $1,037   $ (274)  $  763

(a) Table shows approximate effect on the effective interest differential of volume and rate changes for the years
1994 and 1993. The effect of a change in average volume has been determined by applying the average yield or rate in the earlier period to the change in average volume during the period. The effect of a change in rate has been determined by applying the change in rate during the period to the average volume of the prior period. Any resulting unallocated amount was allocated ratably between the volume and rate components. Nonaccrual loans have been included in the average volume of each period. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

	  Community Banks, Inc. and Subsidiaries
	  MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF
	  OPERATIONS


	  The earnings of Community Banks, Inc. are derived exclusively from the operations of its wholly owned subsidiaries; Community Banks, N.A.; Community Banks Investments, Inc.; and Community Banks Life Insurance Co.

	  Net income was $2.03 per share in 1994 compared to $1.92 per share in 1993, and $1.73 in 1992. Net income per share in 1994 was 5.7% more than net income per share in 1993 and 17.3% more than net income per share in 1992.

	  Net Interest Income:

	  The primary determinant of Community Banks, Inc. net income is net interest income. This is the income which remains after deducting from the total income generated by earning assets the interest expense applicable to funds required to support the earning assets.

	  Interest income increased $715,000 or 3.5% in 1994, compared to decreases of $367,000 or 1.7% in 1993, and $1,049,000 or 4.9% in
	  1992. Interest and fees on loans increased $798,000 or 5.6% in 1994. This was a volume related change caused by an increase in average balances of $10,969,000 or 6.9%. The decrease of $48,000 or 0.7% in interest and dividends on investment securities was rate-related. The average balance of tax-exempt securities increased $4,252,000 or 14.7% in 1994 which resulted in an increase in tax-exempt interest income. Factors contributing to the 1993 change included a rate-related decrease in interest and fees on loans of $492,000 and a volume-related increase of $85,000 in interest and dividends on investment securities. Two primary factors contributing to the 1992 decrease in total interest income were a decrease of $1,596,000 in loan interest and an increase of $526,000 in interest and dividends on investment securities.

	  Interest expense decreased $520,000 or 5.8% in 1994, $1,044,000 or 10.4% in 1993, and $2,339,000 or 18.9% in 1992. Material
	  factors affecting the 1994 decrease were decreases of $84,000 or 3.2% in savings interest expense and $470,000 or 8.0% in total time deposit interest expense. These declines were slightly offset by an increase of $36,000 in interest expense of short-term borrowings and long-term debt. Although the average balances of savings accounts increased $12,402,000 or 11.9%, this increase was more than offset by the decline in the interest rate of these deposits. The decline in time deposit interest expense in 1994 was also rate-related. Material factors affecting the 1993 decrease were decreases of $517,000 in savings interest expense and $780,000 in time deposit interest expense. The primary cause of the decline in total interest expense in 1992 was a general decline in interest rates which more than offset the increase in total average interest-bearing liabilities.

	  Average interest-bearing deposits represented 91.6% of average total deposits in 1994 compared to 92.4% in 1993 and 92.3% in 1992.

	  Net interest income increased $1,235,000 or 10.6% in 1994, compared to $677,000 or 6.2% in 1993 and $1,245,000 or 12.8% in
	  1992. Average earning assets increased $16,406,000 or 6.3% compared to $21,496,000 or 9.0% in 1993 and $14,785,000 or 6.6%
	  in 1992. Average interest-bearing liabilities increased $13,794,000 or 6.0% in 1994 compared to $18,551,000 or 8.8% in
	  1993 and $11,603,000 or 5.8% in 1992.

	  Net Interest Income Margin:

	  Net interest income margin for 1994 was 5.02% compared to 4.83% in 1993 and 4.95% in 1992. Interest income to earning assets declined from 8.28% in 1993 to 8.08% in 1994. Interest expense to earning assets also decreased from 3.45% to 3.06%. Interest rates applicable to earning assets and interest-bearing liabilities (with the exception of the interest rates applicable to Fed funds sold, short-term debt, long-term debt, and subordinated capital notes) declined in 1994. Similar declines occurred in 1993 and 1992.

	  Provision for Loan Losses:

	  Net loan charge-offs for 1994 were $230,000 compared to $454,000 in 1993 and $561,000 in 1992. The provision for loan losses charged to income was $462,000 in 1994 compared to $702,000 in 1993 and $683,000 in 1992. Total non-performing loans approximated $1,158,000, $1,122,000, and $1,551,000 as of
	  December 31, 1994, 1993, and 1992, respectively. Total delinquencies as a percentage of total loans approximated 3.9%, 4.9%, and 4.9% at December 31, 1994, 1993, and 1992,
	  respectively.

	  Other Income and Other Expenses:

	  Other income net of security gains decreased $647,000 or 25.5% in 1994 compared to increases of $373,000 or 17.3% in 1993 and $355,000 or 19.7% in 1992. Most notable was the decrease in gains on sales of mortgages in the secondary market in 1994. These sales were composed of only fixed-rate real estate loans extended specifically for resale. The market value of every loan of this type equalled or exceeded its carrying value at year ends 1994 and 1993. Management determines at the time the loan is made as to whether the loan is held for sale or portfolio. Increases in gains on sales of mortgages in the secondary market contributed to the 1993 and 1992 increases. These sales were also composed only of fixed-rate real estate loans extended specifically for resale. The net increases in securities gains in 1994 resulted from the recognition of gross gains of $395,000. No losses were recognized in 1994.

	  Other expense increased $824,000 or 9.7% in 1994 compared to $653,000 or 8.4% in 1993, and $522,000 or 7.2% in 1992.
	  Increases of $409,000 or 10.6% in salaries and employee benefits and $199,000 or 18.1% in net occupancy expense affected the 1994 increase. Contributing to these increases was the opening of two new banking offices. Increases of $295,000 or 8.3% in salaries and benefits and $108,000 or 10.9% in occupancy expense affected the 1993 increase. Affecting the 1992 change was an increase of $335,000 or 10.4% in salaries and employee benefits and $66,000 or 15.4% in F.D.I.C. insurance premiums.

	  Although the provision for income taxes essentially remained unchanged from 1993 to 1994, the relationship to pre-tax income declined slightly due in part to additional tax-free income. Similar changes occurred in 1993. Materially affecting the significant increase in the provision for income taxes in 1992 was a decline in the relationship of tax-free income to pre-tax income from 52.4% in 1991 to 36.1% in 1992. In 1992, the
	  Corporation elected the early adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements of tax returns. The cumulative effect of this change did not have a material impact on reported income for 1992, 1993, or 1994.

	  These factors contributed to increases in net income for 1994 and 1993 of $246,000 or 6.3% and $425,000 or 12.2%, respectively.

	  Balance Sheet Data:

	  Earning assets represented 92.4% of total assets at year-end 1994 compared to 93.5% at year-end 1993. Changes in the composition of earning assets reflect management's attempt to respond to fluctuating loan demand and corresponding policies relating to liquidity and asset/liability management.

	  The book value of investment securities exceeded market value by $3,056,000 at December 31, 1994. The corporation owned no securities below investment grade at year-end 1994. In response to the various discussions among the authoritative accounting bodies on classification of investment securities and the appropriate definitions of Held for Investment, Available for Sale and Trading Accounts, management has studied the investment portfolio during the quarter ended December 31, 1992. As a result, management revised the Corporation's investment policy and classified certain investments as available for sale. If management has the intent and the Corporation has the ability at the time of purchase to hold securities until maturity or on a long-term basis, securities are classified as investments and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at the lower of cost or market value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. At December 31, 1994, management classified investment securities with book and market values of $102,305,000 and $99,249,000 respectively, as available for sale. Gross unrealized gains and losses relating to investment securities were $822,000 and $3,878,000, respectively, at year-end, 1994. No securities were considered held for sale or for trading purposes at December 31, 1994 and December 31, 1993. Effective January 1, 1994, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires the Corporation to reflect securities available and held for sale at fair value on the balance sheet. Upon adoption, the Corporation classified all investments held at January 1, 1994, as available for sale and recorded the increase to fair value as a separate component of equity. The increase recorded to stockholders' equity at January 1, 1994 was $2,246,000, net of applicable income taxes. The net decrease charged to equity at December 31, 1994 was $2,017,000. These fluctuations are deemed to be temporary in nature and result from changes in interest rates.Management believes that this action is necessary to provide for proper administration of the investment portfolio and can be accommodated by the capitalization of the Corporation.

	  Net loans increased 13.9% from December 31, 1993 to December 31, 1994. Commercial, real estate, and personal and other loans increased 15.7%, 10.3%, and 10.7%, respectively, during the period.

	  The following table sets forth information regarding nonaccrual loans, other real estate owned, and loans which are 90 days or more delinquent but accruing interest at the dates indicated.


						                                       December 31
                           					  1994    1993   1992   1991   1990
					                                   (dollars in thousands)

	  Nonaccrual loans...........  $  832  $  918  $  680 $  429 $  260

	  Other real estate owned.....    338     366     145    631    290
	  Accruing loans contractually
	   past due 90 days or more...    326     204     871    922    853


	      Total................... $1,496  $1,488  $1,696 $1,982 $1,403
			                     	       ======= ======  ====== ====== ======


	   Ratio of nonaccrual loans,
	   other real estate owned,
	   and accruing loans contractu-
	   ally past due 90 days or
	   more to total assets........   .49%   .52%    .62%   .80%   .60%



	  Management has instituted procedures for performing periodic reviews of its loans to identify risks in the loan portfolio. As a result of these periodic reviews, problem loans and potential problem loans are identified and the likelihood of collectibility is assessed. Based upon the results of these reviews, which also consider other pertinent data, management determines an appropriate allowance for loan losses. Other relevant factors include past loss experience, current economic conditions, and the growth and composition of the loan portfolio. The allowances for loan losses is maintained at a level believed by management to be adequate to absorb potential losses in the respective portfolios. The allowance for loan losses to loans net of unearned income approximated 1.14%,1.15%, 1.05%, .97%, and .89%, at year-end, 1994, 1993, 1992, 1991, and 1990, respectively.

	  At December 31, 1994, management is not aware of any loans or lending relationships that are expected to deteriorate in the next year. In addition, the Corporation is not aware of any significant environmental liability related to real estate owned or in-foreclosure procedures.

	  The increase of $738,000 or 12.6% in premises and equipment was materially impacted by the previously noted new banking locations and renovations. Goodwill is being amortized over fifteen years. The decrease in loans held for sale reflects the demand experienced for this product in 1994. Affecting the increase of $3,517,000 in accrued interest receivable and other assets were increases in accrued interest receivable of $328,000 and deferred taxes related to the previously noted SFAS No. 115 adjustment of $1,039,000. The net deferred tax asset at December 31, 1994 is expected to be realized through available carrybacks and expected future taxable income. Also affecting accrued interest receivable and other assets during 1994 was the purchase of life insurance policies on the lives of six executive officers. The cash surrender value of these policies approximated $1,756,000 at December 31, 1994.

	  Total deposits increased $12,820,000 or 5.3% in 1994. Total deposits other than time deposits of $100,000 or more increased 5.5%. It is not management's general policy to bid aggressively for funds. To complement deposit growth, management chose to borrow $11,025,000 in short-term Fed Funds at December 31, 1994.

	  Liquidity:

	  The primary functions of asset/liability management are the assurance of adequate liquidity and maintenance of an appropriate balance between interest-sensitive earning assets and interest-bearing liabilities. Liquidity management refers to the ability to meet the cash flow requirements of depositors and borrowers.

	  A continuous review of net liquid assets is conducted to assure appropriate cash flow to meet needs and obligations in a timely manner.

	  The Corporation's primary funding requirement is loan demand. The loan demand is primarily funded through deposit growth. Generally, any deposit growth not used in funding loan demand is invested in short-term, interest-bearing deposits or longer term investments. These short-term investments and shorter term investment portfolio securities are a source of liquidity to fund loan demand.

	  For the years ended December 31, 1994, 1993 and 1992, financing activities provided cash of $20,012,000, $8,894,000, and $21,809,000, respectively. Deposits accounted for the largest portion of this funding source amounting to $12,820,000, $7,695,000 and $17,440,000 for the years ended December 31, 1994,
	  1993 and 1992, respectively.

	  Net cash used in investing activities totalled $20,254,000, $11,336,000, and $25,529,000 for the years ended December 31, 1994, 1993 and 1992, respectively. The primary uses of funds in 1994 were purchases of investment securities of $18,939,000 and increases in loans of $29,172,000. The primary uses of funds in 1993 were also purchases of investment securities of $23,866,000 and increases in loans of $34,004,000. Similar uses of funds occurred in 1992. In each of the years ended December 31, 1994, 1993 and 1992, investment securities purchased exceeded the proceeds from sales and maturities of securities, resulting in a net increase in investment securities.

	  Forward Outlook:

	  Management anticipates increased loan demand in 1995 and will continue to carefully evaluate the demand based on the credit-worthiness of the borrower and the relative strength of the economy in the Corporation's market.

	  Effects on Inflation:

	  All business enterprises are affected by the constantly changing economic environment. Changes in the economy, however, affect the banking industry differently than other industries. A bank's assets and liabilities are primarily monetary in nature and values are established without regard to future price changes.

	  Also, banks, unlike industrial corporations are not required to provide for large capital expenditures in the form of premises, equipment and inventory. Interest rate changes and the actions of the Federal Reserve Board have a greater impact on a bank's operations than do the effects of inflation. Although occasional deviations may occur, it is management's policy to generally maintain rate-sensitive assets at a level approximating rate-sensitive liabilities. Based on a one-year parameter, this relationship approximated 87% at December 31, 1994.

	  Accordingly, management anticipates that any additional decrease in interest rates will positively impact earnings of the Corporation. Conversely, management may not be able to increase rates on certain earning assets as rapidly as those of interest-bearing liabilities if a significant increase in interest rates would occur. This may result in a decline in the net interest margin of the Corporation.

	  Capital Strength:

	  The current economic and regulatory environment has placed an increased emphasis on capital strength. Risk-based capital guidelines recognize the relative degree of credit risk associated with various assets by setting lower capital requirements for some assets which clearly have less credit risk than others. Capital guidelines require banks to hold 4% Tier 1 and 8% Total Risk-based capital. Following is a summary of significant capital ratios at the dates indicated.

					  Regulatory     December 31,
					    Minimum    1994       1993
						    (dollars in thousands)


	       Core (Tier 1) Capital          ---     $30,740   $27,632

	       Leverage ratio (A)             4.0%     10.1%      9.7%

	       Risk-based Capital Ratios:

	       Tier 1 capital ratio (B)       4.0%     15.4%     15.2%

	       Total risk-based capital
		       ratio (C)                     8.0%     17.2%     16.9%


	       (A) Core capital divided by total assets less intangible assets.

	       (B) Core capital divided by year-end risk-adjusted assets, as defined by risk-based capital guidelines.

	       (C) Total capital divided by risk-adjusted assets, as defined by risk-based guidelines.

	  As shown by the table, the Bank's capital ratios exceeded regulatory minimums in 1994 and 1993. The core capital ratio increased from 15.2% to 15.4%, and the total capital ratio increased from 17.2% to 16.1%, well above the regulatory minimums of 4.0% for core and 8.0% for total capital. These changes were impacted by the Corporation's retention of earnings during the year.