Form 10-K, Exhibit 13
period 1995-12-31
COMMUNITY BANKS INC /PA/
filed 1996-03-15
CIK 714710

Community Banks, Inc. and Subsidiaries
MARKET FOR THE HOLDING COMPANY'S COMMON STOCK AND RELATED SECURITIES
			  HOLDER MATTERS


The shares of Community Banks, Inc. are traded on the NASDAQ Small-Cap Market and are transferred through local and regional brokerage houses. The Holding Company has approximately 1,404 shareholders as of February 14, 1996. The following table sets forth the high and low prices within the knowledge of management of Community Banks, Inc. at which the Capital Stock has been transferred during the periods indicated. The table is based solely upon transactions known to management of the Holding Company and represents a portion of the actual transfers of Capital Stock during the periods in question.




			 Price Per Share                         Price Per Share
1995                      Low     High     1994                   Low     High

First Quarter.............$23.75  $26.00   First Quarter..........$35.25  $37.25
Second Quarter............ 25.25   26.75   Second Quarter......... 34.38   37.00
Third Quarter............. 25.25   26.75   Third Quarter.......... 32.00   35.75
Fourth Quarter............ 25.44   27.25   Fourth Quarter......... 22.75   33.50


Holders of the Capital Stock of the Holding Company are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore. Community Banks, Inc. has paid cash dividends per share of Common Stock during the last five years as follows:
1991-$0.44, 1992-$0.54, 1993-$0.62, 1994-$0.70, and 1995-$0.80.  The market prices listed above are based on historical market quotations and have not been restated for the issuance of stock dividends. The Corporation declared a 20% stock dividend during the fourth quarter of 1994.


Community Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
At December 31, 1995 and 1994
(dollars in thousands except per share data)
 .                                             						  1995               1994

ASSETS
Cash and due from banks..........................       $ 12,985          $ 12,152
Interest-bearing time deposits in other banks....            434               645
Investment securities, available for sale (market
  value).........................................         87,539            99,249
Loans............................................        216,052           190,792
Less:  Unearned income...........................        (11,067)           (8,522)
       Allowance for loan losses.................         (2,280)           (2,069)
       Net loans.................................        202,705           180,201
Premises and equipment, net......................          7,333             6,589
Goodwill.........................................          1,388             1,629
Other real estate owned..........................            302               338
Loans held for sale..............................          2,206                35
Accrued interest receivable and other assets.....          5,489             6,283
  Total assets...................................       $320,381          $307,121

LIABILITIES
Deposits:
  Demand.........................................       $ 23,958          $ 24,343
  Savings........................................        111,818           115,104
  Time...........................................        126,577           108,593
  Time in denominations of $100,000 or more......         10,488             8,072
  Total deposits.................................        272,841           256,112
Short-term borrowings............................          1,016            11,709
Long-term debt...................................          7,000             7,000
Accrued interest payable and other liabilities...          2,931             1,933
Subordinated capital notes.......................           ---                 15
  Total liabilities..............................        283,788           276,769

STOCKHOLDERS' EQUITY

Preferred stock, no par value;
  500,000 shares authorized;
  no shares issued and outstanding...............           ---               ---
Common Stock, $5.00 par value; 5,000,000 shares
  authorized; 2,032,072 and 2,027,918 shares
  issued in 1995 and 1994, respectively..........         10,160            10,140
Surplus..........................................          9,878             9,839
Retained earnings................................         15,241            12,443
Net unrealized gain (loss) on investment
  securities available for sale, net of tax......          1,367            (2,017)
Less:  Treasury stock of 2,651
  shares at cost.................................            (53)              (53)
  Total stockholders' equity.....................         36,593            30,352
  Total liabilities and stockholders' equity.....       $320,381          $307,121

The accompanying notes are an integral part of the consolidated financial statements.


Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 1995, 1994, and 1993
(dollars in thousands except per share data)

 .                                               															   1995              1994              1993
Interest Income:
  Interest and fees on loans.......................              $18,489           $14,975           $14,177
  Interest and dividends on investment securities:
     Taxable.......................................                4,251             4,490             4,613
     Exempt from federal income tax................                1,556             1,867             1,792
  Other interest income............................                   83                67               102
     Total interest income.........................               24,379            21,399            20,684


Interest expense:
  Interest on deposits:
     Savings.......................................                2,517             2,537             2,621
     Time..........................................                6,484             5,028             5,486
     Time in denominations of $100,000 or more.....                  528               397               409
  Interest on short-term borrowings and
   long-term debt..................................                  669               525               489
  Interest on subordinated capital notes...........                 ---                  2                 4
     Total interest expense........................               10,198             8,489             9,009
     Net interest income...........................               14,181            12,910            11,675
Provision for loan losses..........................                  712               462               702
     Net interest income after provision for
       loan losses.................................               13,469            12,448            10,973


Other income:
  Trust department income..........................                  217               180               207
  Service charges on deposit accounts..............                  792               687               597
  Other service charges, commissions and fees......                  207               237               209
  Investment security gains........................                  137               395               154
  Income on insurance premiums.....................                  583               396               414
  Gains on mortgage sales..........................                  346               210               933
  Other income.....................................                  228               177               174
     Total other income............................                2,510             2,282             2,688


Other expenses:
  Salaries and employee benefits..................                 4,850             4,267             3,858
  Net occupancy expense...........................                 1,423             1,301             1,102
  Operating expenses of insurance subsidiary......                   353               282               357
  Other operating expense.........................                 3,450             3,430             3,139
     Total other expenses.........................                10,076             9,280             8,456
     Income before income taxes...................                 5,903             5,450             5,205
Provision for income taxes........................                 1,478             1,288             1,289
     Net income...................................               $ 4,425           $ 4,162           $ 3,916

Fully diluted earnings per share (based on average
  shares outstanding).........................<F1>               $  2.15           $  2.03           $  1.92

<F1> Earnings per share have been restated to include a 20% stock dividend effective November 29, 1994.

The accompanying notes are an integral part of the consolidated financial statements.


Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
For the Years Ended December 31, 1995, 1994, and 1993
(dollars in thousands except per share data)

 .                                                                                                    Total
 .                                    											 Common           Retained   Valuation  Treasury  Stockholders'
 .                                    											 Stock    Surplus Earnings   Allowance    Stock      Equity
Balance, December 31, 1992.....................  $ 8,630  $ 9,624  $ 8,772                $(53)      $26,703
Net Income for 1993............................                      3,916                             3,916
Cash dividends ($0.62 per share)...............                     (1,257)                           (1,257)
Issuance of additional 10,187 shares...........       51      116      (26)                              141
Balance, December 31, 1993.....................    8,411    9,740   11,405                 (53)       29,503
Valuation allowance on investment securities
    available for sale, January 1, 1994........                                 $2,246                $2,246
Net income for 1994............................                      4,162                             4,162
Cash dividends ($0.70 per share)...............                     (1,425)                           (1,425)
20% stock dividend (additional 337,248 shares).    1,686            (1,686)
Issuance of additional 8,435 shares............       43       99      (13)                              129
Change in valuation allowance on investment
    securities, available for sale.............                                 (4,263)               (4,263)
Balance, December 31, 1994.....................   10,140    9,839   12,443      (2,017)    (53)       30,352
Net income for 1995............................                      4,425                             4,425
Cash dividends ($0.80 per share)...............                     (1,623)                           (1,623)
Issuance of additional 4,154 shares............       20       39       (4)                               55
Change in valuation allowance on investment
    securities, available for sale.............                                                        3,384
Balance, December 31, 1995.....................  $10,160   $9,878  $15,241     $ 1,367    $(53)      $36,593

Per share data for all periods has been restated to reflect stock dividends.

The accompanying notes are an integral part of the consolidated financial statements.


Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1995, 1994, and 1993
(in thousands)

 .                                                															  1995              1994             1993
Operating Activities:
  Net income..............................................       $ 4,425           $ 4,162           $ 3,916
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Provision for loan losses............................           712               462               702
     Provision for depreciation and amortization..........           788               716               625
     Amortization of goodwill.............................           241               242               241
     Investment security gains............................          (137)             (395)             (154)
     Loans originated for sale............................       (17,590)           (6,704)          (27,083)
     Proceeds from sales of loans.........................        15,765            10,975            25,092
     Gains on mortgage sales..............................          (346)             (210)             (933)
     Decrease (increase) in other assets..................           468           (2,450)             (471)
     Increase (decrease) in accrued interest payable
      and other liabilities...............................           294               241              (384)
	       Net cash provided by operating activities.........         4,620             7,039             1,551

Investing Activities:
  Net decrease (increase) in interest-bearing time
   deposits in other banks................................           211               (69)             (201)
  Proceeds from sales of investment
   securities.............................................           347               892               298
  Proceeds from maturities of investment securities.......        17,392            17,513            22,580
  Purchases of investment securities......................          (765)          (18,939)          (23,866)
  Net increase in total loans.............................       (23,893)          (22,468)           (9,845)
  Purchases of premises and equipment.....................        (1,532)           (1,454)           (1,235)
 .      	Net cash used in investing activities.............       ( 8,240)          (24,525)          (12,269)

Financing Activities:
  Net increase in total deposits..........................        16,729            12,820             7,695
  Net increase (decrease) in short-term borrowings........       (10,693)           10,504               330
  Proceeds from issuance of long-term debt................         5,000              ---              2,000
  Repayment of long-term debt.............................        (5,000)           (2,000)             ---
  Repayment of subordinated capital notes.................           (15)              (16)              (15)
  Cash dividends..........................................        (1,623)           (1,425)           (1,257)
  Proceeds from issuance of common stock..................            55               129               140
 .      	Net cash provided by financing activities.........         4,453            20,012             8,893
 .      	Increase (decrease) in cash and cash equivalents..           833             2,526            (1,825)

Cash and cash equivalents at beginning of year............        12,152             9,626            11,451
Cash and cash equivalents at end of year..................       $12,985           $12,152           $ 9,626

The accompanying notes are an integral part of the consolidated financial statements.



     Community Banks, Inc. and Subsidiaries
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     1.  Organization and Basis of Presentation:

     Community Banks, Inc. (Corporation) is a bank holding company whose wholly-owned subsidiaries include Community Banks, N.A. (CBNA), Community Banks Investments, Inc. (CBI) and Community Banks Life Insurance Company (CBLIC). All significant intercompany transactions have been eliminated. The Corporation operates through its main office in Millersburg and through 18 branch banking offices located in Dauphin, Northumberland, Schuylkill and Luzerne Counties in Pennsylvania. Community Bank's, Inc. primary source of revenue is derived from loans to customers, who are predominantly middle-income individuals.

     2.  Summary of Significant Accounting Policies:

     The more significant accounting policies of the Corporation are:

     Investment Securities:
     At January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). This statement requires enterprises to classify debt and equity securities as either "held-to-maturity," "available-for-sale," or "trading." Investments for which management has the intent, and the corporation has the ability, to hold to maturity are carried at the lower of cost or market adjusted for amortization of premium and accretion of discount. Amortization and accretion are calculated principally on the interest method. Securities bought and held primarily for the purpose of selling them in the near term are classified as "trading" and reported at fair value. Changes in unrealized gains and losses on "trading" securities are recognized in the Consolidated Statements of Income. At December 31, 1995, there were no securities identified as "held-to-maturity" or "trading." All other securities are classified as "available-for-sale" and reported at fair value. Changes in unrealized gains and losses for "available-for-sale" securities, net of applicable taxes, are recorded as a component of shareholder's equity.

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

     Allowance for Loan Losses:
     The Corporation maintains an allowance for loan losses at an amount which, in management's judgement, should be adequate to absorb losses on existing loans that may become uncollectible. Management's judgement in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrowers' ability to pay, overall portfolio quality and review of specific problem loans.

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

     Income Taxes:
     In accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", deferred income taxes are accounted for by the liability method, wherein deferred tax assets and liabilities are calculated on the differences between the bases of assets and liabilities for financial statement purposes versus tax purposes (temporary differences) using enacted tax rates in effect for the year in which the differences are expected to reverse. Tax expense in the statements of income is equal to the sum of taxes currently payable, including the effect of the alternative minimum tax, if any, plus an amount necessary to adjust deferred tax assets and liabilities to an amount equal to period-end temporary differences at prevailing tax rates. (See Note 10).

     Interest Income on Loans:
     Interest income on commercial, consumer, and mortgage loans is recorded on the interest method. Nonaccrual loans are those on which the accrual of interest has ceased and where all previously accrued and unpaid interest is reversed. Loans, other than consumer loans, are placed on nonaccrual status when principal or interest is past due 90 days or more and the collateral may be inadequate to recover principal and interest, or immediately, if in the opinion of management, full collection is doubtful. Generally, the uncollateralized portions of consumer loans past due 90 days or more are charged-off. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income. Subsequent cash payments received either are applied to the outstanding principal balance or recorded as interest income, depending upon management's assessment of the ultimate collectibility of principal and interest. (See also Note 5). Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

     Other Real Estate owned:
     Real estate acquired through foreclosure is carried at the lower of the recorded amount of the loan for which the foreclosed property previously served as collateral or the current appraised value of the property. Prior to foreclosure, the recorded amount of the loan is written down, if necessary, to the appraised value of the real estate to be acquired by charging the allowance for loan losses. During 1995, 1994, and 1993 non-cash transactions related to real estate acquired through foreclosure totalled $677,000, $322,000, and $646,000, respectively.

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

     Statement of Cash Flows:
     Cash and cash equivalents included cash and due from banks and federal funds sold. The Corporation made cash payments of $1,495,000, $1,276,000, and $1,268,000, and $10,017,000, $8,545,000, and $9,085,000 for income taxes and interest, respectively, in 1995, 1994, and 1993. Certain prior year amounts have been reclassified to conform with the current year's presentation.

     Earnings Per Common Share:
     Net income per share is computed based upon the weighted average shares of common stock outstanding which amounted to 2,054,822, 2,053,475, and 2,040,911 shares for the years ended December 31, 1995, 1994, and 1993, respectively.

     Use of Estimates in the Preparation of Financial Statements:
     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


3. Investment Securities:

	 The amortized cost and market value of investment securities at
December 31, 1995 and 1994 are as follows:
 .											                                                                            December 31
 .																                                                             1995                  1994
 .														                                                       Amortized    Market  Amortized    Market
 .						 									                                                       	Cost       Value     Cost       Value
 .                                                                       													(in thousands)
U.S. Treasury securities and obligations of U.S.
   government corporations and agencies.........................       $14,732     $14,842   $ 18,807    $17,832
Mortgage-backed U.S. government agencies........................        37,601      37,825     43,926     41,900
Obligations of states and political subdivisions................        26,379      27,048     33,185     32,733
Corporate securities............................................         3,516       3,646      3,518      3,499
Equity securities...............................................         3,241       4,178      2,869      3,285
     Total......................................................       $85,469     $87,539   $102,305    $99,249

     The amortized cost and market value of all investment securities at December 31, 1995 and 1994 are as follows:



 .									                                                    1995                                           1994
 .								                                                 Gross      Gross                        Gross     Gross
 .					                                        Amortized Unrealized Unrealized Market Amortized Unrealized Unrealized   Market
 .							                                          Cost     Gains     Losses     Value   Cost       Gains    Losses     Value
 .																					                                                        (in thousands)
U.S. government corporations and agencies........ $14,732  $  156   $ (46)   $14,842   $ 18,807   $  3  $  (978)   $17,832
Mortgage-backed U.S. government agencies.........  37,601     510    (286)    37,825     43,926     86   (2,112)    41,900
Obligations of states and political subdivisions.  26,379     712     (43)    27,048     33,185    263     (715)    32,733
Corporate securities.............................   3,516     130      ---     3,646      3,518     54      (73)     3,499
Equity securities................................   3,241     959     (22)     4,178      2,869    416      ---      3,285
	 Total...................................        $85,469  $2,467   $(397)   $87,539   $102,305   $822  $(3,878)   $99,249

     The amortized cost and market value of all investment securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



 .                            									     Amortized      Market
 .										                                   Cost         Value
 .											                                   (in thousands)

Due in one year or less..................    $ 4,457       $ 4,562
Due after one year through five years....     20,751        21,164
Due after five years through ten years...     18,919        19,303
Due after ten years......................       500           507
 .                              									      44,627        45,536
Mortgage-backed securities...............     37,601        37,825
Equity securities........................      3,241         4,178
 .                                  										$85,469       $87,539

     No sales of investments in debt securities occurred in 1995.

     At December 31, 1995 and 1994, investment securities with carrying amounts of approximately $21,619,000 and $25,548,000 respectively, are pledged to collateralize public deposits and for other purposes as provided by law.

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


4. Loans:

     The composition of loans outstanding by lending classification is as follows:

 .												                                                   December 31
 .													                                               1995       1994
 .                                             														(in thousands)

Commercial, financial and agricultural...................   $ 37,774  $ 31,227
Real-estate-construction.................................      3,283     3,354
Real-estate-mortgage.....................................    112,190   103,851
Personal installment.....................................     56,793    46,342
Other....................................................      6,012     6,018
 .                                          													    $216,052  $190,792

     Loans held for resale amounted to $2,206,000 and $35,000 at December 31, 1995 and 1994, respectively.


5. Allowance for Loan Losses:

     Changes in the allowance for loan losses are as follows:

 .                                         												  December 31
 .												                                        1995            1994
 .													                                          (in thousands)

Balance, January 1................................    $2,069        $1,837
Provision for loan losses.........................       712           462
Loan charge-offs..................................      (744)         (577)
Recoveries........................................       243           347
Balance, December 31..............................    $2,280        $2,069




NONPERFORMING LOANS (a)
AND OTHER REAL ESTATE

 .													                                            December 31
 .                                                    1995            1994
 .                                         													 (in thousands)


Loans past due 90 days or more
 and still accruing interest:
   Commercial, financial and agricultural.......      $  120        $  152
   Mortgages....................................         197           114
   Personal installment.........................         145            59
   Other........................................        ---              1
 .                                                							 462           326

Loans on which accrual of interest has been
 discontinued:
   Commercial, financial and agricultural.......         415           327
   Mortgages....................................         934           475
   Other........................................          99            30
 .                                         						       1,448           832

Other real estate...............................         302           338
   Total........................................      $2,212        $1,496


(a) The determination to discontinue the accrual of interest on nonperforming loans is made on the individual case basis. Such factors as the character and size of the loan, quality of the collateral and the historical creditworthiness of the borrower and/or guarantors are considered by management in assessing the collectibility of such amounts.

Impaired Loans
     The Corporation adopted FAS 114 "Accounting by Creditors for Impairment of a Loan", as amended by FAS 118, on January 1, 1995. Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. For purposes of applying FAS 114, larger groups of smaller-balance loans such as residential mortgage and installment loans are collectively evaluated for impairment. Management has established a smaller-dollar-value threshold of $200,000 for all loans. Loans exceeding this threshold are evaluated in accordance with FAS 114. An insignificant delay or shortfall in the amount of payments, when considered independent of other factors, would not cause a loan to be rendered impaired. Insignificant delays or shortfalls may include, depending on specific facts and circumstances, those that are associated with temporary operational downturns or seasonal business delays.

     Management performs periodic reviews of its loans to identify impaired loans. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of FAS 114 did not result in an additional provision for credit losses at January 1, 1995.

     Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When an impaired loan or portion of impaired loan is determined to be uncollectible, the portion deemed uncollectible is charged against the related valuation allowance and subsequent recoveries, if any, are credited to the valuation allowance. The company does not accrue interest on impaired loans. While a loan is considered impaired, cash payments received are applied to principal or interest depending upon management's assessment of the ultimate collectibility of principal and interest.

     At December 31, 1995, the Corporation recorded no investment in impaired loans recognized in accordance with FAS 114 with no related FAS 114 valuation allowance. For the twelve month period ended December 31, 1995, the average balance of impaired loans was negligible. The application of FAS 114 has not had any effect on the comparability of the non-performing loan table in footnote 5 between the periods presented. The company recognized no interest on impaired loans on the cash basis.


6. Premises and Equipment:

Premises and equipment are comprised of the following:

 .                                         													 December 31
 .													                                         1995       1994
 .												                                          (in thousands)

Banking premises.................................     $ 7,866    $7,547
Furniture and fixtures...........................       6,545     5,633
Leasehold improvements...........................         343        72
 .                                    											       14,754    13,252
Less accumulated depreciation and amortization         (7,421)   (6,663)
 .                                         												$ 7,333    $6,589

     Depreciation expense charged to operations amounted to approximately $788,000, $716,000, and $619,000 in 1995, 1994, and 1993, respectively.


7. Short-Term Borrowings and Long-Term Debt:

Short-term borrowings consist of the following:
 .                                           													   December 31
 .                                         													   1995        1994
 .                                       													     (in thousands)

Federal funds purchased, 5.69% and 6.61% in 1995
and 1994 respectively..............................     $  550     $11,025
Treasury tax and loan note option account,
5.15% and 3.54% in 1995 and 1994, respectively.....        466         684
 .                                          													$1,016     $11,709

     Interest incurred on short-term borrowings amounted to $225,000 , $115,000, and $29,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

     At December 31, 1995, long-term debt consists of long-term advances from the FHLB of Pittsburgh of $7,000,000. The long-term advance is for a period of five years and is due to mature in June, 2000. Monthly payments of interest are required at a fixed rate, presently 6.15%, with principal due at maturity. Interest on long-term debt amounted to $444,000, $410,000, and $460,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

     Maturities on long term debt at December 31, 1995 are as follows:

     1998............................      $3,000,000
     2000............................      $4,000,000


8. Subordinated Capital Notes:

     Subordinated capital notes at December 31, 1994 bore interest at 11% and matured annually at $15,000 through February 4, 1995.

9. Pension Plan:

     The following table sets forth the pension plan's funded status at and for the years ended December 31, 1995, 1994, and 1993.

                                                                										          1995       1994       1993
											                                                                               (in thousands)
Actuarial present value of benefit obligations:
     Accumulated benefit obligations, including vested
    	benefits of $2,371, $1,903, and $1,652, respectively..................         $2,389    $1,915     $1,661
Projected benefit obligation for service rendered to date.........................  $3,420    $2,780     $2,516
Plan assets at fair value, primarily listed stocks, corporate, and U.S. bonds.....   3,114     2,550      2,403
Plan assets in excess of projected benefit obligations............................    (306)     (230)      (113)
Unrecognized net loss from past experience different from that assumed
     and effects of changes in assumptions........................................     949       791        528
Unrecognized net asset being recognized over 17 years.............................     (55)      (63)       (71)
Prepaid pension costs.............................................................  $  588    $  498     $  344
Net pension cost for 1995, 1994, and 1993 included the following components:        ======    ======     ======
Service cost......................................................................  $  153    $  159     $  128
Interest cost.....................................................................     207       175        147
Actual return on plan assets......................................................    (374)      (29)      (116)
Net amortization and deferral.....................................................     154      (181)       (86)
Net pension cost..................................................................  $  140    $  124     $   73

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% for 1995, 1994 and 1993. The increase in future compensation levels used in determining the actuarial present value of the benefit obligation was 5.00% in 1995, 1994, and 1993. The expected long-term rate of return on assets was 9.00% in 1995, 1994, and 1993.


10. Income Taxes:

The provision for income taxes consists of the following:

						                                       1995       1994        1993
						                                               (in thousands)

Current..................................    $1,498      $1,365     $1,334
Deferred.................................       (20)        (77)       (45)
                                        						$1,478      $1,288     $1,289


     As discussed in Note 2, the Corporation adopted the provisions of SFAS No. 109 effective January 1, 1992.

     The components of the net deferred tax asset (liability) as of December 31, 1995, 1994, and 1993 were as follows:

                                        						     1995     1994       1993
							                                                 (in thousands)

Deferred tax assets:
     Loan loss provision.........................   $  552   $  514    $466
     Non-accrual loan interest income............      121      104      62
     Loan origination fees.......................       18       25      21
     Net unrealized loss on marketable securities.     ---    1,039      --
     Miscellaneous...............................      110       84      49
 . 	 Total deferred tax assets...............           801    1,766       598

Deferred tax liabilities:
     Depreciation.................... ...........      479      482     476
     Accretion of discount.......................      123      104      81
     Pension expense.............................      182      145     116
     Unrealized gain on marketable equity securities.  704      ---     ---
     Miscellaneous...................................    2        1       7
	 Total deferred tax liability................       1,490      732       680
	 Net deferred asset (liability)..............      $ (689)  $1,034     $(82)



     The significant components of the deferred tax benefit in 1995, 1994, and 1993 were as follows:

 .                                 						  1995         1994       1993
 .                                         							 (in thousands)

	Loan origination fees.................   $  7          $  4       $ (4)
	Accretion of discount.................     19            23         26
	Loan loss provision...................    (38)          (48)       (84)
	Non-Accrual loan interest income......    (17)          (42)       (14)
	Depreciation expense..................     (3)           (6)        (8)
	Pension expense.......................     37            29         45
	Lease financing.......................     (1)           (7)        (7)
	Miscellaneous.........................    (24)          (30)         1
	Total deferred taxes..................   $(20)         $(77)      $(45)

     Income tax provisions (benefits) related to securities gains and losses were $47,000, $134,000, and $52,000 for the years ended December 31, 1995,
1994, and 1993, respectively.

     The provision for income taxes differs from the amounts derived from applying the statutory federal tax rate of 34%.



                                       						      1995       1994     1993
							                                                (in thousands)

Computed "expected" tax provision................   $2,007    $1,853    $1,769
Effect of tax-exempt municipal bond and loan.....
  interest, net of interest expense disallowance.     (543)     (634)     (591)
Goodwill amortization............................       82        82        82
Other, net.......................................      (68)      (13)       29
Total provision for income taxes.................   $1,478    $1,288    $1,289


11. Stock Options, Preferred Stock, and Common Stock:

    The Corporation has adopted a Long Term Incentive Plan. Under the plan, awards in the form of Incentive Stock Options, Nonqualified Stock Options or Stock Appreciation Rights may be granted to certain Executive Officers and other key employees selected by a committee of the Board of Directors. The price at which common stock can be purchased pursuant to the exercise of options cannot be less than 100% in the case of Incentive Stock Options and 80% in the case of Nonqualified Stock Options, of the fair market value of the common stock on the date of the grant of the option. Options are exercisable starting one year from the date of grant to the extent of 20.0% to 33.3% a year on a cumulative basis and expire no later than ten years after the date of grant. Incentive stock options issued under the plan totalled 50,900, 22,800, 21,350, 18,250, 17,750, and 18,000 in 1995, 1994, 1993, 1992,
1991, and 1990, respectively.


     The following is a summary of transactions under the plan:

					                                      Shares      Shares       Option
					                                      Under     Available    Price Per
	                                  				    Option    For Option      Share

Balance, December 31, 1992.............    65,117      133,900

Options granted........................    21,350      (21,350)     $20.00
Options exercised......................   (11,921)         ---      $15.56
Options cancelled or expired...........      (250)         250
Balance, December 31, 1993..............    74,296      112,800

Options granted.........................    22,800      (22,800)     $29.77
Options exercised.......................    (9,098)         ---      $16.82
Options cancelled or expired............    (1,550)       1,550

Balance, December 31, 1994..............    86,448       91,550

Options granted.........................    24,525      (24,525)     $23.61
					    26,375      (26,375)     $26.88
Options exercised.......................    (4,278)       ---        $13.55
Options cancelled or expired.............      ---         ---

Balance December 31, 1995...............   133,070       40,650  $11.65-$29.77

     During October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation". SFAS 123 encourages employers to adopt its prescribed fair value-based method of accounting to recognize compensation expense for employee stock compensation plans, however, it does allow the Corporation to continue to account for its plans using its current method. The Corporation intends to adopt the provisions of FASB 123 effective January 1, 1996 under its disclosure-only alternative.

     The Corporation has authorized 500,000 shares of no par preferred stock. No such shares were issued or outstanding at December 31, 1995 and 1994.


12. Related Parties:

     Certain directors and their business affiliates (defined as the beneficial ownership of at least a 10 percent interest), executive officers and their families are indebted to Community Banks, N.A. At December 31, 1995, 1994, and 1993, loans to these persons and their business affiliates amounted to $3,371,000, $3,890,000, and $4,292,000, respectively.

     In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations.




                                    					       1995         1994       1993
						                                                 (in thousands)

Balance beginning of period.................   $3,890     $4,292       $4,853
Additions...................................      467        624           83
Amounts collected...........................     (986)    (1,026)        (644)
Amounts written off.........................      ---        ---          ---
Balance end of period.......................   $3,371     $3,890       $4,292



13. Condensed Financial Information of Community Banks, Inc. (Parent only):

                                           							   1995        1994
							                                               (in thousands)
Condensed Balance Sheets:
	 Cash and investments..........................   $   402    $   347
	 Investment in Community Banks, N.A. ..........    33,161     27,592
	 Investment in nonbank subsidiaries............     3,030      2,413
	 Total assets..................................   $36,593    $30,352
	 Stockholders' equity..........................    36,593     30,352
	 Total liabilities and stockholders' equity....   $36,593    $30,352


 .                                                							       1995       1994       1993
Condensed Statements of Income:                                      (in thousands)
    Dividends from:
	 Community Banks, N.A. ............................          $1,623     $1,425     $1,257
	 Nonbank subsidiaries..............................             ---        ---        ---
Income before equity in undistributed earnings of
    subsidiaries...........................................    1,623      1,425      1,257
Equity in undistributed earnings of:
    Community Banks, N.A. .................................    2,553      2,275      2,537
    Nonbank subsidiaries...................................      249        462        122
 .                                                							       2,802      2,737      2,659
Net income.................................................   $4,425     $4,162     $3,916


Condensed Statements of Cash Flows:

    Operating activities:
    Net income.............................................   $4,425     $4,162     $3,916
	Adjustments to reconcile net cash provided by
	  operating activities:
      Undistributed earnings of:
       	Community Banks, N.A. .............................   (2,553)    (2,275)    (2,537)
	       Nonbank subsidiaries...............................     (249)      (462)      (122)
      Other liabilities....................................     ---        ---        ---
       	Net cash provided by operating activities..........    1,623      1,425      1,257
    Investing activities:
      Additional investment in nonbank subsidiaries........     ---        ---        ---
      Net cash used in investment activities...............     ---        ---        ---

Financing Activities:
    Proceeds from issuance of common stock.................       55        129        141
      Dividends paid.......................................   (1,623)    (1,425)    (1,257)
       	Net cash used by financing activities..............   (1,568)    (1,296)    (1,116)
	       Net change in  cash and cash equivalents...........       55        129        141
	         Cash and cash equivalents at beginning of year...      347        218         77
	         Cash and cash equivalents at end of year.........   $  402     $  347     $  218



14. Dividend Restrictions:


     CBNA is subject to legal limitations as to the amount of dividends that can be paid to its shareholder (the Corporation). The approval of certain banking regulatory authorities is required if the total of all dividends declared by the bank exceeds limits as defined by the regulatory authorities. CBNA could declare dividends in 1996 without regulatory approval of $5,521,000 plus an additional amount equal to the banks' retained net profits in 1996 up to the date of any dividend declaration.


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

     Financial instruments with off-balance sheet risk at December 31, 1995, are as follows:


                                          						   Contract or Notional Amount
					                                                   			(in thousands)

Financial instruments whose contract amounts represent credit risk:
	Commitments to originate loans..........................      $14,119
	Unused lines of credit..................................      $11,124
	Standby letters of credit...............................      $   832
	Unadvanced portions of construction loans...............      $ 1,026

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


16. Quarterly Results of Operations (Unaudited):

The following is a summary of the quarterly results of operations for the years ended December 31, 1995 and 1994:

							                                                   Three Months Ended
						                                         1995                               1994
			                            Mar. 31    June 30    Sept. 30   Dec. 31    Mar. 31    June 30    Sept. 30   Dec. 31
					                                    (dollars in thousands except per share data)
Interest income..............  $5,855     $6,091     $6,175     $6,258     $5,034     $5,222     $5,454     $5,689
Interest expense.............   2,344      2,562      2,648      2,644      2,073      2,094      2,113      2,209
Net interest income..........   3,511      3,529      3,527      3,614      2,961      3,128      3,341      3,480
Provision for loan losses....     122        168        170        252         75        159        159         69
Net interest income after
 provision for loan losses:..   3,389      3,361      3,357      3,362      2,886      2,969      3,182      3,411
Other income.................     433        491        550        553        368        428        447        434
Investment security
  gains......................      36         38         63         --        161        160         59         15
Gains on mortgage sales......      18         48         60        220        149          2         31         28
Other expenses...............   2,462      2,534      2,501      2,579      2,241      2,277      2,330      2,432
Income before income taxes...   1,414      1,404      1,529      1,556      1,323      1,282      1,389      1,456
Income taxes.................     348        352        363        415        298        302        326        362
Net income...................  $1,066     $1,052     $1,166     $1,141     $1,025     $  980     $1,063     $1,094

Fully diluted earnings
  per share..................   $. 52      $ .51      $ .57      $ .55      $ .50      $ .48      $ .52      $ .53
Dividends per share..........   $.200      $.200      $.200      $.200      $.167      $.167      $.167      $.200

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

Off-balance-sheet instruments:
    Fair values for the Corporation's unused commitments to originate loans and unused lines of credit are deemed to be the same as their carrying values.

     The following table summarizes the carrying values and fair values of financial instruments at December 31, 1995 and 1994:




							                                                       December 31,
						                                               1995                      1994
					                                        Carrying       Fair        Carrying        Fair
					                                          Value        Value         Value         Value
                                                  							       (in thousands)
Financial assets:
Cash, interest-bearing time deposits,
  and federal funds sold...................  $ 13,419     $ 13,419      $ 12,797     $ 12,797
Investment securities......................    87,539       87,539        99,249       99,249
Loans, net of unearned income..............   204,985      200,900       182,270      178,797
Less: Allowance for loan losses............    (2,280)          --        (2,069)          --
      Net Loans............................   202,705      200,900       180,201      178,797
Loans held for sale........................     2,206        2,206            35           35
      Total................................  $305,869     $304,064      $292,282     $290,878
Financial liabilities:
Deposits...................................  $272,841     $274,038      $256,112     $254,914
Short-term borrowings......................     1,016        1,016        11,709       11,709
Long-term debt.............................     7,000        7,061         7,000        6,668
Subordinated capital notes.................        --           --            15           15
      Total                                  $280,857     $282,115      $274,836     $273,306



18. Subsequent Event - Acquisition:

     On January 12, 1996, Community Banks, Inc. completed its merger of Citizens National Bank of Ashland (Citizens). Citizens has three banking offices which are located in Ashland, Gordon, and Lavelle, Pennsylvania. Community issued 578,081 shares of common stock for all of the outstanding common stock of Citizens. This transaction will be accounted for as a pooling of interests.

     Assuming the acquisition had occurred on January 1, 1993, proforma unaudited financial statement data is as follows:



                           				 1995               1994                1993
				                          (dollars in thousands except per share data)
Results of Operations

Total interest income......     $28,621            $25,630           $25,159
Net interest income........      16,588             15,551            14,390
Net income.................     $ 4,814            $ 4,994           $ 4,763

Earnings per share.........     $  1.83            $  1.90           $  1.82


	  Contributing to the decline of 1995 proforma net income were costs associated with the acquisition.



     REPORT OF INDEPENDENT ACCOUNTANTS



     Board of Directors and Shareholders
     Community Banks, Inc.
     Millersburg, Pennsylvania



	     We have audited the accompanying consolidated balance sheets of Community Banks, Inc. and subsidiaries (Corporation) as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management.
     Our responsibility is to express an opinion on these financial statements based on our audits.

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

	     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Banks, Inc. and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

	     As discussed in Note 2 to the consolidated financial statements, the Corporation has adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994.



                                     					      /S/  COOPERS & LYBRAND, L.L.P



     One South Market Square
     Harrisburg, PA 17101
     January 13, 1996








Community Banks, Inc. and Subsidiaries
MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

     Management's discussion of financial condition and results of operations is based on the selected financial data listed below and should be read in conjunction with the Consolidated Financial Statements and Notes thereto.



FINANCIAL HIGHLIGHTS                             1995              1994              1993              1992              1991
							       (dollars in thousands except per share data)
Balance Sheet Data
Total assets........................   $320,381          $307,121           $284,723          $272,297         $246,560
Loans (net of unearned income and
  allowance for loan losses)........    202,705           180,201            158,195           149,052          150,111
Deposits............................    272,841           256,112            243,292           235,597          218,157
Shareholders' equity................     36,593            30,352             29,503            26,703           24,261

Earnings Data
Net interest income.................     14,181            12,910             11,675            10,998            9,753
Provision for loan losses...........        712               462                702               683              737
Other income........................      2,510             2,282              2,688             2,158            1,468
Other expense.......................     10,076             9,280              8,456             7,803            7,281
Net income..........................      4,425             4,162              3,916             3,491            2,529

Per Share Data
Net income..........................       2.15              2.03               1.92              1.73             1.27
Cash dividends......................        .80               .70                .62               .54              .44
Book value..........................      18.03             14.99              14.64             13.33            12.11
Average shares outstanding..........  2,054,822         2,053,475          2,040,911         2,014,381        2,003,032


Community Banks, Inc. and Subsidiaries
AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL
AND INTEREST YIELDS
Income and Rates on a Tax Equivalent Basis <F2> for the
Years Ended December 31, 1995, 1994, and 1993 (dollars in thousands)

		                                    					  1995                                1994                                1993
								                                              	Average                          Average                        Average
							                                   Interest     Rates              Interest      Rates              Interest    Rates
					                           Average    Income/     Earned/  Average    Income/      Earned/  Average    Income/    Earned/
                               Balance<F3> Expense<F1> Paid<F1> Balance<F3>Expense<F1>  Paid<F1> Balance<F3>Expense<F1>Paid<F1>
Assets:
 Cash and due from banks.........  $ 11,459                      $  9,862                      $  8,146
 Earnings Assets:
   Interest-bearing deposits in
     other banks.................     1,187    $    51   4.30%      1,357    $    29   2.14%      1,307    $    29    2.22%
   Investment securities:
     Taxable.....................    63,207      4,251   6.73      71,048      4,490   6.32      68,540      4,613    6.73
     Tax-exempt (b)..............    29,159      2,358   8.09      33,223      2,829   8.52      28,971      2,715    9.37
   Total investment
     securities..................    92,366                       104,271                        97,511
   Federal funds sold............       544         32   5.88       1,081         38   3.52       2,454         73    2.97
   Loans, net of unearned
     income (b)..................   196,138     18,588   9.48     170,945     15,037   8.80     159,976     14,213    8.88
    Total Earning Assets.........   290,235    $25,280   8.71     277,654    $22,423   8.08     261,248    $21,643    8.28
 Allowance for loans
   losses........................    (2,196)                       (1,991)                       (1,783)
 Premises, equipment and
    other assets.................    14,460                        12,790                        10,549
    Total assets.................  $313,958                      $298,315                      $278,160
Liabilities:
 Demand deposits.................    23,283                        21,452                        18,033
 Interest bearing liabilites:
   Savings deposits..............   113,081      2,517   2.23     116,334      2,537   2.18     103,932      2,621    2.52
   Time deposits:
     $100,000 or greater.........    10,221                         8,573                         8,049
     Other.......................   119,547                       108,438                       107,922
   Total time deposits...........   129,768      7,012   5.40     117,011      5,425   4.64     115,971      5,895    5.08
   Total time and savings
     deposits....................   242,849                       233,345                       219,903
   Short-term borrowings.........     3,891        225   5.78       2,626        115   4.38       1,116         29    2.60
   Long-term debt................     7,781        444   5.71       7,871        410   5.21       9,014        460    5.10
   Subordinated capital notes....         2         --  11.00          17          2  11.00          32          4   11.00
    Total interest-bearing
     liabilities.................   254,523    $10,198   4.01     243,859    $ 8,489   3.48     230,065    $ 9,009    3.92
Accrued interst, taxes and
   other liabilities.............     2,369                         2,477                         1,789
    Total liabilities.............  280,175                       267,788                       249,887
Stockholders' Equity..............   33,783                        30,527                        28,273
    Total liabilities and
     stockholders' equity......... $313,958                      $298,315                      $278,160
  Interest income to earning
    assets........................                       8.71%                         8.08%                          8.28%
  Interest expense to earning
    assets........................                       3.51                          3.06                           3.45
      Effective interest
	differential..............                    $15,082   5.20%               $13,934   5.02%               $12,634    4.83%


<F1> Amortization of net deferred fees included in interest income and rate calculation.
<F2>Interest income on all tax-exempt securities and loans have been adjusted to tax equivalent basis utilizing a Federal income tax rate of 34%.
<F3> Averages are a combination of monthly and daily averages.

Community Banks, Inc. and Subsidiaries
Management's Discussion of Financial Condition and Results of Operations
Rate/Volume Analysis <F1>
For the Years Ended December 31, 1995 and 1994
(in thousands)



 .                                         						  1995 vs 1994                        1994 vs 1993
 .                                   					     Volume   Rate     Total             Volume   Rate       Total
Increase (decrease) in interest income:
  Loans...................................   $2,330   $1,221   $3,551            $  948   $(124)   $  824
  Investment securities:
    Taxable...............................     (517)     278     (239)              165    (288)     (123)
    Tax-exempt............................     (334)    (137)    (471)              375    (261)      114
       Total..............................     (851)     141     (710)              540    (549)       (9)
  Federal funds sold......................      (24)      18       (6)              (46)     11       (35)
  Interest-bearing deposits in other
   banks..................................       (4)      26       22                 1      (1)      ---
     Total................................    1,451    1,406    2,857             1,443    (663)      780

Increase (decrease) in interest expense:
  Savings deposits........................      (75)      55      (20)              292    (376)      (84)
  Time deposits...........................      634      953    1,587                52    (522)     (470)
  Short-term borrowings...................       66       44      110                57      29        86
  Long-term debt and capital notes........      (16)      48       32               (61)      9       (52)
     Total................................      609    1,100    1,709               340    (860)     (520)
  Increase (decrease) in effective
   interest differential..................   $  842   $  306   $1,148            $1,103   $ 197    $1,300

<F1> Table shows approximate effect on the effective interest differential of volume and rate changes for the years 1995 and 1994. The effect of a change in average volume has been determined by applying the average yield or rate in the earlier period to the change in average volume during the period. The effect of a change in rate has been determined by applying the change in rate during the period to the average volume of the prior period. Any resulting unallocated amount was allocated ratably between the volume and rate components. Nonaccrual loans have been included in the average volume of each period. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

	  Community Banks, Inc. and Subsidiaries
	  MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF
	  OPERATIONS


	  The earnings of Community Banks, Inc. are derived exclusively from the operations of its wholly owned subsidiaries; Community Banks, N.A.; Community Banks Investments, Inc.; and Community Banks Life Insurance Co.

	  Net income was $2.15 per share in 1995 compared to $2.03 per share in 1994, and $1.92 in 1993. Net income per share in 1995 was 5.9% more than net income per share in 1994 and 12.0% more than net income per share in 1993.

	  Net Interest Income:

	  The primary determinant of Community Banks, Inc. net income is net interest income. This is the income which remains after deducting from the total income generated by earning assets the interest expense applicable to funds required to support the earning assets.

	  Total interest income increased $2,980,000 or 13.9% in 1995, compared to an increase of $715,000 or 3.5% in 1994, and a decrease of $367,000 or 1.7% in 1993. Interest and fees on loans increased $3,514,000 or 23.5% in 1995. Most of this increase was volume related and caused by an increase in average balances of $25,193,000 or 14.7%. The decrease of $550,000 or 8.7% in
	  interest and dividends on investment securities was also volume related. The average balances of tax-exempt securities decreased $4,064,000 or 12.2% in 1995 which resulted in a decrease in tax-exempt interest income. Because of significant loan demand experienced in 1995, management chose to use proceeds from maturities of investment securities to fund the demand. Interest and fees on loans increased $798,000 or 5.6% in 1994. This was a volume related change caused by an increase in average balances of $10,969,000 or 6.9%. The decrease of $48,000 or 0.7% in
	  interest and dividends on investment securities was rate related. The average balance of tax-exempt securities increased $4,252,000 or 14.7% in 1994 which resulted in an increase in tax-exempt interest income. Factors contributing to the 1993 change included a rate related decrease in interest and fees on loans of $492,000 and a volume related increase of $85,000 in interest and dividends on investment securities.

	  Total interest expense increased $1,709,000 or 20.1% in 1995, after decreasing $520,000 or 5.8% in 1994, and $1,044,000 or
	  10.4% in 1993. Materially affecting the 1995 increase was an increase of $1,587,000 or 29.3% in time deposit interest expense. Although a portion of the increase in time deposit interest expense was caused by increased volume, a more significant factor was an increase in rates paid for these funds. The increase in interest paid on short-term borrowings and long-term debt was for the most part, rate related. Material factors affecting the 1994 decrease were decreases of $84,000 or 3.2% in savings interest expense and $470,000 or 8.0% in total time deposit interest expense. These declines were slightly offset by an increase of $36,000 in

	  interest expense of short-term borrowings and long-term debt. Although the average balances of savings accounts increased $12,402,000 or 11.9%, this increase was more than offset by the decline in the interest rates of these deposits. The decline in time deposit interest expense in 1994 was also rate related. Material factors affecting the 1993 decrease were decreases of $517,000 in savings interest expense and $780,000 in time deposit interest expense.

	  Average interest-bearing deposits represented 91.3% of average total deposits in 1995 compared to 91.6% in 1994 and 92.4% in 1993.

	  Net interest income increased $1,271,000 or 9.8% in 1995, compared to $1,235,000 or 10.6% in 1994 and $677,000 or 6.2% in
	  1993. Average earning assets increased $12,581,000 or 4.5% in 1995 compared to $16,406,000 or 6.3% in 1994 and $21,496,000 or
	  9.0% in 1993. Average interest-bearing liabilities increased $10,664,000 or 4.4% in 1995 compared to $13,794,000 or 6.0% in
	  1994 and $18,551,000 or 8.8% in 1993.

	  Net Interest Income Margin:

	  Net interest income margin for 1995 was 5.20% compared to 5.02% in 1994 and 4.83% in 1993. Interest income to earning assets increased from 8.08% in 1994 to 8.71% in 1995. Interest expense to earning assets also increased from 3.06% to 3.51%. Interest rates applicable to earning assets and interest-bearing liabilities (with the exception of the interest rates applicable to tax-exempt investment securities and subordinated capital notes) increased in 1995. In general, declines occurred in 1994 and 1993.

	  Provision for Loan Losses:

	  Net loan charge-offs for 1995 were $501,000 compared to $230,000 in 1994 and $454,000 in 1993. The provision for loan losses charged to income was $712,000 in 1995 compared to $462,000 in 1994 and $702,000 in 1993. Total non-performing loans approximated $1,910,000, $1,158,000, and $1,122,000, as of
	  December 31, 1995, 1994, and 1993, respectively. Non-performing residential real estate and commercial loans totalled approximately $1,100,000 and $200,000, respectively, at year-end 1995. Total delinquencies as a percentage of total loans approximated 4.3%, 3.9%, and 4.9% at December 31, 1995, 1994, and 1993, respectively.

	  Other Income and Other Expenses:

	  Other income net of security gains increased $486,000 or 25.8% in 1995 compared to a decrease of $647,000 or 25.5% in 1994 and an increase of $373,000 or 17.3% in 1993. The increases in trust department income and service charges on deposit accounts which occurred in 1995 resulted from management's renewed emphasis on these functions. Investment security gains in 1995 were associated exclusively with equity securities held by Community Banks Investments, Inc. No investment security losses were recognized in 1995. Increased income on insurance premiums are a reflection of increased loan demand and increased activity at Community Banks Life Insurance Co. Gains on mortgage sales

	  increased in 1995 as a result of increased demand for fixed-rate real estate loans. These sales are composed of only fixed-rate real estate loans extended specifically for resale. The market values of loans held for sale approximated their carrying values at year ends 1995, 1994, and 1993. Loans originated for sale increased $10,886,000 in 1995. The most notable change in other income in 1994 was the decrease in gains on sales of mortgages. This was a direct reflection of reduced demand and a corresponding decline in the volume of loans originated for sale. No investment security losses were recognized in 1994. Every component of total other income with the exception of miscellaneous income increased in 1993. Most notable was the increase in gains on sales of mortgages.

	  Other expense increased $796,000 or 8.6% in 1995 compared to $824,000 or 9.7% in 1994, and $653,000 or 8.4% in 1993. The 1995
	  increases in salaries and benefits of $583,000 or 13.7% and net occupancy expense of $122,000 or 9.4% were affected by the opening of two new banking offices. The increase in operating expenses of insurance subsidiary was materially impacted by additional claims recognized at Community Banks Life Insurance Co. Increases of $409,000 or 10.6% in salaries and employee benefits and $199,000 or 18.1% in net occupancy expense affected the 1994 increase. Two new banking offices were also established in 1994. Increases of $295,000 or 8.3% in salaries and benefits and $108,000 or 10.9% in occupancy expense affected the 1993 increase.

	  Provision for Income Taxes:

	  The relationship of the provision for income taxes to income before income taxes increased from 23.6% in 1994 to 25.0% in 1995. Significantly impacting this change was a reduction in tax-exempt investment security and loan income recognized in 1995. Although the provision for income taxes essentially remained unchanged from 1993 to 1994, the relationship to pre-tax income declined slightly due in part to additional tax-free income. Similar changes occurred in 1993.

	  These factors contributed to increases in net income for 1995, 1994, and 1993 of $263,000 or 6.3%, $246,000 or 6.3%, and
	  $425,000 or 12.2%, respectively.

	  Balance Sheet Data:

	  Earning assets represented 92.1% of total assets at year-end 1995 compared to 92.4% at year-end 1994. Changes in the composition of earning assets reflect management's attempt to respond to fluctuating loan demand and corresponding policies relating to liquidity and asset/liability management.

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

	  Under the Corporation's current policy, if management has the intent and the Corporation has the ability at the time of purchase to hold securities until maturity or on a long-term basis, securities are classified as investments and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at the lower of cost or market value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes.

	  At December 31, 1995 and 1994, management classified investment securities with book and market values of $85,469,000 and $87,539,000 and $102,305,000 and $99,249,000, respectively, as
	  available for sale. Gross unrealized gains and losses relating to investment securities were $2,467,000 and $397,000 and $822,000 and $3,878,000, respectively, at year-end 1995 and 1994. The Corporation owned no securities below investment grade at year-end 1995 and 1994. No securities were considered held for sale or for trading purposes at December 31, 1995 and December 31, 1994.

	  At December 31, 1995 and 1994, the unrealized gain (loss) on investments available for sale, net of tax was $1,367,000 and $(2,017,000), respectively, and was accordingly reflected in shareholders equity. These fluctuations are deemed to be temporary in nature and result from changes in interest rates.

	  Net loans increased 12.5% from December 31, 1994 to December 31, 1995. Commercial, real estate, and personal and other loans increased 21.0%, 7.7%, and 19.9%, respectively, during the period. New banking offices opened in 1994 and 1995 affected these increases.

	  The following table sets forth information regarding nonaccrual loans, other real estate owned, and loans which are 90 days or more delinquent but accruing interest at the dates indicated.




 .                                    						  December 31
 .                    				       1995    1994   1993     1992   1991
 .                           					     (dollars in thousands)

	  Nonaccrual loans..........  $1,448  $  832  $  918  $  680 $  429


	  Other real estate owned...     302     338     366     145    631
	  Accruing loans contractually
	   past due 90 days or more..    462     326     204     871    922
	      Total.................  $2,212  $1,496  $1,488  $1,696 $1,982




	   Ratio of nonaccrual loans,
	   other real estate owned,
	   and accruing loans contractu-
	   ally past due 90 days or
	   more to total assets......     .69%    .49%   .52%    .62%  .80%


	  As discussed in Note 5 to the Financial statements, the Corporation adopted FAS 114 "Accounting by Creditors for Impairment of a Loan", as amended by FAS 118, on January 1, 1995. The adoption of FAS 114 did not result in an additional provision for credit losses. Management performs periodic reviews of its loans to identify risks in the loan portfolio. As a result of these periodic reviews, problem loans and potential problem loans are identified and the likelihood of collectibility is assessed. Based upon the results of these reviews, which also consider other pertinent data, management determines an appropriate allowance for loan losses. Other relevant factors include past loss experience, current economic conditions, and the growth and composition of the loan portfolio. The allowances for loan losses is maintained at a level believed by management to be adequate to absorb potential losses in the respective portfolios. The allowance for loan losses to loans net of unearned income approximated 1.11%, 1.14%, 1.15%, 1.05%, and .97%, at year-end,
	  1995, 1994, 1993, 1992, and 1991, respectively.

	  At December 31, 1995, management is not aware of any loans or lending relationships that are expected to deteriorate in the next year. In addition, the Corporation is not aware of any significant environmental liability related to real estate owned or in-foreclosure procedures.

	  The increase of $744,000 or 11.3% in premises and equipment was materially impacted by the previously noted new banking locations. Goodwill is being amortized over fifteen years. Increased interest rates on short-term borrowings resulted in the reduction of these liabilities in 1995. The increase in loans held for sale reflects increased demand for fixed-rate real estate loans in 1995. Affecting the decrease of $794,000 in accrued interest receivable and other assets was the elimination of the deferred tax asset of $1,039,000 associated with the previously noted SFAS No. 115 adjustment at December 31, 1994.

	  Total deposits increased $16,729,000 or 6.5% in 1995. Total deposits other than time deposits of $100,000 or more increased 5.8%. A general movement of funds from savings products to higher rate time deposit products contributed to a decrease of $3,286,000 in savings balances and an increase of $20,400,000 in total time deposits. It is not management's general policy to bid aggressively for funds. As previously mentioned, management chose to reduce the Corporation's dependence on short-term borrowings in 1995. Affecting the increase of $998,000 in accrued interest payable and other liabilities was a deferred tax liability of $704,000 associated with the previously mentioned SFAS No. 115 adjustment.

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

	  For the years ended December 31, 1995, 1994 and 1993, financing activities provided cash of $4,453,000, $20,012,000, and $8,893,000, respectively. Deposits accounted for the largest portion of this funding source amounting to $16,729,000, $12,820,000, and $7,695,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

	  Net cash used in investing activities totalled $8,240,000, $24,525,000, and $12,269,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The primary uses of funds in 1995 were increases in loans of $23,893,000 as proceeds from maturities of investment securities were used to fund loan demand. The primary uses of funds in 1994 were purchases of



	  investment securities of $18,939,000 and increases in loans of $22,468,000. In 1994 and 1993, investment securities purchased exceeded the proceeds from sales and maturities of securities, resulting in a net increase in investment securities.


	  Forward Outlook:

	  On January 12, 1996, Community Bank's Inc. completed its merger of The Citizens National Bank of Ashland (Citizens). Citizens has three banking offices which are located in Ashland, Gordon, and Lavelle, Pennsylvania. The Company issued 578,081 shares of common stock in exchange for all the outstanding shares of common stock of Citizens. At December 31, 1995 and for the year then ended, Citizens had total interest earning assets, interest bearing liabilities, equity capital and net income of $58.0 million, $51.3 million, $9.4 million and $4.8 million, respectively.

	  Management is unaware of any regulatory recommendations which, if implemented, would have a material effect on the liquidity, capital resources, or operations of the Corporation. Strong loan demand is anticipated for the remainder of 1996 and management will continue to carefully evaluate this demand based on the creditworthiness of the borrower and the relative strength of the economy in the Corporation's market.

	  Effects on Inflation:

	  All business enterprises are affected by the constantly changing economic environment. Changes in the economy, however, affect the banking industry differently than other industries. A bank's assets and liabilities are primarily monetary in nature and values are established without regard to future price changes.

	  Also, banks, unlike industrial corporations are not required to provide for large capital expenditures in the form of premises, equipment and inventory. Interest rate changes and the actions of the Federal Reserve Board have a greater impact on a bank's operations than do the effects of inflation. Although occasional deviations may occur, it is management's policy to generally maintain rate-sensitive assets at a level approximating rate-sensitive liabilities. Based on a one-year parameter, this relationship approximated 99% at December 31, 1995.

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













 .                              	Regulatory     December 31,
 .                            				  Minimum    1995       1994
 .                               					  (dollars in thousands)


     Core (Tier 1) Capital          ---      $33,838  $30,740

     Leverage ratio (A)             4.0%       10.6%    10.1%

     Risk-based Capital Ratios:

     Tier 1 capital ratio (B)       4.0%       15.3%    15.4%

     Total risk-based capital
      ratio (C)                     8.0%       17.2%    17.2%


     (A) Core capital divided by total assets less intangible assets.

     (B) Core capital divided by year-end risk-adjusted assets, as defined by risk-based capital guidelines.

     (C) Total capital divided by risk-adjusted assets, as defined by risk-based guidelines.

As shown by the table, the Bank's capital ratios exceeded regulatory minimums in 1995 and 1994. The core capital ratio decreased from 15.4% to 15.3%, and the total capital ratio remained unchanged at 17.2%, well above the regulatory minimums of 4.0% for core and 8.0% for total capital. These changes were impacted by the Corporation's retention of earnings during the year.