Form 10-K, Exhibit 13
period 1996-12-31
COMMUNITY BANKS INC /PA/
filed 1997-03-26
CIK 714710

Community Banks, Inc. and Subsidiaries
MARKET FOR THE COMPANY'S COMMON STOCK AND
RELATED SECURITIES HOLDER MATTERS

     The shares of Community Banks, Inc. are traded on the American Stock Exchange and are transferred through local and regional brokerage houses. The Holding Company has approximately 1,453 shareholders as of February 14, 1997. The following table sets forth the high and low prices within the knowledge of management of Community Banks, Inc. at which the Capital Stock has been transferred during the periods indicated. The table is based solely upon transactions known to management of the Holding Company and represents a portion of the actual transfers of Capital Stock during the periods in question.

                   Price Per Share                         Price Per Share
1996                Low       High      1995                Low       High

First Quarter     $24.25     $27.50     First Quarter     $23.75     $26.00
Second Quarter     22.63      26.13     Second Quarter     25.25      26.75
Third Quarter      22.63      24.13     Third Quarter      25.25      26.75
Fourth Quarter     23.75      26.13     Fourth Quarter     25.44      27.25

     Holders of the Capital Stock of the Holding Company are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore. Community Banks, Inc. has paid cash dividends per share of Common Stock during the last five years as follows:
1992 - $0.52, 1993 - $0.58, 1994 - $0.63, 1995 - $0.70 and 1996 - $0.78.  The
market prices listed above are based on historical market quotations and have not been restated for the issuance of stock dividends.


Community Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
At December 31, 1996 and 1995
(dollars in thousands except per share data)
                                                            1996             1995



ASSETS
Cash and due from banks..........................        $ 16,547         $ 14,870
Interest-bearing time deposits in other banks....           1,397              434
Investment securities, available for sale (market
  value).........................................         145,446          117,426
Federal funds sold...............................           ---              2,215
Loans............................................         261,976          243,308
Less:  Unearned income...........................         (11,965)         (11,671)
       Allowance for loan losses.................          (2,798)          (2,574)
       Net loans.................................         247,213          229,063
Premises and equipment, net......................           7,848            7,657
Goodwill.........................................           1,147            1,388
Other real estate owned..........................             351              302
Loans held for sale..............................           4,622            2,206
Accrued interest receivable and other assets.....           7,947            6,261
  Total assets...................................        $432,518         $381,822
                                                         ========         ========
LIABILITIES

Deposits:
  Demand.........................................        $ 27,345         $ 28,337
  Savings........................................         150,369          133,004
  Time...........................................         152,615          150,908
  Time in denominations of $100,000 or more......          12,927           11,848
  Total deposits.................................         343,256          324,097
Short-term borrowings............................          13,217            1,016
Long-term debt...................................          25,000            7,000
Accrued interest payable and other liabilities...           3,306            3,709
  Total liabilities..............................         384,779          335,822

STOCKHOLDERS' EQUITY

Preferred stock, no par value;
  500,000 shares authorized;
  no shares issued and outstanding...............           ---               ---
Common stock, $5.00 par value; 5,000,000 shares
  authorized; 2,888,088 and 2,611,409 shares
  issued in 1996 and 1995, respectively..........          14,440           13,057
Surplus..........................................          13,716            8,381
Retained earnings................................          19,743           22,951
Net unrealized gain on investment securities
  available for sale, net of tax.................             261            1,664
Less:  Treasury stock of 19,927 and 3,907
  shares at cost.................................            (421)             (53)
  Total stockholders' equity.....................          47,739           46,000
  Total liabilities and stockholders' equity.....        $432,518         $381,822
                                                         ========         ========

All periods reflect the combined data of Community Banks, Inc. and The Citizens' National Bank of Ashland.

The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 1996, 1995, and 1994
(dollars in thousands except per share data)

                                                                   1996              1995              1994
Interest Income:
  Interest and fees on loans.......................              $22,544           $20,819           $17,300
  Interest and dividends on investment securities:
     Taxable.......................................                6,196             5,599             5,740
     Exempt from federal income tax................                1,588             2,054             2,425
  Other interest income............................                   58                83                67
  Fed funds interest...............................                  207               157                98
     Total interest income.........................               30,593            28,712            25,630


Interest expense:
  Interest on deposits:
     Savings.......................................                3,212             3,054             3,069
     Time..........................................                8,061             7,721             6,049
     Time in denominations of $100,000 or more.....                  660               588               434
  Interest on short-term borrowings and
   long-term debt..................................                  502               669               525
  Fed funds purchased and repo interest............                  252              ---               ---
  Interest on subordinated capital notes...........                 ---               ---                  2
     Total interest expense........................               12,687            12,032            10,079
     Net interest income...........................               17,906            16,680            15,551
Provision for loan losses..........................                1,042               728               512
     Net interest income after provision for
       loan losses.................................               16,864            15,952            15,039


Other income:
  Trust department income..........................                  251               217               180
  Service charges on deposit accounts..............                  980               869               761
  Other service charges, commissions and fees......                  242               262               298
  Investment security gains........................                  284               140               396
  Income on insurance premiums.....................                  653               583               396
  Gains on mortgage sales..........................                  211               346               210
  Other income.....................................                  133               293               183
     Total other income............................                2,754             2,710             2,424


Other expenses:
  Salaries and employee benefits..................                 6,120             5,837             5,138
  Net occupancy expense...........................                 1,813             1,672             1,500
  Operating expenses of insurance subsidiary......                   363               353               282
  Other operating expense.........................                 3,721             4,395             4,087
     Total other expenses.........................                12,017            12,257            11,007
     Income before income taxes...................                 7,601             6,405             6,456
Provision for income taxes........................                 1,969             1,591             1,462
     Net income...................................               $ 5,632           $ 4,814           $ 4,994
                                                                 =======           =======           =======

Fully diluted earnings per share (based on average
  shares outstanding)..........................<F1>              $  1.94           $  1.66           $  1.73
                                                                 =======           =======           =======

All periods reflect the combined data of Community Banks, Inc. and The Citizens' National Bank of Ashland.
<F1> Per share data for all periods has been restated to reflect stock dividends.

The accompanying notes are an integral part of the consolidated financial statements.

<CAPTION
Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
For the Years Ended December 31, 1996, 1995, and 1994
(dollars in thousands except per share data)

                                                                                                                   Total
                                                      Common             Retained     Valuation     Treasury    Stockholders'
                                                      Stock      Surplus Earnings     Allowance        Stock       Equity

Balance, December 31, 1993..........................    $11,308  $ 8,243  $18,714                     $ (53)      $38,212
Valuation allowance on investment securities
   available for sale, January 1, 1994..............                                   $ 2,246                      2,246
Net income for 1994.................................                        4,994                                   4,994
Cash dividends ($0.63 per share)....................                       (1,835)                                 (1,835)
20% stock dividend (additional 337,248 shares)......      1,686            (1,686)
Issuance of additional 8,436 shares.................         43       99      (13)                                    129
Change in valuation allowance on investment
   securities, available for sale...................                                    (4,263)                    (4,263)
Balance, December 31, 1994..........................     13,037    8,342   20,174       (2,017)         (53)       39,483
Net income for 1995.................................                        4,814                                   4,814
Cash dividends ($0.70) per share....................                       (2,033)                                 (2,033)
Issuance of additional 4,154 shares.................         20       39       (4)                                     55
Change in valuation allowance on investment
   securities, available for sale...................                                     3,681                      3,681
Balance, December 31, 1995..........................     13,057    8,381   22,951        1,664          (53)       46,000
Net income for 1996.................................                        5,632                                   5,632
Cash dividends ($0.78 per share)....................                       (2,260)                                 (2,260)
10% stock dividend (additional 260,925 shares)......      1,304    5,219   (6,523)
Purchase of treasury stock (additional 16,020 shares)                                                  (368)         (368)
Issuance of additional 15,754 shares................         79      116      (57)                                    138
Change in valuation allowance on investment
   securities, available for sale...................                                    (1,403)                    (1,403)
Balance, December 31, 1996..........................    $14,440  $13,716  $19,743       $  261        $(421)      $47,739
                                                        =======  =======  =======       ======        ======      =======

Per share data for all periods has been restated to reflect stock dividends.

All periods reflect the combined data of Community Banks, Inc. and The Citizens' National Bank of Ashland.

The accompanying notes are an integral part of the consolidated financial statements.


Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1996, 1995, and 1994
(in thousands)

                                                                   1996              1995               1994
Operating Activities:
  Net income..............................................       $ 5,632           $ 4,814           $ 4,994
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Provision for loan losses............................         1,042               728               512
     Provision for depreciation and amortization..........           937               831               772
     Amortization of goodwill.............................           241               241               242
     Investment security gains............................          (284)             (140)             (396)
     Loans originated for sale............................       (11,329)          (17,590)           (6,704)
     Proceeds from sales of loans.........................         9,124            15,765            10,975
     Gains on mortgage sales..............................          (211)             (346)             (210)
     Increase in other assets.............................        (1,686)             (186)           (2,564)
     Increase in accrued interest payable and other
      liabilities.........................................           320               335               272
        Net cash provided by operating activities.........         3,786             4,452             7,893

Investing Activities:
  Net decrease (increase) in interest-bearing time
   deposits in other banks................................          (963)              211               (69)
  Proceeds from sales of investment securities............         1,643               347               892
  Proceeds from maturities of investment securities.......        25,104            25,952            24,287
  Purchases of investment securities......................       (56,609)           (7,699)          (27,127)
  Net increase in total loans.............................       (19,241)          (23,230)          (22,982)
  Purchases of premises and equipment.....................        (1,128)           (1,491)           (1,523)
        Net cash used in investing activities.............       (51,194)           (5,910)          (26,522)

Financing Activities:
  Net increase in total deposits..........................        19,159            16,124            12,706
  Net increase (decrease) in short-term borrowings........        12,201           (10,693)           10,504
  Proceeds from issuance of long-term debt................        18,000             5,000                --
  Repayment of long-term debt.............................            --            (5,000)           (2,000)
  Repayment of subordinated capital notes.................            --               (15)              (16)
  Cash dividends..........................................        (2,260)           (2,033)           (1,835)
  Purchases of treasury stock.............................          (368)               --                --
  Proceeds from issuance of common stock..................           138                55               129
        Net cash provided by financing activities.........        46,870             3,438            19,488

        Increase (decrease) in cash and cash equivalents..          (538)            1,980               859

Cash and cash equivalents at beginning of year............        17,085            15,105            14,246
Cash and cash equivalents at end of year..................       $16,547           $17,085           $15,105
                                                                 =======           =======           =======

All periods reflect the combined data of Community Banks, Inc. and The Citizens' National Bank of Ashland.

The accompanying notes are an integral part of the consolidated financial statements.

     Community Banks, Inc. and Subsidiaries
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     1.  Organization and Basis of Presentation:

     Community Banks, Inc. (Corporation) is a bank holding company whose wholly-owned subsidiaries include Community Banks, N.A. (CBNA), Community Banks Investments, Inc. (CBII) and Community Banks Life Insurance Company (CBLIC). All significant intercompany transactions have been eliminated. The Corporation operates through its main office in Millersburg and through 20 branch banking offices located in Dauphin, Northumberland, Schuylkill and Luzerne Counties in Pennsylvania. Community Bank's, Inc. primary source of revenue is derived from loans to customers, who are predominantly middle-income individuals.

     2.  Summary of Significant Accounting Policies:

     The more significant accounting policies of the Corporation are:

     Investment Securities:
     At January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). This statement requires enterprises to classify debt and equity securities as either "held-to-maturity," "available-for-sale," or "trading." Investments for which management has the intent, and the corporation has the ability, to hold to maturity are carried at the lower of cost or market adjusted for amortization of premium and accretion of discount. Amortization and accretion are calculated principally on the interest method. Securities bought and held primarily for the purpose of selling them in the near term are classified as "trading" and reported at fair value. Changes in unrealized gains and losses on "trading" securities are recognized in the Consolidated Statements of Income. At December 31, 1996, there were no securities identified as "held-to-maturity" or "trading." All other securities are classified as "available-for-sale" and reported at fair value. Changes in unrealized gains and losses for "available-for-sale" securities, net of applicable taxes, are recorded as a component of shareholder's equity.

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

     Income Taxes:
     In accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", deferred income taxes are accounted for by the liability method, wherein deferred tax assets and liabilities are calculated on the differences between the basis of assets and liabilities for financial statement purposes versus tax purposes (temporary differences) using enacted tax rates in effect for the year in which the differences are expected to reverse. Tax expense in the statements of income is equal to the sum of taxes currently payable, including the effect of the alternative minimum tax, if any, plus an amount necessary to adjust deferred tax assets and liabilities to an amount equal to period-end temporary differences at prevailing tax rates. (See Note 10).

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

     Other Real Estate owned:
     Real estate acquired through foreclosure is carried at the lower of the recorded amount of the loan for which the foreclosed property previously served as collateral or the current appraised value of the property. Prior to foreclosure, the recorded amount of the loan is written down, if necessary, to the appraised value of the real estate to be acquired by charging the allowance for loan losses. During 1996, 1995, and 1994 non-cash transactions related to real estate acquired through foreclosure totalled $460,000, $677,000, and $322,000, respectively.

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

     Statement of Cash Flows:
     Cash and cash equivalents included cash and due from banks and federal funds sold. The Corporation made cash payments of $2,019,000, $1,656,000, and $1,435,000, and $12,345,000, $11,825,000, and $10,143,000 for income taxes and interest, respectively, in 1996, 1995, and 1994. Certain prior year amounts have been reclassified to conform with the current year's presentation.


     Earnings Per Common Share:
     Net income per share is computed based upon the weighted average shares of common stock outstanding which amounted to 2,908,000, 2,896,193, and 2,894,712 shares for the years ended December 31, 1996, 1995, and 1994, respectively.


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


3. Investment Securities:

	 The amortized cost and market value of investment securities at December 31, 1996 and 1995 are as follows:

<CAPTON>
								                                                                  		              December 31
									                                                                       1996               1995
								                                                                 Amortized  Market  Amortized    Market
								 	                                                                  Cost     Value     Cost       Value
										                                                                               (in thousands)
U.S. Treasury securities and obligations of U.S.
   government corporations and agencies.........................       $ 40,267   $ 40,432   $ 27,719   $ 28,031
Mortgage-backed U.S. government agencies........................         69,837     68,528     45,888     46,153
Obligations of states and political subdivisions................         30,496     30,958     34,067     34,941
Corporate securities............................................          1,101      1,123      3,991      4,123
Equity securities...............................................          3,349      4,405      3,241      4,178
     Total......................................................       $145,050   $145,446   $114,906   $117,426
								                                                                ========   ========   ========   ========


     The amortized cost and market value of all investment securities at December 31, 1996 and 1995 are as follows:



 .								                                                           1996                                           1995
 . 						                                                          Gross     Gross                         Gross      Gross
 .					                                                Amortized Unrealized Unrealized  Market Amortized Unrealized Unrealized Market
 .						                                                  Cost     Gains     Losses      Value   Cost      Gains     Losses    Value
 .										                                                                             (in thousands)
U.S. government corporations and agencies........      $ 40,267  $  242  $   (77)   $ 40,432   $ 27,719  $  364  $ (52)   $ 28,031
Mortgage-backed U.S. government agencies.........        69,837     300   (1,609)     68,528     45,888     566   (301)     46,153
Obligations of states and political subdivisions.        30,496     553      (91)     30,958     34,067     927    (53)     34,941
Corporate securities.............................         1,101      22       --       1,123      3,991     133     (1)      4,123
Equity securities................................         3,349   1,056       --       4,405      3,241     959    (22)      4,178
	 Total...................................             $145,050  $2,173  $(1,777)   $145,446   $114,906  $2,949  $(429)   $117,426
                                           						       ======== ======  =======    ========   ========  ======  =====    ========

     The amortized cost and market value of all investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


 .							                                                Amortized      Market
 .								                                                 Cost         Value
 .                                             									   (in thousands)

Due in one year or less...........................      $ 15,570      $ 15,615
Due after one year through five years.............        30,112        30,410
Due after five years through ten years............        25,419        25,699
Due after ten years...............................           763           789
 .							                                                 	71,864        72,513
Mortgage-backed securities........................        69,837        68,528
Equity securities.................................         3,349         4,405
 .							                                                $145,050      $145,446
 .                                          							      ========      ========

     Proceeds from sales of investments in debt securities in 1996 were $990,000. Gross gains of $7,000 and no losses were realized.

     At December 31, 1996 and 1995, investment securities with carrying amounts of approximately $40,204,000 and $21,619,000 respectively, are pledged to collateralize public deposits and for other purposes as provided by law.

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


4. Loans:

   The composition of loans outstanding by lending classification is as follows:

 .                                                 							       December 31
 .                                                  							     1996       1995
 .                                                  							      (in thousands)

Commercial, financial and agricultural...................   $ 44,129  $ 38,251
Real-estate-construction.................................      1,816     3,283
Real-estate-mortgage.....................................    151,299   133,389
Personal installment.....................................     59,142    62,373
Other....................................................      5,590     6,012
 .                                                 						    $261,976  $243,308
 .                                                							    ========  ========

     Loans held for resale amounted to $4,622,000 and $2,206,000 at December 31, 1996 and 1995, respectively.


5. Allowance for Loan Losses:

     Changes in the allowance for loan losses are as follows:

 .                                         							       December 31
 .                                          							   1996          1995
 .                                         							      (in thousands)

Balance, January 1...............................    $2,574        $2,347
Provision for loan losses........................     1,042           728
Loan charge-offs.................................    (1,296)         (840)
Recoveries.......................................       478           339
Balance, December 31.............................    $2,798        $2,574
 .                                          							   ======        ======


 .                                              							 NONPERFORMING LOANS (a)
 .                                              							  AND OTHER REAL ESTATE

 .                                             							       December 31
 .                                               							   1996          1995
 .                       	                       						      (in thousands)


Loans past due 90 days or more
 and still accruing interest:
   Commercial, financial and agricultural.........      $   20        $  120
   Mortgages......................................         547           558
   Personal installment...........................         189           236
   Other..........................................          11            --
 .                                             							      767           914

Loans on which accrual of interest has been
 discontinued:
   Commercial, financial and agricultural.........         723           415
   Mortgages......................................       1,904         1,245
   Other..........................................         283            99
 .                                              						    2,910         1,759
Other real estate.................................         351           302
   Total..........................................      $4,028        $2,975
 .                                              							   ======        ======


(a) The determination to discontinue the accrual of interest on nonperforming loans is made on the individual case basis. Such factors as the character and size of the loan, quality of the collateral and the historical creditworthiness of the borrower and/or guarantors are considered by management in assessing the collectibility of such amounts.

Impaired Loans
     The Corporation adopted FAS 114 "Accounting by Creditors for Impairment of a Loan", as amended by FAS 118, on January 1, 1995. Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. For purposes of applying FAS 114, larger groups of smaller-balance loans such as residential mortgage and installment loans are collectively evaluated for impairment. Management has established a smaller-dollar-value threshold of $250,000 for all loans. Loans exceeding this threshold are evaluated in accordance with FAS 114. An insignificant delay or shortfall in the amount of payments, when considered independent of other factors, would not cause a loan to be rendered impaired. Insignificant delays or shortfalls may include, depending on specific facts and circumstances, those that are associated with temporary operational downturns or seasonal business delays.

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

     At December 31, 1996, the Corporation recorded no investment in impaired loans recognized in accordance with FAS 114 with no related valuation allowance. For the year ended December 31, 1996, the average balance of impaired loans was negligible. The application of FAS 114 has not had any effect on the comparability of the non-performing loan table in footnote 5 between the periods presented. The company recognized no interest on impaired loans on the cash basis.


6. Premises and Equipment:

     Premises and equipment are comprised of the following:

 .                                                     								December 31
 .                                             							       1996       1995
 .                                             							       (in thousands)

Banking premises......................................     $8,576     $8,438
Furniture and fixtures................................      7,221      7,340
Leasehold improvements................................        345        343
 .                                               						     16,142     16,121
Less accumulated depreciation and amortization........     (8,294)    (8,464)
 .                                              							     $7,848     $7,657
 .                                               							     ======     ======

     Depreciation expense charged to operations amounted to approximately $937,000, $831,000, and $716,000, in 1996, 1995, and 1994, respectively.



7. Short-Term Borrowings and Long-Term Debt:

     Short-term borrowings consist of the following:
 .                                                     								December 31
 .                                            							       1996        1995
 .                                            							       (in thousands)

Federal funds purchased, 5.25% and 5.69% in 1996 and
    1995, respectively...............................     $12,700     $  550
Treasury tax and loan note option account,
    5.04% and 5.15% in 1996 and 1995, respectively...         517        466
 .                                          							        $13,217     $1,016
 .                                              						     =======     ======

     Interest incurred on short-term borrowings amounted to $284,000, $225,000, and $115,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

     At December 31, 1996, long-term debt consists of long-term advances from the FHLB of Pittsburgh of $15,000,000 and repurchase agreements totalling $10,000,000. The long-term advance is for a period of five years and is due to mature in December, 2001. Monthly payments of interest are required to be paid to the Federal Home Loan Bank at a fixed rate, presently 6.06%, with principal due at maturity. Quarterly payments of interest are required to be paid on the repurchase agreements at a fixed rate, presently 5.57%, with principal due at maturity. Interest on long-term debt amounted to $470,000, $444,000, and $410,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

     Maturities on long term debt at December 31, 1996 are as follows:

     1997............................     $ 4,000,000
     1998............................     $ 3,000,000
     1999............................     $ 4,000,000
     2000............................     $ 4,000,000
     2001............................     $10,000,000

8. Subordinated Capital Notes:

     Subordinated capital notes at December 31, 1994 bore interest at 11% and matured annually at $15,000 through February 4, 1995.


9. Pension Plan:

     The following table sets forth the pension plan's funded status at and for the years ended December 31, 1996, 1995, and 1994.

 .								                                                                      1996       1995     1994
 .                                                                     											     (in thousands)
Actuarial present value of benefit obligations:
     Accumulated benefit obligations, including vested
	benefits of $2,812, $2,371, and $1,903, respectively......................         $2,844    $2,389     $1,915
 . 	                                                         									               ======    ======     ======
Projected benefit obligation for service rendered to date.........................  $3,933    $3,420     $2,780
Plan assets at fair value, primarily listed stocks, corporate, and U.S. bonds.....   3,626     3,114      2,550
Plan assets in excess of projected benefit obligations............................    (307)     (306)      (230)
Unrecognized net loss from past experience different from that assumed
     and effects of changes in assumptions........................................   1,027       949        791
Unrecognized net asset being recognized over 17 years.............................     (46)      (55)       (63)
Prepaid pension costs.............................................................  $  674    $  588     $  498
Net pension cost for 1996, 1995, and 1994 included the following components:        ======    ======     ======
Service cost......................................................................  $  190    $  153     $  159
Interest cost.....................................................................     238       207        175
Actual return on plan assets......................................................    (290)     (374)       (29)
Net amortization and deferral.....................................................      24       154       (181)
Net pension cost..................................................................  $  162    $  140     $  124
 .										                                                                         ======    ======     ======

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.50% for 1996, and 7.25% for 1995 and 1994. The increase in future compensation levels used in determining the actuarial present value of the benefit obligation was 5.00% in 1996, 1995, and 1994. The expected long-term rate of return on assets was 9.00% in 1996, 1995, and 1994.


10. Income Taxes:

     The provision for income taxes consists of the following:

 .                                    								     1996       1995        1994
 .                                           									   (in thousands)

	 Current...................................    $1,942      $1,661     $1,531
	 Deferred..................................        27         (70)       (69)
 .	                                   							    $1,969      $1,591     $1,462
 .                                     						    ======      ======     ======


     As discussed in Note 2, the Corporation adopted the provisions of SFAS No. 109 effective January 1, 1992.

     The components of the net deferred tax asset (liability) as of December
31, 1996, 1995, and 1994 were as follows:

 .                                                 							       1996     1995       1994
 .                                                       								    (in thousands)
Deferred tax assets:
     Loan loss provision...................................   $  648   $  573    $  561
     Non-accrual loan interest income......................      183      152       123
     Loan origination fees.................................      ---       22        57
     Net unrealized loss on marketable securities..........      ---      ---     1,039
     Miscellaneous.........................................       88       85       ---
     Alternative minimum tax credit........................      ---       54        46
     Deferred compensation.................................       73       75        68
	 Total deferred tax assets................................   $  992   $  961    $1,894


Deferred tax liabilities:
     Depreciation..........................................   $  515   $  531    $  523
     Accretion of discount.................................      156      131       109
     Pension expense.......................................      216      182       145
     Net unrealized gain on marketable equity securities...      134      857       ---
     Miscellaneous.........................................      ---       (3)       28
     Loan origination fees.................................       12      ---       ---
	 Total deferred tax liability.............................   $1,033   $1,698    $  805
	 Net deferred asset (liability)...........................   $  (41)  $ (737)   $1,089
 .                                                  						      ======   ======    ======

     The significant components of the deferred tax expense (benefit) in 1996, 1995, and 1994 were as follows:

 .                                          						       1996         1995       1994
 .                                                  								      (in thousands)
	Loan origination fees..............................    $ 34         $  4       $ 33
	Accretion of discount..............................      26           19         23
	Loan loss provision................................     (75)         (48)       (46)
	Non-Accrual loan interest income...................     (31)         (17)       (42)
	Depreciation expense...............................     (17)          (3)        (9)
	Deferred compensation..............................     ---          (13)       (10)
	Pension expense....................................      34           37         29
	Lease financing....................................     ---           (1)        (7)
	Miscellaneous......................................       2          (33)       (33)
	Alternative minimum tax credit.....................      54          (15)        (7)
	Total deferred taxes...............................    $ 27         $(70)      $(69)
 .                                         							       ====         ====       ====

     Income tax provisions related to securities gains were $97,000, $47,000, and $134,000, for the years ended December 31, 1996, 1995, and 1994, respectively.

     The provision for income taxes differs from the amounts derived from applying the statutory federal tax rate of 34%.


 .                                                 							       1996         1995       1994
 .                                                         								      (in thousands)
Computed "expected" tax provision..........................   $2,585      $2,177      $2,195
Effect of tax-exempt municipal bond and loan
     interest, net of interest expense disallowance........     (558)       (696)       (807)
Goodwill amortization......................................       82          82          82
Nondeductible expense related to acquistion................      ---          99         ---
Other, net.................................................     (110)        (71)         (8)
Deferred compensation......................................      (30)        ---         ---
Total provision for income taxes...........................   $1,969      $1,591      $1,462
 .                                                							      ======      ======      ======

11. Stock Options, Preferred Stock, and Common Stock:

    The Corporation has a Long Term Incentive Plan whereby awards in the form of Incentive Stock Options, Nonqualified Stock Options or Stock Appreciation
Rights may be granted to certain Executive Officers and other key employees selected by a committee of the Board of Directors. The price at which common stock can be purchased pursuant to the exercise of options cannot be less than 100% in the case of Incentive Stock Options and 80% in the case of Nonqualified Stock Options, of the fair market value of the common stock on the date of the grant of the option. Options are exercisable starting one year from the date of grant to the extent of 20.0% to 33.3% a year on a cumulative basis and expire no later than ten years after the date of grant. Incentive stock options issued under the plan totalled 28,775, 55,992, and 30,096 in 1996, 1995, and 1994, respectively.

     A summary of the status of the Bank's Plan as of December 31, 1996,
1995, and 1994 and changes during the years ending on those dates is presented below:
 . 													                                                                                              Weighted
 .													                                                                                              Average Fair
 .					                                                Shares      Shares        Weighted        Options    Value of Options
 .						                                               Under     Available      Average       Exercisable   Granted During
 .                                            		       Option    For Option   Exercise Price   at Year-end      The Year
Balance, December 31, 1993........................    126,190       209,668       $13.06          48,675

Options granted...................................     30,096       (30,096)      $27.06

Options exercised.................................    (12,162)          ---       $12.74
Options cancelled or expired......................     (3,055)        3,055       $16.02

Balance, December 31, 1994........................    141,069       182,627       $16.01          64,307

Options granted...................................     55,992       (55,992)      $23.00                          $7.46
Options exercised.................................     (4,705)          ---       $12.32
Options cancelled or expired......................       (476)          476       $21.46

Balance, December 31, 1995........................    191,880       127,111       $18.13          88,974

Options granted...................................     28,775       (28,775)      $24.25                          $7.58
Options exercised.................................    (20,541)          ---       $11.91
Options cancelled or expired......................     (7,366)        7,366       $21.97
Balance December 31, 1996.........................    192,748       105,702       $19.56         102,236
 .                                          					      =======       =======       ======         =======

     On January 1, 1996, the Bank adopted Statement of Financial Accounting
Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). As permitted by SFAS 123, the Bank has chosen to apply APB Opinion No. 25, "Accounting for Stock issued to Employees" (ABP 25) and related interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had Compensation cost for the Bank's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the impact on the Bank's net income and net income per share would not have been material.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively; dividend yield of 1%, expected volatility of 20%, risk-free interest rates of 6.14% and 7.85%, and expected life of 6 years.


12. Related Parties:

     Certain directors and their business affiliates (defined as the beneficial ownership of at least a 10 percent interest), executive officers and their families are indebted to Community Banks, N.A. At December 31, 1996, 1995, and 1994, loans to these persons and their business affiliates amounted to $2,989,000, $3,402,000, and $3,927,000, respectively.

     In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations.



 .							                                                1996         1995       1994
 .                                                 								      (in thousands)
	 Balance beginning of period.......................   $3,402     $3,927       $4,335
	 Additions.........................................      365        467          624
	 Amounts collected.................................     (778)      (992)      (1,032)
	 Amounts written off...............................      ---        ---          ---
	 Balance end of period.............................   $2,989     $3,402       $3,927
 .                                         							      ======     ======       ======

13. Condensed Financial Information of Community Banks, Inc. (Parent only):

 .                                          							       1996        1995
 .                                                 								(in thousands)
Condensed Balance Sheets:
	 Cash and investments..............................   $   139    $   402
	 Investment in Community Banks, N.A. ..............    44,519     42,904
	 Investment in nonbank subsidiaries................     3,081      2,694
	 Total assets......................................   $47,739    $46,000
 .                                         							      =======    =======
	 Stockholders' equity..............................    47,739     46,000
	 Total liabilities and stockholders' equity........   $47,739    $46,000
 .                                          						      =======    =======


 .                                                  					       1996       1995       1994
Condensed Statements of Income:                                      (in thousands)
  Dividends from:
	 Community Banks, N.A. ............................          $2,260     $2,033     $1,835
	 Nonbank subsidiaries..............................             ---        ---        ---
Income before equity in undistributed earnings of
    subsidiaries...........................................    2,260      2,033      1,835
Equity in undistributed earnings of:
    Community Banks, N.A. .................................    2,985      2,532      2,697
    Nonbank subsidiaries...................................      387        249        462
 .                                                							       3,372      2,781      3,159
Net income.................................................   $5,632     $4,814     $4,994
 .                                                							      ======     ======     ======


Condensed Statements of Cash Flows:
    Operating activities:
    Net income.............................................   $5,632     $4,814     $4,994
	Adjustments to reconcile net cash provided by
	  operating activities:
      Undistributed earnings of:
	Community Banks, N.A. .............................          (2,985)    (2,532)    (2,697)
	Nonbank subsidiaries...............................            (387)      (249)      (462)
      Other liabilities....................................      (33)       ---        ---
	Net cash provided by operating activities..........           2,227      2,033      1,835
    Investing activities:
      Additional investment in nonbank subsidiaries........      ---        ---        ---
      Net cash used in investment activities...............      ---        ---        ---

Financing Activities:
    Proceeds from issuance of common stock.................      138         55        129
      Purchase of Treasury Stock...........................     (368)       ---        ---
      Dividends paid.......................................   (2,260)    (2,033)    (1,835)
	Net cash used by financing activities..............          (2,490)    (1,978)    (1,706)
	Net change in  cash and cash equivalents...........            (263)        55        129
	  Cash and cash equivalents at beginning of year...             402        347        218
	  Cash and cash equivalents at end of year.........          $  139     $  402     $  347
 .                                                							      ======     ======     ======


14. Dividend Restrictions:


     CBNA is subject to legal limitations as to the amount of dividends that can be paid to its shareholder (the Corporation). The approval of certain banking regulatory authorities is required if the total of all dividends declared by the bank exceeds limits as defined by the regulatory authorities. CBNA could declare dividends in 1996 without regulatory approval of $6,290,000 plus an additional amount equal to the bank's retained net profits in 1996 up to the date of any dividend declaration.


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


     Financial instruments with off-balance sheet risk at December 31, 1996, are as follows:

 .                                       									  Contract or Notional Amount
 .                                                   										 (in thousands)

Financial instruments whose contract amounts represent credit risk:
 Commitments to originate loans..........................            $21,338
 Unused lines of credit..................................            $11,626
 Standby letters of credit...............................            $ 1,817
 Unadvanced portions of construction loans...............            $ 1,986

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


16. Quarterly Results of Operations (Unaudited):

     The following is a summary of the quarterly results of operations for the years ended December 31, 1996 and 1995:

 .                                               							      Three Months Ended
 .                                          						       1996                               1995
 .                    			       Mar. 31    June 30    Sept. 30   Dec. 31    Mar. 31    June 30    Sept. 30   Dec. 31
 .                                    					     (dollars in thousands except per share data)
Interest income..............  $7,423     $7,447      $7,798     $7,925     $6,894     $7,171     $7,291     $7,356
Interest expense.............   3,082      3,101       3,222      3,282      2,768      3,021      3,128      3,115
Net interest income..........   4,341      4,346       4,576      4,643      4,126      4,150      4,163      4,241
Provision for loan losses....     202        183         245        412        122        168        170        268
Net interest income after
 provision for loan losses:..   4,139      4,163       4,331      4,231      4,004      3,982      3,993      3,973
Other income.................     497        589         597        576        473        540        593        618
Investment security
  gains......................     147        130           4          3         36         40         63          1
Gains on mortgage sales......      --         70          47         94         18         48         60        220
Other expenses...............   3,040      3,052       2,972      2,953      2,862      2,964      3,003      3,428
Income before income taxes...   1,743      1,900       2,007      1,951      1,669      1,646      1,706      1,384
Income taxes.................     397        460         546        566        396        398        385        412
Net income...................  $1,346     $1,440      $1,461     $1,385     $1,273     $1,248     $1,321     $  972
 .                    			       ======     ======      ======     ======     ======     ======     ======     ======

Fully diluted earnings
  per share..................  $ .46      $ .50       $ .50      $ .48      $ .44      $ .43      $ .45      $ .34
Dividends per share..........  $.182      $.200       $.200      $.200      $.172      $.171      $.171      $.188

Per share data has been restated to include a 10% stock dividend effective May 31, 1996.


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

Off-balance-sheet instruments:
     Fair values for the Corporation's unused commitments to originate loans and unused lines of credit are deemed to be the same as their carrying values.

     The following table summarizes the carrying values and fair values of financial instruments at December 31, 1996 and 1995:

 .                							                                       December 31,
 .                                         						      1996                      1995
 .                                 					     Carrying       Fair        Carrying        Fair
 .                                 					       Value        Value         Value         Value
 .                                        							       (in thousands)
Financial assets:
Cash, interest-bearing time deposits,
  and federal funds sold...................  $ 17,944    $ 17,944       $ 17,519     $ 17,519
Investment securities......................   145,446     145,446        117,426      117,426
Loans, net of unearned income..............   250,011     245,329        231,637      226,851
Less: Allowance for loan losses............    (2,798)         --         (2,574)          --
      Net Loans............................   247,213     245,329        229,063      226,851
Loans held for sale........................     4,622       4,622          2,206        2,206
      Total................................  $415,225    $413,341       $366,214     $364,002
 .                                  					     ========    ========       ========     ========
Financial liabilities:
Deposits...................................  $343,256    $344,195       $324,097     $325,210
Short-term borrowings......................    13,217      13,217          1,016        1,016
Long-term debt.............................    25,000      24,561          7,000        7,061
      Total                                  $381,473    $381,973       $332,113     $333,287
 .                                   				     ========    ========       ========     ========


18.  Acquisition:

     On January 12, 1996, Community Banks, Inc. completed its merger of The Citizens' National Bank of Ashland (Citizens). Citizens has three banking offices which are located in Ashland, Gordon, and Lavelle, Pennsylvania. Community issued 578,081 shares of common stock for all of the outstanding common stock of Citizens. The transaction was accounted for as a pooling of interests.



 .                                                       								1995                                1994
 .                                                     								(dollars in thousands except per share data)
 .                                                             Community           Citizens          Community     Citizens

     Total interest income..............................       $14,181            $ 2,499            $12,910     $2,641
     Provision for loan losses..........................           712                 16                462         50
     Other income.......................................         2,510                200              2,282        142
     Other expenses.....................................        10,076              2,181              9,280      1,727
     Income before income taxes.........................         5,903                502              5,450      1,006
     Provision for income taxes.........................         1,478                113              1,288        174
     Net income.........................................       $ 4,425            $   389            $ 4,162     $  832

     Fully diluted earnings per share...................       $  1.95            $ 17.68            $  1.85     $37.82
 .                                                 							       =======            =======            =======


Per share data has been restated to reflect a 10 percent stock dividend effective May 31, 1996.



     REPORT OF INDEPENDENT ACCOUNTANTS



     Board of Directors and Shareholders
     Community Banks, Inc.
     Millersburg, Pennsylvania





	     We have audited the accompanying consolidated balance sheets of Community Banks, Inc. and subsidiaries (Corporation) as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management.
     Our responsibility is to express an opinion on these financial statements based on our audits.

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

	     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Banks, Inc. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

	     As discussed in Note 2 to the consolidated financial statements, the Corporation has adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994.



 .                                     					      /S/  COOPERS & LYBRAND, L.L.P



     One South Market Square
     Harrisburg, PA 17101
     January 13, 1997


Community Banks, Inc. and Subsidiaries
MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

     Management's discussion of financial condition and results of operations is based on the selected financial data listed below and should be read in conjunction with the Consolidated Financial Statements and Notes thereto.


FINANCIAL HIGHLIGHTS                             1996              1995              1994              1993              1992
							       (dollars in thousands except per share data)
Balance Sheet Data
Total assets........................          $432,518         $381,822          $368,697           $345,960          $334,616
Loans (net of unearned income and
  allowance for loan losses)........           247,213          229,063           206,525            184,012           175,848
Deposits............................           343,256          324,097           307,973            295,267           288,960
Shareholders' equity................            47,739           46,000            39,483             38,212            34,975

Earnings Data
Net interest income.................            17,906           16,680            15,551             14,390            13,800
Provision for loan losses...........             1,042              728               512                932               858
Other income........................             2,754            2,710             2,424              2,821             2,288
Other expense.......................            12,017           12,257            11,007             10,137             9,505
Net income..........................             5,632            4,814             4,994              4,763             4,366

Per Share Data
Net income..........................              1.94             1.66              1.73               1.65              1.52
Cash dividends......................               .78              .70               .63                .58               .52
Book value..........................             16.64            17.64             15.15              16.91             15.54
Average shares outstanding..........         2,908,000        2,896,193         2,894,712          2,880,891         2,851,708

Community Banks, Inc. and Subsidiaries
AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL
AND INTEREST YIELDS
Income and Rates on a Tax Equivalent Basis<F2> for the Years Ended December 31, 1996, 1995, and 1994 (dollars in thousands)

 .						                                                1996                                1995                                1994
 .								                                                 Average                         Average                         Average
 .						                                        Interest   Rates              Interest     Rates              Interest     Rates
 .				                               Average    Income/    Earned/  Average    Income/     Earned/  Average    Income/     Earned/
 .				                              Balance<F3>Expense<F1> Paid<F1>Balance<F3>Expense<F1>  Paid<F1> Balance<F3>Expense<F1> Paid<F1>
Assets:
 Cash and due from banks.........   $14,676                        $ 13,247                        $ 11,693
Earnings Assets:
   Interest-bearing deposits in
     other banks.................       978    $    58     5.93%      1,660    $    83     5.00%      2,347    $    67    2.85%
   Investment securities:
     Taxable.....................    95,584      6,196     6.48      84,956      5,599     6.59      92,686      5,740    6.19
     Tax-exempt<F2>..............    28,369      2,406     8.48      36,975      3,112     8.42      42,512      3,674    8.64
   Total investment
     securities..................   123,953                         121,931                         135,198
   Federal funds sold............     3,808        207     5.44       3,118        157     5.04       2,552         98    3.84
   Loans, net of unearned
     income<F2>..................   243,840     22,639     9.28     222,624     20,918     9.40     196,751     17,362    8.82
    Total Earning Assets.........   372,579    $31,506     8.46     349,333    $29,869     8.55     336,848    $26,941    8.00
 Allowance for loans
   losses........................    (2,682)                         (2,515)                         (2,278)
 Premises, equipment and
    other assets.................    16,404                          15,688                          14,150
    Total assets.................  $400,977                        $375,753                        $360,413
 .                                  ========                        ========                        ========
Liabilities:
 Demand deposits.................    27,082                          27,494                          25,752
 Interest bearing liabilites:
   Savings deposits..............   148,621      3,212     2.16     136,031      3,054     2.25     141,030      3,069    2.18
   Time deposits:
     $100,000 or greater.........    12,100                          11,249                           9,271
     Other.......................   149,982                         143,103                         131,260
   Total time deposits...........   162,082      8,721     5.38     154,352      8,309     5.38     140,531      6,483    4.61
   Total time and savings
     deposits....................   310,703                         290,383                         281,561
   Short-term borrowings.........     5,410        252     4.66       3,891        225     5.78       2,626        115    4.38
   Long-term debt................     7,787        502     6.45       7,781        444     5.71       7,871        410    5.21
   Subordinated capital notes....        --         --       --           2         --    11.00          17          2    11.00
    Total interest-bearing
     liabilities.................   323,900    $12,687     3.92     302,057    $12,032     3.98     292,075    $10,079    3.45
Accrued interst, taxes and
   other liabilities..............    3,358                           3,504                           2,988
    Total liabilities.............  354,340                         333,055                         320,815
Stockholders' Equity..............   46,637                          42,698                          39,598
    Total liabilities and
     stockholders' equity......... $400,977                        $375,753                         $360,413
 .                                  ========                        ========                        ========
  Interest income to earning
    assets........................                         8.46%                           8.55%                          8.00%
  Interest expense to earning
    assets........................                         3.41                            3.44                           2.99
      Effective interest
	differential..............                    $18,819     5.05%               $17,837     5.11%               $16,862    5.01%
 .                                      							 =======     ====                =======     ====                =======    ====

<F1> Amortization of net deferred fees included in interest income and rate calculation.
<F2> Interest income on all tax-exempt securities and loans have been adjusted to tax equivalent basis utilizing a Federal income tax rate of 34%.
<F3> Averages are a combination of monthly and daily averages.

Community Banks, Inc. and Subsidiaries
Management's Discussion of Financial Condition and Results of Operations
Rate/Volume Analysis <F1>
 .                   For the Years Ended December 31, 1996 and 1995
 .                                (in thousands)



 .                                         						  1996 vs 1995                        1995 vs 1994
 .                                  					     Volume   Rate     Total             Volume   Rate       Total
Increase (decrease) in interest income:
  Loans...................................   $1,989   $ (268)  $1,721            $2,371   $1,185   $3,556
  Investment securities:
    Taxable...............................      691      (94)     597              (497)     356     (141)
    Tax-exempt............................     (728)      22     (706)             (470)     (92)    (562)
       Total..............................      (37)     (72)    (109)             (967)     264     (703)
  Federal funds sold......................       37       13       50                24       35       59
  Interest-bearing deposits in other
   banks..................................      (38)      13      (25)              (24)      40       16
     Total................................    1,951     (314)   1,637             1,404    1,524    2,928

Increase (decrease) in interest expense:
  Savings deposits........................      281     (123)     158              (112)      97      (15)
  Time deposits...........................      416       (4)     412               677    1,149    1,826
  Short-term borrowings...................       77      (50)      27                66       44      110
  Long-term debt and capital notes........       --       58       58               (16)      48       32
     Total................................      774     (119)     655               615    1,338    1,953
  Increase (decrease) in effective
   interest differential..................   $1,177   $ (195)  $  982            $  789   $  186   $  975
 .                                  					     ======   ======   ======            ======   ======   ======

<F1>Table shows approximate effect on the effective interest differential of volume and rate changes for the years 1996 and 1995. The effect of a change in average volume has been determined by applying the average yield or rate in the earlier period to the change in average volume during the period. The effect of a change in rate has been determined by applying the change in rate during the period to the average volume of the prior period. Any resulting unallocated amount was allocated ratably between the volume and rate components. Nonaccrual loans have been included in the average volume of each period. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.

	  Community Banks, Inc. and Subsidiaries
	  MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF
	  OPERATIONS


	  The earnings of Community Banks, Inc. are derived exclusively from the operations of its wholly owned subsidiaries; Community Banks, N.A.; Community Banks Investments, Inc.; and Community Banks Life Insurance Co.

	  On January 12, 1996, Community Bank's Inc. completed its merger of The Citizens' National Bank of Ashland (Citizens). Citizens had three banking offices which are located in Ashland, Gordon, and Lavelle, Pennsylvania. The Company issued 578,081 shares of common stock in exchange for all the outstanding shares of common stock of Citizens. At December 31, 1995 and for the year then ended, Citizens had total interest earning assets, interest bearing liabilities, equity capital and net income of $58.0 million, $51.3 million, $9.4 million and $4.8 million, respectively.

	  Net income was $1.94 per share in 1996 compared to $1.66 per share in 1995, and $1.73 in 1994. Net income per share in 1996 was 16.9% more than net income per share in 1995. Net income per share in 1995 declined 4.0% when compared to the previous year.

	  Net Interest Income:

	  The primary determinant of Community Banks, Inc. net income is net interest income. This is the income which remains after deducting from the total income generated by earning assets the interest expense applicable to funds required to support the earning assets.

	  Total interest income increased $1,881,000 or 6.6% in 1996, compared to an increase of $3,082,000 or 12.0% in 1995, and an increase of $471,000 or 1.9% in 1994. Interest and fees on loans increased $1,725,000 or 8.3% in 1996. Most of this increase was volume related and caused by an increase in average balances of $21,216,000 or 9.5%. The increase of $131,000 or 1.7% in
	  interest and dividends on investment securities was also volume related. The average balances of tax-exempt securities decreased $8,606,000 or 23.3% in 1996 which resulted in a decrease in tax-exempt interest income. Interest and fees on loans increased $3,519,000 or 20.3% in 1995. This was a volume and rate related change driven by an increase in average balances of $25,873,000 or 13.2%. The decrease of $512,000 or 6.3% in interest and dividends on investment securities was volume related. The average balance of tax-exempt securities decreased $5,537,000 or 13.0% in 1995 which resulted in a decrease in tax-exempt interest income. Factors contributing to the 1994 change included a volume related increase in interest and fees on loans of $545,000 and a rate related decrease of $16,000 in interest and dividends on investment securities.

	  Total interest expense increased $655,000 or 5.4% in 1996 and $1,953,000 or 19.4% in 1995, after decreasing $690,000 or 6.4% in
	  1994. A volume related increase of $158,000 or 5.2% occurred in savings interest expense. Materially affecting the 1996 increase was an increase of $412,000 or 5.0% in time deposit interest expense. All of the increase in time deposit interest expense was caused by increased volume. An increase of $85,000 in borrowed funds interest also affected total interest expense in 1996. Material factors affecting the 1995 increase were increases of $1,826,000 or 28.2% in total time deposit interest expense and an increase of $144,000 in interest expense of short-term borrowings and long-term debt. Although the average balances of savings accounts decreased $4,999,000 or 3.5%, this decrease was essentially offset by an increase in the interest rates paid on these deposits. Material factors affecting the 1994 decrease were decreases of $116,000 in savings interest expense and $608,000 in time deposit interest expense.

	  Average interest-bearing deposits represented 92.0% of average total deposits in 1996 compared to 91.4% in 1995 and 91.6% in 1994.

	  Net interest income increased $1,226,000 or 7.4% in 1996, compared to $1,129,000 or 7.3% in 1995 and $1,161,000 or 10.8% in
	  1994. Average earning assets increased $23,246,000 or 6.7% in 1996 compared to $12,485,000 or 3.7% in 1995 and $13,386,000 or
	  4.1% in 1994. Average interest-bearing liabilities increased $21,843,000 or 7.2% in 1996 compared to $21,196,000 or 7.5% in
	  1995 and $3,796,000 or 1.4% in 1994.

	  Net Interest Income Margin:

	  Net interest income margin for 1996 was 5.05% compared to 5.11% in 1995 and 5.01% in 1994. Interest income to earning assets decreased from 8.55% in 1995 to 8.46% in 1996. Interest expense to earning assets also decreased from 3.44% to 3.41%. Most interest rates applicable to earning assets and interest-bearing liabilities increased in 1995. In general, declines occurred in 1994.

	  Provision for Loan Losses:

	  Net loan charge-offs for 1996 were $818,000 compared to $501,000 in 1995 and $286,000 in 1994. The provision for loan losses charged to income was $1,042,000 in 1996 compared to $728,000 in 1995 and $512,000 in 1994. Total non-performing loans approximated $3,677,000, $2,673,000, and $2,064,000, as of
	  December 31, 1996, 1995, and 1994, respectively. Non-performing residential real estate and commercial loans totalled approximately $2,451,000 and $743,000, respectively, at year-end 1996. Total delinquencies as a percentage of total loans approximated 5.1%, 4.8%, and 4.5% at December 31, 1996, 1995, and 1994, respectively.

	  Other Income and Other Expenses:

	  Other income net of security gains decreased $100,000 or 3.9% in 1996 compared to an increase of $542,000 or 26.7% in 1995 and a decrease of $638,000 or 23.9% in 1994. The increases in trust department income and service charges on deposit accounts which occurred in 1996 resulted from management's renewed emphasis on these functions. Investment security gains in 1996 were associated primarily with equity securities held by Community Banks Investments, Inc. No investment security losses were recognized in 1996. Increased income on insurance premiums are a reflection of increased loan demand and increased activity at Community Banks Life Insurance Co. Gains on mortgage sales declined in 1996 as a result of decreased demand for fixed-rate real estate loans. The market values of loans held for sale approximated their carrying values at year ends 1996, 1995, and 1994. Affecting the apparent change in other income from 1995 to 1996 were tax refunds and non-recurring income recognized in 1995. The most notable change in other income in 1995 was the decrease in investment security gains. No investment security losses were recognized in 1995.

	  Other expenses decreased $240,000 or 2.0% in 1996 compared to increases of $1,250,000 or 11.4% in 1995, and $870,000 or 8.6%
	  in 1994. The 1996 increases in salaries and benefits of $283,000 or 4.8% and net occupancy expense of $141,000 or 8.4% were affected by the opening of new banking offices. The increase in operating expenses of insurance subsidiary was impacted by additional claims recognized at Community Banks Life Insurance Co. The decline of $574,000 in other operating expense in 1996 was affected by reduced FDIC insurance premiums and legal and professional fees. Increases of $699,000 or 13.6% in salaries and employee benefits and $172,000 or 11.5% in net occupancy expense affected the 1995 increase in total other expenses.
	  Three new banking offices were established in 1995. The increase of $308,000 in other operating expense was affected by increases in legal and professional fees. Increases of $471,000 or 10.1% in salaries and benefits and $203,000 or 15.7% in occupancy expense affected the 1994 increase.

	  Provision for Income Taxes:

	  The relationship of the provision for income taxes to income approximated 24.8%, 25.9%, and 22.6% in 1996, 1995, and 1994,
	  respectively. Significantly impacting these changes were reductions in tax-exempt investment security income recognized in 1996 and 1995. Although the provision for income taxes essentially remained unchanged from 1993 to 1994, the relationship to pre-tax income declined slightly due in part to additional tax-free income.

	  These factors contributed to an increase in net income for 1996 of $818,000 or 17.0%, a decrease of $180,000 or 3.6% in 1995, and
	  an increase of $231,000 or 4.8% in 1994.

	  Balance Sheet Data:

	  Earning assets represented 92.8% of total assets at year-end 1996 compared to 92.7% at year-end 1995. Increases in short-term borrowings and long-term debt of $30,201,000 in 1996 were reflected in increases in earning assets, most notably investment securities. Changes in the composition of earning assets reflect management's attempt to respond to fluctuating loan demand and corresponding policies relating to liquidity and asset/liability management.

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

	  At December 31, 1996 and 1995, management classified investment securities with book and market values of $145,050,000 and $145,446,000 and $114,906,000 and $117,426,000, respectively, as
	  available for sale. Gross unrealized gains and losses relating to investment securities were $2,173,000 and $1,777,000 and $2,949,000 and $429,000, respectively, at year-end 1996 and 1995.
	  The Corporation owned no securities below investment grade at year-end 1996 and 1995. No securities were considered held for sale or for trading purposes at December 31, 1996 and December 31, 1995.

	  At December 31, 1996 and 1995, the unrealized gains on investments available for sale, net of tax were $261,000 and $1,664,000, respectively, and were accordingly reflected in shareholders equity. These fluctuations are deemed to be temporary in nature and result from changes in interest rates.

	  Net loans increased 7.9% from December 31, 1995 to December 31, 1996. Commercial and real estate loans increased 15.4% and 12.0%, and personal and other loans decreased 5.3%, during the period. New banking offices opened in 1995 and 1996 and reduced demand for personal and other loans affected these increases.

	  The following table sets forth information regarding nonaccrual loans, other real estate owned, and loans which are 90 days or more delinquent but accruing interest at the dates indicated.


 .                                  						  December 31
 .                     			       1996    1995   1994     1993   1992
 .                           					     (dollars in thousands)

	  Nonaccrual loans..........  $2,910  $1,759  $1,245  $1,353 $1,072


	  Other real estate owned...     351     302     338     381    167
	  Accruing loans contractually
	   past due 90 days or more..    767     914     819     722  1,819
	      Total.................  $4,028  $2,975  $2,402  $2,456 $3,058
 .                     				      ======  ======  ======  ====== ======

	   Ratio of nonaccrual loans,
	   other real estate owned,
	   and accruing loans contractu-
	   ally past due 90 days or
	   more to total assets......     .93%    .78%   .65%    .71%  .91%




	  As discussed in Note 5 to the Financial statements, the Corporation adopted FAS 114 "Accounting by Creditors for Impairment of a Loan", as amended by FAS 118, on January 1, 1995. The adoption of FAS 114 did not result in an additional provision for credit losses. Management performs periodic reviews of its loans to identify risks in the loan portfolio. As a result of these periodic reviews, problem loans and potential problem loans are identified and the likelihood of collectibility is assessed. Based upon the results of these reviews, which also consider other pertinent data, management determines an appropriate allowance for loan losses. Other relevant factors include past loss experience, current economic conditions, and the growth and composition of the loan portfolio. The allowances for loan losses is maintained at a level believed by management to be adequate to absorb potential losses in the respective portfolios. The allowance for loan losses to loans net of unearned income approximated 1.12%, 1.11%, 1.12%, 1.14%, and 1.06%, at year-end,
	  1996, 1995, 1994, 1993, and 1992, respectively.

	  At December 31, 1996, management is not aware of any loans or lending relationships that are expected to deteriorate in the next year. In addition, the Corporation is not aware of any significant environmental liability related to real estate owned or in-foreclosure procedures.

	  The increase of $191,000 or 2.5% in premises and equipment was affected by the previously noted new banking locations. Goodwill is being amortized over fifteen years. The balance of loans held for sale at December 31, 1996 included student loans totalling $4,153,000. Affecting the increase of $1,686,000 in accrued interest receivable and other assets were increases in accrued interest receivable and deferred taxes of $190,000 and $338,000, respectively. In addition, the premium paid for deposits acquired at the new Valley View, Pennsylvania banking office approximated $703,000 at December 31, 1996.


	  Total deposits increased $19,159,000 or 5.9% in 1996 with most of the increase occurring in savings deposits. As previously noted, management chose to increase short-term and long-term borrowings $30,201,000 in 1996. Affecting the decrease of $403,000 in accrued interest payable and other liabilities was a decrease in deferred taxes.


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

	  For the years ended December 31, 1996, 1995 and 1994, financing activities provided cash of $46,870,000, $3,438,000, and $19,488,000, respectively. Short-term borrowings and long-term debt accounted for the largest portion of this funding source in 1996. Deposits accounted for the largest portion of this funding source amounting to $16,124,000, and $12,706,000 for the years ended December 31, 1995 and 1994, respectively.

	  Net cash used in investing activities totalled $51,194,000, $5,910,000, and $26,522,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The primary uses of funds in 1996 were purchases of investment securities of $56,609,000 as most of the proceeds from maturities of investment securities were used to fund loan demand. The primary uses of funds in 1995 were purchases of investment securities of $7,699,000 and increases in loans of $23,230,000. In 1994, investment securities purchased and net increases in loans represented most of the investing activities.


	  Forward Outlook:

	  Management is unaware of any regulatory recommendations which, if implemented, would have a material effect on the liquidity, capital resources, or operations of the Corporation. Adequate loan demand is anticipated for the remainder of 1997 and management will continue to carefully evaluate this demand based on the creditworthiness of the borrower and the relative strength of the economy in the Corporation's market.

	  Effects on Inflation:

	  All business enterprises are affected by the constantly changing economic environment. Changes in the economy, however, affect the banking industry differently than other industries. A bank's assets and liabilities are primarily monetary in nature and values are established without regard to future price changes.

	  Also, banks, unlike industrial corporations are not required to provide for large capital expenditures in the form of premises, equipment and inventory. Interest rate changes and the actions of the Federal Reserve Board have a greater impact on a bank's operations than do the effects of inflation. Although occasional deviations may occur, it is management's policy to generally attempt to maintain rate-sensitive assets at a level approximating rate-sensitive liabilities. Based on a one-year parameter, this relationship approximated 98% at December 31, 1996.

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



 .
 .                         				Regulatory      December 31,
 .                          				  Minimum     1996        1995

 .                                   					  (dollars in thousands)


     Core (Tier 1) Capital          ---      $46,331    $42,948

     Leverage ratio (A)             4.0%       10.7%      11.2%

     Risk-based Capital Ratios:

     Tier 1 capital ratio (B)       4.0%       17.0%      17.5%

     Total risk-based capital
      ratio (C)                     8.0%       18.0%      18.6%


     (A) Core capital divided by total assets less intangible assets.

     (B) Core capital divided by year-end risk-adjusted assets, as defined by risk-based capital guidelines.

     (C) Total capital divided by risk-adjusted assets, as defined by risk-based guidelines.

As shown by the table, the Bank's capital ratios exceeded regulatory minimums in 1996 and 1995. The core capital ratio decreased from 17.5% to 17.0%, and the total capital ratio decreased from 18.6% to 18.0%, well above the regulatory minimums of 4.0% for core and 8.0% for total capital. These changes were impacted by the Corporation's retention of earnings during the year.