Form 10-K, Exhibit 13
period 1997-12-31
COMMUNITY BANKS INC /PA/
filed 1998-03-27
CIK 714710

Community Banks, Inc. and Subsidiaries
MARKET FOR THE COMPANY'S COMMON STOCK AND
RELATED SECURITIES HOLDER MATTERS


The shares of Community Banks, Inc. are traded on the American Stock Exchange and are transferred through local and regional brokerage houses. The Holding Company has approximately 1,507 shareholders as of February 14, 1998. The following table sets forth the high and low prices within the knowledge of management of Community Banks, Inc. at which the Capital Stock has been transferred during the periods indicated. The table is based solely upon transactions known to management of the Holding Company and represents a portion of the actual transfers of Capital Stock during the periods in question.


                    Price Per Share                         Price Per Share
1997               Low       High          1996             Low      High

First Quarter.... $25.75    $36.00      First Quarter.... $24.25    $27.50
Second Quarter...  29.75     36.00      Second Quarter...  22.63     26.13
Third Quarter....  32.88     38.75      Third Quarter....  22.63     24.13
Fourth Quarter...  38.00     45.25      Fourth Quarter...  23.75     26.13




Holders of the Capital Stock of the Holding Company are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore. Community Banks, Inc. has paid cash dividends per share of Common Stock during the last five years as follows:
1993-$0.55, 1994-$0.60, 1995-$0.67, 1996-$0.74, and 1997-$0.83. The
market prices listed above are based on historical market quotations and have not been restated for the issuance of stock dividends.


Community Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
At December 31, 1997 and 1996
(dollars in thousands except per share data)
                                                            1997             1996


ASSETS
Cash and due from banks..........................      $ 18,719            $ 16,547
Interest-bearing time deposits in other banks....         2,034               1,397
Investment securities, available for sale (market
  value).........................................       161,401             145,446
Federal funds sold...............................         2,100                 ---
Loans............................................       272,949             261,976
Less:  Unearned income...........................       (11,799)            (11,965)
       Allowance for loan losses.................        (2,921)             (2,798)
       Net loans.................................       258,229             247,213
Premises and equipment, net......................         9,165               7,848
Goodwill.........................................           906               1,147
Other real estate owned..........................           481                 351
Loans held for sale..............................         2,641               4,622
Accrued interest receivable and other assets.....         7,374               7,947
  Total assets...................................     $ 463,050            $432,518
                                                      =========            ========
LIABILITIES

Deposits:
  Demand.........................................      $ 30,071            $ 27,345
  Savings........................................       158,604             150,369
  Time...........................................       153,204             152,615
  Time in denominations of $100,000 or more......        15,693              12,927
  Total deposits.................................       357,572             343,256
Short-term borrowings............................           752              13,217
Long-term debt...................................        46,000              25,000
Accrued interest payable and other liabilities...         5,366               3,306
  Total liabilities..............................       409,690             384,779

STOCKHOLDERS' EQUITY

Preferred stock, no par value;
  500,000 shares authorized;
  no shares issued and outstanding...............           ---                 ---
Common stock, $5.00 par value; 5,000,000 shares
  authorized; 3,080,173 and 2,888,088 shares
  issued in 1997 and 1996, respectively..........        15,401              14,440
Surplus..........................................        18,533              13,716
Retained earnings................................        17,864              19,743
Net unrealized gain on investment securities
  available for sale, net of tax.................         2,678                 261
Less:  Treasury stock of 43,868 and 19,927
  shares at cost.................................        (1,116)               (421)
  Total stockholders' equity.....................        53,360              47,739
  Total liabilities and stockholders' equity.....     $ 463,050            $432,518
                                                      =========            ========

The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 1997, 1996, and 1995
(dollars in thousands except per share data)

                                                                   1997              1996              1995
Interest Income:
  Interest and fees on loans.......................              $23,505           $22,544           $20,819
  Interest and dividends on investment securities:
     Taxable.......................................                8,647             6,196             5,599
     Exempt from federal income tax................                1,585             1,588             2,054
  Other interest income............................                   74                58                83
  Fed funds interest...............................                  124               207               157
     Total interest income.........................               33,935            30,593            28,712


Interest expense:
  Interest on deposits:
     Savings.......................................                3,279             3,212             3,054
     Time..........................................                8,154             8,061             7,721
     Time in denominations of $100,000 or more.....                  747               660               588
  Interest on short-term borrowings and
   long-term debt..................................                1,294               502               669
  Fed funds purchased and repo interest............                1,080               252               ---
     Total interest expense........................               14,554            12,687            12,032
     Net interest income...........................               19,381            17,906            16,680
Provision for loan losses..........................                  717             1,042               728
     Net interest income after provision for
       loan losses.................................               18,664            16,864            15,952


Other income:
  Trust department income..........................                  317               251               217
  Service charges on deposit accounts..............                1,031               980               869
  Other service charges, commissions and fees......                  223               242               262
  Investment security gains........................                  749               284               140
  Income on insurance premiums.....................                  576               653               583
  Gains on mortgage sales..........................                  219               211               346
  Other income.....................................                  260               133               293
     Total other income............................                3,375             2,754             2,710


Other expenses:
  Salaries and employee benefits..................                 6,679             6,120             5,837
  Net occupancy expense...........................                 1,910             1,813             1,672
  Operating expenses of insurance subsidiary......                   365               363               353
  Other operating expense.........................                 4,489             3,721             4,395
     Total other expenses.........................                13,443            12,017            12,257
     Income before income taxes...................                 8,596             7,601             6,405
Provision for income taxes........................                 2,626             1,969             1,591
     Net income...................................               $ 5,970           $ 5,632           $ 4,814
                                                                 =======           =======           =======

Basic earnings per share.......................<F1>              $  1.98           $  1.87           $  1.60
                                                                 =======           =======           =======

Diluted earnings per share.....................<F1>              $  1.94           $  1.84           $  1.58
                                                                 =======           =======           =======

<F1> Per share data for all periods has been restated to reflect stock dividends.

The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
For the Years Ended December 31, 1997, 1996, and 1995
(dollars in thousands except per share data)

                                                                                                                   Total
                                                      Common             Retained     Valuation     Treasury    Stockholders'
                                                      Stock      Surplus Earnings     Allowance        Stock       Equity

Balance, December 31, 1994..........................    $13,037  $ 8,342  $20,174      $(2,017)        $(53)      $39,483
Net income for 1995.................................                        4,814                                   4,814
Cash dividends ($0.67 per share)....................                       (2,033)                                 (2,033)
Issuance of additional 4,154 shares.................         20       39       (4)                                     55
Change in valuation allowance on investment
   securities, available for sale...................                                     3,681                      3,681
Balance, December 31, 1995..........................     13,057    8,381   22,951        1,664          (53)       46,000
Net income for 1996.................................                        5,632                                   5,632
Cash dividends ($0.74 per share)....................                       (2,260)                                 (2,260)
10% stock dividend (additional 260,925 shares)......      1,304    5,219   (6,523)
Purchases of treasury stock (16,020 shares).........                                                   (368)         (368)
Issuance of additional 15,754 shares................         79      116      (57)                                    138
Change in valuation allowance on investment
   securities, available for sale...................                                    (1,403)                    (1,403)
Balance, December 31, 1996..........................     14,440   13,716   19,743          261         (421)       47,739
Net income for 1997.................................                        5,970                                   5,970
Cash dividends ($0.83 per share)....................                       (2,530)                                 (2,530)
5% stock dividend (additional 143,628 shares).......        723    3,905   (4,628)
Purchases of treasury stock (22,945 shares).........                                                   (695)         (695)
Issuance of additional 47,461 shares................        238      912     (691)                                    459
Change in valuation allowance on investment
   securities, available for sale...................    _______  _______  _______        2,417      _______         2,417
Balance, December 31, 1997..........................    $15,401  $18,533  $17,864      $ 2,678      $(1,116)      $53,360
                                                        =======  =======  =======      =======      =======       =======

Per share data for all periods has been restated to reflect stock dividends.


The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1997, 1996, and 1995
(in thousands)

                                                                   1997              1996               1995
Operating Activities:
  Net income..............................................       $ 5,970           $ 5,632           $ 4,814
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Provision for loan losses............................           717             1,042               728
     Provision for depreciation and amortization..........           991               937               831
     Amortization of goodwill.............................           241               241               241
     Investment security gains............................          (749)             (284)             (140)
     Loans originated for sale............................        (9,831)          (11,329)          (17,590)
     Proceeds from sales of loans.........................        12,030             9,124            15,765
     Gains on mortgage sales..............................          (219)             (211)             (346)
     Increase in other assets.............................           573            (1,686)             (186)
     Increase in accrued interest payable and other
      liabilities.........................................           815               320               335
        Net cash provided by operating activities.........        10,538             3,786             4,452

Investing Activities:
  Net decrease (increase) in interest-bearing time
   deposits in other banks................................          (637)             (963)              211
  Proceeds from sales of investment securities............        12,182             1,643               347
  Proceeds from maturities of investment securities.......        31,450            25,104            25,952
  Purchases of investment securities......................       (55,175)          (56,609)           (7,699)
  Net increase in total loans.............................       (11,863)          (19,241)          (23,230)
  Purchases of premises and equipment.....................        (2,308)           (1,128)           (1,491)
        Net cash used in investing activities.............       (26,351)          (51,194)           (5,910)

Financing Activities:
  Net increase in total deposits..........................        14,316            19,159            16,124
  Net increase (decrease) in short-term borrowings........       (12,465)           12,201           (10,693)
  Proceeds from issuance of long-term debt................        25,000            18,000             5,000
  Repayment of long-term debt.............................        (4,000)              ---            (5,000)
  Repayment of subordinated capital notes.................           ---               ---               (15)
  Cash dividends..........................................        (2,530)           (2,260)           (2,033)
  Purchases of treasury stock.............................          (695)             (368)              ---
  Proceeds from issuance of common stock..................           459               138                55
        Net cash provided by financing activities.........        20,085            46,870             3,438
        Increase (decrease) in cash and cash equivalents..         4,272              (538)            1,980

Cash and cash equivalents at beginning of year............        16,547            17,085            15,105
Cash and cash equivalents at end of year..................       $20,819           $16,547           $17,085
                                                                 =======           =======           =======

The accompanying notes are an integral part of the consolidated financial statements.

     Community Banks, Inc. and Subsidiaries
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     1.  Organization and Basis of Presentation:

        Community Banks, Inc. (Corporation) is a bank holding company whose wholly-owned subsidiaries include Community Banks, N.A. (CBNA), Community Banks Investments, Inc. (CBII) and Community Banks Life Insurance Company (CBLIC). All significant intercompany transactions have been eliminated. The Corporation operates through its main office in Millersburg and through 21 branch banking offices located in Dauphin, Northumberland, Schuylkill and Luzerne Counties in Pennsylvania. Community Banks, Inc.'s primary source of revenue is derived from loans to customers, who are predominantly middle-income individuals.

     2.  Summary of Significant Accounting Policies:

        The significant accounting policies of the Corporation are:

                                Investment Securities:
        The corporation classifies debt and equity securities as either "held-to-maturity," "available-for-sale," or "trading." Investments for which management has the intent, and the corporation has the ability, to hold to maturity are carried at the lower of cost or market adjusted for amortization of premium and accretion of discount. Amortization and accretion are calculated principally on the interest method. Securities bought and held primarily for the purpose of selling them in the near term are classified as "trading" and reported at fair value. Changes in unrealized gains and losses on "trading" securities are recognized in the Consolidated Statements of Income. At December 31, 1997, there were no securities identified as "held-to-maturity" or "trading." All other securities are classified as "available-for-sale" and reported at fair value. Changes in unrealized gains and losses for "available-for-sale" securities, net of applicable taxes, are recorded as a component of shareholder's equity.

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

                               Other Real Estate Owned:
        Real estate acquired through foreclosure is carried at the lower of the recorded amount of the loan for which the foreclosed property previously served as collateral or the current appraised value of the property. Prior to foreclosure, the recorded amount of the loan is written down, if necessary, to the appraised value of the real estate to be acquired by charging the allowance for loan losses. During 1997, 1996, and 1995 non-cash transactions related to real estate acquired through foreclosure totalled $361,000, $460,000, and $677,000, respectively.

        Subsequent to foreclosure, gains or losses on the sale of and losses on the periodic reevaluation of real estate acquired through foreclosure are credited or charged to noninterest expense. Costs of maintaining and operating foreclosed property are expensed as incurred. Expenditures to improve foreclosed properties are capitalized only if expected to be recovered; otherwise, they are expensed.

                               Statement of Cash Flows:
        Cash and cash equivalents included cash and due from banks and federal funds sold. The Corporation made cash payments of $1,965,000, $2,019,000, and $1,656,000, and $14,453,000, $12,345,000, and $11,825,000 for income taxes and interest, respectively, in 1997, 1996, and 1995. Certain prior year amounts have been reclassified to conform with the current year's presentation.

                              Earnings Per Common Share:
        The corporation has adopted Statement of Accounting Standards (SFAS) 128-Earnings Per Share and SFAS 129-Disclosure of Information of Capital Structure. SFAS 128 establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. This statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board (APB) Opinion No. 15-Earnings Per Share. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

        In conjunction with its project to supersede the provisions of APB Opinion No. 15-Earnings Per Share, the Financial Accounting Standards Board
     (FASB) issued SFAS 129-Disclosure of Information of Capital Structure.
     SFAS 129 establishes standards for disclosing information about an entity's capital structure. This Statement continues the previous requirements to disclose certain information about an entity's capital structure.

                          Recent Accounting Pronouncements:
        Statement of Financial Accounting Standards (SFAS) 130 "Reporting Comprehensive Income" establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. This Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparitive purposes is required. As SFAS 130 does not discuss the recognition or measurement of comprehensive income, the adoption of SFAS 130 will not have a material effect on the Corporation's financial condition or results of operations.

        SFAS 131 "Disclosure About Segments of an Enterprise and Related Information" establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997 with comparative information for earlier years to be restated. Adoption of SFAS 131 will not have a material effect on the Corporation's financial condition or results of operations.

        The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" in January 1998. SFAS 132 revises current note disclosure requirements for employers' pensions and other retiree benefits. It does not address recognition or measurement issues. SFAS 132 is effective for fiscal years beginning after December 15, 1997. Adoption of SFAS 132 will not have a material effect on the Corporation's financial condition or results of operations.

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





3. Investment Securities:

        The amortized cost and market value of all investment securities at December 31, 1997 and 1996 are as follows:



                                                                  1997                                 1996
                                                             Gross     Gross                       Gross      Gross
                                                Amortized Unrealized Unrealized Market Amortized Unrealized Unrealized Market
                                                    Cost     Gains     Losses   Value   Cost       Gains      Losses   Value
                                                                                (in thousands)
U.S. government corporations and agencies........ $ 39,814  $  279  $  (19)  $ 40,074  $ 40,267  $  242  $   (77)  $ 40,432
Mortgage-backed U.S. government agencies.........   82,723     827    (202)    83,348    69,837     300   (1,609)    68,528
Obligations of states and political subdivisions.   29,337     699     (17)    30,019    30,496     553      (91)    30,958
Corporate securities.............................    1,015      22     ---      1,037     1,101      22       ---     1,123
Equity securities..............................      4,455   2,468     ---      6,923     3,349   1,056       ---     4,405

         Total................................... $157,344  $4,295  $ (238)  $161,401  $145,050  $2,173  $(1,777)  $145,446
                                                   ======== ======  ======   ========  ========  ======  =======   ========

     The amortized cost and market value of all investment securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                       Amortized      Market
                                                         Cost         Value
                                                           (in thousands)

Due in one year or less..........................      $  3,899      $  3,903
Due after one year through five years............        25,029        25,450
Due after five years through ten years...........        27,136        27,479
Due after ten years..............................        14,102        14,298
                                                         70,166        71,130
Mortgage-backed securities.......................        82,723        83,348
Equity securities................................         4,455         6,923
                                                       $157,344      $161,401
                                                       ========      ========

     Proceeds from sales of investments in debt securities were $10,976,000 and $990,000 in 1997 and 1996, respectively. No sales occurred in 1995. Gross gains and losses of $23,000 were recognized in 1997. Gross gains of $7,000 and no losses occurred in 1996.

     At December 31, 1997 and 1996, investment securities with carrying amounts of approximately $66,966,000 and $40,204,000 respectively, were pledged to collateralize public deposits and for other purposes as provided by law.

     Equity securities include Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock which represents equity interests in the FHLB and the FRB, however, they do not have a readily determinable fair value because ownership is restricted and can be sold back only to the FHLBs, FRB, or to another member institution.




4. Loans:

     The composition of loans outstanding by lending classification is as follows:

                                                             December 31
                                                           1997       1996
                                                            (in thousands)

Commercial, financial and agricultural.................$ 39,559     $ 44,129
Real-estate-construction...............................   1,276        1,816
Real-estate-mortgage................................... 170,582      151,299
Personal installment...................................  53,599       59,142
Other..................................................   7,933        5,590
                                                       $272,949     $261,976
                                                       ========     ========

     Loans held for resale amounted to $2,641,000 and $4,622,000 at December
31, 1997 and 1996, respectively. These loans are primarily fixed-rate mortgages.




5. Allowance for Loan Losses:

     Changes in the allowance for loan losses are as follows:

                                                    December 31
                                           1997            1996           1995
                                                   (in thousands)

Balance, January 1....................   $2,798          $2,574         $2,347
Provision for loan losses... .........      717           1,042            728
Loan charge-offs......................     (930)         (1,296)          (840)
Recoveries............................      336             478            339
Balance, December 31..................   $2,921          $2,798         $2,574
                                         ======          ======         ======




                                                    NONPERFORMING LOANS (a)
                                                     AND OTHER REAL ESTATE
                                                         December 31
                                                     1997            1996
                                                        (in thousands)


Loans past due 90 days or more
 and still accruing interest:
   Commercial, financial and agricultural.....      $   53        $   20
   Mortgages..................................         405           547
   Personal installment.......................          72           189
   Other......................................          21            11
                                                       551           767

Loans on which accrual of interest has been
 discontinued:
   Commercial, financial and agricultural.....         762           723
   Mortgages..................................       1,716         1,904
   Other......................................         300           283
                                                     2,778         2,910
Other real estate.............................         481           351
   Total......................................      $3,810        $4,028
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

Impaired Loans
     Loans are considered impaired, based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Larger groups of smaller-balance loans such as residential mortgage and installment loans are collectively evaluated for impairment. Management has established a smaller-dollar-value threshold of $250,000 for all loans. Loans exceeding this threshold are evaluated in accordance with accounting standards and the bank's lending policy. An insignificant delay or shortfall in the amount of payments, when considered independent of other factors, would not cause a loan to be rendered impaired. Insignificant delays or shortfalls may include, depending on specific facts and circumstances, those that are associated with temporary operational downturns or seasonal business delays.

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

     At December 31, 1997, the Corporation recorded no investment in impaired loans with no related valuation allowance. For the years ended December 31, 1997, 1996, and 1995, the average balance of impaired loans was negligible. The company recognized no interest on impaired loans on the cash basis.




6. Premises and Equipment:

     Premises and equipment are comprised of the following:

                                                            December 31
                                                         1997        1996
                                                          (in thousands)

Banking premises....................................   $10,286      $8,576
Furniture and fixtures..............................     7,767       7,221
Leasehold improvements..............................       345         345
                                                        18,398      16,142
Less accumulated depreciation and amortization......    (9,233)     (8,294)
                                                       $ 9,165      $7,848
                                                       =======      ======

     Depreciation expense charged to operations amounted to approximately $991,000, $937,000, and $831,000 in 1997, 1996, and 1995, respectively.



7. Short-Term Borrowings and Long-Term Debt:

     Short-term borrowings consist of the following:
                                                                December 31
                                                               1997      1996
                                                               (in thousands)

Federal funds purchased, 5.25% in 1996............           ---      $12,700
Treasury tax and loan note option account,
    5.25% and 5.04% in 1997 and 1996, respectively....   $   752          517
                                                         $   752      $13,217
                                                         =======      =======

     Interest incurred on fed funds purchased and othershort-term borrowings amounted to $143,000, $252,000, and $225,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

     At December 31, 1997, long-term debt consists of long-term advances from the FHLB of Pittsburgh of $26,000,000 and repurchase agreements totalling $20,000,000. The long-term advance is for a period of five years and is due to mature in December, 2002. Monthly payments of interest are required to be paid to the Federal Home Loan Bank at variable and fixed rates presently 5.83%, with principal due at maturity. Quarterly payments of interest are required to be paid on the repurchase agreements at a fixed rate, presently 5.76%, with principal due at maturity. Interest on long-term debt and repurchase agreements amounted to $2,231,000, $502,000, and $444,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

     Maturities on long term debt at December 31, 1997 are as follows:

     1998............................     $ 3,000,000
     1999............................     $ 4,000,000
     2000............................     $ 4,000,000
     2001............................     $10,000,000
     2002............................     $25,000,000



8. Pension Plan:

     The following table sets forth the pension plan's funded status at and for the years ended December 31, 1997,
1996, and 1995.

                                                                                     1997       1996      1995
Actuarial present value of benefit obligations:
     Accumulated benefit obligations, including vested
        benefits of $3,301, $2,812, and $2,371, respectively...................... $3,378      $2,844    $2,389
                                                                                   ======      ======    ======
Projected benefit obligation for service rendered to date......................... $4,461      $3,933    $3,420
Plan assets at fair value, primarily listed stocks, corporate, and U.S. bonds.....  4,473       3,626     3,114
Plan assets in excess of projected benefit obligations............................     12        (307)     (306)
Unrecognized net loss from past experience different from that assumed
     and effects of changes in assumptions........................................    775       1,027       949
Unrecognized net asset being recognized over 17 years.............................    (62)        (46)      (55)
Prepaid pension costs............................................................. $  725      $  674    $  588
Net pension cost for 1997, 1996, and 1995 included the following components:       ======      ======    ======
Service cost...................................................................... $  221      $  190    $  153
Interest cost.....................................................................    293         238       207
Actual return on plan assets......................................................   (609)       (290)     (374)
Net amortization and deferral.....................................................    298          24       154
Net pension cost.................................................................. $  203      $  162    $  140
                                                                                   ======      ======    ======

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.00% for 1997, 7.50% for 1996 and 7.25% for 1995. The increase in future compensation levels used in determining the actuarial present value of the benefit obligation was 4.5% in 1997, and 5.0% for 1996 and 1995. The expected long-term rate of return on assets was 9.0% in 1997, 1996, and 1995.


9.  Earnings Per Share:

The following table sets forth the calculation of Basic and Fully Diluted Earnings Per Share for the years ended below:


                                          For the Year Ended 1997    For the Year Ended 1996    For the Year Ended 1995
                                                          Per-Share                  Per-Share                  Per-Share
                                         Income   Shares   Amount   Income   Shares   Amount   Income   Shares   Amount
                                                            (in thousands except for per share data)
Basic EPS:

Income available to common
   stockholders........................  $5,970    3,019    $1.98   $5,632    3,011    $1.87   $4,814    3,011    $1.60
                                                            =====                      =====                      =====
Effect of Dilutive Securities:

Incentive stock options
   outstanding.........................               61                         42                         29

Diluted EPS:

Income available to common
   stockholders + assumed conversion...  $5,970    3,080    $1.94   $5,632    3,053    $1.84   $4,814    3,040    $1.58
                                         ======    =====    =====   ======    =====    =====   ======    =====    =====

   As discussed in Note 2 to the consolidated financial statements, the Corporation has adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" and SFAS No. 129, "Disclosure of Information of Capital Structure", effective January 1, 1997.




10. Income Taxes:

     The provision for income taxes consists of the following:

                                             1997        1996        1995
                                                     (in thousands)

Current.................................    $2,725      $1,942      $1,661
Deferred................................       (99)         27         (70)
                                            $2,626      $1,969      $1,591
                                            ======      ======      ======



     The components of the net deferred tax asset (liability) as of December 31, 1997, 1996, and 1995 were as follows:

                                              1997     1996       1995
                                                   (in thousands)

Deferred tax assets:
     Loan loss provision..................  $  645     $  648     $573
     Non-accrual loan interest income.....     264        183      152
     Loan origination fees................     ---        ---       22
     Miscellaneous........................      83         88       88
     Alternative minimum tax credit.......     ---        ---       54
     Deferred compensation................     176         73       75
         Total deferred tax assets........   1,168        992      964

Deferred tax liabilities:
     Depreciation.........................  $  487     $  515   $  531
     Accretion of discount................     239        156      131
     Pension expense......................     246        216      182
     Net unrealized gain on marketable
          equity securities...............   1,379        134      857
     Loan origination fees................       4         12      ---
         Total deferred tax liability.....   2,355      1,033    1,701
         Net deferred asset (liability).... $(1,187)    $  (41)  $ (737)
                                            =======     ======   ======

     The significant components of the deferred tax expense (benefit) in 1997, 1996, and 1995 were as follows:

                                              1997         1996       1995
                                                      (in thousands)

        Loan origination fees.............. $  (8)         $ 34         $  4
        Accretion of discount..............    83            26           19
        Loan loss provision................     3           (75)         (48)
        Non-Accrual loan interest income...   (81)          (31)         (17)
        Depreciation expense...............   (28)          (17)          (3)
        Deferred compensation..............  (103)          ---          (13)
        Pension expense....................    30            34           37
        Lease financing....................   ---           ---           (1)
        Miscellaneous......................     5             2          (33)
        Alternative minimum tax credit.....   ---            54          (15)
        Total deferred taxes............... $ (99)         $ 27         $(70)
                                            ======          ====         ====

     Income tax provisions related to securities gains were $255,000, $97,000, and $47,000, for the years ended December 31, 1997, 1996, and 1995, respectively.

     The provision for income taxes differs from the amounts derived from applying the statutory federal tax rate of 34%.

                                                   1997       1996      1995
                                                            (in thousands)

Computed "expected" tax provision.................$2,923     $2,585    $2,177
Effect of tax-exempt municipal bond and loan
  interest, net of interest expense disallowance..  (524)      (558)     (696)
Goodwill amortization.............................    82         82        82
Nondeductible expense related to acquisition......   161        ---        99
Other, net........................................   160       (110)      (71)
Deferred compensation.............................  (176)       (30)      ---
Total provision for income taxes..................$2,626     $1,969      $1,591
                                                  =======    ======      ======




11. Stock Options, Preferred Stock, and Common Stock:

    The Corporation has a Long Term Incentive Plan whereby awards in the form of Incentive Stock Options, Nonqualified Stock Options or Stock Appreciation Rights may be granted to certain Executive Officers and other key employees selected by a committee of the Board of Directors. The price at which common stock can be purchased pursuant to the exercise of options cannot be less than 100% in the case of Incentive Stock Options and 80% in the case of Nonqualified Stock Options, of the fair market value of the common stock on the date of the grant of the option. Options are exercisable starting one year from the date of grant to the extent of 20.0% to 33.3% a year on a cumulative basis and expire no later than ten years after the date of grant. Incentive stock options issued under the plan totalled 31,150, 28,775, and 55,992, in 1997, 1996, and 1995, respectively.

     A summary of the status of the Bank's Plan as of December 31, 1997, 1996, and 1995 and changes during the years ending on those dates is presented below:
                                                                                                 Weighted
                                                                                                Average Fair
                                           Shares      Shares        Weighted        Options    Value of Options
                                           Under      Available       Average      Exercisable  Granted During
                                           Option    For Option   Exercise Price   at Year-end      The Year
Balance, December 31, 1994.............    150,769       187,843       $16.01          64,307

Options granted........................     55,992       (55,992)      $23.00                          $7.46
Options exercised......................     (4,705)            -       $12.32
Options cancelled or expired...........       (476)          476       $21.46
Balance, December 31, 1995.............    201,580       132,327       $18.13          88,974

Options granted........................     28,775       (28,775)      $24.25                          $7.58
Options exercised......................    (20,541)          ---       $11.91
Options cancelled or expired...........     (7,366)        7,366       $21.97
Balance December 31, 1996..............    202,448       110,918       $19.56         102,236

Options granted........................     31,150       (31,150)      $41.13                         $13.91
Options exercised......................    (61,257)          ---       $15.89
Options cancelled or expired...........       (875)          875       $25.77
Balance December 31, 1997..............    171,466        80,643       $23.67          83,005
                                           =======       =======       ======          ======


On January 1, 1996, the Bank adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). As permitted by SFAS 123, the Bank has chosen to apply APB Opinion No. 25, "Accounting for Stock issued to Employees" (APB 25) and related interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had Compensation cost for the Bank's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS 123, the impact on the Bank's net income and net income per share would not have been material.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997 and 1996, respectively; dividend yield of 1%, expected volatility of 20%, risk-free interest rates of 6.14% and 6.14%, and expected life of 6 years.

12. Related Parties:

     Certain directors and their business affiliates (defined as the beneficial ownership of at least a 10 percent interest),executive officers and their families are indebted to Community Banks, N.A. At December 31, 1997, 1996, and 1995, loans to these persons and their business affiliates amounted to $2,478,000, $2,989,000 and $3,402,000, respectively.

     In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations.


                                                1997         1996       1995
                                                        (in thousands)

Balance beginning of period.................  $ 2,989       $3,402     $3,927
Additions...................................    1,877          365        467
Amounts collected...........................   (2,388)        (778)      (992)
Amounts written off.........................      ---          ---        ---
Balance end of period.......................  $ 2,478       $2,989     $3,402
                                              =======       ======     ======



13. Condensed Financial Information of Community Banks, Inc. (Parent Only):

                                                           1997        1996
                                                            (in thousands)
Condensed Balance Sheets:
         Cash and investments..........................   $   137    $   139
         Investment in Community Banks, N.A............    48,085     43,330
         Investment in nonbank subsidiaries............     4,652      3,081
         Other assets..................................     1,292      1,562
         Total assets..................................   $54,166    $48,112
                                                          =======    =======
         Other liabilities.............................       806        373
         Stockholders' equity..........................    53,360     47,739
         Total liabilities and stockholders' equity....   $54,166    $48,112
                                                          =======    =======


                                                  1997       1996       1995
Condensed Statements of Income:                         (in thousands)
    Dividends from:
         Community Banks, N.A. ................  $2,530      $2,260     $2,033
         Other expense.........................    (948)       (379)      (360)
Income before equity in undistributed earnings of
    subsidiaries...............................   1,582       1,881      1,673
Equity in undistributed earnings of:
    Community Banks, N.A. .....................   3,720       3,364      2,892
    Nonbank subsidiaries.......................     668         387        249
                                                  4,388       3,751      3,141
Net income.....................................  $5,970      $5,632     $4,814
                                                 ======      ======     ======

Condensed Statements of Cash Flows:
    Operating activities:
    Net income.................................  $5,970      $5,632     $4,814
        Adjustments to reconcile net cash provided by
          operating activities:
      Undistributed earnings of:
        Community Banks, N.A. .................  (3,720)     (3,364)    (2,892)
        Nonbank subsidiaries...................    (668)       (387)      (249)
      Other, net...............................   1,182         346        360
        Net cash provided by operating activities 2,764       2,227      2,033
    Investing activities:
      Additional investment in nonbank
                           subsidiaries........     ---         ---        ---
      Net cash used in investment activities...     ---         ---        ---

Financing Activities:
    Proceeds from issuance of common stock.....     459         138         55
       Purchase of Treasury Stock..............    (695)       (368)       ---
       Dividends paid..........................  (2,530)     (2,260)    (2,033)
        Net cash used by financing activities..  (2,766)     (2,490)    (1,978)
        Net change in  cash and cash equivalents     (2)       (263)        55
          Cash and cash equivalents at
                           beginning of year...     139         402        347
          Cash and cash equivalents at
                           end of year......... $   137      $  139     $  402
                                                =======      ======     ======

14. Regulatory Restrictions of Banking Subsidiaries:


     CBNA is subject to legal limitations as to the amount of dividends that can be paid to its shareholder (the Corporation). The approval of certain banking regulatory authorities is required if the total of all dividends declared by the bank exceeds limits as defined by the regulatory authorities. CBNA could declare dividends in 1998 without regulatory approval of $6,618,000 plus an additional amount equal to the bank's retained net profits in 1998 up to the date of any dividend declaration.

     Included in cash and due from banks are balances required to be maintained by subsidiary banking companies on deposit with the Federal Reserve. The amounts of such reserves are based on percentages of certain deposit types and totalled $175,000 at December 31, 1997 and 1996.



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

     Financial instruments with off-balance sheet risk at December 31, 1997, are as follows:

                                                    Contract or Notional Amount
                                                               (in thousands)

Financial instruments whose contract amounts represent credit risk:
  Commitments to originate loans.........................            $23,438
  Unused lines of credit.................................            $12,215
  Standby letters of credit..............................            $ 2,512
  Unadvanced portions of construction loans..............                ---

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


16. Quarterly Results of Operations (Unaudited):

     The following is a summary of the quarterly results of operations for the years ended December 31, 1997 and 1996:

                                                              Three Months Ended
                                         1997                               1996
                            Mar. 31 June 30 Sept. 30 Dec. 31 Mar. 31 June 30 Sept. 30 Dec. 31
                                             (dollars in thousands except per share data)
Interest income............  $8,127  $8,275  $8,754  $8,779  $7,423  $7,447  $7,798  $7,925
Interest expense...........   3,435   3,494   3,784   3,841   3,082   3,101   3,222   3,282
Net interest income........   4,692   4,781   4,970   4,938   4,341   4,346   4,576   4,643
Provision for loan losses..     240     140     140     197     202     183     245     412
Net interest income after
 provision for loan losses:   4,452   4,641   4,830   4,741   4,139   4,163   4,331   4,231
Other income...............     621     570     636     581     497     589     597     576
Investment security
  gains....................     296     123     ---     330     147     130       4       3
Gains on mortgage sales....      40      62      31      85     ---      70      47      94
Other expenses.............   3,134   3,237   3,273   3,799   3,040   3,052   2,972   2,953
Income before income taxes.   2,275   2,159   2,224   1,938   1,743   1,900   2,007   1,951
Income taxes...............     651     621     630     724     397     460     546     566
Net income.................  $1,624  $1,538  $1,594  $1,214  $1,346  $1,440  $1,461  $1,385
                             ======  ======  ======  ======  ======  ======  ======  ======

Basic earnings per share...   $ .54  $ .51    $ .53   $ .40  $ .44   $ .48   $ .49   $ .46
Diluted earnings
  per share................   $ .53  $ .50    $ .52   $ .39  $ .44   $ .47   $ .48   $ .45
Dividends per share........   $ .20  $ .21    $ .21   $ .21  $ .17   $ .19   $ .19   $ .19

Per share data has been restated to reflect stock dividends.


17. Fair Values of Financial Instruments:


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

Deposit liabilities:
     The fair values of demand and savings deposits equal their carrying values.
Adjusting such fair value for any value from retaining those deposit relationships in the future is prohibited. That component, known as a deposit intangible, is not considered in the value disclosed nor is it recorded in the balance sheet. The carrying values for variable rate money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using rates currently offered for similar deposits.

Short-term borrowings:
     The fair values of short-term borrowings approximate their carrying values.

Long-term borrowings:
     The fair values of the Corporation's long-term borrowings are estimated using discounted cash flow analyses, based on rates available to the Corporation for similar types of borrowings.

Off-balance-sheet instruments:
     Fair values for the Corporation's unused commitments to originate loans and unused lines of credit are deemed to be the same as their carrying values.


    The following table summarizes the carrying values and fair values of financial instruments at December 31, 1997 and 1996:


                                                              December 31,
                                                      1997                      1996
                                             Carrying       Fair        Carrying        Fair
                                               Value        Value         Value         Value
                                                               (in thousands)
Financial assets:
Cash, interest-bearing time deposits,
  and federal funds sold...................  $ 22,853    $ 22,853       $ 17,944    $ 17,944
Investment securities......................   161,401     161,401        145,446     145,446
Loans, net of unearned income..............   261,150     255,660        250,011     245,329
Less: Allowance for loan losses............    (2,921)        ---         (2,798)        ---
      Net Loans............................   258,229     255,660        247,213     245,329
Loans held for sale........................     2,641       2,641          4,622       4,622
      Total................................  $445,124    $442,555       $415,225    $413,341
                                             ========    ========       ========    ========
Financial liabilities:
Deposits...................................  $357,572    $358,148       $343,256    $344,195
Short-term borrowings......................       752         752         13,217      13,217
Long-term debt.............................    46,000      46,059         25,000      24,561
      Total                                  $404,324    $404,959       $381,473    $381,973
                                             ========    ========       ========    ========




18.  Subsequent Event-Acquisition:

     On October 28, 1997 Community Banks, Inc. (Community) signed a definitive agreement to acquire The Peoples State Bank (Peoples), a Pennsylvania bank located in York and Adams County, with $257 million in assets and $192 million in deposits at December 31, 1997. Community will acquire Peoples and its subsidiaries for approximately 1,329,000 shares of its common stock based on an exchange ratio of .889 shares of Community common stock for each share of Peoples common stock. The acquisition requires shareholder and regulatory approval prior to consummation and is not expected to close until the second quarter of 1998. The acquisition will be accounted for under the pooling-of-interests method of accounting, accordingly upon consummation the financial statements of Community will be restated to include the consolidated accounts of Peoples.

     A summary of unaudited pro forma combined financial information for Community and Peoples follows:



     Year Ended December 31                                            1997                       1996
                                                                (dollars in thousands except per share data)

                                                                            Community/                   Community/
                                                              Community       Peoples      Community       Peoples
                                                             As Reported     Combined     As Reported     Combined
     Net interest income................................       $19,381        $27,864       $17,906        $24,607
     Provision for loan losses and lease losses.........           717          1,317         1,042          1,567
     Other Income.......................................         3,375          4,229         2,754          3,171
     Other Expenses.....................................        13,443         19,360        12,017         16,534

     Income before taxes................................         8,596         11,416         7,601          9,677
     Taxes..............................................         2,626          3,491         1,969          2,693

     Net income.........................................       $ 5,970        $ 7,925       $ 5,632        $ 6,984
                                                               =======        =======       =======        =======
     Basic Earnings Per Share...........................       $  1.98        $  1.82       $  1.87        $  1.61
     Diluted Earnings Per Share.........................       $  1.94        $  1.80       $  1.84        $  1.60
                                                               =======        =======       =======        =======


     REPORT OF INDEPENDENT ACCOUNTANTS



     Board of Directors and Shareholders
     Community Banks, Inc.
     Millersburg, Pennsylvania





             We have audited the accompanying consolidated balance sheets of Community Banks, Inc. and subsidiaries (Corporation) as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management.
     Our responsibility is to express an opinion on these financial statements based on our audits.

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

             In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community Banks, Inc. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                                   COOPERS & LYBRAND, L.L.P



     One South Market Square
     Harrisburg, PA 17101
     January 13, 1998


Community Banks, Inc. and Subsidiaries
MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

     Management's discussion of financial condition and results of operations is based on the selected financial data listed below and should be read in conjunction with the Consolidated Financial Statements and Notes thereto.


FINANCIAL HIGHLIGHTS                             1997              1996              1995              1994              1993
                                                         (dollars in thousands except per share data)
Balance Sheet Data
Total assets........................          $463,050          $432,518         $381,822          $368,697           $345,960
Loans (net of unearned income and
  allowance for loan losses)........           258,229           247,213          229,063           206,525            184,012
Deposits............................           357,572           343,256          324,097           307,973            295,267
Shareholders' equity................            53,360            47,739           46,000            39,483             38,212

Earnings Data
Net interest income.................            19,381            17,906           16,680            15,551             14,390
Provision for loan losses...........               717             1,042              728               512                932
Other income........................             3,375             2,754            2,710             2,424              2,821
Other expense.......................            13,443            12,017           12,257            11,007             10,137
Net income..........................             5,970             5,632            4,814             4,994              4,763

Per Share Data
Basic net income....................              1.98              1.87             1.60              1.66               1.59
Diluted net income..................              1.94              1.84             1.58              1.64               1.57
Cash dividends......................               .83               .74              .67               .60                .55
Book value..........................             17.57             16.64            17.64             15.15              16.91
Average shares outstanding..........         3,080,166         3,053,400        3,041,003         3,039,448          3,024,936


Community Banks, Inc. and Subsidiaries
AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL
AND INTEREST YIELDS
Income and Rates on a Tax Equivalent Basis <F2> for the
Years Ended December 31, 1997, 1996, and 1995 (dollars in thousands)

                                               1997                                1996                                1995
                                                       Average                       Average                        Average
                                             Interest   Rates              Interest  Rates              Interest    Rates
                                   Average    Income/   Earned/  Average    Income/  Earned/  Average    Income/    Earned/
                                  Balance<F3>Expense<F1>Paid<F1>Balance<F3>Expense<F1>Paid<F1>Balance<F3>Expense<F1>Paid<F1>
 Cash and due from banks.........    $14,803                    $14,676                      $ 13,247
 Earnings Assets:
   Interest-bearing deposits in
     other banks.................      1,387  $    74   5.34%       978   $    58    5.93%      1,660    $    83    5.00%
   Investment securities:
     Taxable.....................    126,751    8,647   6.82     95,584     6,196    6.48      84,956      5,599    6.59
     Tax-exempt <F2>.............     28,500    2,402   8.43     28,369     2,406    8.48      36,975      3,112    8.42
   Total investment
     securities..................    155,251                    123,953                       121,931
   Federal funds sold............      2,158      124   5.75      3,808       207    5.44       3,118        157    5.04
   Loans, net of unearned
     income <F2>.................    253,600   23,608   9.31    243,840    22,639    9.28     222,624     20,918    9.40
    Total Earning Assets.........    412,396  $34,855   8.45    372,579   $31,506    8.46     349,333    $29,869    8.55
 Allowance for loans
   losses........................     (2,956)                    (2,682)                       (2,515)
 Premises, equipment and
    other assets.................     20,598                     16,404                        15,688
    Total assets.................   $444,841                   $400,977                      $375,753
                                    ========                   ========                      ========
Liabilities:
 Demand deposits.................     26,570                     27,082                        27,494
 Interest bearing liabilites:
   Savings deposits..............    156,805    3,279   2.09    148,621     3,212    2.16     136,031      3,054    2.25
   Time deposits:
     $100,000 or greater.........     14,078                     12,100                        11,249
     Other.......................    152,402                    149,982                       143,103
   Total time deposits...........    166,480    8,901   5.35    162,082     8,721    5.38     154,352      8,309    5.38
   Total time and savings
     deposits....................    323,285                    310,703                       290,383
   Short-term borrowings.........      2,704      143   5.29      5,410       252    4.66       3,891        225    5.78
   Long-term debt................     37,967    2,231   5.88      7,787       502    6.45       7,781        444    5.71
   Subordinated capital notes....         --       --     --         --       --      --            2         --   11.00
    Total interest-bearing
     liabilities.................    363,956  $14,554   4.00    323,900   $12,687    3.92     302,057    $12,032    3.98
Accrued interst, taxes and
   other liabilities..............     4,105                      3,358                         3,504
    Total liabilities.............   394,631                    354,340                       333,055
Stockholders' Equity..............    50,210                     46,637                        42,698
    Total liabilities and
     stockholders' equity.........  $444,841                   $400,977                      $375,753
                                    ========                   ========                      ========
  Interest income to earning
    assets........................                      8.45%                        8.46%                          8.55%
  Interest expense to earning
    assets........................                      3.53                         3.41                           3.44
      Effective interest
        differential..............            $20,301   4.92%             $18,819    5.05%               $17,837    5.11%
                                               =======  =====             =======    ====                =======    ====


<F1> Amortization of net deferred fees included in interest income and rate calculation.
<F2> Interest income on all tax-exempt securities and loans have been adjusted to tax equivalent basis utilizing a Federal income tax rate of 34%.
<F3> Averages are a combination of monthly and daily averages.


Community Banks, Inc. and Subsidiaries
Management's Discussion of Financial Condition and Results of Operations
Rate/Volume Analysis <F1>
For the Years Ended December 31, 1997 and 1996
(in thousands)



                                                  1997 vs 1996                        1996 vs 1995
                                             Volume   Rate     Total             Volume   Rate       Total
Increase (decrease) in interest income:
  Loans...................................   $  897   $   72   $  969            $1,989   $ (268)  $1,721
  Investment securities:
    Taxable...............................    2,111      340    2,451               691      (94)     597
    Tax-exempt............................       11      (15)      (4)             (728)      22     (706)
       Total..............................    3,019      397    3,416               (37)     (72)    (109)
  Federal funds sold......................      (94)      11      (83)               37       13       50
  Interest-bearing deposits in other
   banks..................................       22       (6)      16               (38)      13      (25)
     Total................................    2,947      402    3,349             1,951     (314)   1,637

Increase (decrease) in interest expense:
  Savings deposits........................      173     (106)      67               281     (123)     158
  Time deposits...........................      230      (50)     180               416       (4)     412
  Short-term borrowings...................     (139)      30     (109)               77      (50)      27
  Long-term debt and capital notes........    1,777      (48)   1,729                --       58       58
     Total................................    2,041     (174)   1,867               774     (119)     655
  Increase (decrease) in effective
   interest differential..................   $  906   $  576   $1,482            $1,177   $ (195)  $  982
                                             ======   ======   ======            ======   ======   ======

<F1> Table shows approximate effect on the effective interest differential of volume and rate changes for the years 1997 and 1996. The effect of a change in average volume has been determined by applying the average yield or rate in the earlier period to the change in average volume during the period. The effect of a change in rate has been determined by applying the change in rate during the period to the average volume of the prior period. Any resulting unallocated amount was allocated ratably between the volume and rate components. Nonaccrual loans have been included in the average volume of each period. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.


          Community Banks, Inc. and Subsidiaries
          MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF
          OPERATIONS


          The earnings of Community Banks, Inc. (Corporation) are derived exclusively from the operations of its wholly owned subsidiaries; Community Banks, N.A.; Community Banks Investments, Inc.; and Community Banks Life Insurance Co.

          Diluted net income was $1.94 per share in 1997 compared to $1.84 per share in 1996, and $1.58 in 1995. Net income per share in 1997 was 5.4% more than net income per share in 1996. Net income per share in 1996 increased 16.5% compared to the previous year.

          Net Interest Income:

          The primary determinant of the Corporation's net income is net interest income. This is the income which remains after deducting from the total income generated by earning assets the interest expense applicable to funds required to support the earning assets.

          Total interest income increased $3,342,000 or 10.9% in 1997, compared to an increase of $1,881,000 or 6.6% in 1996, and an increase of $3,082,000 or 12.0% in 1995. Interest and fees on loans increased $961,000 or 4.3% in 1997. Most of this increase was volume related and caused by an increase in average balances of $9,760,000 or 4.0%. The increase of $2,448,000 or 31.4% in interest and dividends on investment securities was volume related. The average balances of tax-exempt securities increased $131,000 or 0.5% in 1997. Interest and fees on loans increased $1,725,000 or 8.3% in 1996. This was primarily a volume related change driven by an increase in average balances of $21,216,000 or 9.5%. The increase of $131,000 or 1.7% in interest and dividends on investment securities was volume related. The average balance of tax-exempt securities decreased $8,606,000 or 23.3% in 1996 which resulted in a decrease in tax-exempt interest income. Factors contributing to the 1995 change included a volume related increase in interest and fees on loans of $3,519,000 and a volume related decrease of $512,000 in interest and dividends on investment securities.

          Total interest expense increased $1,867,000 or 14.7% in 1997 and $655,000 or 5.4% in 1996, after increasing $1,953,000 or 19.4% in
          1995. A volume related increase of $67,000 or 2.1% occurred in savings interest expense. Also affecting the 1997 increase was an increase of $180,000 or 2.1% in time deposit interest expense. All of the increase in time deposit interest expense was caused by increased volume. An increase of $1,620,000 or 114.9% in borrowed funds interest significantly affected total interest expense in 1997. Material factors affecting the 1996 increase were increases of $412,000 or 5.0% in total time deposit interest expense and an increase of $158,000 or 5.2% in savings interest expense. The average balances of savings accounts increased $12,590,000 or 8.5%. This increase was partially offset by a decrease in the interest rates paid on these deposits. Material factors affecting the 1995 change were increases of $1,826,000 or 28.2% in total time deposit interest expense and $144,000 or 27.4% in interest expense of borrowings.

          Average interest-bearing deposits represented 92.4% of average total deposits in 1997 compared to 92.0% in 1996 and 91.4% in 1995.

          Net interest income increased $1,475,000 or 8.2% in 1997, compared to $1,226,000 or 7.4% in 1996 and $1,129,000 or 7.3% in
          1995. Average earning assets increased $39,817,000 or 10.7% in 1997 compared to $23,246,000 or 6.7% in 1996 and $12,485,000 or
          3.7% in 1995. Average interest-bearing liabilities increased $40,056,000 or 12.4% in 1997 compared to $21,843,000 or 7.2% in
          1996 and $21,196,000 or 7.5% in 1995.

          Net Interest Income Margin:

          Net interest income margin for 1997 was 4.92% compared to 5.05% in 1996 and 5.11% in 1995. Interest income to earning assets decreased from 8.46% in 1996 to 8.45% in 1997. Interest expense to earning assets increased from 3.41% to 3.53%.

          Provision for Loan Losses:

          Net loan charge-offs for 1997 were $594,000 compared to $818,000 in 1996 and $501,000 in 1995. The provision for loan losses charged to income was $717,000 in 1997 compared to $1,042,000 in 1996 and $728,000 in 1995. Total non-performing loans approximated $3,329,000, $3,677,000, and $2,673,000, as of
          December 31, 1997, 1996, and 1995, respectively. Non-performing residential real estate and commercial loans totalled approximately $2,121,000 and $815,000, respectively, at year-end 1997. Total delinquencies as a percentage of total loans approximated 4.5%, 5.1%, and 4.8% at December 31, 1997, 1996, and 1995, respectively.

          Other Income and Other Expenses:

          Other income net of security gains increased $156,000 or 6.3% in 1997 compared to an increase of $100,000 or 3.9% in 1996 and a increase of $542,000 or 26.7% in 1995. The increases in trust department income and service charges on deposit accounts which occurred in 1997 and 1996 resulted from management's renewed emphasis on these functions. Investment security gains in 1997 and 1996 were associated primarily with equity securities held by Community Banks Investments, Inc. No investment security losses were recognized in 1997. Decreased income on insurance premiums are a reflection of decreased consumer loan demand and reduced activity at Community Banks Life Insurance Co. Gains on mortgage sales increased slightly in 1997 as a result of increased demand for fixed-rate real estate loans. The market values of loans held for sale approximated their carrying values at year ends 1997, 1996, and 1995.

          Other expenses increased $1,426,000 or 11.9% in 1997 compared to decreases of $240,000 or 2.0% in 1996, and $1,250,000 or 11.4%
          in 1995. The 1997 increases in salaries and benefits of $559,000 or 9.1% and net occupancy expense of $97,000 or 5.4% were affected by the opening of new banking offices. Also affecting salaries and benefits was the recognition of certain retirement plan obligations.. The increase of $768,000 or 20.6% in other operating expense in 1997 was affected by increased FDIC insurance premiums and the recognition of $470,000 of expense associated with the pending acquisition of the Peoples State Bank. Increases of $283,000 or 4.8% in salaries and employee benefits and $111,000 or 8.4% in net occupancy expense affected the 1996 increase in total other expenses. Three new banking offices established in 1995 contributed to these changes.

          Provision for Income Taxes:

          The relationship of the provision for income taxes to income approximated 30.5%, 25.9%, and 24.8% in 1997, 1996, and 1995,
          respectively. Significantly impacting these changes were reductions in tax-exempt investment security income recognized in 1997, 1996 and 1995.

          These factors contributed to an increase in net income for 1997 of $338,000 or 6.0%, an increase of $818,000 or 17.0% in 1996, and a decrease of $180,000 or 3.6% in 1995.

          Balance Sheet Data:

          Earning assets represented 92.7% of total assets at year-end 1997 compared to 92.8% at year-end 1996. Increases in deposits and long-term debt in 1997 were reflected in increases in earning assets, most notably investment securities. Changes in the composition of earning assets reflect management's attempt to respond to fluctuating loan demand and corresponding policies relating to liquidity and asset/liability management.

          Under the Corporation's current policy, if management has the intent and the Corporation has the ability at the time of purchase to hold securities until maturity or on a long-term basis, securities are classified as held-to-maturity investments and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at the lower of cost or market value.
          Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes.

          At December 31, 1997 and 1996, management classified investment securities with book and market values of $157,344,000 and $161,401,000 and $145,050,000 and $145,446,000, respectively, as available for sale. Gross unrealized gains and losses relating to investment securities were $4,295,000 and $238,000 and $2,173,000 and $1,777,000, respectively, at year-end 1997 and 1996. The Corporation owned no securities below investment grade at year-end 1997 and 1996. No securities were considered held for sale or for trading purposes at December 31, 1997 and December 31, 1996.

          At December 31, 1997 and 1996, the unrealized gains on investments available for sale, net of tax were $2,678,000 and $261,000, respectively, and were accordingly reflected in shareholders equity.

          Net loans increased 4.5% from December 31, 1996 to December 31, 1997. Real estate loans increased 12.2%, while commercial and personal loans decreased during the period. New banking offices opened in 1995 and 1996 and reduced demand for commercial and personal loans affected these changes.

          The following table sets forth information regarding nonaccrual loans, other real estate owned, and loans which are 90 days or more delinquent but accruing interest at the dates indicated.


                                                  December 31
                                       1997    1996   1995     1994   1993
                                             (dollars in thousands)

          Nonaccrual loans..........  $2,778  $2,910  $1,759  $1,245 $1,353
          Other real estate owned... 481 351 302 338 381 Accruing loans contractually
           past due 90 days or more..    551     767     914     819    722
              Total.................  $3,810  $4,028  $2,975  $2,402 $2,456
                                      ======  ======  ======  ====== ======


           Ratio of nonaccrual loans,
           other real estate owned,
           and accruing loans contractu-
           ally past due 90 days or
           more to total assets......    .82%   .93%    .78%   .65%    .71%




          As discussed in Note 5 to the financial statements, management performs periodic reviews of its loans to identify risks in the loan portfolio. As a result of these periodic reviews, problem loans and potential problem loans are identified and the likelihood of collectibility is assessed. Based upon the results of these reviews, which also consider other pertinent data, management determines an appropriate allowance for loan losses. Other relevant factors include past loss experience, current economic conditions, and the growth and composition of the loan portfolio. The allowance for loan losses is maintained at a level believed by management to be adequate to absorb potential losses in the respective portfolios. The allowance for loan losses to loans net of unearned income approximated 1.12%, 1.12%, 1.11%, 1.12%, and 1.14% at year-end, 1997, 1996, 1995, 1994, and
          1993, respectively.

          At December 31, 1997, management is not aware of any loans or lending relationships that are expected to deteriorate in the next year. In addition, the Corporation is not aware of any significant environmental liability related to real estate owned or in-foreclosure procedures.

          The increase of $1,317,000 or 16.8% in premises and equipment was affected by new banking locations. Goodwill is being amortized over fifteen years. The balance of loans held for sale at December 31, 1997 included student loans totalling $1,831,000.

          Total deposits increased $14,316,000 or 4.2% in 1997 with most of the increase occurring in savings deposits. As previously noted, management chose to reduce short-term borrowings and increase long-term debt. Affecting the increase of $2,060,000 or 62.3% in accrued interest payable and other liabilities was an increase in deferred tax liabilities.


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

          For the years ended December 31, 1997, 1996 and 1995, financing activities provided cash of $20,085,000, $46,870,000, and $3,438,000, respectively. Deposit growth and long-term debt accounted for the largest portion of this funding source in 1997. Deposits and borrowings represented the largest funding sources in 1996 while deposits were the primary source in 1995.

          Net cash used in investing activities totalled $26,221,000, $51,194,000, and $5,910,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The primary uses of funds in 1997 were purchases of investment securities of $55,175,000 and net increases in total loans of $11,863,000. The primary uses of funds in 1996 were purchases of investment securities of $56,609,000 and increases in net loans of $19,241,000. In 1995, investment securities purchased and net increases in loans also represented most of the investing activities.


          Forward Outlook:

          Management is unaware of any regulatory recommendations which, if implemented, would have a material effect on the liquidity, capital resources, or operations of the Corporation. Adequate loan demand is anticipated for the remainder of 1998 and management will continue to carefully evaluate this demand based on the creditworthiness of the borrower and the relative strength of the economy in the Corporation's market.

          Effects on Inflation:

          All business enterprises are affected by the constantly changing economic environment. Changes in the economy, however, affect the banking industry differently than other industries. A bank's assets and liabilities are primarily monetary in nature and values are established without regard to future price changes.

          Also, banks, unlike industrial corporations are not required to provide for large capital expenditures in the form of premises, equipment and inventory. Interest rate changes and the actions of the Federal Reserve Board have a greater impact on a bank's operations than do the effects of inflation. Although occasional deviations may occur, it is management's policy to generally attempt to maintain rate-sensitive assets at a level approximating rate-sensitive liabilities. Based on a one-year parameter, this relationship approximated 93% at December 31, 1997.

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


                                Regulatory      December 31,
                                  Minimum     1997        1996

                                          (dollars in thousands)


     Core (Tier 1) Capital          ---      $49,776    $46,331

     Leverage ratio (A)             4.0%        10.8%      10.7%

     Risk-based Capital Ratios:

     Tier 1 capital ratio (B)       4.0%        17.1%      17.0%

     Total risk-based capital
      ratio (C)                     8.0%        17.9%      18.0%

     (A) Core capital divided by total assets less intangible assets.

     (B) Core capital divided by year-end risk-adjusted assets, as defined by risk-based capital guidelines.

     (C) Total capital divided by risk-adjusted assets, as defined by risk-based guidelines.

          As shown by the table, the Bank's capital ratios exceeded regulatory minimums in 1997 and 1996. The core capital ratio increased from 17.0% to 17.1%, and the total capital ratio decreased from 18.0% to 17.9%, well above the regulatory minimums of 4.0% for core and 8.0% for total capital. These changes were impacted by the Corporation's retention of earnings during the year.



          Impact of the Year 2000 Issue:

          The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Corporation's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

          Based on a recent assessment, the Corporation determined that it will be required to modify or replace significant portions of its software so that its computer systems will properly utilize dates beyond December 31, 1999. The Corporation presently believes that with modifications to existing software and conversions to new software, the Year 2000 Issue can be mitigated. However, if such modifications are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Corporation.

          The Corporation has initiated formal communications with all of its significant suppliers and large customers to determine the extent to which the Corporation is vulnerable to those third parties' failure to remediate their own Year 2000 Issue. The Corporation's total Year 2000 project cost and estimates to complete are based on presently available information. However, there can be no guarantee that the systems of other companies on which the Corporation's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Corporation's systems, would not have material adverse effect on the Corporation. The Corporation has determined it has no exposure to contingencies related to the Year 2000 Issue for the products it has sold.

          The Corporation will utilize both internal and external resources to reprogram resources, or replace, and test the software for Year 2000 modifications. The Corporation plans to complete the Year 2000 project within one year or not later than December 31, 1998. Cost incurred to date as well as for the 1998 fiscal year for the Year 2000 project are considered normal operating costs by the Corporation. All Year 2000 conversion software and modifications are being delivered and executed by the Corporation's various software vendors in which the Corporation deals with for its many different computer processing and transaction functions. The Corporation does not anticipate significant expenses incurred or charged to the Year 2000 Issue due to its many software, maintenance, and licensing agreements with its software vendors.

          The costs of the project and the date on which the Corporation plans to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.



          Recent Accounting Pronouncements:

          The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" (SFAS 130) in 1997. SFAS 130 establishes standards for reporting and display of comprehensive income and its components, which includes all change in stockholders' equity during a period except those resulting from investments by owners and distributions to owners. SFAS 130 requires that comprehensive income be reported in the financial statements with the same prominence as other items currently reported in the financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. As SFAS 130 does not discuss the recognition or measurement of comprehensive income, the adoption of SFAS 130 will not have a material effect on the Corporation's financial condition or results of operations.

          The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" (SFAS 131) in 1997. SFAS 131 establishes standards for disclosures about products, services, geographic areas, and major customers. SFAS 131 is effective for fiscal years beginning after December 15, 1997. Adoption of SFAS 131 will not have a material effect on the Corporation's financial condition or results of operations.

          The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosure about Pensions and Other Postretirement Benefits" (SFAS 132) in January, 1998. SFAS 132 revises current note disclosure requirements for employers' pensions and other retiree benefits. It does not address recognition or measurement issues. SFAS 132 is effective for fiscal years beginning after December 15, 1997. Adoption of SFAS 132 will not have a material effect on the Corporation's financial Condition or results of operations.