Form 10-K, Exhibit 13
period 1998-12-31
COMMUNITY BANKS INC /PA/
filed 1999-03-31
CIK 714710

Community Banks, Inc. and Subsidiaries
MARKET FOR THE CORPORATION'S COMMON STOCK AND
RELATED SECURITIES HOLDER MATTERS


The shares of Community Banks, Inc. are traded on the American Stock Exchange and are transferred through local and regional brokerage houses. The Corporation has approximately 2,640 shareholders as of February 12, 1999. The following table sets forth the high and low prices within the knowledge of management of Community Banks, Inc. at which the Common Stock has been transferred during the periods indicated. The table is based solely upon transactions known to management of the Corporation and represents a portion of the actual transfers of Common Stock during the periods in question.



                    Price Per Share                           Price Per Share
1998                Low       High         1997               Low       High

First Quarter....  	$24.33    $28.42       First Quarter....  $16.35    $22.86
Second Quarter..     23.63     27.59       Second Quarter...   19.83     24.00
Third Quarter...     23.25     25.75       Third Quarter....   21.92     25.83
Fourth Quarter..     21.50     25.25       Fourth Quarter...   25.33     30.17



Holders of the Common Stock of the Corportion are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore. Community Banks, Inc. has paid cash dividends per share of common stock during the last five years as follows: 1994-$0.32, 1995-$0.37, 1996-$0.41, 1997-$0.48, and 1998-$0.62. The market prices listed above are based on historical market quotations and have been restated to reflect stock dividends and splits


Community Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
At December 31, 1998 and 1997
(dollars in thousands except per share data)
                                                          1998             1997


ASSETS
Cash and due from banks..........................      $ 25,036          $ 28,015
Interest-bearing time deposits in other banks....         1,258             2,406
Investment securities, available for sale (market
  value).........................................       292,542           219,284
Federal funds sold...............................         2,208             2,100
Loans............................................       512,280           455,830
Less:  Unearned income...........................      (10,018)           (11,799)
       Allowance for loan losses.................       (6,954)            (6,270)
       Net loans.................................       495,308           437,761
Premises and equipment, net......................        14,203            13,963
Goodwill.........................................           665               906
Other real estate owned..........................           625               866
Loans held for sale..............................         3,319             2,641
Accrued interest receivable and other assets.....        16,510            11,520
  Total assets...................................     $ 851,674         $ 719,462
                                                      =========         =========

LIABILITIES
Deposits:
  Demand.........................................      $ 50,038          $ 44,181
  Savings........................................       254,316           226,376
  Time...........................................       265,884           248,999
  Time in denominations of $100,000 or more......        25,667            30,199
  Total deposits.................................       595,905           549,755
Short-term borrowings............................         7,910            10,540
Long-term debt...................................       161,000            77,280
Accrued interest payable and other liabilities...         7,983             7,874
  Total liabilities..............................       772,798           645,449

STOCKHOLDERS' EQUITY

Preferred stock, no par value;
  500,000 shares authorized;
  no shares issued and outstanding...............           ---               ---
Common stock, $5.00 par value; 20,000,000 shares
  authorized; 6,631,000 and 4,406,000 shares
  issued in 1998 and 1997, respectively..........        33,157            22,028
Surplus..........................................        17,989            28,645
Retained earnings................................        27,023            21,219
Accumulated other comprehensive income, net of
 tax of $1,437,000 and $1,668,000, respectively..         2,789             3,237
Less:  Treasury stock of 105,000 and 44,000
  shares at cost.................................        (2,082)           (1,116)
  Total stockholders' equity.....................        78,876            74,013
  Total liabilities and stockholders' equity.....     $ 851,674         $ 719,462
                                                      =========         =========

All periods reflect the combined data of Community Banks, Inc. and Peoples State Bank.

The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 1998, 1997, and 1996
(dollars in thousands except per share data)

                                                                   1998              1997              1996
Interest Income:
  Interest and fees on loans.......................              $41,306           $38,095           $34,696
  Interest and dividends on investment securities:
     Taxable.......................................               11,325            11,382             8,429
     Exempt from federal income tax................                3,795             2,422             1,665
  Other interest income............................                   80                84               278
  Fed funds interest...............................                  494               304               207
     Total interest income.........................               57,000            52,287            45,275


Interest expense:
  Interest on deposits:
     Savings.......................................                5,479             5,556             4,974
     Time..........................................               13,459            13,420            13,030
     Time in denominations of $100,000 or more.....                1,580             1,578             1,378
  Interest on short-term borrowings and
   long-term debt..................................                4,975             2,627             1,034
  Fed funds purchased and repo interest............                1,394             1,242               252
     Total interest expense........................               26,887            24,423            20,668
     Net interest income...........................               30,113            27,864            24,607
Provision for loan losses..........................                1,464             1,317             1,567
     Net interest income after provision for
       loan losses.................................               28,649            26,547            23,040


Other income:
  Trust department income..........................                  302               317               251
  Service charges on deposit accounts..............                1,584             1,338             1,195
  Other service charges, commissions and fees......                  731               627               368
  Investment security gains........................                  575               770               302
  Income on insurance premiums.....................                  661               576               653
  Gains on mortgage sales..........................                  634               283               269
  Other income.....................................                  473               318               133
     Total other income............................                4,960             4,229             3,171


Other expenses:
  Salaries and employee benefits..................                10,380             9,679             8,613
  Net occupancy expense...........................                 3,202             2,797             2,531
  Operating expenses of insurance subsidiary......                   472               365               363
  Other operating expense.........................                 5,971             6,519             5,027
     Total other expenses.........................                20,025            19,360            16,534
     Income before income taxes...................                13,584            11,416             9,677
Provision for income taxes........................                 3,534             3,491             2,693
     Net income...................................               $10,050           $ 7,925           $ 6,984
                                                               =========           =======           =======

Basic earnings per share.......................<F1>              $  1.54           $  1.22           $  1.07
                                                               =========           =======           =======

Diluted earnings per share.....................<F1>              $  1.50           $  1.19           $  1.05
                                                               =========           =======           =======

<F1> Per share data for all periods has been restated to reflect stock dividends and splits.

All periods reflect the combined data of Community Banks, Inc. and Peoples State Bank.

The accompanying notes are an integral part of the consolidated financial statements.


Community Banks, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 1998, 1997, and 1996
(dollars in thousands except per share data)

                                                                                     Accumulated                   Total
                                                                                       Other
                                                        Common           Retained   Comprehensive   Treasury    Stockholders'
                                                         Stock  Surplus  Earnings      Income         Stock        Equity

Balance, December 31, 1995..........................    $19,424  $14,406  $24,077       $1,742       $  (53)      $59,596
     Comprehensive income:
         Net Income.................................                        6,984                                   6,984
         Change in unrealized gain (loss) on
         securities, net of tax of $(812) and
         reclassification adjustment of $302........                                    (1,576)                    (1,576)
         Total comprehensive income.................                                                                5,408
Cash dividends......................................                       (2,725)                                 (2,725)
10% stock dividend..................................      1,304    5,219   (6,523)
Purchase of treasury stock..........................                                                   (368)         (368)
Issuance of additional shares.......................        205    2,020     (57)                                   2,168

Balance, December 31, 1996..........................     20,933   21,645   21,756          166         (421)       64,079
     Comprehensive income:
         Net income.................................                        7,925                                   7,925
         Change in unrealized gain (loss) on
         securities, net of tax of $1,582 and
         reclassification adjustment of $770........                                     3,071                      3,071
         Total comprehensive income.................                                                               10,996
Cash dividends......................................                       (3,143)                                 (3,143)
5% stock dividend...................................        723    3,905   (4,628)
Purchase of treasury stock..........................                                                   (695)         (695)
Issuance of additional shares.......................        372    3,095  __(691)                   _______         2,776

Balance, December 31, 1997..........................     22,028   28,645   21,219        3,237       (1,116)       74,013
     Comprehensive income:
         Net income.................................                       10,050                                  10,050
         Change in umrealized gain (loss) on
         securities, net of tax of $(231) and
         reclassification adjustment of $575........                                      (448)                      (448)
         Total comprehensive income.................                                                                9,602
Cash dividends......................................                       (4,103)                                 (4,103)
3 for 2 stock split.................................     11,024  (11,024)
Purchase of treasury stock..........................                                                   (966)         (966)
Issuance of additional shares.......................        105      368    (143)                                     330

Balance, December 31, 1998..........................    $33,157  $17,989  $27,023       $2,789      $(2,082)      $78,876
                                                        =======  =======  =======       ======      ========      =======

Per share data for all periods has been restated to reflect stock dividends and splits.

All periods reflect the combined data of Community Banks, Inc. and Peoples State Bank.

The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1998, 1997, and 1996
(in thousands)

                                                                   1998              1997               1996
Operating Activities:
  Net income..............................................       $10,050           $ 7,925           $ 6,984
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Provision for loan losses............................         1,464             1,317             1,567
     Provision for depreciation and amortization..........         1,656             1,450             1,268
     Amortization of goodwill.............................           241               241               241
     Investment security gains............................          (575)             (770)             (302)
     Loans originated for sale............................       (38,348)          (14,017)          (11,329)
     Proceeds from sales of loans.........................        38,304            16,281             9,124
     Gains on mortgage sales..............................          (634)             (283)             (269)
     Change in other assets, net..........................        (3,769)             (456)           (1,701)
     Increase in accrued interest payable and other
      liabilities, net....................................           340               781             1,454
        Net cash provided by operating activities.........         8,729            12,469             7,037

Investing Activities:
  Net decrease (increase) in interest-bearing time
   deposits in other banks................................         1,148              (900)           (1,072)
  Proceeds from sales of investment securities............        25,310            30,525            13,420
  Proceeds from maturities of investment securities.......        80,425            44,612            38,621
  Purchases of investment securities......................      (179,097)          (94,995)          (92,814)
  Net increase in total loans.............................       (59,991)          (36,380)          (54,594)
  Net increase in premises and equipment..................        (1,896)           (3,445)           (1,368)
        Net cash used in investing activities.............      (134,101)          (60,583)          (97,807)

Financing Activities:
  Net increase in total deposits..........................       46,150             27,153            48,557
  Net increase (decrease) in short-term borrowings........       (2,630)             7,439            26,092
  Proceeds from issuance of long-term debt................       88,720             25,000            18,000
  Repayment of long-term debt.............................       (5,000)            (4,000)              ---
  Cash dividends..........................................       (4,103)            (3,143)           (2,725)
  Purchases of treasury stock.............................         (966)              (695)             (368)
  Proceeds from issuance of common stock..................          330              2,776             2,168
        Net cash provided by financing activities.........      122,501             54,530            91,724
        Increase (decrease) in cash and cash equivalents..       (2,871)             6,416               954

Cash and cash equivalents at beginning of year............       30,115             23,699            22,745
Cash and cash equivalents at end of year..................      $27,244            $30,115           $23,699
                                                                =======            =======           =======

The accompanying notes are an integral part of the consolidated financial statements.

All periods reflect the combined data of Community Banks, Inc. and Peoples State Bank.

     Community Banks, Inc. and Subsidiaries
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     1.  Organization and Basis of Presentation:

        Community Banks, Inc. (Corporation) is a bank holding company whose wholly-owned subsidiaries include Community Banks, N.A. (CBNA),Peoples State Bank (PSB), Community Banks Investments, Inc. (CBII) and Community Banks Life Insurance Company (CBLIC). All significant intercompany transactions have been eliminated.
     The Corporation operates through its main office in Millersburg and through 28 branch banking offices located in Dauphin, Northumberland, Schuylkill, Luzerne, Snyder, Adams, and York Counties in Pennsylvania. Community Banks, Inc.'s primary source of revenue is derived from loans to customers, who are predominantly middle-income individuals.

     2.  Summary of Significant Accounting Policies:

        The more significant accounting policies of the Corporation are:

                                Investment Securities:
        The Corporation classifies debt and equity securities as either "held-to-maturity," "available-for-sale," or "trading." Investments for which management has the intent, and the Corporation has the ability, to hold to maturity are carried at the lower of cost or market adjusted for amortization of premium and accretion of discount. Amortization and accretion are calculated principally on the interest method. Securities bought and held primarily for the purpose of selling them in the near term are classified as "trading" and reported at fair value. Changes in unrealized gains and losses on "trading" securities are recognized in the Consolidated Statements of Income. At December 31, 1998 and 1997, there were no securities identified as "held-to-maturity" or "trading." All other securities are classified as "available-for-sale" and reported at fair value. Changes in unrealized gains and losses for "available-for-sale" securities, net of applicable taxes, are recorded as a component of shareholder's equity.

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

                                    Pension Plan:
        The Corporation has a noncontributory defined benefit pension plan covering substantially all CBNA employees and a defined contribution plan covering PSB employees. Pension costs are funded currently subject to the full funding limitation imposed under federal income tax regulations.

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

                               Other Real Estate Owned:
        Real estate acquired through foreclosure is carried at the lower of the recorded amount of the loan for which the foreclosed property previously served as collateral or the current appraised value of the property. Prior to foreclosure, the recorded amount of the loan is written down, if necessary, to the appraised value of the real estate to be acquired by charging the allowance for loan losses. During 1998, 1997, and 1996 non-cash transactions related to real estate acquired through foreclosure totalled $980,000, $1,163,000, and $808,000, respectively.

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

                               Statement of Cash Flows:
        Cash and cash equivalents included cash and due from banks and federal funds sold. The Corporation made cash payments of $4,436,000, $3,071,000, and $2,320,000, and $26,011,000, $24,085,000, and $20,232,000 for income taxes and interest, respectively, in 1998, 1997, and 1996. Certain prior year amounts have been reclassified to conform with the current year's presentation.

                          Recent Accounting Pronouncements:

     During 1998, the Corporation adopted Statement of Financial Accounting Standards No. 130, "Comprehensive Income" (SFAS No. 130), which established standards for the reporting and disclosure of comprehensive income and its components (revenues, expenses, gains, and losses). SFAS 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes a reclassification adjustment for net realized investment gains included in net income of $575,000, $770,000, and $302,000 for the years ended December 31, 1998, 1997, and 1996, respectively. The new standard requires only additional disclosures in the consolidated financial statement: it does not affect the Corporation's financial position or results of operation.

     During 1998, the Corporation also adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (SFAS No. 132), which revises employers' disclosures about pensions and other postretirement benefit plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures that are no longer as useful as they were under previous pronouncements.

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" in June of 1998. SFAS 133 establishes standards for recording derivative financial instruments on the balance sheet at their fair value. This Statement requires changes in the fair value of derivatives to be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management anticipates that the adoption of SFAS 133 will not have a material effect on the Corporation's financial condition or results of operations.

     The Financial Accounting Standards Board issued Statement of Financial Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" (SFAS 131) in 1997. SFAS 131 establishes standards for disclosure about products, services, geographic areas, and major customers. SFAS 131 is effective for fiscal years beginning after December 15, 1997. Management has reviewed SFAS 131 and determined that the Corporation only has one qualifying segment and no additional disclosure is required.

     SFAS 134 " Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" requires that after a securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interest based on its ability and intent to sell or hold those investments. The Statement is effective for the first fiscal quarter beginning after December 15, 1998. Management anticipates that this Statement will not have a material effect on the Corporation's financial condition or results of operations.


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

3. Investment Securities:

The amortized cost and market value of all investment securities at December 31, 1998 and 1997 are as follows:



                                                                            1998                                           1997
                                                           Gross      Gross                        Gross      Gross
                                                Amortized Unrealized Unrealized Market Amortized Unrealized Unrealized Market
                                                Cost      Gains       Losses    Value     Cost     Gains      Losses   Value
                                                                                 (in thousands)
U.S. government corporations and agencies........ $ 78,800  $  845  $ (196)  $ 79,449  $ 66,940  $  474  $  (25)  $ 67,389
Mortgage-backed U.S. government agencies.........   82,887     568    (195)    83,260    84,568     834    (265)    85,137
Obligations of states and political subdivisions.   85,771   2,211    (306)    87,676    55,248   1,406     (21)    56,633
Corporate securities.............................   27,574     225    (340)    27,459     1,244      34     ---      1,278
Equity securities..............................     13,284   1,565    (151)    14,698     6,379   2,468     ---      8,847

         Total................................... $288,316  $5,414  $(1,188) $292,542  $214,379  $5,216  $ (311)  $219,284
                                                  ========  ======  ======== ========  ========  ======  =======  ========

     The amortized cost and market value of all investment securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                        Amortized      Market
                                                          Cost         Value
                                                             (in thousands)

Due in one year or less............................      $  6,457      $  6,519
Due after one year through five years..............        27,391        27,877
Due after five years through ten years.. ..........        36,546        36,938
Due after ten years................................       121,751       123,250
                                                          192,145       194,584
Mortgage-backed securities.........................        82,887        83,260
Equity securities..................................        13,284        14,698
                                                         $288,316      $292,542
                                                         ========      ========

     Proceeds from sales of investments in debt securities were $24,279,000, $29,319,000 and $12,767,000 in 1998, 1997, and 1996, respectively. Gross gains and losses of $147,000 and $17,000, respectively, were recognized in 1998. Gross gains and losses of $138,000 and $117,000, respectively, were recognized in 1997. Gross gains and losses of $113,000 and $88,000, respectively, were recognized in 1996.

     At December 31, 1998 and 1997, investment securities with carrying amounts of approximately $104,186,000 and $89,373,000 respectively, were pledged to collateralize public deposits and for other purposes as provided by law.

     Equity securities include Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock which represents equity interests in the FHLB and the FRB, however, it does not have a readily determinable fair value because ownership is restricted and can be sold back only to the FHLBs, FRB, or to another member institution.


4. Loans:

The composition of loans outstanding by lending classification is as follows:

                                                            December 31
                                                          1998       1997
                                                           (in thousands)

Commercial, financial and agricultural................$ 65,698    $ 53,520
Real-estate-construction..............................  17,381       5,553
Real-estate-mortgage.................................. 324,709     299,529
Personal installment..................................  97,561      88,046
Other.................................................   6,931       9,182
                                                      $512,280    $455,830
                                                      ========    ========

     Loans held for resale amounted to $3,319,000 and $2,641,000 at December 31, 1998 and 1997, respectively. These loans are primarily fixed-rate mortgages.


5. Allowance for Loan Losses:

     Changes in the allowance for loan losses are as follows:

                                                     December 31
                                         1998            1997           1996
                                                    (in thousands)

Balance, January 1...................   $6,270          $5,561         $4,955
Provision for loan losses............    1,464           1,317          1,567
Loan charge-offs.....................   (1,258)         (1,466)        (1,967)
Recoveries...........................      478             858          1,006
Balance, December 31.................   $6,954          $6,270         $5,561
                                        ======          ======         ======




                                                         NONPERFORMING LOANS (a)
                                                         AND OTHER REAL ESTATE

                                                        December 31
                                                    1998            1997
                                                       (in thousands)


Loans past due 90 days or more
 and still accruing interest:
   Commercial, financial and agricultural...      $   47        $   53
   Mortgages................................         353           405
   Personal installment.....................          34            72
   Other....................................           7            21
                                                     441           551

Restructured Loans                          			      248      	    626

Loans on which accrual of interest has been
 discontinued:
   Commercial, financial and agricultural...         866           926
   Mortgages................................       2,282         3,388
   Other....................................         282           300
                                                   3,430         4,614
Other real estate...........................         625           866
   Total....................................      $4,744        $6,657
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

     At December 31, 1998, the Corporation recorded no investment in impaired loans with no related valuation allowance. For the years ended December 31, 1998, 1997, and 1996, the average balance of impaired loans was negligible. The company recognized no interest on impaired loans on the cash basis.


6. Premises and Equipment:

     Premises and equipment are comprised of the following:

                                                               December 31
                                                             1998        1997
                                                             (in thousands)

Banking premises.....................................   $15,504     $14,808
Furniture and fixture................................    11,110       9,963
Leasehold improvements...............................       369         345
                                                         26,983      25,116
Less accumulated depreciation and amortization.......   (12,780)    (11,153)
                                                        $14,203     $13,963
                                                        =======     =======

     Depreciation expense charged to operations amounted to approximately $1,656,000, $1,450,000, and $1,268,000 in 1998, 1997, and 1996, respectively.


7. Short-Term Borrowings and Long-Term Debt:

     Short-term borrowings consist of the following:
                                                                December 31
                                                               1998      1997
                                                               (in thousands)
Securities sold under agreements to repurchase,
   3.40% and 4.97% in 1998 and 1997, respectively......    $ 1,188      $   753
Federal Home Loan Bank, 5.77% in 1997..................        ---        8,085
Federal funds purchased, 4.96% in 1998.................      6,400          ---
Treasury tax and loan note option account,
   4.34% and 4.91% in 1998 and 1997, respectively......        322        1,702
                                                           $ 7,910      $10,540
                                                           =======      =======

     Interest incurred on Federal Funds purchased and other short-term borrowings amounted to $298,000, $331,000, and $353,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

     At December 31, 1998, long-term debt consists of long-term advances from the FHLB of Pittsburgh of $141,000,000 and repurchase agreements totalling $20,000,000. The long-term advances are due to mature from 1999 through 2008. Monthly payments of interest are required to be paid to the Federal Home Loan Bank at variable and fixed rates presently 5.26%, with principal due at maturity. Quarterly payments of interest are required to be paid on the repurchase agreements at a fixed rate, presently 5.76%, with principal due at maturity. Interest on long-term debt amounted to $6,071,000, $3,538,000, and $933,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

     Maturities on long term debt at December 31, 1998 are as follows:

     1999............................  	  $ 4,000,000
     2000............................     $ 4,000,000
     2001............................     $20,000,000
     2002............................     $45,000,000
     2003............................     $10,000,000
     Subsequent to 2003..............     $78,000,000


8. Pension Plan:

     The following table sets forth the pension plan's funded status and pension cost at and for the years ended December 31, 1998 and 1997.

                                                                                           1998           1997
                                                                                             (in thousands)
Changes in benefit obligation:
Projected benefit obligation at beginning of year.................................	      $4,461         $3,933
Service cost......................................................................    	     244	           222
Interest cost.....................................................................          310	           293
Distributions.....................................................................         (128)           (49)
Change due to change in assumptions...............................................          299            (66)
Change due to plan amendment......................................................          215            ---
Experience (gain) or loss.........................................................          533            128
Projected benefit obligation at end of year.......................................       $5,934         $4,461
                                                                                         ======         ======
Change in plan assets:
Fair value of plan assets at beginning of year.................................... 	     $4,546	        $3,626
Employer contributions............................................................          355	           360
Actual return on assets...........................................................          297	           609
Distributions.....................................................................         (128)           (49)
Fair value of plan assets at end of year, primarily listed stocks,
	corporate, and US bonds..........................................................       $5,070         $4,546
                                                                                         ======         ======

Funded status at end of year......................................................       $ (864)	       $   85
Unrecognized net transition (asset) or obligation.................................          (29)	          (38)
Unrecognized prior service cost...................................................          128            (97)
Unrecognized net (gain) or loss...................................................        1,679  	         775
End of year (accrued) or prepaid pension cost.....................................       $  914	        $  725
                                                                                         ======   	     ======


Discount rate.....................................................................         6.5%           7.0%
Expected return on plan assets....................................................         9.0%           9.0%
Rate of compensation increases....................................................         4.0%           4.5%

Components of net periodic benefit cost:
Service cost......................................................................       $  244	        $  221
Interest cost.....................................................................          311            293
Actual return on plan assets......................................................         (297)          (609)
Amortization of unrecognized net transition (asset) or obligation.................           (8)            (8)
Amortization of unrecognized prior service cost...................................           (8)            (8)
Amortization of unrecognized net (gain) or loss...................................           47             42
Asset gain or (loss) deferred.....................................................         (119)           272
Net periodic pension cost for the year............................................       $  170         $  203
                                                                                         ======         ======


9.  Earnings Per Share:

The following table sets forth the calculation of Basic and Fully Diluted
Earnings Per Share for the years ended below:


                                          For the Year Ended 1998    For the Year Ended 1997    For the Year Ended 1996
                                                          Per-Share                  Per-Share                  Per-Share
                                         Income   Shares   Amount   Income   Shares   Amount   Income   Shares   Amount
                                                            (in thousands except for per share data)
Basic EPS:

Income available to common
   stockholders........................  $10,050   6,542    $1.54   $7,925    6,516    $1.22   $6,984    6,504    $1.07
                                                            =====                      =====                      =====
Effect of Dilutive Securities:

Incentive stock options
   outstanding.........................              150                        164                        136

Diluted EPS:

Income available to common
   stockholders and assumed
    conversion......................... $10,050    6,692    $1.50   $7,925    6,680    $1.19   $6,984    6,640    $1.05
                                        =======    =====    =====   ======    =====    =====   ======    =====    =====


10. Income Taxes:

     The provision for income taxes consists of the following:

                                                1998        1997        1996
                                                        (in thousands)

         Current...........................    $4,004      $3,775      $2,440
         Deferred..........................      (470)       (284)        253
                                               $3,534      $3,491      $2,693
                                               ======      ======      ======

     The components of the net deferred tax asset (liability) as of December 31, 1998, 1997, and 1996 were as follows:

                                                    1998     1997       1996
                                                         (in thousands)

Deferred tax assets:
     Loan loss provision.........................  $1,531   $1,183     $1,010
     Non-accrual loan interest income............     363      264        183
     Miscellaneous...............................     121      291        296
     Deferred compensation.......................     296      176         73
         Total deferred tax assets...............  $2,311   $1,914     $1,562

Deferred tax liabilities:
     Depreciation................................  $  560   $  583     $  628
     Accretion of discount.......................     176      239        156
     Pension expense.............................     285      246        216
     Unrealized gain on marketable
         equity securities.......................   1,437    1,671         97
     Miscellaneous...............................     ---       23         14
         Total deferred tax liability............   2,458    2,762      1,111
         Net deferred asset (liability)..........  $ (147)  $ (848)    $  451
                                                   ======   ======     ======


                                                     1998       1997       1996
                                                           (in thousands)

Computed "expected" tax provision..................  $4,615     $3,882   $3,291
Effect of tax-exempt municipal bond and loan
  interest, net of interest expense disallowance...  (1,230)      (784)    (605)
Goodwill amortization..............................      92         82       82
Nondeductible expense related to acquisition.......      49        252      ---
Other, net.........................................      61         59      (75)
Officer life insurance, net........................     (53)       ---      ---
Total provision for income taxes...................  $3,534     $3,491   $2,693
                                                     ======     ======   ======


11. Stock Options, Preferred Stock, and Common Stock:

    The Corporation has a Long Term Incentive Plan whereby awards in the form of Incentive Stock Options, Nonqualified Stock Options or Stock Appreciation
Rights may be granted to certain Executive Officers and other key employees selected by a committee of the Board of Directors. The price at which common stock can be purchased pursuant to the exercise of options cannot be less than 100% in the case of Incentive Stock Options and 80% in the case of Nonqualified Stock Options, of the fair market value of the common stock on the date of the grant of the option. Options are exercisable starting one year from the date of grant to the extent of 20.0% to 33.3% a year on a cumulative basis and expire no later than ten years after the date of grant. Incentive stock options issued under the plan totalled 119,926, 86,070, and 85,501, in 1998, 1997, and
1996, respectively.

     A summary of the status of the Bank's Plan as of December 31, 1998, 1997, and 1996 and changes during the years ending on those dates is presented below:
                                                                                                               Weighted
                                                                                                             Average Fair
                                                       Shares      Shares        Weighted        Options    Value of Options
                                                        Under     Available      Average       Exercisable   Granted During
                                                       Option    For Option   Exercise Price   at Year-end      The Year
Balance, December 31, 1995........................    338,141     1,197,376       $11.73         142,325

Options granted...................................     85,501       (85,501)      $13.24                         $ 6.53
Options exercised.................................    (30,865)          ---       $ 7.94
Options cancelled or expired......................    (11,049)       11,049       $14.64

Balance, December 31, 1996........................    381,728     1,122,924       $12.32         162,218

Options granted...................................     86,070       (86,070)      $19.91                         $ 8.43
Options exercised.................................    (92,059)          ---       $10.59
Options cancelled or expired......................     (1,923)        1,923       $14.92


Balance, December 31, 1997........................    373,816     1,038,777       $13.99         151,129

Options granted...................................    119,926      (119,926)      $24.02                         $ 5.05
Options exercised.................................    (28,374)          ---       $10.82
Options cancelled or expired......................     (1,914)        1,914       $20.00

Balance, December 31, 1998........................    463,454       920,765       $17.07         279,320
                                                      =======     =========       ======         =======

     On January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS
123). As permitted by SFAS 123, the Corporation has chosen to apply APB Opinion No. 25, "Accounting for Stock issued to Employees" (APB 25) and related interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for the Corporation's Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of SFAS
123, the impact on the Corporation's net income and net income per share would have approximated $(267,000) and $(.04), respectively in 1998. The impact on net income and net income per share in 1997 would have been $(96,000) and $(.01), respectively. The impact on net income and net income per share in 1996 would have been $(73,000) and $(.01), respectively.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998 and 1997, respectively; dividend yield of 2.5% and 1.0%, expected volatility of 23% and 20%, risk-free interest rates of 4.80% and 6.14%, and expected life of 6 years.


12. Related Parties:

     Certain directors and their business affiliates (defined as the beneficial ownership of at least a 10 percent interest), executive officers and their families are indebted to Community Banks, N.A. and Peoples State Bank. At December 31, 1998, 1997, and 1996, loans to these persons and their business affiliates amounted to $6,548,000, $6,367,000 and $4,012,000, respectively.

     In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations.

                                                1998         1997       1996
                                                        (in thousands)

Balance beginning of period.................  $ 6,367      $ 4,012    $ 4,492
Additions...................................    2,003        4,884        708
Amounts collected...........................   (1,822)      (2,529)    (1,188)
Amounts written off.........................      ---          ---        ---
Balance end of period.......................  $ 6,548      $ 6,367    $ 4,012
                                              =======      =======    =======


13. Condensed Financial Information of Community Banks, Inc. (Parent Only):

                                                             1998        1997
                                                              (in thousands)
Condensed Balance Sheets:
         Cash and investments............................   $   150   $   137
         Investment in Community Banks, N.A. ............    49,537    48,085
       	 Investment in Peoples State Bank................    24,228    20,653
         Investment in nonbank subsidiaries..............     4,329     4,652
         Other assets....................................     1,023     1,292
         Total assets....................................   $79,267   $74,819
                                                            ========   =======
         Other liabilities...............................   $   391   $   806
         Stockholders' equity............................    78,876    74,013
         Total liabilities and stockholders' equity......   $79,267   $74,819
                                                            ========   =======


                                                    1998       1997       1996
Condensed Statements of Income:                           (in thousands)
    Dividends from:
         Community Banks, N.A. ...................   $5,279   $3,010   $2,260
         Peoples State Bank.......................      285      ---      ---
         Other income (expense)...................     (546)    (335)      86
Income before equity in undistributed earnings of
    subsidiaries..................................    5,018    2,675    2,346
Equity in undistributed earnings of:
    Community Banks, N.A. ........................    1,483    3,240    3,364
    Peoples State Bank............................    3,118    1,342      887
    Nonbank subsidiaries..........................      431      668      387
                                                      5,032    5,250    4,638
Net income........................................  $10,050   $7,925   $6,984
                                                    =======   ======   ======

Condensed Statements of Cash Flows:
    Operating activities:
    Net income....................................  $10,050   $7,925   $6,984
        Adjustments to reconcile net cash provided
          by operating activities:
      Undistributed earnings of:
        Community Banks, N.A. ....................   (1,483)  (3,240)  (3,364)
        Peoples State Bank........................   (3,118)  (1,342)    (887)
        Nonbank subsidiaries......................     (431)    (668)    (387)
      Other, net..................................      266   (1,615)  (1,684)
        Net cash provided by operating activities.    4,752    1,060      662
    Investing activities:
      Additional investment in nonbank subsidiaries     ---      ---      ---
      Net cash used in investment activities.......     ---      ---      ---

Financing Activities:
    Proceeds from issuance of common stock........      330    2,776    2,168
       Purchase of Treasury Stock.................     (966)    (695)    (368)
       Dividends paid.............................   (4,103)  (3,143)  (2,725)
        Net cash used by financing activities.....   (4,739)  (1,062)    (925)
        Net change in  cash and cash equivalents..       13       (2)    (263)
          Cash and cash equivalents at
               beginning of year..................      137      139      402
          Cash and cash equivalents at end of year  $   150  $   137   $  139
                                                    =======  =======   ======

14. Regulatory Restrictions of Banking Subsidiaries:


     CBNA and PSB are subject to legal limitations as to the amount of dividends that can be paid to its shareholder (the Corporation). The approval of certain banking regulatory authorities is required if the total of all dividends declared by the bank exceeds limits as defined by the regulatory authorities. CBNA and PSB could declare dividends in 1998 without regulatory approval of $9,183,000 plus an additional amount equal to the bank's retained net profits in 1999 up to the date of any dividend declaration.

     Included in cash and due from banks are balances required to be maintained by subsidiary banking companies on deposit with the Federal Reserve. The amounts of such reserves are based on percentages of certain deposit types and totalled $265,000 at December 31, 1998 and 1997.



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


     Financial instruments with off-balance sheet risk at December 31, 1998, are as follows:

                                                     Contract or Notional Amount
                                                                 (in thousands)

Financial instruments whose contract amounts represent credit risk:
 Commitments to originate loans............................          $50,925
 Unused lines of credit....................................          $21,136
 Standby letters of credit.................................          $ 3,640
 Unadvanced portions of construction loans.................              ---

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


16. Quarterly Results of Operations (Unaudited):

     The following is a summary of the quarterly results of operations for the years ended December 31, 1998 and 1997:

                                                              Three Months Ended
                                                       1998                               1997
                               Mar. 31    June 30    Sept. 30   Dec. 31    Mar. 31    June 30    Sept. 30   Dec. 31
                                             (dollars in thousands except per share data)
Interest income.............. $13,456    $13 702    $14,542   $15,300      $12,406    $12,788     $13,467    $13,626
Interest expense.............   6,235      6,330      6,917     7,405        5,801      5,941       6,268      6,413
Net interest income..........   7,221      7,372      7,625     7,895        6,605      6,847       7,199      7,213
Provision for loan losses....     193        231        487       553          390        290         340        297
Net interest income after
 provision for loan losses:..   7,028      7,141      7,138     7,342        6,215      6,557       6,859      6,916
Other income.................     845        913        971     1,022          779        748         876        773
Investment security
  gains......................     270         73        224         8          373        104          86        207
Gains on mortgage sales......     142        142        131       219           40         62          31        150
Other expenses...............   4,932      4,885      5,020     5,188        4,395      4,588       4,678      5,699
Income before income taxes...   3,353      3,384      3,444     3,403        3,012      2,883       3,174      2,347
Income taxes.................     976        920        868       770          909        831         931        820
Net income................... $ 2,377    $ 2,464    $ 2,576   $ 2,633      $ 2,103    $ 2,052     $ 2,243    $ 1,527
                               ======     ======     ======    ======       ======     ======      ======     ======

Basic earnings per share.....   $ .37     $ .38       $ .39     $ .40        $ .32      $ .32       $ .35      $ .23
Diluted earnings
  per share..................   $ .35     $ .37       $ .39     $ .39        $ .31      $ .31       $ .34      $ .23
Dividends per share..........   $ .14     $ .16       $ .16     $ .16        $ .11      $ .12       $ .12      $ .13

Per share data has been restated to reflect stock dividends and splits.


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

Off-balance-sheet instruments:
     Fair values for the Corporation's unused commitments to originate loans and unused lines of credit are deemed to be the same as their carrying values.

    The following table summarizes the carrying values and fair values of financial instruments at December 31, 1998 and 1997:


                                                              December 31,
                                                      1998                       1997
                                             Carrying       Fair        Carrying        Fair
                                               Value        Value         Value         Value
                                                               (in thousands)
Financial assets:
Cash, interest-bearing time deposits,
  and federal funds sold...................  $ 28,502    $ 28,502       $ 32,521    $ 32,521
Investment securities......................   292,542     292,542        219,284     219,284
Loans, net of unearned income..............   502,262     498,552        444,031     437,121
Less: Allowance for loan losses............    (6,954)        ---         (6,270)        ---
      Net Loans............................   495,308     498,552        437,761     437,121
Loans held for sale........................     3,319       3,319          2,641       2,641
      Total................................  $819,671    $822,915       $692,207    $691,567
                                             ========    ========       ========    ========
Financial liabilities:
Deposits...................................  $595,905    $598,654       $549,755    $550,847
Short-term borrowings......................     7,910       7,910         10,540      10,540
Long-term debt.............................   161,000     160,822         77,280      75,038
      Total                                  $764,815    $767,386       $637,575    $636,425
                                             ========    ========       ========    ========



18.  Completed Acquisition:

	On March 31, 1998 Community Bank, Inc. (Community) completed its merger of The
Peoples State Bank (Peoples). Peoples has six banking offices which are located in York and Adams Counties, Pennsylvania.  Community issued 1,325,330 shares of common stock for all of the outstanding common stock of Peoples.  This transaction was accounted for as a pooling of interests and combined unaudited financial information is included in this report.

     A summary of unaudited pro forma combined financial information for Community and Peoples follows:



     Year Ended December 31                                            1997                       1996
                                                                (dollars in thousands except per share data)

                                                                            Community/                   Community/
                                                              Community       Peoples      Community       Peoples
                                                             As Reported     Combined     As Reported     Combined
     Net interest income................................       $19,381        $27,864       $17,906        $24,607
     Provision for loan losses and lease losses.........           717          1,317         1,042          1,567
     Other Income.......................................         3,375          4,229         2,754          3,171
     Other Expenses.....................................        13,443         19,360        12,017         16,534
     Income before taxes................................         8,596         11,416         7,601          9,677
     Taxes..............................................         2,626          3,491         1,969          2,693
     Net income.........................................       $ 5,970        $ 7,925       $ 5,632        $ 6,984
                                                               =======        =======       =======        =======
     Basic Earnings Per Share...........................       $  1.32        $  1.22       $  1.25        $  1.07
     Diluted Earnings Per Share.........................       $  1.29        $  1.19       $  1.23        $  1.05
                                                               =======        =======       =======        =======

     Per share data for all periods has been restated to reflect stock dividends and split



                          REPORT OF INDEPENDENT ACCOUNTANTS



     Board of Directors and Shareholders
     Community Banks, Inc.
     Millersburg, Pennsylvania





             In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes of stockholders' equity, and cash flows present fairly, in all material respects, the financial position of Community Banks, Inc. (Corporation) and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that audits provide a reasonable basis for the opinion expressed above.



                                              PRICEWATERHOUSECOOPERS, L.L.P



     One South Market Square
     Harrisburg, PA 17101
     January 14, 1999

Community Banks, Inc. and Subsidiaries
MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

  Management's discussion of financial condition and results of operations is based on the selected financial data listed below and should be read in conjunction with the Consolidated Financial Statements and Notes thereto.


FINANCIAL HIGHLIGHTS                             1998              1997              1996              1995              1994
                                                               (dollars in thousands except per share data)
Balance Sheet Data
Investment securities...............         $292,542           $219,284          $194,003         $155,676          $161,053
Loans (net of unearned income and
  allowance for loan losses)........          495,308            437,761           402,681          349,544           306,814
Total assets........................          851,674            719,462           651,573          553,325           526,866
Total deposits......................          595,905            549,755           522,602          474,045           443,516
Stockholders' equity................           78,876             74,013            64,079           59,596            51,131
Total average assets................          765,980            681,491           591,724          538,682           515,088
Total average stockholders' equity..           77,057             68,971            61,320           55,209            50,156

Earnings Data
Net interest income.................           30,113             27,864            24,607           22,381            20,629
Provision for loan losses...........            1,464              1,317             1,567            1,078             1,912
Net interest income after
    provision for loan losses.......           28,649             26,547            23,040           21,303            18,717
Other income........................            4,960              4,229             3,171            2,790             3,387
Other expense.......................           20,025             19,360            16,534           16,303            15,107
Provision for income taxes..........            3,534              3,491             2,693            2,071             1,602
Net income..........................           10,050              7,925             6,984            5,719             5,395

Per Share Data
Basic earnings per share............             1.54               1.22              1.07              .88               .83
Diluted earnings per share..........             1.50               1.19              1.05              .86               .82
Cash dividends......................              .62                .48               .41              .37               .32
Book value..........................            12.09              11.31              9.85             9.16              7.81
Average diluted shares
    outstanding.....................        6,692,172          6,679,675         6,639,526        6,620,931         6,618,598

Profitability Ratios
Return on average assets............             1.31%             1.16%             1.18%             1.06%             1.05%
Return in average stockholders'
    equity..........................            13.04%            11.49%            11.39%            10.36%            10.76%
Net interest margin (FTE)...........             4.47%             4.58%             4.60%             4.39%             4.30%
Efficiency ratio....................            53.80%            55.29%            60.40%            62.80%            61.80%

Capital & Liquidity Ratios
Stockholders' equity to total assets             9.26%            10.29%             9.83%            10.77%             9.70%
Net loans to assets.................            58.16%            60.85%            61.80%            63.17%            58.23%

Asset Quality Ratios
Reserve for loan losses to total
    loans outstanding...............             1.38%             1.41%             1.36%             1.40%             1.41%
Reserve for loan losses to
    non-performing assets...........              147%               94%               83%               90%               74%
Non-performing assets to total
    loans outstanding...............              .94%             1.50%             1.65%             1.55%             1.91%
Non-performing assets to
    total assets....................              .56%              .93%             1.03%              .99%             1.13%


Community Banks, Inc. and Subsidiaries
AVERAGE BALANCES, EFFECTIVE INTEREST DIFFERENTIAL AND INTEREST YIELDS
Income and Rates on a Tax Equivalent Basis <F2> for the
Years Ended December 31, 1998, 1997, and 1996 (dollars in thousands)


                                              1998                         1997                         1996
                                                      Average                      Average                        Average
                                            Interest   Rates              Interest   Rates              Interest   Rates
                                 Average    Income/    Earned/ Average    Income/    Earned/ Average    Income/    Earned/
                                 Balance<F3>Expense<F1>Paid<F1>Balance<F3>Expense<F1>Paid<F1>Balance<F3>Expense<F1>Paid<F1>
Assets:
 Cash and due from banks.........  $ 20,438                   $18,809                 $ 17,845
 Earnings Assets:
   Interest-bearing deposits in
     other banks.................     1,626  $    80   4.92%    1,587  $    84  5.29%    5,211  $   278   5.33%
   Investment securities:
     Taxable.....................   176,687   11,325   6.41   167,732   11,382  6.79   130,978    8,429   6.44
     Tax-exempt<F2>..............    68,489    5,750   8.40    43,017    3,670  8.53    29,696    2,523   8.50
   Total investment
     securities..................   245,176                   210,749                  160,674
   Federal funds sold............     8,251      494   5.99     5,528      304  5.50     3,808      207   5.44
   Loans, net of unearned
     income<F2>..................   467,094   41,539   8.89   421,283   38,236  9.08   385,956   34,806   9.02
    Total Earning Assets.........   722,147  $59,188   8.19   639,147  $53,676  8.40   555,649  $46,243   8.32
 Allowance for loans
   losses........................    (6,528)                   (6,035)                  (5,225)
 Premises, equipment and
    other assets.................    29,923                    29,570                   23,455
    Total assets.................  $765,980                  $681,491                 $591,724
                                   ========                  ========                 ========
Liabilities:
 Demand deposits.................    43,911                    37,806                   35,762
 Interest bearing liabilites:
   Savings deposits..............   243,290    5,479   2.25%  224,786    5,556  2.47   202,019    4,974   2.46
   Time deposits:
     $100,000 or greater.........    28,687                    28,987                   25,270
     Other.......................   251,223                   248,467                  240,812
   Total time deposits...........   279,910   15,039   5.37   277,454   14,998  5.41   266,082   14,408   5.41
   Total time and savings
     deposits....................   523,200                   502,240                  468,101
   Short-term borrowings.........     4,527      298   6.58     6,313      331  5.24     7,496      354   4.72
   Long-term debt................   109,414    6,071   5.55    60,636    3,538  5.83    14,758      932   6.32
    Total interest-bearing
     liabilities.................   637,141  $26,887   4.22   569,189  $24,423  4.29   490,355  $20,668   4.21
Accrued interest, taxes and
   other liabilities.............     7,871                     5,525                    4,287
    Total liabilities.............  688,923                   612,520                  530,404
Stockholders' Equity..............   77,057                    68,971                   61,320
    Total liabilities and
     stockholders' equity......... $765,980                  $681,491                 $591,724
                                   ========                  ========                 ========
  Interest income to earning
    assets........................                     8.19%                    8.40%                     8.32%
  Interest expense to earning
    assets........................                     3.72                     3.82                      3.72
      Effective interest
        differential..............           $32,301   4.47%           $29,253  4.58%           $25,575   4.60%
                                             =======   =====           =======  =====           =======   ====


<F1> Amortization of net deferred fees included in interest income and rate calculation.
<F2> Interest income on all tax-exempt securities and loans have been adjusted to tax equivalent basis utilizing a Federal income tax rate of 34%.
<F3> Averages are a combination of monthly and daily averages.

Community Banks, Inc. and Subsidiaries
Management's Discussion of Financial Condition and Results of Operations
Rate/Volume Analysis <F1>
For the Years Ended December 31, 1998 and 1997
(in thousands)


                                                  1998 vs 1997                        1997 vs 1996
                                             Volume   Rate     Total             Volume   Rate       Total
Increase (decrease) in interest income:
  Loans.............................         $4,112      ($809)  $3,303          $3,197   $  233   $3,430
  Investment securities:
    Taxable.........................            594       (651)     (57)          2,474      479    2,953
    Tax-exempt......................          2,137        (57)   2,080           1,138        9    1,147
       Total........................          2,731       (708)   2,023           3,612      488    4,100
  Federal funds sold................            161         29      190              95        2       97
  Interest-bearing deposits in other
   banks............................              2         (6)      (4)           (192)      (2)    (194)
     Total..........................          7,006     (1,494)   5,512           6,712      721    7,433

Increase (decrease) in interest expense:
  Savings deposits..................            438       (515)     (77)            562       20      582
  Time deposits.....................            143       (102)      41             590      ---      590
  Short-term borrowings.............           (107)        74      (33)            (60)      37      (23)
  Long-term debt and capital notes..          2,711       (178)   2,533           2,683      (77)   2,606
     Total..........................          3,185       (721)   2,464           3,775      (20)   3,755
  Increase (decrease) in effective
   interest differential............         $3,821      $(733)  $3,048          $2,937   $  741   $3,678
                                             ======      ======  ======          ======   ======   ======

<F1> Table shows approximate effect on the effective interest differential of volume and rate changes for the years 1998 and 1997. The effect of a change in average volume has been determined by applying the average yield or rate in the earlier period to the change in average volume during the period. The effect of a change in rate has been determined by applying the change in rate during the period to the average volume of the prior period. Any resulting unallocated amount was allocated ratably between the volume and rate components. Nonaccrual loans have been included in the average volume of each period. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 34%.


          Community Banks, Inc. and Subsidiaries
          MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF
          OPERATIONS


          On March 31, 1998 Community Banks, Inc. (Community) completed its merger of The Peoples State Bank (Peoples). Peoples has six banking offices which are located in York and Adams Counties, Pennsylvania. Community issued 1,325,330 shares of common stock for all of the outstanding common stock of Peoples. This transaction was accounted for as a pooling of interests and combined unaudited financial information is included in this report.

          The earnings of Community Banks, Inc. (Corporation) are derived exclusively from the operations of its wholly owned subsidiaries; Community Banks, N.A.; Peoples State Bank; Community Banks Investments, Inc.; and Community Banks Life Insurance Co.

          Diluted net income was $1.50 per share in 1998 compared to $1.19 per share in 1997, and $1.05 in 1996. Net income per share in 1998 was 26.1% more than net income per share in 1997. Net income per share in 1997 increased 13.3% compared to the previous year.

          Net Interest Income:

          The primary determinant of the Corporation's net income is net interest income. This is the income which remains after deducting from the total income generated by earning assets the interest expense applicable to funds required to support the earning assets.

          Total interest income increased $4,713,000 or 9.0% in 1998, compared to an increase of $7,012,000 or 15.5% in 1997, and an increase of $4,131,000 or 10.0% in 1996. Interest and fees on loans increased $3,211,000 or 8.4% in 1998. Most of this increase was volume related and caused by an increase in average balances of $45,811,000 or 10.9%. The increase of $1,316,000 or 9.5% in interest and dividends on investment securities was also volume related. The average balances of tax-exempt securities increased $25,472,000 or 59.2% in 1998. Interest and fees on loans increased $3,399,000 or 9.8% in 1997. This was primarily a volume related change driven by an increase in average balances of $35,327,000 or 9.2%. The increase of $3,710,000 or 36.8% in interest and dividends on investment securities was also volume related. The average balances of investment securities increased $50,075,000 or 31.2% in 1997. Factors contributing to the 1996 change included a volume related increase in interest and fees on loans of $4,350,000 and a volume related decrease of $317,000 in interest and dividends on investment securities.

          Total interest expense increased $2,464,000 or 10.1% in 1998 and $3,755,000 or 18.2% in 1997, and $1,905,000 or 10.2% in 1996. A
          rate related decrease of $77,000 or 1.4% occurred in savings interest expense in 1998. Also affecting the 1998 increase was an increase of $41,000 or 0.3% in time deposit interest expense.
          All of the increase in time deposit interest expense was caused by increased volume. An increase of $2,500,000 or 64.6% in borrowed funds interest significantly affected total interest expense in 1998. Material factors affecting the 1997 increase were increases of $590,000 or 4.1% in total time deposit interest expense and an increase of $582,000 or 11.7% in savings interest expense. The average balances of savings accounts increased $22,767,000 or 11.3%. Material factors affecting the 1996 change were increases of $625,000 or 4.5% in total time deposit interest expense and $367,000 or 40.0% in interest expense of borrowings.

          Average interest-bearing deposits represented 92.3% of average total deposits in 1998 compared to 93.0% in 1997 and 93.2% in 1996.

          Net interest income increased $2,249,000 or 8.1% in 1998, compared to $3,257,000 or 13.2% in 1997 and $2,226,000 or 9.9% in
          1996. Average earning assets increased $83,000,000 or 13.0% in 1998 compared to $83,498,000 or 15.0% in 1997 and $49,843,000 or
          9.9% in 1996. Average interest-bearing liabilities increased $67,952,000 or 11.9% in 1998 compared to $78,834,000 or 16.1% in
          1997 and $45,264,000 or 10.2% in 1996.

          Net Interest Income Margin:

          Net interest income margin for 1998 was 4.47% compared to 4.58% in 1997 and 4.60% in 1996. Interest income to earning assets decreased from 8.40% in 1997 to 8.19% in 1998. Interest expense to earning assets decreased from 3.82% to 3.72%.

          Provision for Loan Losses:

          Net loan charge-offs for 1998 were $780,000 compared to $608,000 in 1997 and $961,000 in 1996. The provision for loan losses charged to income was $1,464,000 in 1998 compared to $1,317,000 in 1997 and $1,567,000 in 1996. Total non-performing loans approximated $4,119,000, $5,791,000, and $5,839,000, as of
          December 31, 1998, 1997, and 1996, respectively. Non-performing residential real estate and commercial loans totalled approximately $2,635,000 and $913,000, respectively, at year-end 1998. Total delinquencies as a percentage of total loans approximated 2.2%, 3.4%, and 4.2% at December 31, 1998, 1997, and 1996, respectively.

          Other Income and Other Expenses:

          Other income net of security gains increased $926,000 or 26.8% in 1998 compared to an increase of $590,000 or 20.6% in 1997 and a decrease of $1,000 in 1996. The increase in 1998 of $350,000 or 17.8% in service charges on deposit accounts and other service charges commissions and fees resulted from increased deposit account balances and management's renewed emphasis on these functions. The increases in trust department income and service charges on deposit accounts which occurred in 1997 and 1996 also resulted from management's emphasis on these functions. Investment security gains in 1998 and 1997 were associated primarily with equity securities held by Community Banks Investments, Inc. Investment security losses approximated $17,000 in 1998. Changes in income on insurance premiums are a reflection of consumer loan demand and activity at Community Banks Life Insurance Co. Gains on mortgage sales increased significantly in 1998 as a result of increased demand for fixed-rate real estate loans. The market values of loans held for sale approximated their carrying values at year ends 1998, 1997, and 1996.

          Other expenses increased $665,000 or 3.4% in 1998 compared to increases of $2,826,000 or 17.1% in 1997, and $231,000 or 1.4% in
          1996. The 1998 increases in salaries and employee benefits of $701,000 or 7.2% and occupancy expense of $405,000 or 14.5% were affected by the opening of new banking offices. The 1997 increases in salaries and benefits of $1,066,000 or 12.4% and net occupancy expense of $266,000 or 10.5% were also affected by the opening of new banking offices. In addition, affecting salaries and benefits was the recognition of certain retirement plan obligations. The decrease of $548,000 or 8.4% in other operating expense in 1998 was affected by the recognition in 1997 of expense associated with the pending acquisition of the Peoples State Bank. Increases in salaries and employee benefits and net occupancy expense also affected an increase in 1996 in total other expenses. Three new banking offices established in 1995 contributed to these changes.

          Provision for Income Taxes:

          The relationship of the provision for income taxes to income approximated 26.0%, 30.6%, and 27.8% in 1998, 1997, and 1996,
          respectively. Significantly impacting these changes were increases in tax-exempt investment security income recognized in 1998.

          These factors contributed to increases in net income of $2,125,000 or 26.8%, $941,000 or 13.5%, and $1,265,000 or 22.1%
          for 1998, 1997, and 1996, respectively.

          Balance Sheet Data:

          Earning assets represented 94.1% of total assets at year-end 1998 compared to 93.2% at year-end 1997. Increases in deposits and long-term debt in 1998 were reflected in increases in earning assets, most notably investment securities and loans. Changes in the composition of earning assets reflect management's attempt to respond to fluctuating loan demand and corresponding policies relating to liquidity and asset/liability management.

          Under the Corporation's current policy, if management has the intent and the Corporation has the ability at the time of purchase to hold securities until maturity or on a long-term basis, securities are classified as held-to-maturity investments and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at market value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes.

          At December 31, 1998 and 1997, management classified investment securities with book and market values of $288,316,000 and $292,542,000 and $214,379,000 and $219,284,000, respectively, as available for sale. Gross unrealized gains and losses relating to investment securities were $5,414,000 and $1,188,000 and $5,216,000 and $311,000, respectively, at year-end 1998 and 1997.
          The Corporation generally avoids investments in securities of a speculative nature. No securities were considered held for sale or for trading purposes at December 31, 1998 and December 31, 1997.

          At December 31, 1998 and 1997, the unrealized gains on investments available for sale, net of tax were $2,789,000 and $3,237,000, respectively, and were accordingly reflected in shareholders equity.

          Net loans increased 13.1% from December 31, 1997 to December 31, 1998. Real estate loans increased 12.1%, while commercial and personal loans increased 22.8% and 10.8%, respectively, during the period. New banking offices and increased demand for loans affected these changes.

          The following table sets forth information regarding nonaccrual loans, other real estate owned, restructured loans, and loans which are 90 days or more delinquent but accruing interest at the dates indicated.


                                                  December 31
                                       1998    1997   1996     1995   1994
                                             (dollars in thousands)

          Nonaccrual loans..........  $3,430 $4,614  $4,754  $3,177  $2,902
          Other real estate owned...     625    866     883     901   1,846
          Restructured loans........     248    626     277     494     366
          Accruing loans contractually
           past due 90 days or more..    441    551     808     917     819
              Total.................. $4,744 $6,657  $6,722  $5,489  $5,933
                                      ====== ======  ======  ======  ======


           Ratio of nonaccrual loans,
           other real estate owned,
           restructured loans,
           and accruing loans contractu-
           ally past due 90 days or
           more to total assets......    .56%   .93%   1.03%   .99%   1.13%



          As discussed in Note 5 to the financial statements, management performs periodic reviews of its loans to identify risks in the loan portfolio. As a result of these periodic reviews, problem loans and potential problem loans are identified and the likelihood of collectibility is assessed. Based upon the results of these reviews, which also consider other pertinent data, management determines an appropriate allowance for loan losses. Other relevant factors include past loss experience, current economic conditions, and the growth and composition of the loan portfolio. The allowance for loan losses is maintained at a level believed by management to be adequate to absorb potential losses in the respective portfolios. The allowance for loan losses to loans net of unearned income approximated 1.38%, 1.41%, 1.36%, 1.40%, and 1.46% at year-end, 1998, 1997, 1996, 1995, and
          1994, respectively.

          At December 31, 1998, management is not aware of any loans or lending relationships that are expected to deteriorate in the next year. In addition, the Corporation is not aware of any significant environmental liability related to real estate owned or in-foreclosure procedures.

          The increase of $240,000 or 1.7% in premises and equipment was affected by new banking locations. Goodwill is being amortized over fifteen years. The balance of loans held for sale at December 31, 1998 included student loans totalling $2,257,000. The increase of $4,990,000 or 43.3% in accrued interest receivable and other assets was impacted by increases in accrued interest receivable, prepaid expenses, and deferred taxes.

          Total deposits increased $46,150,000 or 8.4% in 1998 with most of the increase occurring in savings and time deposits. As previously noted, management chose to reduce short-term borrowings and increase long-term debt by borrowing at the Federal Home Loan Bank of Pittsburgh.


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

          For the years ended December 31, 1998, 1997 and 1996, financing activities provided cash of $122,501,000, $54,530,000, and $91,724,000, respectively. Deposit growth and long-term debt accounted for the largest portion of this funding source in 1998 and 1997. Deposits and short-term and long-term borrowings represented the largest funding source in 1996.

          Net cash used in investing activities totalled $134,101,000, $60,583,000, and $97,807,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The primary uses of funds in 1998 were purchases of investment securities of $179,097,000 and net increases in total loans of $59,991,000. The primary uses of funds in 1997 were purchases of investment securities of $94,995,000 and increases in net loans of $36,380,000. In 1996, investment securities purchased and net increases in loans also represented most of the investing activities.


          Forward Outlook:

          Management is unaware of any regulatory recommendations which, if implemented, would have a material effect on the liquidity, capital resources, or operations of the Corporation. Adequate loan demand is anticipated for the remainder of 1999 and management will continue to carefully evaluate this demand based on the creditworthiness of borrowers and the relative strength of the economy in the Corporation's market.

          Effects on Inflation:

          All business enterprises are affected by the constantly changing economic environment. Changes in the economy, however, affect the banking industry differently than other industries. A bank's assets and liabilities are primarily monetary in nature and values are established without regard to future price changes.

          Also, banks, unlike industrial corporations are not required to provide for large capital expenditures in the form of premises, equipment and inventory. Interest rate changes and the actions of the Federal Reserve Board have a greater impact on a bank's operations than do the effects of inflation. Although occasional deviations may occur, it is management's policy to generally attempt to maintain rate-sensitive assets at a level approximating rate-sensitive liabilities. Based on a one-year parameter, this relationship approximated 105% at December 31, 1998.

          Accordingly, management anticipates that any decline in interest rates will negatively impact earnings of the Corporation. Conversely, management may be able to increase rates on certain earning assets more rapidly than those of interest-bearing liabilities if a significant increse in interest rates would occur. This may result in an increase in the net interest margin of the Corporation.

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


                                        Regulatory      December 31,
                                          Minimum     1998    1997
                                          (dollars in thousands)


            Core (Tier 1) Capital          ---      $74,813  $69,214

            Leverage ratio (A)             4.0%        8.8%     9.6%

            Risk-based Capital Ratios:

            Tier 1 capital ratio (B)       4.0%       12.8%    15.0%

            Total risk-based capital
             ratio (C)                     8.0%       14.0%    15.8%

           (A) Core capital divided by total assets less intangible assets.

           (B) Core capital divided by year-end risk-adjusted assets, as defined by risk-based capital guidelines.

           (C) Total capital divided by risk-adjusted assets, as defined by risk-based guidelines.

          As shown by the table, the Bank's capital ratios exceeded regulatory minimums in 1998 and 1997. The core capital ratio decreased from 15.0% to 12.8%, and the total capital ratio decreased from 15.8% to 14.0%, still well above the regulatory minimums of 4.0% for core and 8.0% for total capital. These changes were impacted by the Corporation's asset growth and retention of earnings during the year.



          Impact of the Year 2000 Issue:

          The "Year 2000 Issue" is the result of the possibility that computer programs may be unable to properly recognize the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar business activities.

          Based on an ongoing assessment, the Corporation has determined that it will need to modify or replace portions of its software and hardware so that its computer systems will properly utilize dates beyond December 31, 1999. If such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 Issue could have an adverse impact on operations of the Corporation. However, management presently believes that as a result of modifications to existing software and hardware and conversions to new software and hardware, the Year 2000 Issue will be mitigated.

          The Corporation's Year 2000 Action Plan has been categorized into five phases: Awareness, Assessment, Testing, Validation, and Implementation. The initial focus within those phases has been on vendors and systems that are related to mission critical business processes. Mission critical processes are defined as those areas of the business whose continued operations are required in order to provide basic banking services. Management is currently testing these mission critical processes and plans to complete implementation by May 31, 1999. In addition, all other business processes subject to Y2K remediation are expected to be completed prior to December 31, 1999.

          Community Banks, Inc. has initiated formal communications with all of its significant vendors and large commercial customers to determine the extent to which it is vulnerable to those third parties' failure to remediate their own Year 2000 Issue. To date, no material impact is anticipated based upon responses to these communications. The Corporation's estimated Year 2000 project costs include the costs and time associated with the impact of a third party's Year 2000 Issue, and are based on presently available information. For significant vendors, management will validate that they are Year 2000 compliant by December 31, 1999, or make plans to switch to a new vendor or system that is compliant. For large commercial loan customers, management will take appropriate action based upon the customer's response.

          The Corporation will utilize both internal and external resources to reprogram or replace, and test software for Year 2000 modifications. Costs incurred to date as well as for the 1998 fiscal year for the Year 2000 project total less than $100,000 and are generally considered normal operating costs by the Corporation. All Year 2000 conversion software and modifications are being delivered and executed by the Corporation's various software vendors with which the Corporation deals for its many different computer processing and transaction functions. The Corporation does not anticipate significant expense incurred or charged to the Year 2000 Issue due to its many software, maintenance, and licensing agreements with its software vendors. The cost to complete the internal process is currently estimated to be less than $100,000.

          Management believes that the Corporation's existing alternative processing procedures will be available as a contingency alternative in the unanticipated event that the Year 2000 Issue results in significant disruption of normal business activities.

          Recent Accounting Pronouncements:

          During 1998, the Corporation adopted Statement of Financial Accounting Standards No. 130, "Comprehensive Income" (SFAS No.
          130), which established standards for the reporting and disclosure of comprehensive income and its components (revenues, expenses, gains, and losses). SFAS 130 requires all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes a reclassification adjustment for net realized investment gains included in net income of $575,000, $770,000, and $302,000 for the years ended December 31, 1998, 1997, and 1996 respectively. The new standard requires only additional disclosures in the consolidated financial statements: it does not affect the Corporation's financial position or results of operations.

          During 1998, the Corporation also adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (SFAS No. 132), which revises employers' disclosures about pensions and other postretirement benefit plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures that are no longer as useful as they were under previous pronouncements.

          The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" in June of 1998. SFAS 133 establishes standards for recording derivative financial instruments on the balance sheet at their fair value. The statement requires changes in the fair value of derivatives to be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction, and, if it is, the type of hedge transaction. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management anticipates that the adoption of SFAS 133 will not have a material effect on the Corporation's financial condition or results of operations.

          The Financial Accounting Standards Board issued Statement of Financial Standards No., "Disclosure About Segments of an Enterprise and Related Information" (SFAS 131) in 1997. SFAS 131 establishes standards for disclosure about products, services, geographic areas, and major customers. SFAS 131 is effective for fiscal years beginning after December 15, 1997. Management has reviewed SFAS 131 and determined that the Corporation only has one qualifying segment and no additional disclosure is required.

          SFAS 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" requires that after a securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interest based on its ability and intent to sell or hold those investments. The statement is effective for the first fiscal quarter beginning after December 15, 1998. Management anticipates that this Statement will not have a material effect on the Corporation's financial condition or results of operations.

