Form 10-K, Exhibit 13
period 2002-12-31
COMMUNITY BANKS INC /PA/
filed 2003-03-28
CIK 714710

Financial Trends
                              Community Banks, Inc.
                                       And
                                  Subsidiaries



                                                                                          Percent Change
                                               2002         2001          2000        2002/2001   2001/2000
----------------------------------------------------------------------------------------------------------------------------
Per-Share Data
----------------------------------------------------------------------------------------------------------------------------
Net income (basic)                           $   2.00      $  1.48       $  1.52         35.1%       (2.6)%
Net income (diluted)                             1.95         1.45          1.50         34.5        (3.3)
Cash dividends                                    .72          .64           .57         12.5        12.3


Balance Sheet Data -At Year End                          (dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------
Total assets                               $1,679,898   $1,509,734    $1,308,713         11.3%        15.4%
Total loans                                   904,568      857,278       814,874          5.5          5.2
Deposits                                    1,132,913    1,003,225       919,241         12.9          9.1
Core (Tier 1) capital                         134,354      113,383       103,613         18.5          9.4


Profitability Ratios
----------------------------------------------------------------------------------------------------------------------------
Return on average assets                         1.17%         .97%         1.12%
Return on average stockholders' equity          15.46%       12.21%        15.08%
Efficiency ratio                                56.81%       59.77%        55.42%


Asset Quality Ratios
----------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses to
     total loans                                 1.36%        1.42%         1.27%
Allowance for loan losses to
     non-accrual loans                            131%         109%          171%
Non-performing assets to
     total assets                                 .63%         .78%          .49%



                                 Graphs

 Diluted Earnings Per Share ($)          Return on Average Assets (%)

1.19   1.42   1.50  1.45  1.95          1.21   1.22  1.12   .97   1.17

 98     99     00    01    02            98     99    00     01    02


 Cash Dividends Per Share ($)             Total Deposits ($000,000's)

 .49   .52    .57   .64   .72           728    826   919   1,003  1,133

  98    99     00    01    02            98     99    00     01    02


Return on Average Equity (%)               Total Loans ($000,000's)

12.22   14.40  15.08  12.21  15.46      620    708   815    857    905

 98       99     00    01     02         98     99    00     01    02

Community Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
At December 31, 2002 and 2001
(dollars in thousands except per share data)

                                                            ---------------------------------
                                                                2002                  2001
                                                            ---------------------------------
ASSETS

Cash and due from banks..............................       $    36,137           $    44,764
Interest-bearing time deposits in other banks........               951                 1,372
Investment securities, available for sale............           667,801               543,901
Loans................................................           904,568               857,278
     Less: Allowance for loan losses.................           (12,343)              (12,132)
                                                            -----------               -------
         Net loans...................................           892,225               845,146
Premises and equipment, net..........................            24,209                22,640
Goodwill ............................................             1,031                   151
Identifiable intangible assets.......................               729                   817
Other real estate owned..............................             1,183                   631
Loans held for sale..................................            11,483                10,479
Accrued interest receivable and other assets.........            44,149                39,833
                                                            -----------           -----------
     Total assets....................................       $ 1,679,898           $ 1,509,734
                                                            ===========           ===========

LIABILITIES

Deposits:
     Demand (non-interest bearing)...................       $   168,277           $   160,387
     Savings.........................................           345,598               309,913
     Time............................................           506,991               453,533
     Time in denominations of $100,000 or more.......           112,047                79,392
                                                            -----------           -----------
     Total deposits..................................         1,132,913             1,003,225
Short-term borrowings................................            69,125                60,002
Long-term debt.......................................           320,533               322,155
Subordinated debentures..............................            15,000                   ---
Accrued interest payable and other liabilities.......            13,165                13,103
                                                            -----------           -----------
     Total liabilities...............................         1,550,736             1,398,485
                                                            -----------           -----------

STOCKHOLDERS' EQUITY

Preferred stock, no par value;
     500,000 shares authorized;
     no shares issued and outstanding................               ---                   ---
Common stock - $5.00 par value; 20,000,000 shares
     authorized; 9,410,000  and 9,416,000 shares
     issued in 2002 and 2001, respectively...........            47,053                44,839
Surplus..............................................            46,418                35,906
Retained earnings....................................            35,344                36,923
Accumulated other comprehensive income (loss),
     net of tax (benefit) of $3,520 and $(2,167),
     respectively....................................             6,538                (4,024)
Less: Treasury stock of  258,000 and 125,000
     shares, at cost, respectively...................            (6,191)               (2,395)
                                                            -----------           -----------
     Total stockholders' equity......................           129,162               111,249
                                                            -----------           -----------
     Total liabilities and stockholders' equity......       $ 1,679,898           $ 1,509,734
                                                            ===========           ===========


Issued and treasury shares in 2001 have been restated to reflect stock dividends. The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME For the Years Ended December 31, 2002, 2001, and 2000 (dollars in thousands except per share data)

                                                             --------------------------------------
                                                                2002           2001          2000
                                                             --------------------------------------
Interest income:
     Interest and fees on loans......................        $ 67,158       $ 69,925       $ 66,791
     Interest and dividends on investment securities:
         Taxable.....................................          19,602         20,075         20,570
         Exempt from federal income tax..............           9,721          7,172          4,812
     Federal funds interest..........................             193            800            750
     Other interest income...........................              26            103             71
                                                             --------       --------       --------
         Total interest income.......................          96,700         98,075         92,994
                                                             --------       --------       --------

Interest expense:
     Interest on deposits:
         Savings.....................................           4,151          6,820          6,954
         Time........................................          20,721         24,461         23,712
         Time in denominations of $100,000 or more...           3,777          4,270          4,013
     Interest on short-term borrowings and
         long-term debt..............................          16,970         15,683         13,228
     Interest on subordinated debentures.............              26            ---            ---
     Federal funds purchased and repo interest.......             567            906          1,292
                                                             --------       --------       --------
         Total interest expense......................          46,212         52,140         49,199
                                                             --------       --------       --------
         Net interest income.........................          50,488         45,935         43,795
Provision for loan losses............................           3,350          5,080          2,863
                                                             --------       --------       --------
         Net interest income after provision for
           loan losses...............................          47,138         40,855         40,932
                                                             --------       --------       --------

Other income:
     Investment management and trust services........             993            740            527
     Service charges on deposit accounts.............           3,440          3,023          2,380
     Other service charges, commissions and fees.....           2,471          1,783          1,577
     Investment security gains.......................           1,034          1,704            469
     Insurance premium income and commissions........           2,016          1,483          1,331
     Gains on loan sales.............................           1,221          1,367            404
     Other income....................................           2,800          2,041          1,460
                                                             --------       --------       --------
         Total other income..........................          13,975         12,141          8,148
                                                             --------       --------       --------

Other expenses:
     Salaries and employee benefits..................          21,636         18,528         16,466
     Net occupancy expense...........................           6,051          5,267          4,504
     Merger and restructuring related expenses.......             ---          1,968            ---
     Other operating expense.........................          11,613         10,758          9,493
                                                             --------       --------       --------
         Total other expenses........................          39,300         36,521         30,463
                                                             --------       --------       --------
         Income before income taxes..................          21,813         16,475         18,617
Income taxes.........................................           3,367          2,879          4,702
                                                             --------       --------       --------
         Net income..................................        $ 18,446       $ 13,596       $ 13,915
                                                             ========       ========       ========


Basic earnings per share............................         $   2.00       $   1.48       $   1.52
                                                             ========       ========       ========

Diluted earnings per share...........................        $   1.95       $   1.45       $   1.50
                                                             ========       ========       ========


Per share data for all periods has been restated to reflect stock dividends. The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity

For the Years Ended December 31, 2002, 2001, and 2000 (dollars in thousands except per share data)


                                             -------------------------------------------------------------------------------
                                                                                 Accumulated
                                                                                   Other                          Total
                                                Common               Retained   Comprehensive    Treasury      Stockholders'
                                                 Stock     Surplus   Earnings      Income         Stock          Equity
                                             -------------------------------------------------------------------------------



Balance, December 31, 1999...................   $40,903    $24,259    $36,432     $(11,697)      $(3,588)      $ 86,309
     Comprehensive income:
         Net income..........................                          13,915                                    13,915
         Change in unrealized gain (loss) on
           securities, net of tax of $5,925 and
           reclassification adjustment of $469                                      11,003                       11,003
                                                                                                               --------

     Total comprehensive income..............                                                                    24,918
Cash dividends ($.57 per share)..............                          (5,216)                                   (5,216)
5% stock dividend  (348,000 shares)..........     1,740      4,612     (6,352)
Net increase in treasury stock (125,000 shares)                                                   (2,344)        (2,344)
Issuance of additional shares (16,000 shares).       83        284        (56)                       311
                                                -------    -------    -------     --------       -------       --------

Balance, December 31, 2000...................    42,726     29,155     38,723         (694)       (5,932)       103,978
     Comprehensive income:
         Net income..........................                          13,596                                    13,596
         Change in unrealized gain (loss) on
           securities, net of tax of $(1,297) and
           reclassification adjustment of $1,704                                    (2,408)       (2,408)
         Change in unfunded pension liability,
           net of tax of $(497)..............                                         (922)                        (922)
                                                                                                               --------
     Total comprehensive income..............                                                                    10,266
Cash dividends ($.64 per share)..............                          (5,880)                                   (5,880)
5% stock dividend (426,000 shares)...........     2,130      6,773     (8,903)
Purchases of treasury stock (28,000 shares)..                                                       (689)          (689)
Issuance of additional shares (209,000 net
     shares of treasury stock reissued and
     3,000 shares of common stock canceled)..      (17)       (22)       (613)                     4,226          3,574
                                                -------    ------- ----------     --------       -------       --------

Balance, December 31, 2001...................    44,839     35,906     36,923       (4,024)       (2,395)       111,249
Comprehensive income:
         Net income..........................                          18,446                                    18,446
         Change in unrealized gain (loss) on
           securities, net of tax of $6,004 and
           reclassification adjustment of $1,034                                    11,151                       11,151
         Change in unfunded pension liability,
           net of tax of $(317)..............                                         (589)                        (589)
                                                                                                               --------
Total comprehensive income...................                                                                    29,008
Cash dividends ($.72 per share)..............                          (6,654)                                   (6,654)
5% stock dividend (440,000 shares)..........      2,241     10,177    (12,418)
Purchases of treasury stock (224,000 shares).                                                     (5,828)        (5,828)
Issuance of additional shares (93,000 net
shares of treasury stock reissued and
 5,000 shares of common stock canceled)......       (27)       335       (953)                     2,032          1,387
                                                -------    -------    -------     --------       -------       --------
Balance, December 31, 2002...................   $47,053    $46,418    $35,344     $  6,538       $(6,191)      $129,162
                                                =======    =======    =======     ========       =======       ========

Per share data for all periods has been restated to reflect stock dividends. The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2002, 2001, and 2000 (in thousands)


                                                                        -------------------------------------------
                                                                          2002              2001              2000
                                                                        -------------------------------------------

Operating Activities:
     Net income...............................................          $ 18,446         $ 13,596          $ 13,915
     Adjustments to reconcile net income to net
         cash provided by operating activities:
         Provision for loan losses............................             3,350            5,080             2,863
         Depreciation and amortization........................             3,320            3,081             3,615
         Investment security gains............................            (1,034)          (1,704)             (469)
         Loans originated for sale............................           (66,158)         (94,933)          (23,440)
         Proceeds from sales of loans.........................            66,375           88,540            25,125
         Gains on loan sales..................................            (1,221)          (1,367)             (404)
         Change in other assets, net..........................            (7,191)             243           (13,653)
         Change in accrued interest payable and other
           liabilities, net...................................             (527)            4,237             1,533
                                                                        --------         --------          --------
              Net cash provided by operating activities.......            15,360           16,773             9,085
                                                                        --------         --------          --------

Investing Activities:
     Net (increase) decrease in interest-bearing time
       deposits in other banks................................               421            1,196              (447)
     Proceeds from sales of investment securities.............           147,610          124,490            28,343
     Proceeds from maturities of investment securities........            83,605          134,308            15,708
     Purchases of investment securities.......................          (337,706)        (417,679)          (57,486)
     Net increase in total loans..............................           (54,094)         (46,343)         (108,924)
     Net increase in premises and equipment...................            (4,037)          (3,532)          (5,868)
     Other    ................................................              (880)            (335)              ---
                                                                        --------         --------          --------
              Net cash used in investing activities...........          (165,081)        (207,895)         (128,674)
                                                                        --------         --------          --------

Financing Activities:
     Net increase in total deposits...........................           129,688           83,984            93,074
     Net increase in short-term borrowings....................             9,123           23,909            19,345
     Proceeds from issuance of long-term debt.................            34,767           83,236           160,757
     Proceeds from issuance of subordinated debt..............            15,000              ---               ---
     Repayment of long-term debt..............................           (36,389)            (694)         (135,009)
     Cash dividends...........................................            (6,654)          (5,880)           (5,216)
     Purchases of treasury stock..............................            (5,828)            (689)           (2,344)
     Proceeds from issuance of common stock...................             1,387            3,574               311
                                                                        --------         --------          --------
              Net cash provided by financing activities.......           141,094          187,440           130,918
                                                                        --------         --------          --------
              Increase (decrease) in cash and cash equivalents            (8,627)          (3,682)           11,329

Cash and cash equivalents at beginning of year................            44,764           48,446            37,117
                                                                        --------         --------          --------
Cash and cash equivalents at end of year......................          $ 36,137         $ 44,764          $ 48,446
                                                                        ========         ========          ========

The accompanying notes are an integral part of the consolidated financial statements.

Community Banks, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     ORGANIZATION AND BASIS OF PRESENTATION:

     Community Banks, Inc. ("Community" or the "Corporation") is a financial holding company whose wholly-owned subsidiaries include Community Banks, Community Bank Investments, Inc. (CBII), Community Banks Life Insurance Company (CBLIC) and CMTY Capital Trust I. On January 1, 2002, Community combined its former two separate banks into a single charter, Community Banks. The two former banks were Community Banks, N.A., and Peoples State Bank. All significant intercompany transactions have been eliminated in consolidation. The Corporation operates through its executive office in Harrisburg, Pennsylvania, and through 44 branch banking offices located in Adams, Cumberland, Dauphin, Luzerne, Northumberland, Schuylkill, Snyder, and York Counties in Pennsylvania and Carroll County in Maryland. Community Banks provides a wide range of services through its network of offices. Lending services include secured and unsecured commercial loans, residential and commercial mortgages and various forms of consumer lending. Deposit services include a variety of checking, savings, time and money market deposits. The Corporation also provides specialized services through its wholly-owned subsidiaries.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The more significant accounting policies of the Corporation are:

                             INVESTMENT SECURITIES:
     The Corporation classifies debt and equity securities as either "held-to-maturity," "available-for-sale," or "trading." Investments for which management has the intent, and the Corporation has the ability, to hold to maturity are carried at the lower of cost or market adjusted for amortization of premium and accretion of discount. Amortization and accretion are calculated principally on the interest method. Securities bought and held primarily for the purpose of selling them in the near term are classified as "trading" and reported at fair value. Changes in unrealized gains and losses on "trading" securities are recognized in the Consolidated Statements of Income. At December 31, 2002 and 2001, there were no securities identified as "held-to-maturity" or "trading." All other securities are classified as "available-for-sale" securities and reported at fair value. Changes in unrealized gains and losses for "available-for-sale" securities, net of applicable taxes, are recorded as a component of stockholders' equity. Quoted market values, when available, are used to determine the fair value of "available-for-sale". If quoted market prices are not available, then fair values are estimated using quoted prices of instruments with similiar characteristics.

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

                           ALLOWANCE FOR LOAN LOSSES:
     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a quarterly basis by management using a systemic methodology that incorporates management's judgments about the credit quality of the loan portfolio through a disciplined process that is consistently applied. Management considers all known relevant internal and external factors that may affect loan collectibility, as well as particular risks indigenous to specific types of lending. The final results of the process are reviewed and approved by executive management. Results are constantly validated by a review of trends associated with loan volume, delinquencies, and other factors that may influence the methodology used to estimate the allowance for loan losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as additional information becomes available.

     A loan is  considered  impaired  when,  based on  current  information  and events,  it is  probable  that the  Corporation  will be unable to  collect  the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans over $250,000 by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Large  groups  of  smaller  balance   homogeneous  loans  are  collectively
evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

     Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable. When an impaired loan or portion of an impaired loan is determined to be uncollectible, the portion deemed uncollectible is charged against the related valuation allowance, and subsequent recoveries, if any, are credited to the valuation allowance.

                             PREMISES AND EQUIPMENT:
     Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the related assets as follows: banking premises, 20 to 40 years, furniture, fixtures, and equipment, 3 to 5 years. Leasehold improvements are amortized over the shorter of the lease term or 20 years. Long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate the carrying value of the assets may not be recovered. Maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized. Gain or loss on retirement or disposal of individual assets is recorded as income or expense in the period of retirement or disposal.

                  GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS:
     The costs of acquired companies in excess of the fair value of net assets at acquisition date is recorded as goodwill. Through December 31, 2001, goodwill was amortized on a straight-line basis over 15 years. Subsequent to December 31, 2001, goodwill is not amortized but, instead, is tested at least annually for impairment. Identifiable intangible assets relate to acquisitions of branch offices from other banks and are amortized over their assumed useful lives.

                              LOANS HELD FOR SALE:
     Loans held for sale are valued at the lower of cost or market, determined on an aggregate basis.

                                  PENSION PLAN:
     The Corporation has a noncontributory defined benefit pension plan covering current and former employees of a predecessor bank. Pension costs are funded currently subject to the full funding limitation imposed under federal income tax regulations. The defined benefit pension plan was amended during 2001 to discontinue the admittance of any future participants into the plan; however, previous plan participants are still accruing benefits under the plan. The Corporation maintains a 401(k) savings plan covering substantially all employees which allows employees to invest a percentage of their earnings, matched to a certain amount specified by the Corporation. The expense related to this savings plan was $1,349,000 in 2002, $938,000 in 2001, and $865,000 in 2000, and is
included in salaries and benefits expense.

                                  INCOME TAXES:
     Deferred income taxes are accounted for by the liability method, wherein deferred tax assets and liabilities are calculated on the differences between the basis of assets and liabilities for financial statement purposes versus tax purposes (temporary differences) using enacted tax rates in effect for the year in which the differences are expected to reverse. Tax expense in the statements of income is equal to the sum of taxes currently payable, including the effect of the alternative minimum tax, if any, plus an amount necessary to adjust deferred tax assets and liabilities to an amount equal to period-end temporary differences at prevailing tax rates. (See Note 11).

                            INTEREST INCOME ON LOANS:
     Interest income on loans is recorded on the interest method. Non-accrual loans are those on which the accrual of interest has ceased and where all previously accrued and unpaid interest is reversed. Loans, other than consumer loans, are placed on non-accrual status when principal or interest is past due 90 days or more and the collateral may be inadequate to recover principal and interest, or immediately, if in the opinion of management, full collection is doubtful. Generally, the uncollateralized portions of consumer loans past due 90 days or more are charged-off. Interest accrued but not collected as of the date of placement on non-accrual status is reversed and charged against current income. Subsequent cash payments received are applied either to the outstanding principal balance or recorded as interest income, depending upon management's assessment of the ultimate collectibility of principal and interest. (See also
Note 5). Loan origination fees and certain direct origination costs are being deferred and the net amount amortized as an adjustment of the yield on the related loan under the interest method, generally over the contractual life.

                            STOCK-BASED COMPENSATION:
     At December 31, 2002, the Corporation has a stock-based compensation plan, which is described more fully in Note 12. The Corporation accounts for this plan under the recognition and measurement principle of APB No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FASB No. 123, "Accounting for Stock-Based Compensation," to stock-based compensation.


                                                                                   Years Ended December 31,
                                                                             (In Thousands, Except Per Share Data)
                                                                       ---------------------------------------------
                                                                          2002              2001              2000
                                                                       ---------------------------------------------
        Net income, as reported                                          $18,446          $13,596           $13,915
        Deduct:  Total stock-based
           compensation expense determined under fair
           value based method for all awards, net of
           related tax effects                                              (419)            (362)             (385)
                                                                       ---------        ---------         ---------

        Pro forma net income                                             $18,027          $13,234           $13,530
                                                                         =======          =======           =======

        Earnings per share:
           Basic-as reported                                               $2.00            $1.48             $1.52
                                                                           =====            =====             =====
           Basic-pro forma                                                 $1.95            $1.44             $1.48
                                                                           =====            =====             =====

           Diluted-as reported                                             $1.95            $1.45             $1.50
                                                                           =====            =====             =====
           Diluted-pro forma                                               $1.91            $1.41             $1.46
                                                                           =====            =====             =====



                            OTHER REAL ESTATE OWNED:
     Real estate acquired through foreclosure is carried at the lower of the recorded amount of the loan for which the foreclosed property previously served as collateral or the current appraised value of the property at transfer date less estimated selling cost. Prior to foreclosure, the recorded amount of the loan is written down, if necessary, to the appraised value of the real estate to be acquired by charging the allowance for loan losses. During 2002, 2001, and 2000 transfers from loans to real estate acquired through foreclosure totaled $3,665,000, $663,000, and $555,000, respectively.

     Subsequent to foreclosure, gains or losses on the sale of and losses on the periodic revaluation of real estate acquired through foreclosure are credited or charged to non-interest expense. Costs of maintaining and operating foreclosed property are expensed as incurred. Expenditures to improve foreclosed properties are capitalized only if expected to be recovered; otherwise, they are expensed.

                            STATEMENT OF CASH FLOWS:
     Cash and cash equivalents included cash and due from banks and federal funds sold. The Corporation made cash payments of $4,304,000, $3,610,000, and $5,035,000, and $46,617,000, $52,112,000, and $48,491,000 for income taxes and interest, respectively, in 2002, 2001, and 2000.

                              COMPREHENSIVE INCOME:
     The Corporation reports comprehensive income in accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Components of comprehensive income, as detailed in the Consolidated Statements of Changes in Stockholders' Equity, are net of tax. Comprehensive income includes a reclassification adjustment for net realized investment gains included in net income of $1,034,000, $1,704,000, and $469,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

                               SEGMENT REPORTING:
     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") became effective in 1998. This statement requires that public business enterprises report financial and descriptive information about its reportable operating segments. Based on the guidance by the statement, the Corporation has determined its only reportable segment is community banking. The Corporation's non-banking activities have been determined to be insignificant and do not require a separate disclosure.

                        RECENT ACCOUNTING PRONOUNCEMENTS:
     SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued in April 2002. SFAS 145 updates, clarifies, and simplifies certain existing accounting pronouncements beginning at various dates in 2002 and 2003. The statement rescinds SFAS 4 and SFAS 64, which required net gains or losses from the extinguishment of debt to be classified as an extraordinary item in the income statement. These gains and losses will now be classified as extraordinary only if they meet the criteria for such classification as outlined in APB Opinion 30, which allows for extraordinary treatment if the item is material and both unusual and infrequent in nature. The statement also rescinds SFAS 44 related to the accounting for intangible assets for motor carriers and amends SFAS 13 to require certain lease modifications that have economic effects similar to sale-leaseback transactions to be accounted for as such. The changes required by SFAS 145 are not expected to have a material impact on results of operations, financial position, or liquidity.

     SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued in July 2002 and becomes effective for the Corporation beginning January 1, 2003. This statement requires a cost associated with an exit or disposal activity, such as the sale or termination of a line of business, the closure of business activities in a particular location, or a change in management structure, to be recorded as a liability at fair value when it becomes probable the cost will be incurred and no future economic benefit will be gained by the company for such cost. Applicable costs include employee termination benefits, contract termination costs, and costs to consolidate facilities or relocate employees. SFAS 146 supersedes EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity," which in some cases required certain costs to be recognized before a liability was actually incurred. The adoption of this standard is not expected to have a material impact on results of operations, financial position, or liquidity.

     SFAS No. 147, "Acquisitions of Certain Financial Institutions," was issued in October 2002. SFAS 147 provides guidance on the accounting for the acquisition of a financial institution and supersedes the specialized accounting guidance provided in SFAS 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions." SFAS 147 became effective upon issuance and requires companies to cease amortization of unidentified intangible assets associated with certain branch acquisitions and reclassify these assets to goodwill. SFAS 147 also modifies SFAS 144 to include in its scope long-term customer-relationship intangible assets and thus subject those intangible assets to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions required for other long-lived assets. While SFAS 147 may affect how future business combinations, if undertaken, are accounted for and disclosed in the financial statements, the issuance of the new guidance had no effect on results of operations, financial position, or liquidity.

     SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," was issued in December 2002. SFAS 148 provides guidance on how to transition from the intrinsic value method of accounting for stock-based employee compensation under APB 25 to SFAS 123's fair value method of accounting, if a company so elects. Community intends to continue to account for stock-based compensation under the intrinsic value method of accounting for the foreseeable future. If Community elects or is required to adopt the fair value method under SFAS 123 at some future date, consideration will be given to the transition alternatives made available under SFAS 148, as appropriate.


          USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:
     The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               RECLASSIFICATIONS:
     Certain amounts  reported in prior years have been  reclassified to conform
with  the  2002  presentation.   These  reclassifications  did  not  impact  the
Corporation's financial condition or results of operations.

3.    INVESTMENT SECURITIES:

     The amortized cost and fair value of investment securities at December 31, 2002 and 2001 are as follows:




                                                            2002                                         2001
                                         -----------------------------------------------------------------------------------------
                                                      Gross       Gross                             Gross       Gross
                                         Amortized  Unrealized  Unrealized    Fair    Amortized   Unrealized  Unrealized    Fair
                                           Cost       Gains       Losses      Value      Cost       Gains       Losses      Value
                                         -----------------------------------------------------------------------------------------
                                                                              (in thousands)

U.S. Treasury  and federal agencies...... $130,947  $  3,391    $     (4)  $ 134,334  $ 144,640    $   316   $ (2,412)   $ 142,544
Mortgage-backed U.S. government agencies.  206,450     4,375         ---     210,825     74,403        423       (456)      74,370
Obligations of states and political
       subdivisions......................  172,391     5,252        (508)    177,135    172,223      1,911     (4,141)     169,993
Corporate securities.....................   95,022     2,003      (3,931)     93,094     99,561      1,732     (2,888)      98,405
Equity securities........................   50,610     1,858         (55)     52,413     57,846        872       (129)      58,589
                                          --------  --------    --------    --------  ---------    -------   --------    ---------

       Total                              $655,420  $ 16,879    $ (4,498)  $ 667,801  $ 548,673    $ 5,254   $(10,026)   $ 543,901
                                          ========  ========    ========   =========  =========    =======   ========    =========

     The amortized cost and fair value of all investment securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.



                                                     Amortized              Fair
                                                       Cost                 Value
                                                    ------------------------------
                                                             (in thousands)

Due in one year or less........................     $   14,208           $  14,252
Due after one year through five years..........         44,639              45,822
Due after five years through ten years.........        112,374             116,371
Due after ten years............................        227,139             228,118
                                                    ----------           ---------
                                                       398,360             404,563
Mortgage-backed securities.....................        206,450             210,825
Equity securities..............................         50,610              52,413
                                                    ----------           ---------
                                                    $  655,420           $ 667,801
                                                    ==========           =========




     Proceeds from sales of investments in debt securities were $147,089,000, $124,238,000 and $27,565,000 in 2002, 2001, and 2000, respectively. Gross investment security gains and losses of $1,899,000 and $865,000, respectively were recognized in 2002. Gross gains and losses of $2,064,000 and $360,000, respectively, were recognized in 2001. Gross gains and losses of $722,000 and $253,000, respectively were recognized in 2000.

     At December 31, 2002 and 2001, investment securities with carrying amounts of approximately $222,151,000 and $224,057,000, respectively, were pledged to collateralize public deposits and for other purposes as provided by law.

     Equity securities include Federal Home Loan Bank (FHLB) stock at December 31, 2002, and FHLB and Federal Reserve Bank (FRB) stock at December 31, 2001, which represents equity interests in the FHLB and the FRB. Such securities do not have a readily determinable fair value because ownership is restricted and can be sold back only to the FHLB, FRB, or to another member institution.

4.   LOANS:

     The composition of loans outstanding by lending classification is as follows:


                                                             December 31
                                                     ---------------------------
                                                       2002              2001
                                                     ---------------------------
                                                            (in thousands)

Commercial.......................................... $ 295,506         $ 291,474
Real estate:
   Residential......................................   109,497           136,990
   Commercial ......................................   246,533           199,142
Consumer............................................   253,032           229,672
                                                     ---------         ---------
                                                     $ 904,568         $ 857,278
                                                     =========         =========



     Loans held for sale amounted to $11,483,000 and $10,479,000 at December 31, 2002 and 2001, respectively. These loans are primarily fixed-rate mortgages and education loans. Loans serviced for others on a nonrecourse basis totaled $59,058,000 and $71,764,000 at December 31, 2002 and 2001, respectively.






5.   ALLOWANCE FOR LOAN LOSSES:

     Changes in the allowance for loan losses are as follows:


                                                                           December 31
                                                             ----------------------------------------
                                                                2002            2001           2000
                                                             ----------------------------------------
                                                                          (in thousands)


Balance, January 1....................................       $  12,132       $  10,328      $   8,976
Provision for loan losses.............................           3,350           5,080          2,863
Loan charge-offs......................................          (4,180)         (3,776)        (1,925)
Recoveries............................................           1,041             500            414
                                                             ---------       ---------      ---------
Balance, December 31..................................       $  12,343       $  12,132      $  10,328
                                                             =========       =========      =========

                                  RISK ELEMENTS


                                                                    December 31
                                                             -------------------------
                                                                2002           2001
                                                             -------------------------
                                                                      (in thousands)

Loans on which accrual of interest has been discontinued:
     Commercial.......................................       $     757       $   3,783
     Residential and commercial mortgages.............           8,250           6,952
     Other ...........................................             386             355
                                                             ---------       ---------
                                                                 9,393          11,090
                                                             ---------       ---------

Other real estate.....................................           1,183             631
                                                             ---------       ---------

     Total non-performing assets......................          10,576          11,721
                                                             ---------       ---------

Loans past due 90 days or more and still accruing interest:
     Commercial.......................................             817           1,003
     Residential and commercial mortgages.............              49             388
     Consumer.........................................              95             268
                                                             ---------       ---------
                                                                   961           1,659
                                                             ---------       ---------

     Total risk elements..............................       $  11,537       $  13,380
                                                             =========       =========






                                 IMPAIRED LOANS
     At December 31, 2002 and 2001, the recorded investments in loans for which impairment has been recognized totaled $6,994,000 and $8,558,000. Impaired loans are included in non-accrual loans. The valuation allowance for impaired loans totaled $326,000 and $1,835,000 at December 31, 2002 and 2001, respectively. For the years ended December 31, 2002 and 2001, the average recorded investments in impaired loans approximated $6,622,000 and $7,303,000, respectively. Interest recognized on impaired loans on the cash basis for the years ending December 31, 2002 and 2001, was not significant.

6.   PREMISES AND EQUIPMENT:

     Premises and equipment are comprised of the following:

                                                                           December 31
                                                                     ------------------------
                                                                       2002            2001
                                                                     ------------------------
                                                                          (in thousands)

Banking premises.................................................    $ 23,224        $ 23,727
Furniture, fixtures, and equipment...............................      19,993          18,773
Leasehold improvements...........................................       1,485             440
Construction-in-progress.........................................       1,813             ---
                                                                     --------        --------
                                                                       46,515          42,940
Less accumulated depreciation and amortization..................      (22,306)        (20,300)
                                                                     --------        --------
                                                                     $ 24,209        $ 22,640
                                                                     ========        ========


     Depreciation and amortization expense charged to operations amounted to approximately $2,468,000, $2,497,000, and $2,212,000 in 2002, 2001, and 2000,
respectively.

7.  SHORT-TERM BORROWINGS AND LONG-TERM DEBT:

     Short-term borrowings consist of the following:

                                                                                         December 31
                                                                       ----------------------------------------------
                                                                          2002       Rate        2001       Rate
                                                                       ----------------------------------------------
                                                                                    (dollars in thousands)

Securities sold under agreements to repurchase....................      $ 31,694     1.73%     $  4,466     1.03%
Federal funds purchased...........................................           ---        -%       54,871     1.88%
Treasury tax and loan note........................................         1,891     1.02%          665     1.57%
FHLB borrowings...................................................        35,540     1.31%          ---        -%
                                                                        --------               --------
                                                                        $ 69,125               $ 60,002
                                                                        ========               ========

     Interest   incurred  on  Federal  funds  purchased  and  other   short-term
borrowings amounted to $977,000, $240,000, and $564,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

     Long-term debt consists of the following:

                                                                                                       December 31,
                                                                                                ------------------------
                                                                                                  2002            2001
                                                                                                ------------------------
                                                                                                      (in thousands)
     Long-term advances from the FHLB of Pittsburgh. The long-term advances were issued under variable and fixed rates and are due to mature from 2003 to 2016.  The
Corporation pledged investments totaling $103,182,000 and $114,412,000 at December 31,
2002 and 2001, respectively, as required under the terms of the credit facility with the
FHLB. Monthly payments of interest are required to be paid to the Federal Home Loan Bank at rates presently ranging from 3.31% to 6.66% for variable advances and fixed rates ranging from 2.85% to 5.65%, with principal due at maturity.  The FHLB has the option to convert the fixed rate advances to variable rates at any point prior to maturity of the
advance.                                                                                        $320,533        $300,788

     Repurchase agreements.                                                                          ---          21,367
                                                                                                --------        --------

                                                                                                $320,533        $322,155
                                                                                                ========        ========

     Interest on long-term debt amounted to $16,560,000, $16,349,000, and $13,956,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

     Maturities on long-term debt at December 31, 2002 are as follows:

     2003.............................         $  5,000
     2004.............................         $    ---
     2005.............................         $    ---
     2006.............................         $    ---
     2007.............................         $    ---
     Subsequent to 2007...............         $315,533

8.  SUBORDINATED DEBENTURES:

     In December 2002, the Corporation issued $15,000,000 of floating rate junior subordinated deferrable interest debentures to CMTY Capital Trust I (the Trust), a Delaware Business Trust, in which the Corporation owns all of the common equity. The debentures are the sole asset of the Trust. The Trust issued $15,000,000 preferred securities to investors. The Corporation's obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust's obligations under the preferred securities. The junior subordinated debt securities pay interest quarterly at 3 month LIBOR + 3.35%. The preferred securities are redeemable by the Corporation on or after January 7, 2008 at 100% of principal plus accrued interest. The preferred securities must be redeemed upon maturity of the debentures on January 7, 2033. All $15,000,000 of the debentures qualify as Tier 1 capital for regulatory purposes.

9.   PENSION PLAN:

     The following table sets forth the pension plan's funded status at December 31, 2002 and 2001 and pension cost at and for the years ended December 31, 2002, 2001, and 2000.

----------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                            2002             2001
----------------------------------------------------------------------------------------------------------------------------------


Changes in benefit obligation:
   Projected benefit obligation, beginning of year................................      $ 5,842          $ 5,420
     Service cost.................................................................          107              130
     Interest cost................................................................          401              373
     Benefits paid................................................................         (269)            (214)
     Amendments...................................................................           93               73
     Experience loss..............................................................           64               60
                                                                                        -------          -------
   Projected benefit obligation, end of year......................................      $ 6,238          $ 5,842
                                                                                        =======          =======

Change in plan assets:
   Fair value of plan assets, beginning of year...................................      $ 5,083          $ 5,394
     Actual return on plan assets.................................................         (454)             (97)
     Employer contributions.......................................................          151              ---
     Benefits paid................................................................         (269)            (214)
                                                                                        -------          -------
   Fair value of plan assets, end of year.........................................      $ 4,511          $ 5,083
                                                                                        =======          =======

Funded status, end of year........................................................      $(1,727)         $  (759)
     Unrecognized net transition asset............................................          ---               (4)
     Unrecognized prior service cost..............................................         (600)            (704)
     Unrecognized net cost........................................................        3,248            2,342
     Recognition of additional minimum liability..................................       (2,325)          (1,419)
                                                                                        -------          -------
Prepaid pension cost (accrued pension liability), end of year.....................      $(1,404)         $  (544)
                                                                                        =======          =======

----------------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                                                    2002             2001              2000
----------------------------------------------------------------------------------------------------------------------------------
Periodic pension cost:
     Weighted average discount rate...............................................         7.0%             7.0%              7.0%
     Expected long-term rate of return............................................         9.0%             9.0%              9.0%
     Rate of increase in future compensation levels...............................         4.0%             4.0%              4.0%

Components of net periodic benefit cost:
     Service cost benefit earned during year......................................      $   107          $   130           $   109
     Interest cost on projected benefit obligation................................          401              373               349
     Expected return on plan assets...............................................         (453)            (477)             (459)
Net amortization:
     Net transition asset ........................................................           (4)              (9)               (8)
     Prior service cost...........................................................         (103)            (110)             (110)
     Net loss.....................................................................          156              130               130
                                                                                        -------          -------           -------
     Pension cost ................................................................      $   104          $    37           $    11
                                                                                        =======          =======           =======

10.   EARNINGS PER SHARE:

The following table sets forth the calculation of Basic and Diluted Earnings Per Share for the years ended below.


                                            For the Year Ended 2002        For the Year Ended 2001         For the Year Ended 2000
                                            -----------------------        -----------------------         -----------------------
                                                              Per-Share                     Per-Share                      Per-Share
                                           Income   Shares     Amount      Income  Shares     Amount     Income    Shares     Amount
                                           ------   ------     ------      ------  ------     ------     ------    ------     ------
                                                                    (in thousands except  per share data)


Basic EPS:

  Income available to common
     stockholders....................    $18,446     9,225     $ 2.00     $13,596    9,233     $1.48    $13,915     9,130      $1.52
                                         =======               ======     =======              =====    =======                =====

Effect of Dilutive Securities:

  Incentive stock options
     outstanding.....................                  217                             186                            115
                                                     -----                           -----                          -----

Diluted EPS:

  Income available to common
     stockholders and assumed
     conversion......................    $ 18,446    9,442     $ 1.95     $13,596    9,419     $1.45    $13,915     9,245      $1.50
                                         ========              ======     =======              =====    =======                =====

11.   INCOME TAXES:

     The provision for income taxes consists of the following:


                                                                                -------------------------------------
                                                                                 2002           2001            2000
                                                                                -------------------------------------
                                                                                        (in thousands)

         Current...................................................             $3,559         $3,785          $5,442
         Deferred..................................................               (192)          (906)           (740)
                                                                                ------         ------          ------
                                                                                $3,367         $2,879          $4,702
                                                                                ======         ======          ======



     The components of the net deferred tax asset as of December 31, 2002, 2001, and 2000 were as follows:


                                                                              ---------------------------------------
                                                                                 2002           2001            2000
                                                                              ---------------------------------------
                                                                                           (in thousands)
Deferred tax assets:
     Loan loss provision...........................................            $ 4,197        $ 4,088        $  3,069
     Non-accrual loan interest income..............................                235            294             310
     Unrealized loss on available for sale securities..............                ---          1,670             373
     Unfunded pension adjustment...................................                814            497             ---
     Deferred loan fees............................................                240             79              47
     Miscellaneous.................................................                 74             93             100
     Deferred compensation.........................................                539            485             393
                                                                               -------        -------        --------
         Total deferred tax assets.................................            $ 6,099        $ 7,206        $  4,292
                                                                               -------        -------        --------

Deferred tax liabilities:
     Depreciation..................................................            $   934        $   591        $    624
     Unrealized gain on available for sale securities..............              4,333            ---             ---
     Accretion of discount.........................................                 19            750             336
     Pension expense...............................................                351            319             319
     Life insurance company reserves...............................                410            ---             ---
     Miscellaneous.................................................                ---            ---             167
                                                                               -------        -------        --------
         Total deferred tax liabilities............................              6,047          1,660           1,446
                                                                               -------        -------        --------
         Net deferred tax asset ...................................            $    52        $ 5,546        $  2,846
                                                                               =======        =======        ========

A reconciliation of income tax expense and the amounts which would have been recorded based upon statutory rates (35%) is as follows:

                                                                               --------------------------------------
                                                                                 2002           2001            2000
                                                                               --------------------------------------
                                                                                           (in thousands)

Provision on pre-tax income at statutory rate......................            $ 7,635        $ 5,766        $  6,501
Effect of tax-exempt interest income...............................             (2,939)        (2,379)         (1,643)
Goodwill amortization..............................................                ---             64              84
Nondeductible expense related to acquisition.......................                ---            163             ---
Other, net.........................................................               (848)          (371)            (62)
Officer life insurance, net........................................               (481)          (364)           (178)
                                                                               -------        -------        --------
Total provision for income taxes...................................            $ 3,367        $ 2,879        $  4,702
                                                                               =======        =======        ========

12. STOCK-BASED COMPENSATION:

     The Corporation has a Long-term Incentive Plan (the "Plan") that allows the Corporation to grant to employees, executive officers and directors stock awards in the form of Incentive Stock Options, Nonqualified Stock Options or Stock Appreciation Rights. The stock options are granted at prices not less than the fair market value in the case of Incentive Stock Options and not less than 80% of the fair market value in the case of Nonqualified Stock Options. The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its stock-based compensation and to provide the disclosures required under SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). Accordingly, no compensation expense has been recognized for stock options issued under the Plan.

     As of December 31, 2002, shares totaling 882,669 were authorized but not awarded under the Plan. The stock options generally vest from one to five years from the date of grant, and expire no later than ten years after the date of grant. The changes in outstanding options are as follows:



                                                                              Weighted
                                                                              Average
                                                      Shares Under         Exercise Price
                                                        Option                Per Share
--------------------------------------------------------------------------------------------

Balance December 31, 1999                               644,292               $15.14
Issued                                                  127,785                18.31
Exercised                                               (36,491)               10.10
Forfeited                                                (2,758)               22.61
--------------------------------------------------------------------------------------------
Balance December 31, 2000                               732,828               $15.92
Issued                                                  115,500                25.14
Exercised                                               (99,441)               12.12
Forfeited                                                  (443)               18.73
--------------------------------------------------------------------------------------------
Balance December 31, 2001                               748,444               $17.85
Issued                                                  125,000                27.86
Exercised                                               (83,394)               14.84
Forfeited                                                (3,653)               21.66
--------------------------------------------------------------------------------------------
Balance December 31, 2002                               786,397               $19.74
--------------------------------------------------------------------------------------------


The following table provides certain information about stock options outstanding and exercisable at December 31, 2002:

                                                        Options Outstanding                       Options Exercisable
                                        -----------------------------------------------------------------------------------
                                                             Weighted        Weighted                           Weighted
                                                              Average        Average                             Average
                                                             Exercise       Remaining                            Exercise
                                            Number             Price        Contractual           Number          Price
Range of exercise prices per share       Outstanding         Per Share     Life in Years       Exercisable      Per Share
---------------------------------------------------------------------------------------------------------------------------
Under $8.36                                 14,192            $ 8.08            2.2              14,192          $ 8.08
$8.37-$11.14                                79,980            $ 9.82            3.3              79,980          $ 9.82
$11.15-$13.93                               59,304            $12.32            2.8              59,304          $12.32
$13.94-$16.72                               26,322            $15.68            5.5              26,322          $15.68
$16.73-$19.50                              195,096            $18.49            6.6             122,063          $18.57
$19.51-$22.29                              131,104            $19.78            5.2             116,883          $19.80
$22.30-$25.08                               41,731            $22.56            3.3              41,731          $22.56
$25.09-$27.86                              238,668            $26.56            9.4              31,811          $25.14
---------------------------------------------------------------------------------------------------------------------------
$8.08 - $27.86                             786,397            $19.74            6.3             492,286          $17.00
---------------------------------------------------------------------------------------------------------------------------

Options exercisable at the end of 2001 and 2000 were 480,495 and 439,060, respectively.

In electing to follow APB 25 for expense recognition purposes, the Corporation is obliged to provide the expanded disclosures required under SFAS 123 for stock-based compensation granted. The weighted average fair values at date of grant for options granted during fiscal 2002, 2001, and 2000 were $7.48, $7.88, and $3.48, respectively, and were estimated using the Black-Scholes option valuation model with the following weighted average assumptions for 2002, 2001, and 2000, respectively: dividend yield of 2.6%, 2.6%, and 3.3%; volatility of 26%, 26%, and 21%; risk free interest rates of 3.8%, 5.5%, and 5.6%; and expected life in years of 8.4, 8.7, and 4.9.


13.   RELATED PARTIES:

     Certain directors and their business affiliates (defined as the beneficial ownership of at least a 10 percent interest), executive officers and their families are indebted to Community Banks. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations.




                                                                   2002          2001         2000
                                                                ------------------------------------
                                                                           (in thousands)

              Balance, beginning of year......................    $14,142      $11,035      $ 8,888
              Additions.......................................      1,546       10,311        2,537
              Amounts collected...............................     (2,311)      (7,204)        (390)
                                                                  -------      -------      -------
              Balance, end of year............................    $13,377      $14,142      $11,035
                                                                  =======      =======      =======


14.  GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS:

     In September 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires companies to use the purchase method of accounting for all business combinations initiated after June 30, 2001 and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142, which the Corporation adopted on January 1, 2002, addresses the initial recognition and measurement of intangible assets acquired outside a business combination and the recognition and measurement of goodwill and other intangible assets subsequent to acquisition. Under the new standard, goodwill is no longer amortized but, instead, is tested at least annually for impairment. Other intangible assets continue to be amortized over their useful lives. During the second quarter of 2002, the Corporation assessed its goodwill and determined that there was no impairment of the recorded amount, which was not considered material.

Goodwill

     The costs of acquired companies in excess of the fair value of net assets at acquisition date is recorded as goodwill. As of December 31, 2002, goodwill of $1,031,000 was included on the consolidated balance sheets. Through December 31, 2001, goodwill was amortized on a straight-line basis over 15 years. The following table sets forth reported net earnings and EPS, as adjusted to exclude goodwill amortization expense, for the years ended December 31, 2001 and 2000:
(in thousands, except per share data)

                                                             2001                  2000
                                                             ----                  ----

       Net earnings, as reported                          $  13,596             $  13,915
       Net earnings, as adjusted............                 13,784                14,156
       EPS, as reported:
          Basic.............................              $    1.48             $    1.52
          Diluted...........................                   1.45                  1.50
       EPS, as adjusted:
          Basic.............................              $    1.49             $    1.55
          Diluted...........................                   1.46                  1.53

       Per share data has been restated to reflect the 5% stock dividend paid April 30, 2002.

Identifiable Intangible Assets

       The following table sets forth the gross carrying amount, accumulated amortization and net carrying amount of identifiable intangible assets as of:

                                                              December 31,
                                                     -----------------------------------
                                                          2002                   2001
                                                     -----------------------------------
                                                              (in thousands)
       Gross carrying amount................         $   1,101               $   1,116
       Accumulated amortization.............              (372)                   (299)
                                                     ---------               ---------
       Net carrying amount..................         $     729               $     817
                                                     =========               =========

     Identifiable intangible assets relate to acquisition of branch offices from other banks and are amortized over their assumed useful lives.

     Amortization expense associated with identifiable intangible assets was $73,000 for each of the years ended December 31, 2002 and 2001. Estimated annual amortization expense for existing identifiable intangible assets is $73,000 for years 2003 through 2010 thereafter decreasing through December 31, 2014.

15.   CONDENSED FINANCIAL INFORMATION OF COMMUNITY BANKS, INC.  (PARENT ONLY):


                                                                                 2002        2001
                                                                            -------------------------------------
                                                                                   (in thousands)
Condensed Balance Sheets:
     Cash  ................................................................   $    658     $  2,369
     Investment securities, available for sale.............................      8,494          ---
     Investment in banking subsidiary......................................    130,412      106,813
     Investment in nonbank subsidiaries....................................      4,355        3,128
     Other assets..........................................................        713          475
                                                                              --------     --------
       Total assets........................................................   $144,632     $112,785
                                                                              ========     ========

     Long term debt........................................................   $ 15,464     $    ---
     Other liabilities.....................................................          6        1,536
     Stockholders' equity..................................................    129,162      111,249
                                                                              --------     --------
       Total liabilities and stockholders' equity..........................   $144,632     $112,785
                                                                              ========     ========


                                                                                2002         2001         2000
                                                                             ------------------------------------
                                                                                          (in thousands)
Condensed Statements of Income:
     Dividends from:
           Banking subsidiary .............................................   $  5,000     $  4,396     $  7,300
     Other income (expense)................................................       (354)        (686)        (595)
                                                                              --------     --------     --------
Income before equity in undistributed earnings of subsidiaries.............      4,646        3,710        6,705
                                                                              --------     --------     --------
Equity in undistributed earnings of:
     Banking subsidiary....................................................     13,416        9,205        6,818
     Nonbank subsidiaries..................................................        384          681          392
                                                                              --------     --------     --------
                                                                                13,800        9,886        7,210
                                                                              --------     --------     --------
Net income ................................................................   $ 18,446     $ 13,596     $ 13,915
                                                                              ========     ========     ========

Condensed Statements of Cash Flows:
   Operating activities:
     Net income............................................................   $ 18,446     $ 13,596     $ 13,915
         Adjustments to reconcile net cash provided by
            operating activities:
         Undistributed earnings of:
              Banking subsidiary...........................................    (13,416)      (9,205)      (6,818)
              Nonbank subsidiaries.........................................       (384)        (681)        (392)
         Other, net........................................................     (2,232)       1,548           61
                                                                              --------     --------     --------
              Net cash provided by operating activities....................      2,414        5,258        6,766
                                                                              --------     --------     --------
Investing activities:
         Purchase of available for sale securities.........................     (8,494)         ---          ---
                                                                              --------     --------     --------
              Net cash used in investment activities.......................     (8,494)         ---          ---
                                                                              --------     --------     --------

Financing Activities:
     Proceeds from issuance of long term debt..............................     15,464          ---          ---
     Proceeds from issuance of common stock................................      1,387        3,574          564
     Purchases of treasury stock...........................................     (5,828)        (689)      (2,674)
     Dividends paid........................................................     (6,654)      (5,880)      (4,600)
                                                                              --------     --------     --------
              Net cash used by financing activities........................      4,369       (2,995)      (6,710)
                                                                              --------     --------     --------
              Net change in cash and cash equivalents......................     (1,711)       2,263           56
     Cash and cash equivalents at beginning of year........................      2,369          106           50
                                                                              --------     --------     --------
     Cash and cash equivalents at end of year..............................   $    658     $  2,369     $    106
                                                                              ========     ========     ========


16.  REGULATORY MATTERS:

     Community Banks is subject to legal limitations as to the amount of dividends that can be paid to its shareholder (the Corporation). The approval of certain banking regulatory authorities is required if the total of all dividends declared by the bank exceeds limits as defined by the regulatory authorities.

     Included in cash and due from banks are balances required to be maintained by Community Banks on deposit with the Federal Reserve. The amounts of such reserves are based on percentages of certain deposit types and totaled $90,000 at December 31, 2002 and $440,000 at December 31, 2001.

     The following table illustrates the capital ratios for the Corporation on a consolidated basis:

                                                                                          Corporation
                                      Regulatory                Well-                      December 31,
                                       Minimum               Capitalized                2002          2001
                                        ------------------------------------------------------------------

Leverage ratio                           4.0%                    5.0%                   8.2%          7.5%
Tier 1 capital ratio                     4.0%                    6.0%                  11.2%         10.5%
Total risk-based capital ratio           8.0%                   10.0%                  12.3%         11.8%

     At December 31, 2002 and 2001 Community Banks exceeded well-capitalized leverage ratio, tier 1 capital ratio, and total risk-based capital ratio standards.

     Failure to meet any one of the minimum capital ratios would result in an institution being classified as "undercapitalized" or "significantly undercapitalized." Such classifications could disrupt dividends or capital distributions. In addition, other restrictions, prohibitions, and related supervisory actions would be likely depending upon the overall level of capital. Community anticipates no problems in meeting current or future capital standards.


17.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

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

     Financial instruments with off-balance sheet risk at December 31, 2002, are as follows:

                                                                               Contract or Notional Amount
                                                                               ---------------------------
                                                                                      (in thousands)

     Financial instruments whose contract amounts represent credit risk:
         Commitments to originate loans....................................              $ 63,199
         Unused lines of credit............................................              $194,877
         Standby letters of credit.........................................              $ 23,060
         Unadvanced portions of construction loans.........................              $ 22,177

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


18.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

     The following is a summary of the quarterly results of operations for the years ended December 31, 2002 and 2001:


                                                                           Three Months Ended
                                           ----------------------------------------------------------------------------------------
                                                                2002                                        2001
                                           ----------------------------------------------------------------------------------------
                                              Mar. 31    June 30    Sept. 30   Dec. 31    Mar. 31    June 30    Sept. 30    Dec. 31
                                           ----------------------------------------------------------------------------------------
                                                                (dollars in thousands except per share data)
Interest income............................   $24,107    $24,215     $24,413   $23,965    $24,376    $24,523     $24,567    $24,609
Interest expense...........................    11,638     11,876      11,465    11,233     13,401     13,280      13,148     12,311
                                              -------    -------     -------   -------    -------    -------     -------    -------
Net interest income........................    12,469     12,339      12,948    12,732     10,975     11,243      11,419     12,298
Provision for loan losses..................     1,600        650         500       600      1,573        871       1,306      1,330
                                              -------    -------     -------   -------    -------    -------     -------    -------
Net interest income after provision for
     loan losses...........................    10,869     11,689      12,448    12,132      9,402     10,372      10,113     10,968
Other income...............................     2,779      3,544       2,602     2,795      1,948      2,164       2,325      2,633
Investment security gains  (losses)........       518         18          64       434       (128)       366       1,018        448
Gains on loan sales........................       385        101         310       425        163        378         326        500
Other expenses.............................     9,423     10,027       9,563    10,287     10,612      8,172       8,287      9,450
                                              -------    -------     -------   -------    -------    -------     -------    -------
Income before income taxes.................     5,128      5,325       5,861     5,499        773      5,108       5,495      5,099
Income taxes...............................       677        706       1,121       863        (35)     1,077       1,176        661
                                              -------    -------     -------   -------    -------    -------     -------    -------
Net income.................................   $ 4,451    $ 4,619     $ 4,740   $ 4,636    $   808    $ 4,031     $ 4,319    $ 4,438
                                              =======    =======     =======   =======    =======    =======     =======    =======

Basic earnings per share...................   $   .48    $   .50     $   .51   $   .51    $   .09    $   .44     $   .47    $   .48
Diluted earnings per share.................   $   .47    $   .49     $   .50   $   .49    $   .09    $   .43     $   .46    $   .47
Dividends declared.........................   $   .16    $   .18     $   .18   $   .20    $   .15    $   .16     $   .16    $   .16

Per share data has been restated to reflect stock dividends.

19.  FAIR VALUES OF FINANCIAL INSTRUMENTS:

     The following methodologies and assumptions were used by the Corporation to estimate its fair value disclosures:

CASH AND DUE FROM BANKS, INTEREST-BEARING TIME DEPOSITS, AND FEDERAL FUNDS SOLD:
     The carrying values for cash and due from banks, interest-bearing time deposits, and federal funds sold is deemed to be the same as those assets' fair values.

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

                              DEPOSIT LIABILITIES:
     The fair values of demand and savings deposits equal their carrying values. Adjusting such fair value for any value from retaining those deposit relationships in the future is prohibited. That component, known as a core deposit intangible, is not considered in the value disclosed nor is it recorded in the balance sheet. The carrying values for variable rate money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using rates currently offered for similar deposits.

                             SHORT-TERM BORROWINGS:
     The fair values of short-term borrowings approximate their carrying values.

                              LONG-TERM BORROWINGS:
     The fair values of the  Corporation's  long-term  borrowings  are estimated
using  discounted  cash  flows  analyses,   based  on  rates  available  to  the
Corporation for similar types of borrowings.

                         OFF-BALANCE-SHEET INSTRUMENTS:
     Substantially all of the Corporation's unused commitments to originate loans and unused lines of credit are at variable rates or will be provided at the prevailing fixed rate when the loans are originated or the lines are used. The fair value of off-balance-sheet items approximate their carrying value.

     The following table summarizes the carrying values and fair values of financial instruments at December 31, 2002 and 2001:

                                                                                         December 31,
                                                                  ---------------------------------------------------------
                                                                             2002                           2001
                                                                  ---------------------------------------------------------
                                                                                  Estimated                       Estimated
                                                                    Carrying        Fair           Carrying          Fair
                                                                      Value         Value            Value          Value
                                                                  ---------------------------------------------------------
                                                                                      (in thousands)
              Financial assets:
                Cash and due from banks, interest-bearing time
                  deposits, and federal funds sold..............  $    37,088    $    37,088     $    46,136    $    46,136
                Investment securities...........................      667,801        667,801         543,901        543,901
                Loans...........................................      904,568        911,547         857,278        871,674
                Less: Allowance for loan losses.................      (12,343)           ---         (12,132)           ---
                                                                  -----------    -----------     -----------    -----------
                    Net loans...................................      892,225        911,547         845,146        871,674
                Loans held for sale.............................       11,483         11,483          10,479         10,479
                                                                  -----------    -----------     -----------    -----------
                   Total........................................  $ 1,608,597    $ 1,627,919     $ 1,445,662    $ 1,472,190
                                                                  ===========    ===========     ===========    ===========

              Financial liabilities:
                Deposits........................................  $ 1,132,913    $ 1,144,891     $ 1,003,225    $ 1,009,947
                Short-term borrowings...........................       69,125         69,125          60,002         60,002
                Long-term debt..................................      335,533        359,236         322,155        324,492
                                                                  -----------    -----------     -----------     ----------
                   Total........................................  $ 1,537,571    $ 1,573,252     $ 1,385,382    $ 1,394,441
                                                                  ===========    ===========     ===========    ===========

20. COMPLETED-ACQUISITION:

     On March 30, 2001 Community completed its merger of The Glen Rock State Bank (Glen Rock). The merger was accounted for under the pooling-of-interests method of accounting and, as such, all prior period information has been restated.

     A summary of unaudited pro forma combined financial information for Community and Glen Rock follows:

-------------------------------------------------------------------------------
Year Ended December 31,                                2000
-------------------------------------------------------------------------------
                                         (in thousands, except per share data)

                                                             Community /
                                              Community      Glen Rock
                                             As Reported      Combined
                                             -----------      --------
Net interest income.......................     $37,858        $43,795
Provision for loan losses ................       2,308          2,863
Other income..............................       7,363          8,148
Other expenses............................      25,774         30,463
                                               -------        -------
Income before income taxes................      17,139         18,617
Income taxes..............................       4,288          4,702
                                               -------        -------
Net income................................     $12,851        $13,915
                                               =======        =======

Basic earnings per share..................     $  1.73        $  1.52
Diluted earnings per share................     $  1.70        $  1.50
                                               =======        =======


Per share data has been restated to reflect stock dividends.




21.  PENDING ACQUISITIONS

     In December of 2002 and January of 2003, Community announced three acquisitions that are expected to be consummated in the first half of 2003. On December 18, 2002, Community announced an agreement to acquire Abstracting Company of York County (ABCO), a title insurance and abstracting company. Shareholders of ABCO would receive a total of 25,760 shares for the 96,920 shares of outstanding ABCO common shares in a tax-free exchange. In late December, Community agreed to acquire The Shultz Agency (Schultz), an insurance agency providing both commercial and personal lines. Finally, on January 14, 2003, Community agreed to acquire Erie Financial Group, Inc (Erie), a mortgage banking company. Both the Schultz and Erie acquisitions will be cash acquisitions. All of these transactions are expected to expand existing product lines of Community and will be integrated with existing subsidiaries.

                        REPORT OF Independent Accountants
                        ---------------------------------

Board of Directors and Shareholders
Community Banks, Inc.

     In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of Community Banks, Inc.
(Corporation) and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Glen Rock State Bank on March 30, 2001 in a transaction accounted for as a pooling of interests, as described in Note 20 to the consolidated financial statements. We did not audit the financial statements of Glen Rock State Bank, which statements reflect net interest income of $5,937,000 for the year December 31, 2000. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for the Corporation, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.



Signature available on separate letter


Harrisburg, Pennsylvania
January 24, 2003

                              REPORT OF Management
                              --------------------


     The management of Community Banks, Inc., is responsible for establishing and maintaining a system of internal controls that is designed to give reasonable assurance as to the reliability of financial reporting. Furthermore, management is responsible for the fair presentation of information included in this Annual Report and to ensure that the consolidated financial statements included herein are prepared in accordance with generally accepted accounting principles.

     Management has performed an assessment of the effectiveness of its internal control structure and the procedures applied to ensure the fair presentation of information that is included in these financial statements. Based upon this assessment, management believes that:


     o        all material information has been identified and disclosed and,
     o the system of internal controls related to financial disclosures has been evaluated as effective.

     The assessment of the effectiveness of internal controls related to financial disclosures is reported to the Audit Committee of the Board of Directors of Community Banks, Inc., which consists solely of directors who are not members of management. The Audit Committee meets with the internal auditors and the independent auditors to discuss and review audit scope, audit findings, and other important accounting and auditing issues. The internal and independent auditors have free access to the Audit Committee. The Audit Committee also recommends to the Board of Directors the appointment of the independent auditors.

     Management believes that there are no significant deficiencies in the design or operation of internal controls that could adversely affect its ability to record, process, summarize and report financial information in accordance with generally accepted accounting principles. Management further believes that the financial information that is contained in this report fairly presents, in all material respects, the financial condition and results of operation for all periods presented.



/s/ Eddie L. Dunklebarger                           /s/ Donald F. Holt
-------------------------                           ----------------------------
Eddie L. Dunklebarger                               Donald F. Holt
Chairman, President and                             Executive Vice President and
Chief Executive Officer                             Chief Financial Officer

Community Banks, Inc. and Subsidiaries
Management's Discussion of Financial Condition and Results of Operations

     Management's discussion of financial condition and results of operations is based on the selected financial data listed below and should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

FINANCIAL HIGHLIGHTS

                                                           2002          2001          2000          1999          1998
                                                        ------------------------------------------------------------------
                                                                  (dollars in thousands except per share data)
BALANCE SHEET DATA:
Investment securities.............................      $  667,801    $  543,901    $  389,819    $  360,540    $  333,209
Total loans.......................................         904,568       857,278       814,874       708,016       619,750
Total assets......................................       1,679,898     1,509,734     1,308,713     1,151,344     1,023,407
Total deposits....................................       1,132,913     1,003,225       919,241       826,167       727,953
Long-term debt....................................         335,533       322,155       239,613       213,865       178,872
Stockholders' equity..............................         129,162       111,249       103,978        86,309        94,293
Total average assets..............................       1,580,046     1,398,521     1,238,870     1,093,262       930,191
Total average stockholders' equity................         119,352       111,381        92,255        92,274        91,905

EARNINGS DATA:
Net interest income...............................          50,488        45,935        43,795        40,248        36,039
Provision for loan losses.........................           3,350         5,080         2,863         1,588         2,054
Net interest income after provision
     for loan losses..............................          47,138        40,855        40,932        38,660        33,985
Other income......................................          13,975        12,141         8,148         6,388         5,574
Other expense.....................................          39,300        36,521        30,463        27,501        24,446
Provision for income taxes........................           3,367         2,879         4,702         4,257         3,882
Net income........................................          18,446        13,596        13,915        13,290        11,231

PER SHARE DATA:
Basic earnings per share..........................            2.00          1.48          1.52          1.44          1.21
Diluted earnings per share........................            1.95          1.45          1.50          1.42          1.19
Cash dividends....................................             .72           .64           .57           .52           .49
Book value........................................           14.11         11.97         11.44          9.38         10.18
Average diluted shares outstanding................       9,441,663     9,419,498     9,245,584     9,382,409     9,451,314

PROFITABILITY RATIOS:
Return on average assets..........................           1.17%          .97%         1.12%         1.22%         1.21%
Return on average stockholders' equity............          15.46%        12.21%        15.08%        14.40%        12.22%
Net interest margin (FTE).........................           3.78%         3.83%         4.01%         4.20%         4.38%
Efficiency ratio..................................          56.81%        59.77%        55.42%        55.54%        55.88%

CAPITAL AND LIQUIDITY RATIOS:
Stockholders' equity to total assets..............           7.69%         7.37%         7.95%         7.50%         9.21%
Net loans to assets...............................          53.11%        55.98%        61.48%        60.72%        59.72%

ASSET QUALITY RATIOS:
Allowance for loan losses to total loans
     outstanding..................................           1.36%         1.42%         1.27%         1.27%         1.39%
Allowance for loan losses to non-accrual
     loans........................................            131%          109%          171%          152%          144%
Non-accrual loans to total loans
     outstanding..................................           1.04%         1.29%          .74%          .83%          .97%
Non-performing assets to total assets.............            .63%          .78%          .49%          .57%          .67%


MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This review of Community Banks, Inc. ("Community" or the "Corporation") is presented in order to provide an analysis of its financial condition and results of its operations for the year ended December 31, 2002. Throughout this presentation, net income and yield on earning assets have been presented on a tax equivalent basis, and balances represent average daily balances unless otherwise indicated.

2002 SUMMARY

     Against a backdrop of an uncertain economy, increasing global tensions, a series of unfortunate corporate scandals, and the lowest interest rate environment in the last four decades, Community Banks, Inc., recorded the most profitable results in its history in 2002. Net income reached $18.5 million and earnings per share grew to $1.95, reflecting an increase of 36% and 34%, respectively, over the results achieved in 2001. Performance in 2001 had been reduced by charges incurred in connection with the merger of Glen Rock State Bank, which was combined into Community Banks at the end of the first quarter of 2001. Results for 2002 translated into a return on average assets (ROA) of 1.17% and a return on average equity of 15.46%, and represented a substantial improvement over the ROA of 0.97% and ROE of 12.21 % reported in 2001. Performance in 2002 represented a realization of Community's strategic efforts to provide its customers with expanded financial services within the framework of a convenient and efficient "community banking" model.


Corporate Strategy

     Community believes that the key to its financial success centers on three factors: growth, diversification, and profitability. Community seeks to achieve financial success and differentiate itself in its marketplace by emphasizing the benefits of local market knowledge and local decision-making. During 2002, average assets grew to $1.58 billion, an increase of 13% from 2001, while deposits grew to nearly $1.09 billion, a 12% increase over the same period. Loans, which are the largest earning asset category and the most significant source of interest income, grew a more modest 6.2% and reached $887 million during the year. These growth trends helped to fuel a 12% increase in net interest income, which remains the single most important source of revenue in the financial services industry.

     Achievement of financial success requires growth, which is influenced by the economic vibrancy of the markets in which a financial services company operates. Community's principal marketplace is in central Pennsylvania. On a statewide basis, Pennsylvania's economy generally lags the regional trends experienced in areas of the country with more robust growth characteristics. Community, however, seeks to identify and locate in targeted markets that tend to outperform the overall Pennsylvania economy and where its strategy of "community banking" provides a competitive advantage over larger, less personalized financial services companies. Growth within these core markets can be augmented by selective expansion into new market areas that represent a predictable flow of commerce from its existing franchise. Such expansion requires disciplined planning in order to maintain the appropriate balance between cost control vigilance and prudent investment in strategic growth opportunities. Growth during 2002 was mainly driven via increased penetration in core markets and through expansion of existing customer relationships. Community opened two new York County, Pennsylvania offices in 2002, in order to solidify its presence in a thriving component of its core franchise. In the third quarter of 2002, the Corporation announced plans to open two new offices in the growing community of Carroll County, Maryland, which is just south of the Corporation's Hanover, Pennsylvania presence. This selective expansion into vibrant adjacent markets is expected to provide continuing opportunities for future growth and expansion and represents Community's first foray across the Maryland border.

     Diversification of financial services is the second critical component of Community's drive toward expanded product offerings, enhanced customer service and improved profitability. An expanded menu of complementary product offerings is critical to the fortification of the revenue stream from traditional loan and deposit services. Over the last several years, Community has expanded its product mix into annuity and mutual fund offerings, personal and commercial insurance lines, title insurance services, and other product offerings designed to bring a more complete menu of financial services to its customers. Community has consistently sought to expand customer service while leveraging its existing distribution platforms through acquisitions and through selective partnerships that deliver both convenience and specialized expertise.

     Late in 2002, Community announced the acquisition of Abstracting Company of York County (ABCO), a title insurance and abstracting company and, in a separate transaction, the Shultz Agency, an insurance agency that provides both personal and commercial insurance services. Each of these partners currently conduct their business within Community's existing footprint, and each will be integrated with the operations of existing subsidiaries of the Corporation. In early 2003, Community announced its acquisition of Erie Financial Group, Ltd., a mortgage origination company headquartered in York, Pennsylvania, with an office in Gaithersburg, Maryland.

     While expansion into new product offerings and new service delivery channels remain key components of the Corporation's strategic plan, diversification also includes continuing efforts to enhance financial services that are tied to traditional banking relationships. As an example, Community's expansive ATM network now includes almost 50 ATM's that are accessible through a partnership with one of the largest convenience store chains within the Corporation's marketplace. The combination of this partnered network with Community's core propriety network provides a total of nearly 100 convenient distribution points for this increasingly important consumer service. Furthermore, utilization of this network by noncustomers provides an important and growing source of fee income. These services, and other new fee-based services, will continue to be examined, expanded and implemented into 2003 and beyond.

     Growth and diversification are two of the factors that contribute to Community's primary objective, which is to increase profitability and, in turn, shareholder value. While both growth and financial services diversification play pivotal roles in profitability performance, there are other essential factors that are endemic to the achievement of improved profit performance. Two of these cornerstones are loan quality and cost control. Within financial institutions, management of loan quality is one of the most important distinguishing performance attributes. Successful management of loan quality requires experience, good judgment, and constant awareness of factors likely to impede a customer's ability to meet the terms and obligations of credit agreements. During times of economic turmoil or uncertainty, adherence to a disciplined loan quality process is intensified. Likewise, controlling operating costs while maintaining the highest standards of service quality represents another considerable challenge, particularly if service quality must meet the elevated standards associated with a "community banking" model. Balancing operating cost control efforts with strategic investment in technology and service improvements requires constant analysis and assessment. Loan quality and expense control, along with growth and financial services diversification, have all played critical roles in the achievement of Community's 2002 profit performance.


Economic Factors

     There are certain extrinsic factors, largely beyond the direct control of management, that also play an essential role in the profitability of financial services companies. In 2002, Community began the year confident of its strategic direction, buoyed by the Federal Reserve Bank's aggressive pattern of reductions in benchmark interest rates during 2001 and the potential for reduced funding costs. Additionally, the seemingly unlimited level of consumer confidence had fueled a modest recovery after the tragic events of September 11, 2001. On January 1, 2002, the Corporation combined its banking operation under a single charter, and began the process of merging its separate banks to take advantage of inherent operating efficiencies and heightened brand awareness. For much of 2002, Community's local economies were less influenced by national trends, which had included a sluggish pace of economic growth combined with an increase in the level of corporate layoffs and unemployment.

     The Federal Reserve Board (the "Fed") made every attempt to forestall pushing the economy into an even weaker trajectory. Fed monetary policy, combined with almost no inflationary pressure, brought interest rates to levels unseen in over 40 years, resulting in a steeper yield curve, lower real borrowing costs and another wave of mortgage refinancing. Consumers continued to enjoy the benefits of these lower rates and maintained personal spending at levels that prevented the economy from slowing even further. The reduction in borrowing costs did little to alleviate apprehension within the business community, however, as concerns over the possibility of increased domestic terrorism, the escalation of global military conflicts, and the likelihood of a deeper, more serious economic downturn were elevated by year end. By the fourth quarter, even the consumer spirit began to dampen as the rising unemployment rate and the discouraging job outlook began to take its toll.

     As the economy labored to recover from the dearth of optimistic news, the capital markets remained in a state of turmoil as the year ended. The Dow Jones Industrial Average, a major bellwether of equity market performance, fell for the third calendar year in a row and was nearly 30% below its all-time high recorded in January of 2000. While stock market performance during 2002 was partially attributed to the spate of lackluster economic news, it was also a direct result of the wave of corporate misdeeds uncovered at companies like
Enron, WorldCom, Global Crossing, Tyco and others that spurred a wave of skepticism regarding corporate ethics. Deflated stock prices were somewhat of a mixed blessing for financial institutions as consumers began to seek the safety and security of bank deposit products in order to ride out the economic storm. Unfortunately for banks, this phenomenon occurred during a period when corporate lending demand was muted by concern over recessionary trends and provided fewer opportunities to expand net interest income. More importantly, this sequence of corporate scandals and abuses gave rise to a populist groundswell of distrust in the capital markets. Congress passed urgent legislation at mid-year in the form of the Sarbanes-Oxley Act of 2002. This act dealt with initiatives designed to, among other things, promote corporate responsibility, enhance public disclosures, improve the quality of financial reporting, create a Public Company Accounting Oversight Board, promote the objectivity of analysts, and strengthen penalties for securities law violations.

     Despite the many regrettable events of 2002, Community Banks, Inc. and the vast majority of the banking sector enjoyed a reasonable amount of success during the year. Capital positions remained strong and asset quality metrics were surprisingly resilient in the face of a slowing economy. While some of the country's largest banks experienced problems linked to corporate scandals, there is little evidence to suggest that the excesses of the last several years had any meaningful impact on more traditional "community banking" operations. Additionally, the news about the economy was not entirely negative as the nation moved into 2003. Economic reports continue to make periodic references to reductions in jobless claims, to increases in orders for capital goods, to the favorable prospect from an expansionary monetary policy, and to the Bush administration's plan for a fiscal stimulus package. Financial success, even in a more favorable economic climate, will continue to be a challenge for the financial services industry in 2003. The continuing fallout from interest rate trends, competitive pressures, net interest margin compression, asset quality concerns, cost containment issues, and overall risk management will require that bank management remain attentive to ensure the fiscal health and long term viability of this vital sector of the economy.


NET INTEREST INCOME


     Community's major source of revenue is derived from intermediation activities and is reflected as net interest income. Net interest income is defined as the difference between interest income on earning assets and interest expense on deposits and borrowed funds. Net interest margin is a relative measure of a financial institution's ability to efficiently deliver net interest income from a given level of earning assets. Both net interest income and net interest margin are influenced by the frequency and velocity of interest rate changes and by the composition and absolute volumes of earning assets and funding sources.

     The following table compares net interest income and net interest margin components between 2002 and 2001 (in thousands):



                                        2002                         2001                      Change
                             --------------------------------------------------------------------------------
                                              Yield/                      Yield/                     Yield/
                                Amount        Rate            Amount       Rate         Amount        Rate
                             --------------------------------------------------------------------------------


Interest Income                $102,488         6.89%        $102,351      7.81%         $  137       (0.92)%
Interest Expense                 46,212         3.60%          52,140      4.63%         (5,928)      (1.03)%
                             ----------     ---------      ----------   --------      ---------
Net interest income            $ 56,276                      $ 50,211                    $6,065
                             ----------                    ----------                 ---------

Interest spread                                 3.29%                      3.18%                        0.11%
Impact of
     non-interest funds                         0.49%                      0.65%                      (0.16)%
                                            ---------                   --------                    ---------

Net interest margin                             3.78%                      3.83%                      (0.05)%
                                            ---------                   --------                    ---------

Interest Rates

     Interest rates had a profound influence on net interest income and profit performance during 2002. Throughout the year, the Federal Reserve maintained a mostly accommodative interest rate policy. The fed funds rate, which is the rate banks charge each other for overnight borrowings, was influenced by Fed policy and remained at 1.75% for most of 2002, but was reduced to 1.25% by the end of the year. By contrast, the fed funds rate at the beginning of 2001 was at 6.00%, illustrating the dramatic decline in short term rates over the two-year period. At the same time, other critical benchmark interest rates followed a trend that produced a much steeper yield curve for most of 2002 as shown in the following comparison of the average U.S. Treasury yield curve for 2002 and 2001:


AVERAGE U.S. TREASURY CURVE

        Three   Six     One     Two     Five    Ten     Thirty
        Months  Months  Year    Years   Years   Years   Years
        -----------------------------------------------------

2002    1.62%   1.66%   1.92%   2.63%   4.02%   4.90%   5.40%

2001    3.47%   3.47%   3.53%   3.93%   4.64%   5.35%   5.61%


     While the rates on the longest-term Treasury borrowings exhibited comparatively modest reductions from 2001 levels, significant declines in Treasury rates between one and five years were the primary stimulant for the steeper average yield curve during 2002.

     During much of 2002, Community's interest expense declined due to the pricing of maturing certificates of deposits at rates lower than previously assigned rates, resulting in a steady reduction in funding costs. General interest rate trends were also crucial to interest income performance. The incremental pricing of maturing investments, variable rate loans, and new loan relationships was correlated to the lower prevailing interest rates, increasing pressure on asset yields. While earning asset yields declined, interest income remained stable during most of the year because of the volume growth in the earning asset base. The declines in funding costs, however, lowered interest costs and provided year-over-year improvement in net interest income.

     In the fourth quarter, the repricing velocity of earning asset categories to lower, prevailing interest rates began to outpace the repricing of term deposits, resulting in additional margin compression. In order to preserve the spread between earning asset yields and funding costs, most financial institutions were required to reduce rates on core deposits to historic lows during that quarter. While the absolute amount of net interest income increased between 2001 and 2002, the magnitude of the increase was constrained by the compression of interest rates and the inability to improve earning asset yields, particularly in the fourth quarter.

Interest Income /Earning Assets

     Interest income was $102.5 million in 2002, virtually equal to the $102.4 million recorded in 2001, despite the fact that earning asset yields declined from 7.81% to 6.89% over the two-year period. At the same time, earning assets grew 13.6%, from nearly $1.310 billion to $1.487 billion, and helped to offset the compression that would normally accompany lower earning asset yields. From 2001 to 2002, earning assets grew $177 million, including $52 million in loans and $131 million in portfolio investment securities. This reflected growth rates of 6.2 % in loans and 29.0% in investments. During 2002, Community experienced 11.8% growth in total deposits, which increased by nearly $115 million, and clearly outpaced the level of demand for increased credit facilities. This excess funding was then utilized to fund increases in the level of portfolio investments throughout the year. Community seeks to maintain an investment portfolio that both maximizes return and provides an additional source of liquidity as demand for more profitable loan relationships increases.


Interest Expense / Funding Sources

     Interest expense on deposits and other funding sources declined dramatically during 2002 and was the primary driver of the 12% improvement in net interest income. While interest income was stable during 2002, Community achieved an 11.4% reduction in interest expense, even as total deposits increased 11.8 % and total interest bearing liabilities grew 14.2%. Total interest expense dropped to $46.2 million, a decline of $5.9 million, representing substantial improvement from the interest expense of $52.1 million recorded in 2001. Deposits grew by $115 million, which included growth of $ 44 million in core transaction and saving accounts and $71 million in time deposits. Growth in deposit funding was attributable to a number of factors, including the safety, soundness and convenience of bank deposit products as contrasted with the volatility and risk of loss that has characterized other investment and savings alternatives over the last several years.

     Community also grew its funding from long-term debt, which consists primarily of collateralized borrowings from the Federal Home Loan Bank, by almost $30 million, or 11% to selectively augment growth in the deposit categories. Throughout 2002, the steady decline in prevailing interest rates allowed Community to reduce pricing on time deposits. In the fourth quarter of the year, most banks were forced to reexamine the pricing on more core sources of funds as rates declined to the lowest levels in decades. As a consequence of these trends, the overall cost of funds declined 103 basis points, from 4.63% in 2001 to 3.60% in 2002.


Interest Spread and Net Interest Margin

     A financial institution's ability to effectively blend the impact of changing rates, shifting rate indices, customer preferences, and product development initiatives can be measured by the performance of interest spread, which is defined as the difference between earning asset yield and the cost of funding sources. Net interest margin combines the impact of interest spread with both investment of non-interest bearing funding sources and management of non-earning assets. As a result of rate trends and the other dynamics specific to Community's balance sheet, the Corporation reported a modest improvement in net interest spread from 3.18% in 2001 to 3.29% in 2002, and a decline in net interest margin from 3.83% to 3.78% over the same period. The decline in margin was attributable to the impact of reduced contribution from non-interest funding sources, which declined from 0.65% to 0.49%. During periods of declining interest rates, the contribution from non-interest funds to net interest margin is reduced since funds are invested at progressively lower rates. During periods of rising rates, these funds can be expected to contribute to improvements in net interest margin.

Quarterly Performance

     The following table provides a comparison of earning asset yields, funding costs, and other information for each of the four quarters of 2002 and 2001. (dollars in thousands)





                                                                    2002
                                           Fourth           Third           Second           First
                                          Quarter          Quarter          Quarter         Quarter

Asset yield                                      6.54%            6.80%            7.01%          7.26%
Funding cost                                     3.35%            3.51%            3.74%          3.82%
                                      ------------------------------------------------------------------
        Interest Spread                          3.19%            3.29%            3.27%          3.44%
                                      ------------------------------------------------------------------
        Net Interest Margin                      3.65%            3.78%            3.76%          3.96%
                                      ------------------------------------------------------------------
Net Interest Income                            $14,180          $14,394          $13,757        $13,946
                                      ------------------------------------------------------------------



                                                                    2001
                                           Fourth           Third           Second           First
                                          Quarter          Quarter          Quarter         Quarter

Asset yield                                      7.37%            7.68%            7.96%          8.31%
Funding cost                                     4.07%            4.56%            4.84%          5.14%
                                      ------------------------------------------------------------------
        Interest Spread                          3.30%            3.12%            3.12%          3.17%
                                      ------------------------------------------------------------------
        Net Interest Margin                      3.87%            3.75%            3.82%          3.90%
                                      ------------------------------------------------------------------
Net Interest Income                            $13,569          $12,522          $12,244        $11,876
                                      ------------------------------------------------------------------


     The first quarter 2002 results generated improvement in net interest income and net interest margin over both the first quarter of 2001 and over the more immediate fourth quarter, 2001 performance. During the second and third quarters of 2002, Community continued to record higher levels of net interest income while net interest margin seemed to settle into a sustainable range. In the fourth quarter, however, Community experienced modest additional compression of both net interest income and net interest margin. This reduced performance was linked to the fourth quarter declines in Fed rates, continued prepayment of mortgage-related product, and the offsetting changes to core deposits rates that, when combined, served to stabilize the level of net interest income.




PROVISION FOR CREDIT LOSSES

     The provision for credit losses declined from $5.1 million in 2001 to $3.4 million in 2002, while the ratio of the allowance for loan losses to loans also reflected a modest decline from 1.42% at the end of 2001 to 1.36% at the end of 2002. When comparing asset quality trends from 2001 to those during 2002, Community reported significant improvements in the metrics commonly used to assess the overall credit quality of the loan portfolio. By the end of 2002, for example, non-accrual loans had dropped by 15% while loans 90 days past due but still accruing interest declined even more dramatically, by almost 42%. See the reserve for loan losses and asset quality sections of this review for additional information.

NON-INTEREST INCOME

     Non-interest income continued to improve on a year-over- year basis at a pace reflective of Community's continuing emphasis on the expansion of products and services. Excluding the impact of security gains, income from non-interest sources grew to $12.9 million from $10.4 in 2001, an increase of nearly 24%. Results in 2002 included over $500 thousand in gains from the sale of two branches, but improvement in year over year performance still would have reached 20%, exclusive of these gains. The growth in this important source of revenue for financial institutions follows the year-over-year growth of 36% from 2000 to 2001. The following is a summary of the various components of non-interest income between 2001 and 2002 (in thousands):


                                                                                           Change
                                                       2002            2001          Amount       %
                                                       ----            ----          ------       -
Investment management and trust services                $993           $740            $253      34%
Service charges on deposit accounts                    3,440          3,023             417      14%
Other service charges, commissions and fees            2,471          1,783             688      39%
Insurance premium income and commissions               2,016          1,483             533      36%
Gains on loan sales                                    1,221          1,367           (146)    (11%)
Other income                                           2,800          2,041             759      37%
                                                  ---------------------------------------------------
                                                     $12,941        $10,437          $2,504      24%
Investment security gains                              1,034          1,704           (670)    (39%)
      Total                                       ---------------------------------------------------
                                                     $13,975        $12,141          $1,834      15%
                                                  ===================================================



     Community experienced growth in almost all categories of non-interest income. Investment management and trust services includes income from the commissions earned on sales of mutual funds and annuity products as well as income from more traditional trust services. Investment management services are provided through another of the Corporation's strategic partnerships, and product offerings are made available to existing customers through Community's office network and dedicated sales staff. The year 2002 was the first full year, bank-wide rollout of these product offerings.

     Services charges on deposit accounts include the impact of fees associated with overdrawn checking accounts, deposit service fees, and other similar sources of fee-based income. The increase was driven by both the increase in the volume of personal and business accounts, and by the continuous evaluation of the fee structure to ensure that Community is fairly compensated for the cost of providing these deposit services.

     Other service charges, commissions and fees reflect revenues received from customers who utilize the various cash exchange and payment systems that are accessible through Community's bank network. The convenience and accessibility of ATM's, traditional credit cards, retail debit cards and other financial service delivery channels provide Community with an important and growing revenue  source.  Consumer  reliance on the  convenience  associated  with these service delivery channels has generated a growing acceptance of the fees associated therewith. A large percentage of these fees are derived from ATM surcharges that are received from customers who use another bank as their primary depository. The size of Community's ATM network, which includes nearly 100 convenient locations, has made this an important component of the non-interest revenue stream. Convenience has also fostered a growing acceptance of "cashless" point of sale transactions, best illustrated by the steady migration toward expanded use of debit card transactions that provide vendor interchange fees to Community based upon the volume of debit card usage. Other important components include commercial letter of credit fees, credit card interchange fees, and safety deposit fees.

     Insurance fees are composed primarily of commissions earned on the issuance of title insurance policies and fees earned in providing access to credit-related insurance products on consumer loans. In 2001, Community acquired The Sentinel Agency and a smaller title agency in one of its primary markets and reported partial year results for that year. The first full year of operating results from this important complementary business occurred in 2002. These revenues provided substantial fee increases as a consequence of the expansion of mortgage lending activity. On the credit insurance side, Community actually experienced a reduction in the fees earned through its captive insurance business, which partially offset the increase in title insurance fees. During 2002, changes in federal regulations required that all banks convert from a single premium to a monthly premium on credit insurance, which will require income recognition over the life of the related loan. Previously, such fees could be recognized upon remittance of the single premium. Over time, this change in income recognition is not expected to adversely affect fees from this service.

     Other income included approximately $500 thousand in gains from the sale of underperfoming offices, which accounted for the majority of the increase in this category. Mortgage banking results, as in 2001, were favorable and were largely influenced by the steady reduction in interest rates and another wave of refinancing that occurred during the year. Security gains in 2002 were lower than gains recorded in 2001, even as the value of Community's investment portfolio increased.

NON-INTEREST EXPENSES

     Non-interest expenses grew 8% to $39.3 million in 2002 versus $36.5 million in 2001, resulting in an increase of $2.7 million in year-over-year expenses. Expenses in 2001 had included nearly $2.0 million in nonrecurring expenses incurred in connection with the merger of Glen Rock State Bank at the end of the first quarter of 2001. Excluding these charges, non-interest expenses grew nearly $4.8 million and reflected an increase in core operating expenses of 14%. The following is a summary of the various components of operating expenses and the change from 2001 to 2002 (in thousands):

                                                                                     Change
                                                      2002        2001           Amount      %
                                                  ---------------------------------------------

Salary and employee benefits                        $21,636     $18,528          $3,108     17%
Net occupancy expense                                 6,051       5,267             784     15%
Merger and restructuring related charges                  0       1,968         (1,968)     N/A
Other operating expenses                             11,613      10,758             855      8%
                                                  ----------------------------------------------
            Total                                   $39,300     $36,521          $2,779      8%
                                                  ==============================================

     As expected, the vast majority of the increase in recurring expenses occurred in salary and benefits expense, which grew from $18.5 million in 2001 to $21.6 million in 2002, an increase of 17%. Of the total increase from 2001 to 2002, nearly 4% was attributed to the average 2002 salary increase of 4%. An additional 4% was ascribed to increases in the Corporation's discretionary variable compensation plans, employee benefit plan contributions, sales incentives and other performance-driven compensation plans. The impact of annual merit increase combined with performance-driven compensation accounted for almost one half of the 17% increase in salary and benefit costs. Community continues to migrate toward more variable compensation programs that rely less on base salary increases and more on performance-driven incentives, particularly at the management level. Increased expenses from 2001 to 2002 were reflective of the improved profit performance on a year-over-year basis and the achievement of predefined profit objectives. Variable compensation programs are designed to adjust downward in years when performance fails to meet predefined objectives.

     The remaining 8% of the total 17% increase in salary and benefit expenses was driven by several factors, including the following: the full year impact of staffing of offices added in 2001 along with the partial year impact of those added in 2002; the increase in personnel added in nontraditional banking services, most notably those added from the merger of The Sentinel Agency; and the increased cost of providing group insurance benefits to employees. The aggregate expense increases associated with these three items increased total costs by over $1 million. Other increases occurred as a result of service delivery improvements designed to elevate service convenience and operational efficiency, including a centralized call center.

     Occupancy expenses increased $784 thousand and, like salary and benefit expenses, were influenced by offices added in both 2001 and 2002. Community continues to make appropriate investment to build its regional franchise by expansion into markets that have the requisite growth characteristics and that are expected to be receptive to the Corporation's operating philosophy. During the past two years, Community has added a total of seven new offices in strategic locations and continues to make investments in technology-driven initiatives designed to improve customer service. During 2002, the Corporation completed its new regional operations center that will streamline internal operations and will increase occupancy costs in 2003.

     Other expense exhibited a more modest increase from 2001 to 2002. During 2001, Community had incurred incremental costs associated with new branch openings, the acquisition of Glen Rock State Bank and the convergence of bank charters. During 2002, the increases in such expenses moderated and were more closely linked to the growth in related fee-based businesses and to the growth in core components of the franchise.

INCOME TAXES

     Income tax expense grew to $3.3 million in 2002, reflecting an increase of nearly 17% over the income tax of $2.9 million recorded in 2001. The effective tax rate for 2002 was nearly 16% and was comparable to the 17% rate experienced in 2001. The relative level of tax-exempt income influences effective income tax rates and was largely responsible for the difference between the effective tax rate and the statutory federal tax rate for corporations.



BALANCE SHEET OVERVIEW

     The period end balance of total assets at the end of 2002 reached $1.679 billion, and represented an 11% increase over the balance of $1.510 billion recorded at December 31, 2001. Average balances of earning assets, total assets and deposits increased 13.6%, 13.0%, 11.8%, respectively. Average loans increased a more modest 6.2% and were influenced by waning demand for credit products that was due, in some measure, to sluggish economic activity later in 2002. Community's growth rates over the last five years have been in the low double-digits, and have reflected both organic growth within its core markets and opportunities presented by favorable competitive conditions. Community will continue to pursue a strategy emphasizing its local roots and local decision-making in order to exploit situations favorable to the erosion of competitor market share.



INVESTMENTS


     Community has established corporate investment policies that address various aspects of portfolio management, including quality standards, liquidity and maturity limits, investment concentrations and regulatory guidelines. The Corporation's objective with respect to investment management includes maintenance of appropriate asset liquidity, facilitation of asset/liability strategy and maximization of return. Compliance with investment policy is regularly reported to the Board of Directors.

     Community actively manages its investment portfolio and, accordingly, classifies all investment securities as "available for sale". Under current policy, if management has the intent and the Corporation has the ability to hold securities until maturity, securities are classified as "held-to-maturity" investments at the time of purchase and carried at amortized historical cost. Securities to be held for indefinite periods of time, but not intended to be held until maturity, are classified as available for sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and may be sold in response to changes in interest rates, prepayment risk and other factors affecting overall investment strategy.

     During 2002, the average balance in the investment portfolio grew from $453 million to $584 million, a growth rate of 29%, which far exceeded the growth in the loan portfolio. The inflow of deposits, particularly in the first half of 2002, resulted in funding growth that outpaced the demand for commercial and consumer borrowing. Such funding, and the liquidity related thereto, was utilized to grow the portfolio within the constraints of the ALCO policy. The dynamic interest rate environment in 2002 profoundly influenced the composition of the investment portfolio. At the beginning of the year, the investment portfolio had reached an average duration of more than 7 years. Given both the constraints of prudent investment management and the potential for an inevitable rise in interest rates, management undertook a program that reduced the duration of the portfolio to just over 4 years at December 31, 2002. This reduced duration was also influenced by factors beyond management's direct control, including an increase in the volume of prepayments from callable bonds and pass-through instruments within Community's portfolio. While reducing the bank's exposure to the effects of a severe upturn in interest rates, it also served to compress yields as proceeds from these prepayments were reinvested at lower prevailing yields. In management's view, this effort reduced the exposure to longer-term margin compression and brought Community's interest rate risk profile within more desirable tolerance levels. At the same time, these factors contributed to the overall reduction in investment yields from 6.87% in 2001 to 5.91% in 2002.

     At December 31, 2002, and 2001, management classifies investment securities with amortized cost and fair values of $655 million and $668 million, and $549 million and $544 million, respectively, as available for sale. While Community had net unrealized losses of nearly $5 million at the beginning of 2002, such losses had been converted to over $12 million of net unrealized gains at December 31, 2002.



LOANS

     Average loans reached $890 million at the end of 2002, a 6.2% increase over the $838 million of average loans recorded in 2001. The composition of loans between 2001 and 2002 remained relatively constant and was influenced by broad trends affecting community-based banks. The following presentation of loans at December 31 for each of the past two years is an indication of the relative mix of loans included in the portfolio (in thousands):


                                                                                Change
                                        2002             2001            Amount         %
                                        ----             ----            ------         -

Commercial                            $295,506         $291,474         $ 4,032         1.4%
Commercial real estate                 246,533          199,142          47,391        23.8
Residential real estate                109,497          136,990         (27,493)      (20.1)
Consumer                               253,032          229,672          23,360        10.2
                                   ---------------------------------------------------------
   Total                              $904,568         $857,278         $47,290        5.5%
                                   =========================================================


     Loan growth trends at Community have been influenced by dynamics within both the commercial and consumer sectors. Commercial loan growth has been more concentrated in the commercial real estate market, which includes owner-occupied lending across a wide spectrum of businesses as well as collateral-based loans. Current expectations for 2003 suggest that a slower pace of economic growth over a prolonged period of time has the potential to constrain demand for credit, particularly in the commercial sector.


     Consumer lending has also been influenced by trends that have emerged over the last several years. Residential real estate lending, which is composed primarily of loans to single-family creditors, has experienced a steady decline as a result of the increasing accessibility of secondary market liquidity through mortgage banking activities. Community-based banks continue to provide an avenue for consumers to access funding for residential lending, but most new credits are sold in the secondary market. This strategy has reduced the interest rate risk associated with consumer preferences for long term, fixed rate lending, and continues to provide valuable liquidity for other forms of relationship lending. Other forms of consumer lending provide extensions of credit to facilitate consumer-borrowing needs and include installment loans, home equity loans and lines of credit, automobile loans, credit card loans, and other similar forms of credit. Consumer demand for credit facilities has been a significant contributing factor to sustaining community lending during a year when commercial borrowing was less robust. While overall demand for credit was rather constant throughout most of 2002, the rate of growth was somewhat less than that experienced in 2001.

ALLOWANCE FOR LOAN LOSSES AND CREDIT QUALITY


     The following sets forth activity within the allowance for credit losses beginning January 1, 2000 (in thousands).


                                                 2002        2001        2000
                                                 ----        ----        ----

Balance at January 1,                           $12,132     $10,328     $ 8,976

       Loans charged off                         (4,180)     (3,776)     (1,925)
       Recoveries                                 1,041         500         414
       Provision charged to operations            3,350       5,080       2,863
                                              ---------------------------------
Balance at December 31                          $12,343     $12,132     $10,328
                                              =================================
Allowance to Loans                                1.36%       1.42%       1.27%




     During 2001, Community identified isolated loan situations that elevated the potential for subsequent charge-off activity. Recognition of the risks identified with these specific credits was reflected in the provision for loan losses recorded throughout 2001 and in the first quarter of 2002. In the last nine months of 2002, the risk profile of Community's loan portfolio was characterized by declines in both non-accrual loans and substantial reductions in the level of loans past due more than 90 days from year-end 2001. Accordingly, the provision for loan losses was reduced during these discrete periods. In the fourth quarter, management identified a single additional credit and reflected a specific charge off of nearly $1 million related thereto. The relationship of the allowance for loan losses to loans outstanding stood at 1.36% at the end of 2002 versus 1.42% at the end of 2001. The reduction in this relationship is directly related to the improved credit quality picture since the end of 2001, despite an increase in overall loan balances.


Risk Elements

     The following sets forth information regarding various segments of the loan portfolio, collectively referred to as risk elements. These segments include both non-performing assets and those loans past due for 90 days or more. Nonperfoming assets include non-accrual loans, restructurings, and other real estate. Non-accrual loans are loans for which interest income is not accrued due to concerns about the collection of interest and/or principal. Restructured loans may involve renegotiated interest rates, repayments terms, or both, because of deterioration in the financial condition of the borrower. The only credits that would have qualified as restructured loans at the end of both years were already classified in the more severe non-accrual category. The following table provides a comparative summary of non-performing assets and total risk elements at the end of each of the last two years (in thousands).

                                        2002        2001
                                        ----        ----

Non-accrual loans                     $ 9,393     $11,090
Other real estate                       1,183         631
                                      -------     -------
       Non-perfoming assets            10,576      11,721
Loans past due 90 days or more            961       1,659

                                      -------     -------
       Total risk elements            $11,537     $13,380
                                      =======     =======

                                      -------     -------
Ending allowance                      $12,343     $12,132
                                      =======     =======


Ending allowance to
       non-accrual loans                 131%        109%


     Comparisons of risk characteristics between 2001 and 2002 reflect a marked improvement in the loan portfolio's risk profile, particularly as it relates to the significant reductions in both non-accrual loans and in loans past due 90 days or more.


Determination of the Allowance for Loan Losses

     Management believes that the application of its accounting policies and procedures in the determination of the adequacy of the allowance for loan losses, and the related provision for loan losses, should be considered to be a critical accounting policy to ensure the fair presentation of the Corporation's financial statements. Community applies a systemic methodology in order to estimate the allowance for loan losses. This methodology incorporates management's judgments about the credit quality of the loan portfolio through a disciplined process that is consistently applied. This process requires that a detailed analysis of the loan portfolio be performed on a quarterly basis. This analysis includes a specific individual loan review for any and all loans that meet specific materiality criteria. Such loans are evaluated for impairment under the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan". The portfolio is further stratified to analyze groups of homogenous loans with similar risk characteristics. Such loans are evaluated under the provisions of SFAS No. 5 "Accounting for Contingencies". Management considers all known relevant internal and external factors that may affect loan collectability, as well as particular risks indigenous to specific types of lending. Community has formal quarterly meetings, under the auspices of executive management, to review the risks inherent in its loan portfolio on a detailed basis. This process is formally documented and is the primary basis for the Corporation's loan loss allowance methodology. The process is further designed to consolidate the aggregate loss estimates and to ensure that the allowance for loan losses is recorded in accordance with generally accepted accounting principles. This process requires the use of a loan grading system that is prepared and monitored by a staff experienced in the credit review process. The final results are reviewed and approved by executive management. Results are constantly validated by a review of trends associated with loan volume, delinquencies, potential concentrations or other factors that may influence the methodology used to estimate the allowance for loan losses.



Overall Assessment

     Community has assessed all of the above factors in the establishment of the allowance for loan losses. The determination as to the adequacy of the allowance reflects management's judgment, and was based upon collateral, local market conditions, various estimates, and other information that requires subjective analysis. These factors, which are prone to change, are monitored by management to evaluate their potential impact on management's assessment of the adequacy of the allowance. Based on its evaluation of loan quality, management believes that the allowance for loan losses at December 31, 2002 was adequate to absorb probable losses within the loan portfolio.

DEPOSITS

     Deposit balances remain the primary source of funding for financial institutions and Community recognized notable growth of nearly 12% in this important core-funding source, summarized as follows (in thousands):

                                                                                   Change
                                         2002            2001               Amount           %
                                         ----            ----               ------           -

Demand                               $  163,434        $150,218           $ 13,216          8.8%
Savings                                 322,632         292,187             30,445         10.4%
Time                                    498,159         457,196             40,963          9.0%
Time  $100,000 or more                  107,523          77,321             30,202         39.1%
                                   --------------------------------------------------------------
                                     $1,091,748        $976,922           $114,826         11.8%
                                   ==============================================================


     Excluding large certificates of deposit, deposit growth occurred evenly between core accounts and time deposits. Throughout 2002, Community experienced healthy increases in its deposit base as consumers began to seek the safety and liquidity of bank products versus other, more risky forms of saving or investment. The poor performance of the equity market over the last several years and the potential risk inherent in seeking higher rates of return has reversed the trends of the past several years. During these years, the potential for higher returns in the equity and other markets had resulted in a net outflow of deposits from financial institutions. This trend had been influenced by the lure of the equity markets and an increasing preference to pursue wealth accumulation through tax-advantaged retirement plans such as 401(k) plans. This situation began to reverse during 2001 and extended into 2002. Consumers have shown a preference for flexibility, liquidity and guaranteed return during this period of economic turmoil. Additionally, Community believes that its local presence and "community-based approach" has fostered favorable comparisons with other local banks that have affiliated with out-of-market institutions.


BORROWED FUNDS

     Community makes tactical use of Federal Home Loan Bank (FHLB) advances and other borrowed funds to augment its funding needs. Strategic capital leverage efforts, including share repurchase and various investment initiatives, have affected the volume and composition of non-deposit funding. The largest component of borrowed funds comes from FHLB advances. FHLB borrowings, which are collateralized by residential mortgages or other qualified securities, include a variety of credit products available to Community through its membership in the Federal Home Loan Bank.

SHAREHOLDERS' EQUITY

     Capital strength is a critical metric with which to judge the overall stability of a financial institution. A strong capital base is also a prerequisite for sustaining franchise growth through both internal expansion and strategic acquisition opportunities. Regulatory authorities impose constraints and restrictions on bank capital levels that are designed to help ensure the vitality of the nation's banking system.

     Community believes that capital is a valuable, albeit limited resource whose availability moderates with changes in the business cycle. The Corporation has developed an extensive capital management policy designed to consider all aspects of capital management. This policy is mindful of the responsibilities to Community's shareholders, employees, regulators, and other constituencies to ensure that capital is well managed. The policy considers the impact of numerous capital management issues, including: the maintenance of key financial ratios; the need for an adequate return to shareholders in terms of both dividend payout and capital appreciation; the flexibility to apply techniques that will accommodate either equity expansion or contraction; and the restraint required to avoid generation of unsustainable levels of intangible assets. Community also continuously examines its options with regard to capital management in the context of intrinsic factors, including its prospects for growth, the potential for earnings disruption, and others. Maintenance of appropriate capital levels may require the application of techniques designed to help Community meet or exceed regulatory guidelines and to correlate capital levels with a given asset growth rate. The Corporation's capital management and planning process is reviewed and approved by its Board of Directors.

     The most fundamental source of capital is earnings and earnings retention. This cornerstone of capital adequacy can be augmented by a number of capital management strategies, many of which were utilized during 2002. As it has for a number of years, the Board approved the issuance of a 5% stock dividend in the first quarter. Throughout the year, the Corporation's strong earnings supported a return of capital to existing shareholders in the form of an increase in the traditional cash dividend. Community also continues to make strategic use of share repurchase as another efficient means of returning capital to shareholders. In the fourth quarter, the Board of Directors authorized a new share repurchase program of 3% of outstanding shares. In December of 2002, management executed a pooled trust preferred issuance of $15 million in order to increase the amount of regulatory capital through a relatively inexpensive funding source. Such amounts are classified as long-term debt for financial statement purposes. These strategies and techniques allowed management to maintain capital at levels that represented an efficient use of this valuable resource.



     Regulators have established standards for the monitoring and maintenance of appropriate levels of capital for financial institutions. All regulatory capital guidelines are now based upon a risk-based supervisory approach that has been designed to ensure effective management of capital levels and associated business risk. The following table provides Community's risk-based capital position at the end of 2002 along with a comparison to the various regulatory capital requirements.


                                      December 31,         "Well          Regulatory
                                          2002          Capitalized"       Minimums
                                          ----          ------------       --------

Leverage ratio                            8.2%               5%               4%
Tier 1 capital ratio                     11.2%               6%               4%
Total risk-based capital ratio           12.3%              10%               8%


ASSET/LIABILITY MANAGEMENT AND LIQUIDITY

     The  process by which  financial  institutions  manage  earning  assets and funding sources under different interest rate environments is called asset/liability management. The primary goal of asset/liability management is to increase net interest income through the prudent control of market risk, liquidity, interest rate risk and capital. Two important barometers of performance are net interest margin and liquidity. Net interest margin is increased by widening interest spread while controlling interest rate sensitivity. The adequacy of liquidity is determined by the ability to meet the cash flow requirements of both depositors and customers requesting bank credit. The Board of Directors (the "Board") and the Audit Committee of the Board governs and monitors asset/liability management processes as part of the overall risk management process and delegates the responsibility for management of these processes to the corporate Asset/Liability Management Committee (ALCO).

     Liquidity is defined as the ability to meet maturing obligations and customers' demand for funds on a continuous basis. Liquidity is sustained by stable core deposits, a diversified mix of liabilities, strong credit perception and the presence of sufficient assets convertible to cash without material loss or disruption of normal operations. Community actively manages liquidity within a defined range and has developed reasonable liquidity contingency plans, ensuring availability of alternate funding sources to maintain adequate liquidity under a variety of business conditions. The Corporation's investing and financing activities are conducted within the overall constraints of its liquidity management policy and practices.

     Community utilizes a variety of techniques to assist management and the Board of Directors to manage and moniter interest rate risk. In order to quantify the impact of changes in interest rates on net interest income, the Corporation conducts a quarterly interest rate shock simulation that projects the impact of interest rate changes on net interest income over the next year. These simulations are utilized to assess whether management should consider corrective actions in order to minimize Community's exposure or vulnerability to a particular trend in interest rates. Management has established acceptable tolerance limits for the impact of changes in interest rates on the volatility of net interest income, and is authorized to pursue mitigating strategies in order to minimize unfavorable impact under a variety of scenarios.

     Management augments its simulation process with two other techniques, GAP analysis and economic value of equity (EVE) computations. The most practical tool for day-to-day management of interest rate risk is GAP analysis, which provides an array of various timeframes during which earning assets and funding sources can be expected to mature or reprice. This information is ordinarily examined in the context of the results derived from the quarterly rate shock simulations. Management uses such information to identify specific "cause and effect" relationships that can be reviewed, analyzed, managed, or changed to ensure maximization of net revenue from intermediation activities. The combination of GAP analysis and rate shock simulations provides the most practical measurement tools for monitoring and managing of the largest source of revenue for community banks.

     EVE  computations  provide a longer-term  assessment of interest rate risk, but are more practical for evaluating long-term, strategic planning alternatives. EVE has several limitations, including: the intrinsic value of assets and liabilities does not necessarily represent the fair value of financial instruments since it does not include credit risk and liquidity; estimated cash flows are required for nonmaturity financial instruments and are, by their nature, inexact and; the future structure of Community's balance sheet does not consider increased loan and deposit activities from core business within its present value assessment. The results derived from EVE computations, however, provide a valuable framework for managing longer-term balance sheet exposures and interest rate volatility trends.



REGULATORY MATTERS

     Community and its affiliates are subject to periodic examinations by the various regulatory agencies. These examinations include, but are not limited to, procedures designed to review lending practices, risk management, credit quality, liquidity, compliance and capital adequacy. During 2002, the Pennsylvania State Department of Banking, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank performed various examinations of Community and its banking subsidiaries pursuant to their regular, periodic regulatory reviews. No comments were received from these various bodies that would have a material adverse effect on Community's liquidity, capital resources, or operations.

INFLATION

     Community's ability to cope with the impact of inflation is best measured by its ability to respond to changing interest rates and manage non-interest income and expense. Within its ALCO processes, the Corporation manages the mix of interest rate-sensitive assets and liabilities in order to limit the impact of changing interest rates on net interest income. Inflation also has a direct impact on non-interest income and expense such as service fee income, salary and benefits expenses, and other overhead expenses. Inflationary pressures over the last several years have been modest but this trend is subject to change. Management will continue to monitor the potential for inflation and its impact on the pricing of products and services.

FORWARD-LOOKING STATEMENTS

     Periodically, Community has made and will continue to make statements that may include forward-looking information. The Corporation cautions that forward-looking information disseminated through financial presentations should not be construed as guarantees of future performance. Furthermore, actual results may differ from expectations contained in such forward-looking information as a result of factors that are not predictable. Financial performance can be affected by any number of factors that are not predictable or are out of management's direct control. Examples include: the effect of prevailing economic conditions; unforeseen or dramatic changes in the general interest rate environment; actions or changes in policies of the Federal Reserve Board and other government agencies; business risk associated with the management of the credit extension function and fiduciary activities. Each of these factors could affect estimates, assumptions, uncertainties and risk used to develop forward-looking information, and could cause actual results to differ materially from management's expectations regarding future performance.

2001 VERSUS 2000

     The year 2001 was a critical transitional period for Community as it sought to expand its role as a more complete provider of financial services. Community had solidified its presence in vital south central Pennsylvania market through the merger of Glen Rock State Bank and by strategic acquisitions of complementary businesses that helped to augment its growing menu of financial services products. These and other initiatives were planned and executed to enhance Community's ability to serve the expanding needs of its marketplace and growing customer base. The Glen Rock transaction resulted in nearly $2 million in nonrecurring merger-related expenses.

     Earnings per share for 2001 reached $1.45, which was nearly equal to the performance of $1.50 achieved in 2000. Net income reached $13.6 million versus $13.9 million in the prior year. Results for 2001 included the nonrecurring special charges associated with merger activity and by a higher provision for loan losses. Performance reflected a ROA of .97% and a ROE of 12.21%, a decline from the ROA and ROE achieved in 2000 of 1.12% and 15.08%, respectively.

Interest Income

     Interest income from earning assets grew $6.5 million or 6.7% to $102 million in 2001. The yield on earning assets actually declined from 8.24% in 2000 to 7.81% in 2001. The decline in earning asset yield stemmed from the decline in overall interest rate trends and asset pricing. The precipitous decline in overall rates reflected, in part, the effect of a series of reductions in the benchmark Fed discount rate, the fed funds rate and a general decline in other lending rates. During this same period, Community was able to achieve only modest reductions in the cost of funding. The lower rates did, however, fuel borrower demand for affordably priced loan products, boosting loan balances by 9.1% or $70 million. This increase, combined with a $62 million increase in tax-exempt security holdings, overcame the negative effect of lower interest rates and produced a $6.5 million increase in interest income

Interest Expense

     Declines in interest rates in 2001 produced only modest reductions in the cost of funds, which was 4.63% and nearly equal to the 4.66% recorded in 2000. Deposit pricing was less responsive to rate declines, thus compressing net interest income. Furthermore, additional dynamics occurred which changed the composition of deposits and included: a shift in deposits from interest-bearing accounts to non-interest-bearing accounts, which increased the margin contribution from non-interest-bearing funds but elevated the cost on remaining low cost deposit sources; rates paid on certain deposit categories had reached levels where further declines were competitively impractical and; less dynamic repricing of term deposits due to normal delays in scheduled maturities.
Community achieved a 10% increase in its deposit-based funding sources during the year while actual interest expense grew 6% to $52.1 million, an increase of $2.9 million. Additionally, the Corporation made strategic use of other sources of funding liquidity, including FHLB advances to supplement deposit growth trends.


Net Interest Income

     Community blended the impact of changing rates, shifting rate indices, customer preferences and product development to increase net interest income, which grew 7.6% from $46.6 million in 2000 to $50.2 million in 2001. At the same time, net interest margin reflected compression from 4.01% in 2000 to 3.83% in 2001, which resulted from a decline in the net interest spread between yields on earning assets and costs of funds for a given level of earning assets. Despite the margin compression, net interest income grew by $3.5 million due largely to the absolute growth in earning assets of nearly 13%.


Non-interest Income

     Management focus on the expansion of complementary services began in earnest in 2001, resulting in dramatic improvement in the diversification of the revenue stream. Non-interest income, excluding the impact of gains from security transactions, grew 36%, from $7.7 million in 2000 to $10.4 million in 2001. Results from 2001 non-interest sources aggregated 17% of the total net revenues, which includes both non-interest revenues and net revenues from intermediation activities. Areas recording substantial growth included service charges on deposits, which grew 25%, other service charges, including debit card income, which grew 19%, and strong growth in ATM service charges. Expansion into new business lines, including the title insurance business and investment management sales of mutual fund and annuity products, also contributed to the growth. Fees from mortgage originations and sales added $1.4 million of revenues. Net security gains added over $1.7 million that, when added to the $10.4 million, reflected a grand total of $12.1 million in income from non-interest sources.



Non-interest Expenses

     Excluding the impact of merger-related expenses incurred in connection with the merger of Glen Rock total non-interest expenses grew over 13%, or slightly in excess of $4 million over expenses in 2000. Nonrecurring merger expenses aggregated nearly $2 million of the total of $36.5 million of expenses recorded in 2001. Of the $4 million increase in core expenses, almost half was attributed to increases in salary and benefits expense, most notably from the expansion of Community's distribution network in both 2000 and 2001, and by expenses added from employees involved in fee-based services such as the title insurance and investment management activities. Office expansion also contributed to increases in occupancy expenses, which grew by 17%. Other expenses exhibited an increase of 12%, and were also influenced by the new offices and by expenses incurred as a result of the convergence of the bank charters. Increases also occurred in telecommunications, travel, office supplies and automated teller processing fees.


Income taxes

     Community reported a lower effective tax rate for 2001 than in 2000, as the effective tax rate dropped to 17% from 25% in the prior year. The decline was due to two factors: the lower level of earnings and the relative increase in income from tax-advantaged investments. The Corporation has increased the level of tax-exempt investment during 2001 and these investments will continue to favorably influence the effective tax rate through their maturity dates.




Market for the Corporation's Common Stock and Related Securities Holder Matters


     The shares of Community Banks, Inc. (CMTY) are traded on the Nasdaq National Market and are transferred through local and regional brokerage houses. The Corporation has approximately 3,270 shareholders as of December 31, 2002. The following table sets forth the high and low prices within the knowledge of management of Community Banks, Inc. at which the common stock has been transferred during the periods indicated. The table is based solely upon transactions known to management of the Corporation and represents a portion of the actual transfers of common stock during the periods in question.




                                   Price Per Share                                               Price Per Share
2002                               Low        High           2001                                Low         High
--------------------------------------------------------------------------------------------------------------------

First Quarter..................   $24.35    $27.75           First Quarter..................    $19.40     $20.84
Second Quarter.................    25.55     29.70           Second Quarter.................     20.10      28.43
Third Quarter..................    23.90     27.69           Third Quarter..................     20.57      28.38
Fourth Quarter.................    25.98     29.00           Fourth Quarter.................     23.14      25.95

     Holders of the common stock of the Corporation are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore. Community Banks, Inc. has paid cash dividends per share of common stock during the last five years as follows: 1998 - $0.49, 1999 - $0.52, 2000 - $0.57, 2001 - $0.64, and 2002 - $.72. The market prices listed above are based on historical market quotations and have been restated to reflect stock dividends and splits.


                     Community Banks, Inc. and Subsidiaries
                       Supplemental Financial Information

      Average Balances, Effective Interest Differential and Interest Yields

Income and Rates on a Tax Equivalent Basis (b) for the Years Ended December 31,
                              2002, 2001, and 2000
                             (dollars in thousands)



                                              2002                               2001                             2000
                              ------------------------------------------------------------------------------------------------------
                                                        Average                           Average                            Average
                                            Interest     Rates                 Interest    Rates                Interest      Rates
                                Average      Income     Earned/    Average      Income/   Earned/   Average      Income/     Earned/
                               Balance(c)   Expense(a)  Paid (a)   Balance(c)  Expense(a) Paid (a)  Balance(c)  Expense(a)   Paid(a)
 Assets:

   Cash and due from banks.... $   36,982                          $   36,129                       $   31,909
                               ----------                          ----------                       ----------
   Earning assets:
      Interest-bearing deposits
       in other banks.........      1,742   $     26      1.49%        2,126    $    103    4.84%        1,204   $    71      5.90%
                               ----------                          ----------                       ----------
      Investment securities:
         Taxable..............    384,097     19,602      5.10        300,040     20,075    6.69       293,899    20,570      7.00
         Tax-exempt (b).......    200,419     14,955      7.46        152,960     11,034    7.21        91,447     7,403      8.10
                               ----------                          ----------                       ----------
      Total investment
       securities.............    584,516                             453,000                          385,346
                               ----------                          ----------                       ----------
      Federal funds sold......     11,126        193      1.73         16,221        800    4.93         7,807       750      9.61
                               ----------                          ----------                       ----------
    Loans (b).................    889,912     67,712      7.61        838,178     70,339    8.39       768,204    67,072      8.73
                               ----------   --------      ----     ----------   --------    ----    ----------   -------     -----
       Total earning assets...  1,487,296   $102,488      6.89      1,309,525   $102,351    7.81     1,162,561   $95,866      8.24
                               ----------   --------      ----     ----------   --------            ----------   -------     -----
      Allowance for loan losses   (12,689)                            (11,745)                          (9,496)
      Premises, equipment, and
         other assets.........     68,457                              64,612                           53,896
                               ----------                          ----------                       ----------
         Total assets......... $1,580,046                          $1,398,521                       $1,238,870
                               ==========                          ==========                       ==========

Liabilities:
   Demand deposits.........    $  163,434                          $  150,218                       $   83,064
                               ----------                          ----------                       ----------
   Interest-bearing liabilities:
      Savings deposits........    322,632      4,151      1.29        292,187      6,820    2.33       319,045     6,954      2.18
                               ----------                          ----------                       ----------
      Time deposits:
         $100,000 or greater..    107,523                              77,321                           69,687
         Other................    498,159                             457,196                          416,903
                               ----------                          ----------                       ----------
      Total time deposits.....    605,682     24,498      4.04        534,517     28,731    5.38       486,590    27,725      5.70
                               ----------                          ----------                       ----------
      Total time and savings
         deposits.............    928,314                             826,704                          805,635
      Short-term borrowings...     54,178        977      1.80         12,344        240    1.94        15,698       564      3.59
      Long-term debt..........    302,406     16,586      5.48        286,569     16,349    5.71       233,354    13,956      5.98
                               ----------   --------      ----     ----------   --------    ----    ----------   -------      ----
         Total interest-bearing
            liabilities.......  1,284,898   $ 46,212      3.60      1,125,617   $ 52,140    4.63     1,054,687   $49,199      4.66
                               ----------   --------      ----     ----------   --------    ----    ----------   -------      ----
   Accrued interest, taxes and
      other liabilities.......     12,362                              11,305                            8,864
                               ----------                          ----------                       ----------
         Total liabilities....  1,460,694                           1,287,140                        1,146,615
   Stockholders' equity.......    119,352                             111,381                           92,255
                               ----------                          ----------                       ----------
         Total liabilities and
          stockholders' equity $1,580,046                          $1,398,521                       $1,238,870
                               ==========                          ==========                       ==========

Interest income to earning
   assets.....................                            6.89%                             7.81%                             8.24%
Interest expense to earning
   assets.....................                            3.11                              3.98                              4.23
                                                          ----                              ----                              ----

      Effective interest
         differential.........              $ 56,276      3.78%                 $ 50,211    3.83%                $46,667      4.01%
                                            ========      ====                  ========    ====                 =======      ====



(a) Amortization of net deferred fees included in interest income and rate calculations.
(b) Interest income on all tax-exempt securities and loans have been adjusted to tax equivalent basis utilizing a Federal tax rate of 35% in 2002, 2001, and 2000.
(c) Averages are a combination of monthly and daily averages.

Community Banks, Inc. and Subsidiaries
Supplemental Financial Information
Rate/Volume Analysis-Tax Equivalent Basis (a) For the Years Ended December 31, 2002 and 2001 (in thousands)


                                                          2002 vs 2001                           2001 vs 2000
                                                 --------------------------------------------------------------------
                                                   Volume      Rate        Total        Volume      Rate       Total
                                                 --------------------------------------------------------------------
Increase (decrease) in interest income:
    Loans.................................       $   4,169   $ (6,796)    $ (2,627)    $  5,948   $ (2,681)  $  3,267
    Investment securities:................
       Taxable............................           4,906     (5,379)        (473)         425       (920)      (495)
       Tax-exempt.........................           3,527        394        3,921        4,521       (890)     3,631
                                                 ---------   --------     --------     --------   --------   --------
          Total...........................           8,433     (4,985)       3,448        4,946     (1,810)     3,136
    Federal funds sold....................            (198)      (409)        (607)         538       (488)        50
    Interest-bearing deposits in other
      banks...............................             (16)       (61)         (77)          47        (15)        32
                                                 ---------   --------     --------     --------   --------   --------

       Total..............................          12,388    (12,251)         137       11,479     (4,994)     6,485
                                                 ---------   --------     --------     --------   --------   --------

Increase (decrease) in interest expense:
    Savings deposits......................             645     (3,314)      (2,669)        (601)       467       (134)
    Time deposits.........................           3,516     (7,749)      (4,233)       2,624     (1,618)     1,006
    Short-term borrowings.................             755        (18)         737         (103)      (221)      (324)
    Long-term debt .......................             899       (662)         237        3,049       (656)     2,393
                                                 ---------   --------     --------     --------   --------   --------
       Total..............................           5,815    (11,743)      (5,928)       4,969     (2,028)     2,941
                                                 ---------   --------     --------     --------   --------   --------
    Increase (decrease) in effective
      interest differential...............       $   6,573   $   (508)    $  6,065     $  6,510   $ (2,966)  $  3,544
                                                 =========   ========     ========     ========   ========   ========





(a) Table shows approximate effect on the effective interest differential of volume and rate changes for the years 2002 and 2001. The effect of a change in average volume has been determined by applying the average yield or rate in the earlier period to the change in average volume during the period. The effect of a change in rate has been determined by applying the change in rate during the period to the average volume of the prior period. Any resulting unallocated amount was allocated ratably between the volume and rate components. Non-accrual loans have been included in the average volume of each period. Tax-exempt income is shown on a tax equivalent basis assuming a federal income tax rate of 35% in 2002, 2001, and 2000.

FINANCIAL CONDITION
For the Years Ended December 31, 2002 and 2001


     The Corporation's financial condition can be examined in terms of developing trends in its sources and uses of funds. These trends are the result of both external environmental factors, such as changing economic conditions, regulatory changes and competition, and internal environmental factors such as management's evaluation as to the best use of funds in these changing conditions.


                                          Average        Increase (Decrease)             Average          Increase (Decrease)
                                          Balance               Since                    Balance                Since
                                            2002                2001                      2001                  2000
                                        ------------------------------------------------------------------------------------
                                                                      (dollars in thousands)

                                                            Amount         %                              Amount         %
                                                            ------         -                              ------         -
Funding sources:

   Deposits and borrowed funds:

     Non-interest bearing...........    $   163,434     $  13,216         8.8          $   150,218     $  67,154        80.8
     Interest-bearing...............        928,314       101,610        12.3              826,704        21,069         2.6
                                        -----------     ---------       -----          -----------     ---------       -----
          Total deposits............      1,091,748       114,826        11.8              976,922        88,223         9.9

   Borrowed funds...................        356,584        57,671        19.3              298,913        49,861        20.0
   Other liabilities................         12,362         1,057         9.3               11,305         2,441        27.5
   Shareholders' equity.............        119,352         7,971         7.2              111,381        19,126        20.7
                                        -----------     ---------       -----          -----------     ---------       -----

          Total sources.............    $ 1,580,046     $ 181,525        13.0          $ 1,398,521     $ 159,651        12.9
                                        ===========     =========       =====          ===========     =========       =====


Funding uses:

   Interest-earning assets:

     Short-term investments..........   $    12,868     $  (5,479)      (30.0)         $    18,347     $   9,336       103.6
     Investment securities..........        584,516       131,516        29.0              453,000        67,654        17.6
     Loans..........................        889,912        51,734         6.2              838,178        69,974         9.1
                                        -----------     ---------       -----          -----------     ---------       -----

          Total interest earning assets   1,487,296       177,771        13.6            1,309,525       146,964        12.6

   Cash and due from banks..........         36,982           853         2.4               36,129         4,220        13.2
   Other assets.....................         55,768         2,901         5.5               52,867         8,467        19.1
                                        -----------     ---------       -----          -----------     ---------       -----

          Total uses................    $ 1,580,046     $ 181,525        13.0          $ 1,398,521     $ 159,651        12.9
                                        ===========     =========       =====          ===========     =========       =====